                                                      FILED UNDER RULE 424(b)(3)
                                                      REGISTRATION NO. 333-41512



PROSPECTUS


                               OFFER TO EXCHANGE
                                  OUTSTANDING
                         10 7/8% SENIOR NOTES DUE 2010
                                      FOR
                  NEW SHARES OF 10 7/8% SENIOR NOTES DUE 2010
                                       OF

                         DOBSON COMMUNICATIONS CORPORATION

                            TERMS OF EXCHANGE OFFER


    We are offering to exchange our outstanding 10 7/8% Senior Notes due 2010 for new shares of our 10 7/8% Senior Notes due 2010 which have been registered under the Securities Act. Our exchange offer will expire at 5:00 p.m. New York City time on August 30, 2000 unless we extend the time of expiration.


    There is currently no established trading market for the senior notes, and we do not expect that a trading market for the senior notes will exist following completion of this exchange offer.

SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY INVESTORS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                  THE DATE OF THIS PROSPECTUS IS JULY 27, 2000

                               TABLE OF CONTENTS

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
                                                                PAGE
                                                              --------
Summary.....................................................      1
Risk Factors................................................     15
Use of Proceeds.............................................     22
Capitalization..............................................     23
The Exchange Offer..........................................     24
Unaudited Pro Forma Consolidated Financial Data.............     33
Selected Consolidated Financial and Other Data..............     37
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     42
Industry Overview...........................................     55
Business....................................................     57
The American Cellular Joint Venture.........................     78
Management..................................................     81
Principal Shareholders......................................     90
Certain Transactions........................................     92
Description of Certain Indebtedness.........................     95
Description of Capital Stock................................    102
Description of the Notes....................................    110
Certain Material United States Federal Tax Consequences for
  United States Holders and Non-United States Holders.......    147
Plan of Distribution........................................    152
Legal Matters...............................................    154
Experts.....................................................    154
Index to Consolidated Financial Statements..................    F-1

                            ------------------------

    No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained in this prospectus or the accompanying letter of transmittal and, if given or made, such information or representation not contained herein must not be relied upon as having been authorized by us.

                            ------------------------

    The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of our outstanding 10 7/8% Senior Notes due 2010 in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or Blue Sky laws of such jurisdiction. Neither the delivery of this prospectus nor the accompanying letter of transmittal, nor any exchange made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date hereof.

                            ------------------------

                                    SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE RELATED NOTES THAT WE INCLUDE ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROSPECTUS TO "DOBSON", "OUR COMPANY" AND "WE" REFER TO DOBSON COMMUNICATIONS CORPORATION AND ITS PREDECESSORS AND SUBSIDIARIES AS A COMBINED ENTITY, EXCEPT WHERE IT IS CLEAR THAT SUCH TERMS MEAN ONLY THE PARENT COMPANY. ALL REFERENCES TO "SYGNET" ARE TO SYGNET WIRELESS, INC. AND ITS WHOLLY OWNED SUBSIDIARY, SYGNET COMMUNICATIONS, INC. REFERENCES TO A FISCAL YEAR END RELATE TO A YEAR ENDING ON DECEMBER 31. WE ENCOURAGE YOU TO READ THE ENTIRE PROSPECTUS, INCLUDING THE SECTION ENTITLED "RISK FACTORS" AND THE FINANCIAL STATEMENTS. CERTAIN CAPITALIZED TERMS ARE DEFINED IN "DESCRIPTION OF THE NOTES--CERTAIN DEFINITIONS."

                               THE EXCHANGE OFFER

    We completed on June 22, 2000 the private offering of $300.0 million of our 10 7/8% Senior Notes due 2010. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to deliver to you this prospectus and to complete the exchange offer within 180 days of the issuance of our 10 7/8% Senior Notes due 2010. You are entitled to exchange in the exchange offer your outstanding 10 7/8% Senior Notes due 2010 for registered 10 7/8% Senior Notes due 2010 with substantially identical terms. If the Exchange Offer is not completed by December 19, 2000, then we will pay liquidated damages. Additionally, if we fail to obtain ratings for the 10 7/8% Senior Notes due 2010 from either Moody's Investors
Service, Inc. or Standard & Poor's Rating Services by September 20, 2000, and from both Moody's Investors Service, Inc. and Standard & Poor's Rating Services by October 20, 2000, we will pay monetary penalties. You should read the discussion under the heading "Summary Description of the New Notes" and "Description of the Notes" for further information regarding the registered
10 7/8% Senior Notes due 2010.

    We believe that the shares of 10 7/8% Senior Notes due 2010 issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the headings "Summary of the Terms of Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resale of the shares of 10 7/8% Senior Notes due 2010.

                                   WHO WE ARE

    We are a leading provider of rural and suburban cellular telephone services. Our systems cover a total population of approximately 6.4 million and as of March 31, 2000 we had approximately 523,400 subscribers with an aggregate market penetration of approximately 8.2%. We serve markets in portions of Alaska, Arizona, California, Kansas, Maryland, Michigan, Missouri, New York, Ohio, Oklahoma, Pennsylvania, Texas and West Virginia. In addition, in February 2000, our equally-owned joint venture with AT&T Wireless Services, Inc. acquired American Cellular Corporation for approximately $2.5 billion, including fees and expenses. Systems owned by our American Cellular joint venture cover a total population of approximately 4.8 million and as of March 31, 2000 had approximately 455,300 subscribers with an aggregate market penetration of 9.4%. Our American Cellular joint venture serves markets in portions of Illinois, Kentucky, Michigan, Minnesota, New York, Ohio, Pennsylvania, Tennessee, West Virginia and Wisconsin.

    We began providing cellular telephone service in 1990 in Oklahoma and the Texas Panhandle. We have since expanded our cellular operations, primarily through the acquisition of cellular systems and licenses located in underdeveloped rural and suburban markets that are adjacent to major metropolitan areas. Our markets tend to have a high concentration of expressway corridors and roaming activity. In addition to the American Cellular joint venture, we have completed 19 acquisitions since 1996, increasing the total population we serve by approximately 6.3 million and expanding the geographic scope of our operations. We have upgraded substantially all of our systems to digital technology and we now offer digital voice and digital feature services to approximately 90% of our covered population.

    We have a strategic relationship with AT&T Wireless, including a coast-to-coast roaming agreement that allows our customers to utilize wireless systems owned by AT&T Wireless, and customers of AT&T Wireless to utilize our cellular systems. We also have roaming agreements with Southwestern Bell Mobile Systems, Inc., Verizon Wireless and other wireless providers.

                                  OUR STRATEGY

    Our strategy is to continue to acquire, develop and operate rural and suburban cellular systems. The principal elements of our strategy include:

    - acquiring and integrating additional cellular systems and licenses in rural and suburban areas located adjacent to major metropolitan areas served by operators with whom we have or expect to establish strategic relationships;

    - further increasing the capacity and coverage of our cellular systems and those we acquire and capitalizing on our service quality, local sales presence and commitment to the community to attract additional subscribers, increase the use of our systems by existing subscribers, increase roaming activity and further enhance the overall efficiency of our network; and

    - capitalizing on our strategic relationship with AT&T Wireless and entering into roaming agreements with other operators to allow our subscribers to use the wireless systems of operators in neighboring metropolitan areas and rural areas at favorable rates.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

    In the exchange offer we are offering to exchange up to $300.0 million principal amount outstanding of our 10 7/8% Senior Notes due 2010 (the "old notes"), for an equal principal amount of our 10 7/8% Senior Notes due 2010 ("new notes" and, together with old notes, the "notes"). The form and terms of the new notes are identical in all material respects to the form and terms of the outstanding old notes except that the new notes have been registered under the Securities Act of 1933 and, therefore, are not entitled to the benefits of the registration rights granted under the registration rights agreement, executed as part of the offering of the outstanding old notes.

Registration rights agreement.............  You are entitled to exchange your old notes for registered new notes with substantially identical terms.
                                            The exchange offer is intended to satisfy these rights.
                                            After the exchange offer is complete, you will no longer
                                            be entitled to any exchange or registration rights with
                                            respect to your old notes.
The exchange offer........................  We are offering to exchange $1,000 principal amount of one new note for each old note. We will accept for
                                            exchange all outstanding old notes that are validly
                                            tendered and not validly withdrawn. In order to be
                                            accepted, an outstanding old note must be properly
                                            tendered and accepted. After consummation of the
                                            exchange offer, holders of old notes which are not
                                            exchanged will continue to be subject to the existing
                                            restrictions upon the transfer of old notes and we will
                                            have no further obligation to such holders to provide
                                            for the registration of the old notes under the
                                            Securities Act.
Shelf registration........................  We may be required to file a shelf registration statement with respect to our outstanding old notes if:

                                                - the Securities and Exchange Commission issues an
                                                  interpretation that we are not permitted to effect
                                                  the exchange offer;
                                                - we do not conclude the exchange offer by
                                                  December 19, 2000;
                                                - an initial purchaser of the old notes requests
                                                that we file a shelf registration statement with
                                                  respect to notes held by the initial purchaser;
                                                - a holder of old notes
                                                    (a) is not eligible to participate in the
                                                    exchange offer, or
                                                    (b) has participated in the exchange offer but
                                                    does not receive freely tradeable new notes; or
                                                - an initial purchaser has received new notes in the
                                                  exchange offer or has otherwise been issued new
                                                  notes in exchange for old notes constituting a
                                                  portion of an unsold allotment, which new notes
                                                  are not freely tradeable.
Resale of new notes.......................  Based on interpretations by the staff of the Securities and Exchange Commission set forth in no-action letters
                                            issued to third parties, including "Exxon Holdings
                                            Corporation" (available May 13, 1998) and "Morgan
                                            Stanley & Co. Incorporated" (available June 5, 1991), we
                                            believe that you may offer the new notes for resale,
                                            resell the new notes and otherwise transfer the new
                                            notes without compliance with the registration and
                                            prospectus delivery provisions of the Securities Act,
                                            provided that:
                                                - you acquire the new notes in the exchange offer in
                                                the ordinary course of business;
                                                - you have no arrangement or understanding with any
                                                  person to participate in the distribution of the
                                                  new notes that you obtain in the exchange offer;
                                                - you are not a broker-dealer who purchased old
                                                notes directly from us for resale pursuant to
                                                  Rule 144A or any other available exemption under
                                                  the Securities Act; and
                                                - you are not an "affiliate".
                                            We intend to rely on the existing no-action letters and
                                            we do not intend to seek a no-action letter from the
                                            Securities and Exchange Commission with respect to the
                                            resale of the new notes.
The expiration date.......................  The exchange offer will expire at 5:00 p.m., New York
                                            City time, August 30, 2000, unless we decide to extend
                                            the expiration date.
Accrued interest on the new notes and the
  outstanding old notes...................  Interest on the new notes will accrue from June 22,
                                            2000. If we accept your old notes you will not receive
                                            any payment of interest on such outstanding old notes
                                            accrued from June 22, 2000 to the date of the issuance
                                            of the new notes. Consequently, holders who exchange
                                            their outstanding old notes for new notes will receive
                                            the same interest payment on January 1, 2001, which

                                            is the first interest payment date with respect to the
                                            outstanding old notes and the new notes to be issued in
                                            the exchange offer that they would have received had
                                            they not accepted the exchange offer.
Termination of the exchange
  offer...................................  We may terminate the exchange offer at any time prior to the expiration date if we determine that our ability to
                                            proceed with the exchange offer could be materially
                                            impaired due to any legal or governmental action, new
                                            law, statute, rule or regulation or any interpretation
                                            of the staff of the Securities and Exchange Commission
                                            of any existing law, statute, rule or regulation. We do
                                            not expect any of the foregoing conditions to occur,
                                            although there can be no assurance that such conditions
                                            will not occur. Holders of outstanding old notes will
                                            have certain rights against under the registration
                                            rights agreement executed as part of the offering of the
                                            outstanding old notes should we fail to consummate the
                                            exchange offer.
Conditions to the exchange offer..........  The exchange offer is subject to certain conditions, which may be waived by us. See "The Exchange
                                            Offer--Conditions of the exchange offer." The exchange
                                            offer is not conditioned upon any minimum number of old
                                            notes being tendered.
Special procedures for beneficial
  owners..................................  If you are the beneficial owner of old notes and your name does not appear on a security position listing of
                                            the Depository Trust Company as the holder of such old
                                            notes or if you are a beneficial owner of old notes that
                                            are registered in the name of a broker, dealer,
                                            commercial bank, trust company or other nominee and you
                                            wish to tender such old notes or registered old notes in
                                            the exchange offer, you should contact the person in
                                            whose name your old notes are registered promptly and
                                            instruct that person to tender on your behalf. If such
                                            beneficial holder wished to tender on his own behalf
                                            such beneficial holder must, prior to completing and
                                            executing the letter of transmittal and delivering its
                                            outstanding old notes either make appropriate
                                            arrangements to register ownership of the outstanding
                                            old notes in such holder's name or obtain a properly
                                            completed bond power from the registered holder. The
                                            transfer of record ownership may take considerable time.
Guaranteed delivery procedures............  If you wish to tender your old notes and time will not permit your required documents to reach the exchange
                                            agent by the expiration date, or the procedure for
                                            book-entry transfer cannot be completed on time or
                                            certificates for registered old notes cannot be
                                            delivered on time, you may tender your old notes
                                            pursuant to the procedures described in this prospectus
                                            under the heading "The Exchange Offer--Terms of the
                                            Exchange Offer--Guaranteed delivery procedures."
Withdrawal rights.........................  You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time, on
                                            August 30, 2000, unless we decide to extend the
                                            expiration date or your old notes were previously
                                            accepted for exchange.

Acceptance of outstanding old notes and
  delivery of new notes...................  Subject to certain conditions as described more fully under "The Exchange Offer--Conditions of the Exchange
                                            Offer", we will accept for exchange any and all
                                            outstanding old notes which are properly tendered in the
                                            exchange offer prior to 5:00 p.m., New York City time,
                                            on the expiration date. The new notes issued pursuant to
                                            the exchange offer will be delivered promptly to you
                                            following the expiration date.
Federal income tax considerations.........  The exchange of the old notes will generally not be a taxable exchange for United States federal income tax
                                            purposes. We believe you will not recognize any taxable
                                            gain or loss or any income as a result of such exchange.
Use of proceeds...........................  We will not receive any proceeds from the issuance of new notes pursuant to the exchange offer. We will pay
                                            all expenses incident to the exchange offer.
Exchange agent............................  United States Trust Company of New York is serving as the exchange agent in connection with the exchange
                                            offer. The exchange agent can be reached at Corporate
                                            Trust Administration, 114 West 47th Street, New York, NY
                                            10036-1532. For more information with respect to the
                                            exchange offer, the telephone number for the exchange
                                            agent is (212) 852-1000 and the facsimile number for the
                                            exchange agent is (212) 852-1625.

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
                      SUMMARY DESCRIPTION OF THE NEW NOTES

    THE SUMMARY BELOW DESCRIBES THE PRINCIPAL TERMS OF THE NEW NOTES. THE TERMS AND CONDITIONS DESCRIBED BELOW ARE SUBJECT TO IMPORTANT LIMITATIONS AND EXCEPTIONS. THE "DESCRIPTION OF THE NOTES" SECTION OF THIS PROSPECTUS CONTAINS A MORE DETAILED DESCRIPTION OF THE TERMS AND CONDITIONS OF THE NEW NOTES.

Issuer....................................  Dobson Communications Corporation, an Oklahoma
                                            corporation.
Securities................................  $300.0 million in principal amount of 10 7/8% Senior
                                            Notes due 2010.
Maturity..................................  July 1, 2010.
Interest..................................  Annual rate: 10 7/8%.
                                            Payment frequency: every six months on January 1 and
                                            July 1.
                                            First payment: January 1, 2001.
Ranking...................................  We are a holding company. The notes are senior debt.
                                            Accordingly, they will rank:
                                            - equally with our existing and future unsubordinated
                                              indebtedness; and
                                            - effectively junior to indebtedness and other
                                            obligations of our subsidiaries.
                                            Assuming we had completed the offering of the old notes
                                            as of March 31, 2000, after appreciation of the net
                                            proceeds, the notes would have been subordinated to
                                            approximately $1,147.6 million of indebtedness and other
                                            liabilities of our subsidiaries.
Optional Redemption.......................  We may redeem some or all of the notes at any time at the redemption prices described in the section
                                            "Description of the Notes--Optional Redemption."
                                            Prior to July 1, 2003, we may redeem up to 35% of the
                                            notes with the net cash proceeds from certain equity
                                            offerings at the redemption prices listed in the section
                                            "Description of the Notes--Optional Redemption."
Mandatory Offer to Repurchase.............  If we experience specific kinds of changes of control or, under certain circumstances, if we sell assets, we
                                            must offer to repurchase the notes at 101% of the
                                            principal balance plus accrued and unpaid interest and
                                            liquidated damages, if any.
Basic Covenants of Indenture..............  We have issued the old notes, and will issue the new notes under an indenture with United States Trust
                                            Company of New York, as trustee. The indenture, among
                                            other things, restricts our and certain of our
                                            subsidiaries' ability to:
                                            - incur indebtedness;
                                            - create liens;
                                            - make restricted payments;
                                            - create dividend and other payment restrictions
                                            affecting restricted subsidiaries;
                                            - issue and sell additional senior preferred stock and
                                            capital stock of restricted subsidiaries;
                                            - issue guarantees by restricted subsidiaries;
                                            - engage in transactions with stockholders and
                                              affiliates;
                                            - sell assets;
                                            - engage in other lines of business; and
                                            - enter into sale and leaseback transactions.

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
                                            In addition, we have undertaken to obtain ratings for
                                            the notes. For more details, see the section
                                            "Description of the Notes--Covenants."

Use of Proceeds...........................  We will not receive any proceeds from the issuance of our new notes in the exchange offer pursuant to this
                                            prospectus.

    INVESTORS SHOULD REFER TO THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 15 FOR AN EXPLANATION OF CERTAIN RISKS OF INVESTING IN THE NOTES.

                            ------------------------

    We were incorporated in Oklahoma on February 3, 1997, although our predecessors have been engaged in the telecommunications business since 1936. Our principal executive offices are located at Suite 200, 13439 North Broadway Extension, Oklahoma City, Oklahoma 73114. Our telephone number is (405) 529-8500 and our internet address is WWW.DOBSON.NET. Information contained on our website is not a part of this prospectus.

            SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

    The following tables set forth certain historical consolidated financial and other data for:

    - us as of and for each of the three years in the period ended December 31, 1999 and as of and for the three month periods ended March 31, 1999 and March 31, 2000;

    - American Cellular as of December 31, 1998 and for the period from February 26, 1998 through December 31, 1998, as of and for the year ended December 31, 1999, and as of February 25, 2000 and for the period from January 1, 2000 through February 25, 2000; and

    - American Cellular's predecessor, PriCellular Corporation, as of and for the year ended December 31, 1997 and as of and for the six months ended June 30, 1998.

    We derived our summary historical consolidated financial data for each of the three years in the period ended December 31, 1999 from our audited consolidated financial statements included elsewhere in this offering memorandum. We derived our summary historical consolidated financial data for the three months ended March 31, 1999 and March 31, 2000 and as of March 31, 2000 from our unaudited consolidated financial statements included elsewhere in this offering memorandum which, in our opinion, reflect all adjustments, consisting only of normal recurring accruals, considered necessary to present fairly the data presented for such periods.

    We derived American Cellular's summary historical consolidated financial data for the period from February 26, 1998 through December 31, 1998 and for the year ended December 31, 1999 from its audited consolidated financial statements included elsewhere in this offering memorandum. We derived the summary historical consolidated financial data for American Cellular's predecessor, PriCellular, for the year ended December 31, 1997 and for the six months ended June 30, 1998 from its audited consolidated financial statements included elsewhere in this offering memorandum. American Cellular was formed on February 26, 1998, but it did not have operations until it acquired PriCellular on June 25, 1998. We derived American Cellular's summary historical condensed consolidated financial data for the period from January 1, 2000 through February 25, 2000 from its unaudited condensed consolidated financial statements included elsewhere in this offering memorandum, which, in the opinion of American Cellular's management, reflect all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of the results for this interim period.

    Our operating results for the periods ended March 31, 1999 and March 31, 2000 and American Cellular's results for the period ended February 25, 2000, are not necessarily indicative of results that may be expected for a full year. You should read the following historical consolidated financial data in conjunction with "Capitalization," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes that we include elsewhere in this offering memorandum.

    In the following tables, our EBITDA represents earnings (loss) from continuing operations before interest income, interest expense, income taxes, depreciation, amortization, and other income and minority interests in income of subsidiaries. American Cellular's EBITDA represents earnings (loss) from continuing operations before interest income, interest expense, income taxes, depreciation, amortization, and other income and nonrecurring charges. We believe that EBITDA provides meaningful additional information concerning a company's operating results and its ability to service its long-term debt and other fixed obligations and to fund its continued growth. Many financial analysts consider EBITDA to be a meaningful indicator of an entity's ability to meet its future financial obligations, and they consider growth in EBITDA to be an indicator of future profitability, especially in a capital-intensive industry such as wireless telecommunications. You should not construe EBITDA as an alternative to operating income (loss) as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures of other companies. See our consolidated statement of cash flows in our consolidated financial statements included elsewhere in this offering memorandum.

    Our earnings were insufficient to cover combined fixed charges and preferred stock dividends by $21.9 million for the year ended December 31, 1997, by $58.7 million for the year ended December 31, 1998, by $168.0 million for the year ended December 31, 1999, by $49.1 million for the three months ended
March 31, 1999 and by $107.5 million for the three months ended March 31, 2000. We define earnings as net income (loss) before discontinued operations, extraordinary items, interest expense, amortization, financing costs, taxes and the portion of rent expense under operating leases representative of interest. Fixed charges consist of interest, amortization of deferred financing cost and the portion of rent expense under operating leases representative of interest.

    We determine market penetration by dividing the number of our total subscribers at the end of the period by our estimated total population. We calculate average monthly cellular churn rates based on the number of cellular subscriber cancellations during the period as a percentage of the weighted average total cellular subscribers for the period. Average monthly revenues per cellular subscriber exclude equipment sales and other revenues. For a more complete description of the calculation of average monthly revenue per cellular subscriber, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Revenues."

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
                       DOBSON COMMUNICATIONS CORPORATION

                                                                                                THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                  MARCH 31,
                                                      ------------------------------------   -------------------------
                                                         1997         1998         1999         1999          2000
                                                      ----------   ----------   ----------   -----------   -----------
                                                                                                    (UNAUDITED)
                                                                ($ IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)
STATEMENT OF OPERATIONS DATA:
  Operating revenues:
    Service revenues................................  $   46,121   $   80,151   $  199,407   $   45,869    $    56,327
    Roaming revenues................................      26,263       66,479      145,473       28,097         43,797
    Equipment sales and other revenues..............       2,041        4,154       14,391        3,280          5,229
                                                      ----------   ----------   ----------   ----------    -----------
      Total operating revenues......................      74,425      150,784      359,271       77,246        105,353
                                                      ----------   ----------   ----------   ----------    -----------
  Operating expenses:
    Cost of service.................................      24,142       44,016       86,740       20,357         23,023
    Cost of equipment...............................       4,046        8,360       28,512        5,817         11,323
    Marketing and selling...........................      10,669       22,393       50,649       10,210         16,634
    General and administrative......................      11,555       26,051       55,482       12,813         16,027
    Depreciation and amortization...................      16,798       47,110      127,440       35,727         35,214
                                                      ----------   ----------   ----------   ----------    -----------
      Total operating expenses......................      67,210      147,930      348,823       84,924        102,221
                                                      ----------   ----------   ----------   ----------    -----------
  Operating income..................................       7,215        2,854       10,448       (7,678)         3,132
  Interest expense..................................     (27,640)     (38,979)    (109,509)     (28,360)       (31,191)
  Other income (expense), net.......................       2,777        3,858        3,853        1,609          2,867
  Minority interests in income of subsidiaries......      (1,693)      (2,487)      (3,308)        (556)        (1,061)
  Loss from investment in joint venture.............          --           --           --           --         (5,841)
  Income tax benefit................................       3,625       11,469       37,436       13,294          9,976
                                                      ----------   ----------   ----------   ----------    -----------
  Loss from continuing operations before
    extraordinary items.............................     (15,716)     (23,285)     (61,080)     (21,691)       (22,118)
                                                      ----------   ----------   ----------   ----------    -----------
  Income (loss) from discontinued operations........         332      (27,110)     (48,243)     (12,054)            --
  Loss on disposal of discontinued operations.......          --           --      (18,248)          --             --
  Extraordinary items...............................      (1,350)      (2,166)          --           --        (20,387)
                                                      ----------   ----------   ----------   ----------    -----------
  Net loss..........................................     (16,734)     (52,561)    (127,571)     (33,745)       (42,505)
  Dividends on preferred stock......................      (2,603)     (23,955)     (69,477)     (14,116)       (75,408)
                                                      ----------   ----------   ----------   ----------    -----------
  Net loss applicable to common stockholders........  $  (19,337)  $  (76,516)  $ (197,048)  $  (47,861)   $  (117,913)
                                                      ==========   ==========   ==========   ==========    ===========
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER
  COMMON SHARE:
  Before discontinued operations and extraordinary
    expense.........................................  $    (0.35)  $    (0.90)  $    (2.38)  $    (0.65)   $     (1.28)
  Discontinued operations...........................        0.01        (0.51)       (1.21)       (0.22)            --
  Extraordinary expense.............................       (0.03)       (0.04)          --           --          (0.26)
                                                      ----------   ----------   ----------   ----------    -----------
Net loss applicable to common stockholders per
  common share......................................  $    (0.37)  $    (1.45)  $    (3.59)  $    (0.87)   $     (1.54)
                                                      ==========   ==========   ==========   ==========    ===========
Cash dividends declared per common share............  $     0.14   $       --   $       --   $       --    $        --
                                                      ==========   ==========   ==========   ==========    ===========
Weighted average common shares outstanding..........  52,728,059   52,773,972   54,823,354   54,823,354     76,464,331
                                                      ==========   ==========   ==========   ==========    ===========
OTHER FINANCIAL DATA:
  Cash flows provided by operating activities.......  $    6,908   $   28,024   $   26,661   $    8,000    $    20,990
  Cash flows used in investing activities...........    (217,640)    (999,063)    (123,506)     (30,505)      (581,075)
  Cash flows provided by financing activities.......     212,505      990,610       78,772        2,000        636,726
  EBITDA............................................      24,013       49,964      137,888       28,049         38,346
  EBITDA margin.....................................        32.3%        33.1%        38.4%        36.3%          36.4%
  Capital expenditures..............................  $   17,773   $   55,289   $   91,537   $    7,327    $    26,109

                                                                                                THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                  MARCH 31,
                                                      ------------------------------------   -------------------------
                                                         1997         1998         1999         1999          2000
                                                      ----------   ----------   ----------   -----------   -----------
                                                                                                    (UNAUDITED)
                                                                ($ IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)
OTHER DATA:
  Cellular subscribers (at period end)..............     100,000      352,000      444,700      381,800        523,400
  Cellular penetration (at period end)..............         6.1%         6.8%         7.5%         6.7%           8.2%
  Average monthly cellular churn rates..............         1.9%         2.0%         2.0%         1.8%           1.8%
  Average monthly revenues per cellular subscriber,
    excluding roaming revenues......................  $       52   $       48   $       42   $       42    $        39
  Average monthly revenues per cellular subscriber,
    including roaming revenues......................  $       81   $       88   $       72   $       69    $        69
  Cell sites (at period end)........................         135          414          488          410            609

                                                              AS OF MARCH 31,
                                                                    2000
                                                              ----------------
                                                                (UNAUDITED)
                                                              ($ IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................     $   80,892
  Net fixed assets..........................................        242,153
  Total assets..............................................      2,292,081
  Total debt................................................      1,254,176
  Mandatorily redeemable preferred stock....................        471,103
  Stockholders' equity......................................        252,157

                         AMERICAN CELLULAR CORPORATION

                                                PRICELLULAR
                                             (THE PREDECESSOR                            AMERICAN CELLULAR
                                                 COMPANY)             --------------------------------------------------------
                                        ---------------------------       PERIOD FROM
                                                        SIX MONTHS     FEBRUARY 26, 1998        YEAR           PERIOD FROM
                                         YEAR ENDED        ENDED      (DATE OF FORMATION)       ENDED        JANUARY 1, 2000
                                        DECEMBER 31,     JUNE 30,           THROUGH         DECEMBER 31,         THROUGH
                                            1997           1998        DECEMBER 31, 1998        1999        FEBRUARY 25, 2000
                                        -------------   -----------   -------------------   -------------   ------------------
                                                                           ($ IN THOUSANDS)                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Operating revenues..................    $181,000       $108,670         $   122,409         $292,824           $ 49,922
  Operating expenses:
    Cost of service...................      48,691         20,911              10,917           24,249              5,430
    Cost of equipment.................      12,841          5,365               7,271           19,356              3,510
    Selling, general and
      administrative..................      53,485         30,230              37,625           74,428             13,642
    Depreciation and amortization.....      28,759         17,553              45,569           97,217             16,720
    Nonrecurring charges..............          --          4,889               4,355               --                 --
                                          --------       --------         -----------         --------           --------
      Total operating expenses........     143,776         78,948             105,737          215,250             39,302
                                          --------       --------         -----------         --------           --------
  Operating income....................    $ 37,224       $ 29,722         $    16,672         $ 77,574           $ 10,620
                                          ========       ========         ===========         ========           ========

OTHER FINANCIAL DATA:
  Cash flows provided by operating
    activities........................    $ 49,026       $ 11,665         $    35,295         $ 62,976           $  3,211
  Cash flows used in investing
    activities........................     (36,284)       (80,327)         (1,512,745)         (21,858)            (9,400)
  Cash flows provided by (used in)
    financing activities..............     (51,749)        58,765           1,511,465             (237)                --
  EBITDA..............................      65,983         52,164              66,596          174,791             27,340
  EBITDA margin.......................        36.5%          48.0%               54.4%            59.7%              54.8%
  Capital expenditures................    $ 25,717       $ 20,517         $    24,260         $ 50,462           $  8,982

OTHER DATA:
  Cellular subscribers (at period
    end)..............................     243,700        286,000             334,500          431,200            447,900
  Cellular penetration (at period
    end)..............................         5.3%           5.9%                6.8%             8.9%               9.3%
  Average monthly cellular churn
    rates.............................         1.8%           1.4%                1.8%             1.6%               1.6%

            SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    We derived the following summary unaudited pro forma consolidated financial data from the unaudited pro forma consolidated financial statements included elsewhere in this prospectus. The summary unaudited pro forma consolidated financial data are based on currently available information and assumptions that we believe are reasonable. The summary unaudited pro forma consolidated financial data do not purport to represent what our results of operations would have been if the pro forma transactions had been completed on the dates indicated, nor do they purport to indicate our future financial position or results of operations. The summary unaudited pro forma consolidated financial data give effect to the particular transactions, as of the dates, described in "Unaudited Pro Forma Consolidated Financial Data." You should read the summary unaudited pro forma consolidated financial and other data in conjunction with "Capitalization," "Unaudited Pro Forma Consolidated Financial Data," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes that we include elsewhere in this prospectus.

                                                                         YEAR ENDED                     THREE MONTHS ENDED
                                                                      DECEMBER 31, 1999                   MARCH 31, 2000
                                                                -----------------------------      ----------------------------
                                                                 HISTORICAL        PRO FORMA       HISTORICAL        PRO FORMA
                                                                ------------      -----------      -----------      -----------
                                                                                  (UNAUDITED)              (UNAUDITED)
                                                                                       ($ IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Operating revenues:
    Service revenues......................................      $    199,407      $  199,407       $    56,327      $    56,327
    Roaming revenues......................................           145,473         145,473            43,797           43,797
    Equipment sales and other revenues....................            14,391          14,391             5,229            5,229
                                                                ------------      -----------      -----------      -----------
      Total operating revenues............................           359,271         359,271           105,353          105,353
                                                                ------------      -----------      -----------      -----------
  Operating costs and expenses:
    Cost of services......................................            86,740          86,740            23,023           23,023
    Cost of equipment.....................................            28,512          28,512            11,323           11,323
    Marketing and selling.................................            50,649          50,649            16,634           16,634
    General and administrative............................            55,482          55,482            16,027           16,027
    Depreciation and amortization.........................           127,440         127,440            35,214           35,214
                                                                ------------      -----------      -----------      -----------
      Total operating expenses............................           348,823         348,823           102,221          102,221
                                                                ------------      -----------      -----------      -----------
  Operating income........................................            10,448          10,448             3,132            3,132
  Interest expense........................................          (109,509)       (123,482)          (31,191)         (35,688)
  Loss from investment in joint venture...................                --         (45,867)           (5,841)         (15,017)
  Other income, net.......................................             3,853           3,853             2,867            2,867
                                                                ------------      -----------      -----------      -----------
  Loss before minority interests and taxes................           (95,208)       (155,048)          (31,033)         (44,706)
  Minority interests in income of subsidiaries............            (3,308)         (3,308)           (1,061)          (1,061)
  Income tax benefit......................................            37,436          42,746             9,976           11,685
                                                                ------------      -----------      -----------      -----------
  Loss from continuing operations.........................           (61,080)       (115,610)          (22,118)         (34,082)
  Dividends on preferred stock............................           (69,477)        (62,898)          (75,408)         (74,877)
                                                                ------------      -----------      -----------      -----------
  Loss from continuing operations applicable to
  common stockholders.....................................      $   (130,557)     $ (178,508)      $   (97,526)     $  (108,959)
                                                                ============      ===========      ===========      ===========

                                                                          YEAR ENDED                   THREE MONTHS ENDED
                                                                       DECEMBER 31, 1999                 MARCH 31, 2000
                                                                  ---------------------------      ---------------------------
                                                                  HISTORICAL       PRO FORMA       HISTORICAL       PRO FORMA
                                                                  ----------      -----------      ----------      -----------
                                                                                  (UNAUDITED)              (UNAUDITED)
                                                                          ($ IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)
OTHER FINANCIAL DATA:
  EBITDA....................................................      $ 137,888       $  137,888        $ 38,346        $ 38,346
  EBITDA margin.............................................           38.4%            38.4%           36.4%           36.4%

OTHER DATA:
  Cellular subscribers (at period end)......................        444,700          444,700         523,400         523,400
  Cellular penetration (at period end)......................            7.5%             7.5%            8.2%            8.2%
  Average monthly cellular churn rates......................            2.0%             2.0%            1.8%            1.8%
  Average monthly revenues per cellular subscriber,
    excluding roaming revenues..............................      $      42       $       42        $     39        $     39
  Average monthly revenues per cellular subscriber,
    including roaming revenues..............................      $      72       $       72        $     69        $     69
  Cell sites (at period end)................................            488              488             609             609

                                                               AS OF MARCH 31, 2000
                                                              -----------------------
                                                               ACTUAL      PRO FORMA
                                                              ---------   -----------
                                                                    (UNAUDITED)
                                                                 ($ IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $ 80,892     $ 177,627
  Net fixed assets..........................................   242,153       242,153
  Total assets..............................................  2,292,081    2,396,816
  Total debt................................................  1,254,176    1,358,911
  Mandatorily redeemable preferred stock....................   471,103       471,103
  Stockholders' equity......................................   252,157       252,157

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU DECIDE TO PARTICIPATE IN THE EXCHANGE OFFER.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF NET LOSSES. WE EXPECT TO INCUR SIGNIFICANT ADDITIONAL
  LOSSES IN THE FUTURE AND OUR SUBSIDIARIES' OPERATING RESULTS COULD FLUCTUATE SIGNIFICANTLY ON A QUARTERLY AND ANNUAL BASIS. AS A RESULT, WE MAY BE UNABLE TO PAY AMOUNTS DUE UNDER THE NOTES AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

    We sustained net losses from continuing operations before extraordinary items of $15.7 million for the year ended December 31, 1997, $23.3 million for the year ended December 31, 1998, $61.1 million for the year ended December 31, 1999, and $22.1 million for the three months ended March 31, 2000. On a pro forma basis after giving effect to the transactions described in our unaudited pro forma consolidated financial data appearing elsewhere in this offering memorandum, we would have incurred a loss from continuing operations of $115.6 million for the year ended December 31, 1999 and $34.1 million for the three months ended March 31, 2000, and our earnings would have been insufficient to cover our fixed charges and preferred stock dividends by $221.3 million for the year ended December 31, 1999 and by $120.6 million for the three months ended March 31, 2000. We expect to incur significant additional losses during the next several years while we continue to acquire, develop and construct our cellular systems and grow our subscriber base. Similarly, we expect American Cellular to generate net losses over the next several years, and we will record our proportionate share of those losses in the line item entitled "Investment in American Cellular Joint Venture" in our balance sheet and "Loss from investment in joint venture" in our statement of operations. Moreover, we have a significant amount of amortization costs relating to license acquisition costs from our past acquisitions. We expect that the losses we will recognize from our investment in American Cellular and the amortization of our license acquisition costs, together with our substantial interest expense and preferred stock dividend requirements, will cause us to continue to experience net losses for the foreseeable future.

    In addition, we believe that our future operating results and cash flows will be subject to quarterly and annual fluctuations due to many factors, several of which are outside our control. These factors include increased costs we may incur in connection with the buildout of our networks and the further development, expansion and upgrade of our cellular systems and those we may acquire and fluctuations in the demand for our services. We cannot assure you that we will achieve or sustain profitability. To the extent our subsidiaries' quarterly or annual results of operations fluctuate significantly, we may be unable to pay amounts due under the notes and you could lose all or part of your investment.

WE HAVE A HISTORY OF ENTERING INTO SIGNIFICANT TRANSACTIONS WITH OUR CONTROLLING
  STOCKHOLDERS AND WE MAY DO SO IN THE FUTURE, POSSIBLY ON TERMS THAT YOU MAY CONSIDER DISADVANTAGEOUS TO US.

    In the past, we have entered into significant transactions with each of Everett R. Dobson, Russell L. Dobson, and John W. Childs and entities which he owns or controls and their co-investors. These transactions have included investments in or loans to us by our affiliates and the sale of assets by us to, or to us by, some of these parties. In addition, in January 2000, we transferred our wireline telephone subsidiary to our stockholders through a stock dividend. We describe these transactions under "Certain Transactions." The indenture governing the notes limits our ability to enter into transactions with affiliates. However, it is possible that we will enter into future transactions with some or all of these affiliates. Although we expect that any future transactions will be on terms at least as favorable to us as those we could obtain from an unaffiliated third party, we cannot assure you that this will be the case or that you will consider the terms we obtain to be advantageous.

WE DEPEND ON OUR ROAMING AGREEMENTS WITH AT&T WIRELESS AND OUR OTHER ROAMING
  PARTNERS FOR A SUBSTANTIAL PORTION OF OUR REVENUES. IF AT&T WIRELESS WERE TO TERMINATE ITS AGREEMENT WITH US, OUR RESULTS OF OPERATIONS WOULD BE HARMED SUBSTANTIALLY.

    Roaming revenues accounted for approximately 42% of our total revenues for the three months ended March 31, 2000. AT&T Wireless' customers accounted for approximately 44% of our roaming revenues, or approximately 18% of our total revenues, in that period. The roaming rates under our roaming agreements with AT&T Wireless and our other roaming partners will decline over the next several years. As a result, if we are unable to lower our operating costs or increase roaming minutes of use, our operating income may decline. Moreover, our roaming agreement with AT&T Wireless expires in January 2003, although the rate provisions extend until June 2004, and AT&T Wireless may terminate that agreement earlier if we breach any of its material terms.

OUR ROAMING PARTNERS, INCLUDING AT&T WIRELESS, ARE NOT PROHIBITED FROM COMPETING
  WITH US IN MANY OF OUR MARKETS. OUR LICENSES DO NOT PRECLUDE OTHER OPERATORS FROM OFFERING COMPETING CELLULAR OR WIRELESS SERVICES IN OUR MARKETS.

    Our roaming agreements with AT&T Wireless and others generally do not prevent our roaming partners from acquiring licenses to provide competing services in our markets. If any of our roaming partners were to acquire the required licenses and buildout personal communications services networks in our markets, we could lose a substantial portion of our roaming revenues in those markets. Although AT&T Wireless has generally agreed not to build out personal communications service networks in any of American Cellular's current markets until February 2005, AT&T Wireless is not contractually prohibited from building out a competing personal communications service network in our markets.

    We operate our cellular systems under licenses granted by the Federal Communications Commission. However, the FCC currently authorizes substantial competition in our markets from holders of other cellular, personal communications service or enhanced specialized mobile radio licenses. Some of our current or future competitors have or may have greater financial, personnel, technical, marketing, sales and distribution resources than us.

WE HAVE A SUBSTANTIAL AMOUNT OF CONSOLIDATED DEBT, WHICH COULD MATERIALLY
  ADVERSELY AFFECT OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS PROSPECTS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

    We have a large amount of consolidated indebtedness. On a pro forma basis adjusted for the completion of the issuance of the notes, we would have had approximately $1.4 billion of consolidated indebtedness and stockholders' equity of $252.2 million at March 31, 2000. In addition, we will need to raise significantly more capital to finance our future expansion, which may be in the form of additional indebtedness. We are permitted under the indenture governing the notes to incur substantial additional debt. If we incur additional debt following the completion of this offering, the related risks could intensify.

    This large amount of indebtedness could, for example:

    - make it more difficult for us to satisfy our obligations under the notes or other indebtedness and, if we fail to comply with the requirements of the indebtedness, could result in an event of default;

    - limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate activities;

    - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    - detract from our ability to successfully withstand a downturn in our business or the economy generally; and

    - place us at a competitive disadvantage against other less leveraged competitors.

    The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the notes.

WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE
  OBLIGATIONS.

    Our future cash flow may be insufficient to meet our debt payment obligations, including our obligations under the notes. Our ability to obtain sufficient cash to make scheduled payments on our debt obligations as they become due will depend on the future cash flow from operations and the financial performance of our subsidiaries, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, such as general economic and financial conditions in the telecommunications industry and the economy at large or initiatives of our competitors.

    If our subsidiaries do not generate sufficient cash flow from operations or are otherwise prohibited from distributing cash to us under the terms of their debt instruments, we may be unable to satisfy our debt obligations. If this occurs, we may be required to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. Our inability to obtain sufficient cash from our subsidiaries to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms, would have a material adverse effect on our business, financial condition, results of operations and prospects and our ability to satisfy our obligations under the notes. Moreover, our failure to pay these obligations when due could result in the acceleration of that debt, which could cause other of our or our subsidiaries' debt to accelerate. The debt under our subsidiaries' credit facilities is secured by liens on substantially all of our subsidiaries' assets and, if that debt were accelerated, the lenders under these facilities could seek to foreclose.

THE RESTRICTIVE COVENANTS IN OUR AND OUR SUBSIDIARIES' DEBT MAY LIMIT OUR
  SUBSIDIARIES' OPERATING FLEXIBILITY. IF WE FAIL TO COMPLY WITH THESE COVENANTS OUR SUBSIDIARIES' LENDERS COULD DECLARE A DEFAULT UNDER OUR SUBSIDIARIES' INDEBTEDNESS EVEN THOUGH WE AND OUR SUBSIDIARIES MAY BE ABLE TO MEET OUR AND OUR SUBSIDIARIES' DEBT SERVICE AND DIVIDEND OBLIGATIONS.

    The instruments governing our indebtedness, including the credit facilities of our subsidiaries, and the certificates of designation governing our senior preferred stock, impose significant operating and financial restrictions on us. The notes also contain similar restrictive covenants. These restrictions significantly limit, among other things, our ability and that of our subsidiaries to incur additional indebtedness, pay dividends, repay junior indebtedness, sell assets, make investments, engage in transactions with affiliates, create liens and engage in some types of mergers or acquisitions. In addition, our subsidiaries' credit facilities require our subsidiaries to maintain specified financial ratios and substantially all our and our subsidiaries' assets are subject to liens securing our credit facilities. These restrictions could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise take advantage of business opportunities that may arise. Our failure to comply with these restrictions could lead to a default under the terms of the relevant indebtedness even though we are able to meet debt service and dividend obligations.

IF ANY LENDERS TO US OR OUR SUBSIDIARIES ACCELERATE ANY DEBT, WE AND OUR
  SUBSIDIARIES MAY NOT HAVE THE RESOURCES TO REPAY THAT DEBT. AN EVENT OF DEFAULT UNDER ANY MATERIAL DEBT INSTRUMENTS WOULD HARM OUR BUSINESS AND FINANCIAL CONDITION AND COULD PREVENT US FROM PAYING AMOUNTS DUE UNDER THE NOTES.

    If there were an event of a default under our subsidiaries' credit facilities or our or their other indebtedness, including the notes, the holders of the affected indebtedness could elect to declare all of that indebtedness to be due and payable immediately, which, in turn, could cause all of our or our subsidiaries' other indebtedness to become due and payable. We cannot assure you that we and our subsidiaries would have sufficient funds available, or that we or our subsidiaries would have access to sufficient capital from other sources, to repay any accelerated debt. Even if we or our subsidiaries could obtain additional financing, we cannot assure you that the terms would be favorable to us. If the amounts outstanding under our subsidiaries' credit facilities were accelerated, our lenders could foreclose on their liens on substantially all of our subsidiaries' assets, and on the stock of our subsidiaries and our ownership interest in the American Cellular joint venture. As a result, any event of default could have a material adverse effect on our business and financial condition, and could prevent us from paying amounts due under the notes.

IF WE CANNOT OBTAIN THE ADDITIONAL FINANCING WE NEED TO CONTINUE EXPANDING OUR
  SYSTEMS, OUR BUSINESS WOULD BE HARMED SUBSTANTIALLY.

    We have required, and will likely continue to require, substantial capital to further develop, expand and upgrade our cellular systems and those we may acquire. In particular, sites for cellular towers are becoming increasingly difficult to locate and more costly to obtain. We and our subsidiaries have budgeted approximately $100.0 million for capital expenditures in 2000. We and our subsidiaries made capital expenditures of approximately $26.1 million during the first three months of 2000 and we expect their capital expenditures for the last nine months of 2000 to be approximately $73.9 million, excluding acquisitions. We may also require additional financing for future acquisitions and to refinance our debt at its final maturities and to meet the mandatory redemption provisions of our senior preferred stock. Our sources of additional capital may include public and private equity and debt financings, including vendor financing. The extent of the additional financing that we may require will depend on the success of our operations. We may not be able to obtain additional financing on terms acceptable to us and within the limitations contained in the instruments governing our indebtedness and our senior preferred stock, or any future financing arrangements. If we cannot raise sufficient funds to meet our planned growth or debt and senior preferred stock repayment obligations, including upon a change in control, we may delay or abandon some or all of our planned expansion or seek to sell assets to raise additional funds, which could materially limit our ability to compete in the cellular industry and adversely affect our ability to repay the notes.

WE DEPEND ON THIRD-PARTY SERVICE MARKS TO MARKET OUR PRODUCTS AND SERVICES. THE
  LOSS OF THE RIGHT TO USE THESE SERVICE MARKS OR THE DIMINISHED MARKETING APPEAL OF THESE SERVICE MARKS COULD ADVERSELY AFFECT OUR BUSINESS.

    We use the registered service marks CELLULAR ONE-Registered Trademark- and AIRTOUCH-TM- CELLULAR-Registered Trademark- to promote the services we offer in many of our license areas. American Cellular uses the registered service mark CELLULAR ONE-Registered Trademark- for all of its services. We have agreements with Cellular One Group and Verizon Wireless, successor to AirTouch Communications, Inc., that govern our use of the CELLULAR
ONE-Registered Trademark- and AIRTOUCH-TM- CELLULAR-Registered Trademark-service marks, respectively. Under these agreements, we must meet specified operating and service quality standards for our systems. If the owners of these service marks terminate our license agreements because we fail to meet the applicable operating or service quality standards, or if the names CELLULAR ONE-Registered Trademark- or AIRTOUCH-TM-

CELLULAR-Registered Trademark- were to suffer diminished marketing appeal, our ability both to attract new subscribers and to retain existing subscribers in the applicable markets could be materially impaired.

OUR BUSINESS DEPENDS IN LARGE PART ON THE EFFORTS OF OUR KEY PERSONNEL. THE LOSS
  OF KEY PERSONNEL IN A COMPETITIVE EMPLOYMENT ENVIRONMENT COULD AFFECT OUR GROWTH AND FUTURE SUCCESS.

    Our success depends in large part on the continued employment of Everett R. Dobson, our chief executive officer, G. Edward Evans, our president and chief operating officer, and Bruce R. Knooihuizen, our chief financial officer, any of whom may terminate their employment with us at any time. We have no formal employment agreements with any of our key employees. There is intense competition for qualified personnel in our industry and the limited availability of qualified individuals could become an issue of increasing concern in the future. Our financial condition depends upon qualified personnel implementing a successful business plan. The loss of any of the individuals listed above could adversely affect our business.

OUR BUSINESS IS REGULATED AND THERE IS POTENTIAL FOR ADVERSE REGULATORY CHANGE.
  WE MAY BE UNABLE TO OBTAIN REGULATORY APPROVALS WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR SUBSIDIARIES' OPERATIONS AND OUR ABILITY TO REPAY THE NOTES.

    The FCC regulates the licensing, construction, operation, acquisition and sale of our cellular systems, as well as the number of cellular and other wireless licensees permitted in each of our markets. We have experienced substantial growth through acquisitions, each of which required review by the FCC. If FCC approvals of any of our future acquisitions were substantially delayed or denied, we may experience a substantial reduction in the growth of our future revenues and results of operations. Changes in the regulation of wireless activities and wireless carriers or the loss of any license or licensed area could have a material adverse effect on our operations and our ability to repay the notes. In addition, some aspects of the Telecommunications Act of 1996 place additional burdens upon us or subject us to increased competition and increase our costs of doing business. All of our cellular licenses are subject to renewal upon expiration of each license's initial and subsequent ten-year terms. Grants of cellular renewals are based upon FCC rules establishing a presumption in favor of licensees that have complied with their regulatory obligations during the ten-year license period. However, we cannot assure you that the FCC will grant us any renewal applications or that our future applications will be free from challenge.

    Several states have proposed or enacted legislation that would limit or prohibit the use or possession of mobile phones while driving an automobile. If adopted, this legislation could reduce the minutes of use by our customers which could adversely affect our operating revenue and cash flow from operating activities.

                   RISKS RELATED TO OUR ACQUISITION STRATEGY

THE NUMBER OF CELLULAR SYSTEMS AND BUSINESSES AVAILABLE FOR ACQUISITION IS
  LIMITED. MOREOVER, OUR ACQUISITION OF CELLULAR SYSTEMS MAY BE UNSUCCESSFUL, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR GROWTH.

    A substantial part of our growth has been and is expected to continue to be from acquisitions of cellular systems or licenses. There is substantial competition for the types of cellular systems we target. We could expend a substantial amount of time and capital pursuing acquisitions we do not consummate, which could adversely affect our business, financial condition and results of operations.

    The expansion of our operations may place a significant strain on our management, financial and other resources. Our ability to manage future growth will depend upon our ability to monitor operations, control costs, maintain effective quality controls and significantly expand our internal management, technical and accounting systems, all of which will result in higher operating expenses.

The integration of acquired cellular systems and businesses may involve, among other things, integration of switching, transmission, technical, sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some of which may be incompatible with our existing systems and therefore must be replaced. In addition, telecommunications providers generally experience higher customer and employee turnover rates during and after an acquisition. We cannot assure you that we will be able to integrate successfully the cellular systems or businesses we may acquire.

WE DO NOT CONTROL THE AMERICAN CELLULAR JOINT VENTURE AND WE AND AT&T WIRELESS
  COULD DISAGREE ABOUT ITS OPERATION AND STRATEGIC DIRECTION. IF THE JOINT VENTURE IS UNSUCCESSFUL, IT COULD BE COSTLY AND DISRUPTIVE TO SEPARATE OUR SUBSIDIARIES' OPERATIONS THAT HAVE BEEN INTEGRATED WITH IT.

    AT&T Wireless and we each own a 50.0% interest in our American Cellular joint venture. We have invested a substantial amount of capital in this joint venture. A management committee of four persons, two selected by us and two by AT&T Wireless, governs the joint venture. The management committee acts by a majority vote except for specified matters, which require unanimous consent. We are responsible for the day-to-day operation of American Cellular. However, the approval requirements imposed by the joint venture agreement may limit our flexibility and ability to implement strategies and tactics that we believe are in our and the joint venture's best interests. In the event the joint venture is unsuccessful, we may be required to unwind those of our operations that have been integrated with American Cellular, which could be costly and adversely affect our business and results of operations.

WE MAY NEED TO CONTRIBUTE ADDITIONAL FUNDS TO THE AMERICAN CELLULAR JOINT
  VENTURE TO PROTECT OUR INVESTMENT IN IT, WHICH COULD STRAIN OUR FINANCIAL RESOURCES AND LIMIT OUR ABILITY TO PURSUE OTHER BUSINESS OPPORTUNITIES.

    American Cellular has required, and will likely continue to require, substantial capital to develop, expand and upgrade its cellular systems. Our American Cellular joint venture has budgeted approximately $70.0 million for capital expenditures in 2000. We cannot be certain that the American Cellular joint venture will generate sufficient cash flows from operations or otherwise have sufficient access to capital to meet all of its debt service, capital expenditure, working capital or other operating needs. If it does not, we may be required to fund our 50.0% share of any capital needs of the American Cellular joint venture in order to protect our substantial investment in it. The need to provide additional funding to the joint venture may adversely affect our financial condition and limit our ability to pursue other business opportunities that may be advantageous to us. The indenture relating to the notes limits our ability to invest funds in the joint venture.

                      RISKS RELATED TO THIS EXCHANGE OFFER

THERE IS NOT CURRENTLY AN ACTIVE MARKET FOR THE NOTES AND WE CANNOT ASSURE YOU
  THAT ONE WILL DEVELOP.

    There is currently no active trading market for the notes. If the notes are traded, they may trade for less than their initial offering price, depending upon prevailing interest rates, the market for similar securities, our financial condition and prospects and other factors beyond our control, including general economic conditions. We do not intend to apply for a listing or quotation of the notes. Although the initial purchasers have informed us that they intend to make a market in the notes, they are not obligated to do so. In addition, the initial purchasers may discontinue their market making activities at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of any trading market for the notes.

WE ARE A HOLDING COMPANY THAT IS DEPENDENT ON CASH FLOWS FROM OUR SUBSIDIARIES.
  WE CANNOT ASSURE YOU THAT OUR SUBSIDIARIES WILL BE ABLE TO DISBURSE FUNDS TO US TO PAY ANY AMOUNTS DUE UNDER THE NOTES.

    We are a holding company with no direct operations and no significant assets other than the stock of our subsidiaries. We depend on the cash flows of our subsidiaries to meet our obligations, including our obligations to pay interest and principal on the notes. The ability of our subsidiaries to distribute funds to us is and will be restricted by the terms of existing and future indebtedness including our subsidiaries' credit facilities. See "Description of Certain Indebtedness."

    Our subsidiaries are separate legal entities that have no obligation to pay any amounts due with respect to the notes or to make any funds available to us. As a result, if any of our subsidiaries liquidate their assets, our right to any of the proceeds and the consequent right of the holders of the notes to participate in the distribution or realize proceeds from those assets will be effectively subordinated to the claims of the creditors of the subsidiary, including trade creditors and holders of indebtedness of the subsidiary. Unless a bankruptcy court were to subordinate our claim, we will not be subordinated to such creditors if we are a creditor of such subsidiary, although our claims would still be effectively subordinated to any security interest in the assets of such subsidiary senior to any security interest held by us.

WE MAY NOT BE ABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.

    If a change of control under the indenture occurs, we will be required to make an offer to purchase all the outstanding notes at a premium, plus any accrued and unpaid interest and liquidated damages, if any to the date of purchase. In such a situation, we may not have enough funds to pay for all of the notes that are tendered under the offer to purchase. If a significant amount of notes are tendered, we will almost certainly have to obtain financing to pay for the tendered notes; however, we may not be able to obtain such financing on acceptable terms, if at all. A change of control may also result in an event of default under other debt instruments including our subsidiaries' credit facilities, and may result in the acceleration of that indebtedness, in which case we will be required to pay that indebtedness. We urge you to read the information under "Description of the Notes--Change of Control" for more information regarding the treatment of a change of control under the indenture.

THERE MAY BE ADVERSE CONSEQUENCES OF A FAILURE TO EXCHANGE.

    Untendered outstanding old notes that are not exchanged for new notes pursuant to this exchange offer will remain restricted securities. Outstanding old notes will continue to be subject to the following restrictions on transfer:

    - outstanding old notes may be resold only if registered pursuant to the Securities Act, if an exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law,

    - outstanding old notes shall bear a legend restricting transfer in the absence of registration or an exemption therefrom, and

    - a holder of outstanding old notes who desires to sell or otherwise dispose of all or any part of its outstanding old notes under an exemption from registration under the Securities Act, if requested by us, must deliver to us an opinion of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that such exemption is available.

FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. You should not place undue reliance on these statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as "anticipates," "expects," "plans," "intends" and similar expressions. We base these statements on certain assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. These factors include those described under "Risk Factors," as well as the following:

    - our substantial leverage and debt service requirements;

    - pricing, market strategies, the expansion, consolidation and other activities of competitors;

    - our relationship with AT&T Wireless;

    - the integration of American Cellular with our business;

    - the effect of economic conditions in our markets;

    - customer demand;

    - the effect of seasonal and weather fluctuations; and

    - our ability to retain key personnel.

All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. We do not intend to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events, except as required by law.

                                USE OF PROCEEDS

    This exchange offer is intended to satisfy our obligations under our Registration Rights Agreement dated as of June 22, 2000 with the initial purchasers of the old notes. We will not receive any cash proceeds from the issuance of the new notes. We will only receive old notes equal in principal amount to the principal amount of new notes that we issue in the exchange offer.

                                 CAPITALIZATION

    The following table sets forth our cash and cash equivalents, restricted investments and consolidated capitalization as of March 31, 2000, and as adjusted to give effect to the offering of the old notes and the use of the net proceeds of the offering of the old notes. The table does not include approximately $139.0 million of additional borrowings under Dobson Operating Co.'s credit facilities incurred after March 31, 2000, the proceeds of which we used to complete the acquisition of Texas 9 RSA and for working capital. You should read this table together with "Selected Consolidated Financial and Other Data," "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes included elsewhere in this prospectus. The term "restricted investments" includes securities that we pledged to secure interest payments on Dobson/Sygnet's 12 1/4% senior notes due 2008.

                                                                 ACTUAL       PRO FORMA
                                                              -------------   ----------
                                                                     (UNAUDITED)
                                                                   ($ IN THOUSANDS)
Cash and cash equivalents...................................   $   80,892     $  177,627(1)
                                                               ==========     ==========
Restricted investments......................................   $   49,695     $   49,695
                                                               ==========     ==========
Long-term debt:
  Dobson Operating Co. Credit Facilities....................   $  691,125     $  498,125(2)
  Sygnet Wireless Credit Facilities.........................      344,122        344,122
  12 1/4% Dobson/Sygnet senior notes due 2008...............      200,000        200,000
  10 7/8% Senior Notes due 2010.............................           --        300,000
  10 7/8% Senior Notes discount.............................           --         (2,265)(3)
  Other long-term debt......................................        3,678          3,678
                                                               ----------     ----------
  Total long-term debt......................................    1,238,925      1,343,660
                                                               ----------     ----------
Minority interests..........................................       20,371         20,371
                                                               ----------     ----------
Senior Exchangeable Preferred Stock, net....................      471,103        471,103
                                                               ----------     ----------
Stockholders' equity:
  Class A Common Stock......................................           28             28
  Class B Common Stock......................................           66             66
Paid-in capital.............................................      612,769        612,769
Retained deficit............................................     (360,706)      (360,706)
                                                               ----------     ----------
  Total stockholders' equity................................      252,157        252,157
                                                               ----------     ----------
    Total capitalization....................................   $1,982,556     $2,087,291
                                                               ==========     ==========

(1) Reflects the proceeds from the sale of the old notes after deducting placement fees, offering expenses payable by us and amounts used to reduce indebtedness under Dobson Operating Co.'s revolving credit facility.

(2) The outstanding principal balance due under Dobson Operating Co's revolving credit facility was $193.0 million at March 31, 2000, and $204.0 million at June 22, 2000, all of which was repaid out of the net proceeds from the sale of the old notes.

(3) Reflects the discounted price of the old notes (99.245%) sold to the initial purchasers.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECTS OF THE EXCHANGE OFFER

    We initially issued $300.0 million principal amount old notes on June 22, 2000 in a private offering in reliance on Section 4(2) of the Securities Act. The initial purchasers were Banc of America Securities LLC, Lehman Brothers Inc. and Deutsche Banc Securities, Inc. The initial purchasers subsequently offered and sold a portion of the old notes only to "qualified institutional buyers" as defined in and in compliance with Rule 144A and outside the United States in compliance with Regulation S of the Securities Act.

    In connection with the sale of the old notes, we entered into a registration rights agreement, which requires us

    - to cause the old notes to be registered under the Securities Act, or

    - to file with the Securities and Exchange Commission a registration statement under the Securities Act with respect to an issue of new notes identical in all material respects to the old notes, and

    - use our best efforts to cause such registration statement to become effective under the Securities Act and

    - upon the effectiveness of that registration statement, to offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of new notes, which will be issued without a restrictive legend and which may be reoffered and resold by the holder without restrictions or limitations under the Securities Act.

    We are making the exchange offer to satisfy our obligations under the registration rights agreement. The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on our or the Depository Trust Company's ("DTC") books or any other person who has obtained a properly completed certificate of transfer from the registered holder, or any person whose old notes are held of record by DTC who desires to deliver such old notes by book-entry transfer at DTC.

    We have not requested, and do not intend to request, an interpretation by the staff of the Securities and Exchange Commission with respect to whether the new notes issued in the exchange offer in exchange for the old notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe the new notes issued in exchange for old notes may be offered for resale, resold and otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

    - you are not a broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act,

    - you are not our "affiliate", or

    - you acquire the new notes in the ordinary course of your business and that you have no arrangement or understanding with any person to participate in the distribution of the new notes.

    Any holder who tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the new notes or who is our affiliate may not rely upon such interpretations by the staff of the Securities and Exchange Commission and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities

Act in connection with any secondary resale transaction. Any holder to comply with such requirements may incur liabilities under the Securities Act for which the holder is not indemnified by us. Each broker-dealer (other than an affiliate of ours) that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that, for a period of 180 days after the exchange date, we will make the prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    We are not making the exchange offer to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or its acceptance would not comply with the securities or blue sky laws.

    By tendering in the exchange offer, you will represent to us that, among other things:

    - you are acquiring the new notes in the exchange offer in the ordinary course of your business, whether or not you are a holder,

    - you do not have an arrangement or understanding with any person to participate in the distribution of the new notes,

    - you are not a broker-dealer, or you are a broker-dealer but will not receive new notes for your own account in exchange for old notes, neither you nor any other person is engaged in or intends to participate in the distribution of the new notes, and

    - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or, if you are our "affiliate," you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    Following the completion of the exchange offer, no notes will be entitled to the liquidated damages payment applicable to the old notes. Nor will holders of notes have any further registration rights, and the old notes will continue to be subject to certain restrictions on transfer. See "--Consequences of Failure to Exchange." Accordingly, the liquidity of the market for the old notes could be adversely affected. See "Risk Factors--There may be adverse consequences of a failure to exchange."

    Participation in the exchange offer is voluntary and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decisions on whether to participate in the exchange offer.

TERMS OF THE EXCHANGE OFFER

    GENERAL. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue one new note in the principal amount of $1,000 in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes in the exchange offer.

    The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes except that the new notes will be registered under the Securities Act and, therefore, the new notes will not bear legends restricting their transfer. The new notes will be treated as a single class with any old notes that remain outstanding. We are not conditioning the exchange offer upon any minimum number of old notes being tendered for exchange.

    As of July 14, 2000, $300.0 million principal amount of old notes were outstanding.

    We are sending this prospectus, together with the letter of transmittal, to all registered holders of old notes. We have not fixed any record date for determining record holders of old notes entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission. Old notes which are not tendered for exchange in the exchange offer will remain outstanding and interest will continue to accrue, but such old notes will not be entitled to any rights or benefits under the registration rights agreement.

    We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us. If we do not accept any tendered old notes for exchange because of an invalid tender or the occurrence of certain other events identified in this prospectus, we will return the certificates for the unaccepted old notes, without expense, to the tendering holder as promptly as practicable after the expiration date.

    You will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes if you tender old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "--Fees and expenses."


    EXPIRATION DATE; EXTENSIONS; AMENDMENTS.  The exchange offer expires at
5:00 p.m., New York City time, on August 30, 2000, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended. Although we do not intend to extend the exchange offer at this time, we reserve the right to extend the exchange offer at any time by giving oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the exchange offer, all old notes previously tendered pursuant to the exchange offer and not withdrawn will remain subject to the exchange offer. The date of the exchange of the new notes for old notes will be as soon as practicable following the expiration date.


    We reserve the right, in our sole discretion,

    - to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "--Conditions of the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

    - to amend the terms of the exchange offer in any manner.

    We will, as promptly as practicable, notify you orally or in writing if there is any delay in acceptance, extension, termination or amendment. If we amend the exchange offer in any manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that we will distribute to you. We will also extend the exchange offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that period.

    In all cases we will issue new notes for old notes accepted for exchange in the exchange offer only after the exchange agent timely receives a properly completed and duly executed letter of transmittal and all other required documents. We reserve the right to waive any conditions of the exchange offer or defects or irregularities in the tender of old notes. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater number of notes than the holder desires to exchange, such unaccepted or non-exchanged old notes or substitute old notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder, unless otherwise provided in the letter of transmittal, as promptly as practicable after the expiration or termination of the exchange offer.

    INTEREST ON THE NEW NOTES. You will not receive accrued interest on old notes that are accepted for exchange at the time of exchange. However, we will pay accrued but unpaid interest on exchanged old notes on the new notes on the first interest payment date following consummation of the exchange offer.

    PROCEDURES FOR TENDERING OLD NOTES. Your tender of old notes through one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. In order to tender old notes, you must

    - properly complete and sign a letter of transmittal or a facsimile thereof and deliver the same, together with any corresponding certificate or certificates representing the old notes being tendered and any required signature guarantees, to the exchange agent at its address set forth in the letter of transmittal on or prior to the expiration date,

    - comply with the procedure for book-entry transfer described below, or

    - comply with the guaranteed delivery procedures described below.

    You do not need to have our signature guaranteed if the tendered old notes are registered in the name of the signer of the letter of transmittal and the new notes to be issued in exchange are to be issued and any untendered old notes are to be reissued in the name of the registered holder, including any participant in DTC (also referred to as a book-entry facility) whose name appears on a security listing as the owner of old notes. In any other case you must endorse the tendered old notes or accompany them with written instruments of transfer in a form satisfactory to us and duly executed by the registered holder. In addition, the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution which is a member of one of the following recognized signature guarantee programs:

    - The Securities Transfer Agents Medallion Program (STAMP),

    - The New York Stock Exchange Medallion Signature Program (MSF), or

    - The Stock Exchange Medallion Program (SEMP).

    If the new notes or old notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the old notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

    YOU MUST ELECT, AND ACCEPT THE RISK OF, THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE RECOMMEND THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND ANY LETTER OF TRANSMITTAL OR OLD NOTES TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

    We understand that the exchange agent has confirmed with DTC that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program ("ATOP") to tender old notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that DTC establish an account with respect to the old notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange of the old notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer and timely receipt by the exchange agent of an agent's message, and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of Book-Entry Confirmation, which states that:

    - DTC has received an express acknowledgment from a participant tendering old notes which are the subject of such Book-Entry Confirmation,

    - the participant has received and agrees to be bound by the terms of the letter of transmittal, and

    - we may enforce such agreement against such participant.

    A tender will be deemed to have been received as of the date when

    - the tendering holder's properly completed and duly signed letter of transmittal accompanied by the old notes or a confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC, is received by the exchange agent, or

    - a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an eligible institution is received by the exchange agent.

    Issuances of new notes in exchange for old notes tendered pursuant to a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an eligible institution will be made only against submission of a duly signed letter of transmittal and any other required documents and deposit of the tendered old notes.

    We will determine all questions as to the validity, form, eligibility including time of receipt, and acceptance for exchange of any tender of old notes in our reasonable judgment. Our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularity in the tender of any old notes. Neither we, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Any old notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if old notes are submitted in principal amount greater than the principal amount of old notes being tendered by such tendering holder, such unaccepted or non-exchanged old notes will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

    In addition, we reserve the right in our sole discretion

    - to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date, and

    - to the extent permitted by applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

    The terms of any such purchases or offers will differ from the terms of the exchange offer.

    GUARANTEED DELIVERY PROCEDURES. If you desire to accept the exchange offer and time will not permit a letter of transmittal or old notes to reach the exchange agent before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if the exchange agent has received at its office, on or prior to the expiration date, a letter, telegram or facsimile transmission from an eligible institution

    - setting forth the name and address of the tendering holder,

    - setting forth the name(s) in which the old notes are registered and the certificate number(s) of the old notes to be tendered,

    - stating that the tender is being made thereby, and

    - guaranteeing that, within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the eligible institution, such old notes, in proper form for transfer or a confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC, will be delivered by such eligible institution together with a properly completed and duly executed letter of transmittal and any other required documents.

    Unless old notes being tendered by the above-described method are deposited with the exchange agent within the time period set forth above, accompanied or preceded by a properly competed letter of transmittal and any other required documents, we may, at our option, reject the tender. Copies of a notice of guaranteed delivery which may be used by eligible institutions for the purposes described in this paragraph are available from the exchange agent.

    TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL. The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

    The party tendering old notes for exchange (the "transferor") exchanges, assigns and transfers the old notes to us and irrevocably constitutes and appoints the exchange agent as the transferor's agent and attorney-in-fact to cause the old notes to be assigned, transferred and exchanged. The transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the old notes and to acquire new notes issuable upon the exchange of such tendered old notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered old notes or to transfer ownership of such old notes on the account books maintained by DTC. All authority conferred by the transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of such Transferor.

    By executing a letter of transmittal, each holder will make to us the representations set forth above under the heading "--Purpose and Effect of the Exchange Offer."

    WITHDRAWAL OF TENDERS OF OLD NOTES. Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date provided the old notes have not already been accepted for exchange.

    To withdraw a tender of old notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must

    - specify the name of the person having deposited the old notes to be withdrawn (the "depositor"),

    - identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes,

    - contain a statement that the holder is withdrawing its election to have such old notes exchanged,

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the Transfer Agent with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender, and

    - specify the name in which any such old notes are to be registered, if different from that of the depositor.

    If old notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility. All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under "--Procedures for tendering old notes" at any time prior to the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

    Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we are not required to accept for exchange, or exchange new notes for, any old notes, and may terminate the exchange offer as provided herein before the acceptance of such old notes, if:

    - any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in our reasonable judgment, would prohibit, restrict or otherwise render illegal consummation of the exchange offer; or

    - any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

    - there shall occur a change in the current interpretations by the staff of the Securities and Exchange Commission which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer.

    If we determine in our reasonable judgment that any of the above conditions are not satisfied, we may

    - refuse to accept any old notes and return all tendered old notes to the tendering holders,

    - extend the exchange offer and retain all old notes tendered prior to the expiration date, subject, however, to the right of holders to withdraw such old notes, or

    - waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered old notes which have not been withdrawn.

    If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of time, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such period.

EXCHANGE AGENT

    We have appointed United States Trust Company of New York as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

          By mail:             By overnight courier:          By hand:
United States Trust Company    United States Trust Company    United States Trust Company
  of New York                  of New York                    of New York
P. O. Box 844                  Corporate Trust Operations     111 Broadway
Cooper Station                 Department                     Lower Level
New York, NY 10276-0844        770 Broadway - 13th Floor      New York, NY 10006
Attn: Corporate Trust          New York, NY 10003             Attn: Corporate Trust
Services                                                      Services
(registered or certified mail
recommended)

                                       By facsimile:
                                      (212) 420-6152
                             (For eligible institutions only)
                                   Confirm by Telephone:
                                      (800) 548-6565

FEES AND EXPENSES

    We will bear all fees and the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by our officers and regular employees and those of affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

    We have not retained any dealer-manager or other soliciting agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, the letter of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

    The cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $100,000. These expenses include fees and expenses of the exchange agent and transfer agent and registrar, accounting and legal fees and printing costs, among others.

    We will pay all transfer taxes, if any, applicable to the exchange of the old notes for new notes in the exchange offer. If, however, new notes, or old notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered or if a transfer tax is imposed for any reason other than the exchange of the old notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

    The old notes that are not exchanged for new notes in the exchange offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such old notes may be resold only

    - to us or any of our subsidiaries,

    - to a qualified institutional buyer in compliance with Rule 144A,

    - to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the old notes and, if such transfer is in respect of an aggregate principal amount of old notes at the time of transfer of less than $100,000, an opinion of counsel acceptable to us that such transfer is in compliance with the Securities Act,

    - outside the United States in compliance with Rule 904 under the Securities Act,

    - pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available, or

    - pursuant to an effective registration statement under the Securities Act.

    The liquidity of the old notes could be adversely affected by the exchange offer. Following the consummation of the exchange offer, holders of the old notes will have no further registration rights under the registration rights agreement and will not be entitled to the liquidated damages applicable to the old notes.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to certain payments of interest, original issue discount, premium and to the proceeds of sales of notes made to non-United States holders, other than certain exempt recipients (such as corporations). In addition, a backup withholding tax of 31% may apply to such payments unless the non-United States holder provides appropriate certification of foreign status. Prospective non-United States holders should consult their own tax advisors regarding the application of the new Treasury regulations to an investment in the notes.

    THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM YOUR PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The accompanying unaudited pro forma balance sheet as of March 31, 2000 gives effect to the issuance of $300.0 million of old notes and the repayment of $193.0 million of Dobson Operating Co.'s revolving credit facility as if these transactions had occurred on March 31, 2000. As of June 22, 2000, the total outstanding indebtedness under Dobson Operating Co.'s revolving credit facility, and the amount of net proceeds to be used to fully repay the revolving credit facility, was $204.0 million.

    In addition, the accompanying unaudited pro forma statements of operations give effect to the above transaction and the following transactions as if each had occurred on January 1, 1999:

    - the consummation of the offering of 25,000,000 shares of our Class A common stock at an initial public offering price of $22.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses, and the concurrent offering of 1,500,000 shares of our Class A common stock to AT&T Wireless at an offering price of $20.735 per share;

    - our acquisition of a 50.0% interest in the American Cellular joint venture and its acquisition of American Cellular;

    - the redemption of all of our outstanding Class E preferred stock;

    - the establishment of new credit facilities by our subsidiary, Dobson Operating Co., to replace certain existing credit facilities;

    - the purchase of $159.7 million principal aggregate amount of our 11 3/4% senior notes using proceeds provided by the new credit facilities at Dobson Operating Co.; and

    - our second quarter 1999 issuance of $170.0 million aggregate liquidation preference amount of our 13% senior preferred stock and the utilization of the net proceeds from that issuance to redeem all our Class F and Class G preferred stock and to reduce our subsidiaries' bank debt.

    On May 1, 2000, Dobson Operating Co. borrowed an additional $125.0 million under its Discretionary Term Loan B to fund the acquisition of Texas 9 RSA. On June 14, 2000, we entered into a definitive agreement to acquire the FCC license for, and certain assets related to, Oklahoma 6 RSA for $72.0 million, subject to adjustment. The accompanying pro forma balance sheet does not reflect the Texas 9 RSA or Oklahoma 6 RSA transactions or the related financing.

    We provide the following unaudited pro forma consolidated financial statements and the related notes for informational purposes only. The unaudited pro forma consolidated financial statements are based upon currently available information and assumptions that we believe are reasonable. The accompanying data do not purport to represent what our results of operations would have been if the pro forma transactions had been completed on the dates indicated, nor do they purport to indicate our future financial position or results of operations. You should read the unaudited pro forma consolidated financial statements and notes thereto in conjunction with "Capitalization," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes that we include elsewhere in this prospectus.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 2000

                                                                  DOBSON
                                                              COMMUNICATIONS
                                                               CORPORATION     ADJUSTMENTS     PRO FORMA
                                                              --------------   -----------     ----------
                                                                           ($ IN THOUSANDS)
Operating revenues:
  Service revenues..........................................    $   56,327     $       --      $   56,327
  Roaming revenues..........................................        43,797             --          43,797
  Equipment sales and other revenues........................         5,229             --           5,229
                                                                ----------     ----------      ----------
    Total operating revenues................................       105,353             --         105,353
                                                                ----------     ----------      ----------
Operating expenses:
  Cost of services..........................................        23,023             --          23,023
  Cost of equipment.........................................        11,323             --          11,323
  Marketing and selling.....................................        16,634             --          16,634
  General and administrative................................        16,027             --          16,027
  Depreciation and amortization.............................        35,214             --          35,214
                                                                ----------     ----------      ----------
    Total operating expenses................................       102,221             --         102,221
                                                                ----------     ----------      ----------
Operating income............................................         3,132             --           3,132
                                                                ----------     ----------      ----------
Interest expense............................................       (31,191)        (4,497)(1)     (35,688)
Loss from investment in joint venture.......................        (5,841)        (9,176)(2)     (15,017)
Other income, net...........................................         2,867             --           2,867
                                                                ----------     ----------      ----------
Loss before minority interests and income taxes.............       (31,033)       (13,673)        (44,706)
Minority interests in income of subsidiaries................        (1,061)            --          (1,061)
                                                                ----------     ----------      ----------
Loss from continuing operations before income taxes.........       (32,094)       (13,673)        (45,767)
Income tax benefit..........................................         9,976          1,709 (3)      11,685
                                                                ----------     ----------      ----------
Loss from continuing operations.............................       (22,118)       (11,964)        (34,082)
Dividends on preferred stock................................       (75,408)           531 (4)     (74,877)
                                                                ----------     ----------      ----------
Loss from continuing operations applicable to common
  stockholders..............................................    $  (97,526)    $  (11,433)     $ (108,959)
                                                                ==========     ==========      ==========
Loss from continuing operations applicable to common
  stockholders per common share.............................    $    (1.28)                    $    (1.17)
                                                                ==========                     ==========
Weighted average common shares outstanding..................    76,464,331                     93,437,647
                                                                ==========                     ==========

--------------------------

(1) This reflects:

    - the elimination of $0.1 million of interest expense associated with our redemption of $159.7 million principal amount of our 11 3/4% senior notes in January 2000 with proceeds from Dobson Operating Co.'s new credit facilities;

    - the addition of $0.1 million of amortization of deferred financing costs related to the new credit facilities of our subsidiary, Dobson Operating Co.;

    - the addition of $8.1 million of interest expense associated with the issuance of the Notes;

    - an elimination of $3.9 million of interest expense associated with repayment of bank debt with proceeds from the sale of the old notes;

    - the addition of $0.1 million of interest expense associated with the amortization of the disccount on the old notes; and

    - the addition of amortization of $0.2 million of deferred financing costs related to the issuance of these Notes.

(2) This reflects the pro forma net loss of American Cellular for the portion of the three months ended March 31, 2000 in which we did not own an interest.

(3) This reflects the income tax effect of the pro forma adjustments.

(4) This reflects the elimination of dividends on our redeemed Class D preferred stock.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999

                                                                  DOBSON
                                                              COMMUNICATIONS
                                                               CORPORATION     ADJUSTMENTS      PRO FORMA
                                                              --------------   -----------      ----------
                                                                            ($ IN THOUSANDS)
Operating revenues:
  Service revenues..........................................    $  199,407      $     --        $  199,407
  Roaming revenues..........................................       145,473            --           145,473
  Equipment sales and other revenues........................        14,391            --            14,391
                                                                ----------      --------        ----------
    Total operating revenues................................       359,271            --           359,271
                                                                ----------      --------        ----------
Operating expenses:
  Cost of services..........................................        86,740            --            86,740
  Cost of equipment.........................................        28,512            --            28,512
  Marketing and selling.....................................        50,649            --            50,649
  General and administrative................................        55,482            --            55,482
  Depreciation and amortization.............................       127,440            --           127,440
                                                                ----------      --------        ----------
    Total operating expenses................................       348,823            --           348,823
                                                                ----------      --------        ----------
Operating income (loss).....................................        10,448            --            10,448
                                                                ----------      --------        ----------
Interest expense............................................      (109,509)      (13,973)(1)      (123,482)
Loss from investment in joint venture.......................            --       (45,867)(2)       (45,867)
Other income, net...........................................         3,853            --             3,853
                                                                ----------      --------        ----------
Loss before minority interests and income taxes.............       (95,208)      (59,840)         (155,048)
Minority interests in income of subsidiaries................        (3,308)           --            (3,308)
                                                                ----------      --------        ----------
Loss from continuing operations before income taxes.........       (98,516)      (59,840)         (158,356)
Income tax benefit..........................................        37,436         5,310 (3)        42,746
                                                                ----------      --------        ----------
Loss from continuing operations.............................       (61,080)      (54,530)         (115,610)
Dividends on preferred stock................................       (69,477)        6,579 (4)       (62,898)
                                                                ----------      --------        ----------
Loss from continuing operations applicable to common
  stockholders..............................................    $ (130,557)     $(47,951)       $ (178,508)
                                                                ==========      ========        ==========
Loss from continuing operations applicable to common
  stockholders per common share.............................    $    (2.38)                     $    (1.91)
                                                                ==========                      ==========
Weighted average common shares outstanding..................    54,823,354                      93,437,647
                                                                ==========                      ==========

--------------------------

(1) This reflects:

    - the elimination of $2.9 million of interest expense associated with the repayment of $100.0 million of bank debt from a portion of the proceeds of the sale of our 13% senior preferred stock;

    - the elimination of $3.0 million of interest expense associated with the redemption of $159.7 million of our 11 3/4% senior notes in January 2000 with proceeds from Dobson Operating Co.'s credit facilities;

    - the addition of $1.7 million of amortization of deferred financing costs related to the credit facilities of Dobson Operating Co.;

    - the addition of $32.6 million of interest expense associated with the issuance of the Notes;

    - the addition of $0.2 million of interest expense associated with the amortization of the discount on the old notes;

    - an elimination of $15.4 million of interest expense associated with the repayment of bank debt from the proceeds of the sale of the old notes; and

    - the addition of $0.8 million of amortization of deferred financing costs related to the issuance of the Notes.

(2) This reflects the pro forma net loss of American Cellular for the year ended December 31, 1999.

(3) This reflects the income tax effect of the pro forma adjustments.

(4) This reflects:

    - the elimination of dividends on our redeemed Class D preferred stock;

    - the elimination of preferred stock dividends on our redeemed Class F and Class G preferred stock; and

    - the addition of non-cash preferred stock dividends related to the issuance of our 13% senior preferred stock.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                              AS OF MARCH 31, 2000

                                                             DOBSON
                                                         COMMUNICATIONS
                                                          CORPORATION     ADJUSTMENTS    PRO FORMA
                                                         --------------   -----------    ----------
                                                                      ($ IN THOUSANDS)
ASSETS
Current assets, net of restricted investments..........    $  155,405      $  96,735 (1) $  252,140
Restricted investments.................................        49,695             --         49,695
Property, plant and equipment..........................       242,153             --        242,153
Receivable--affiliate..................................        10,636             --         10,636
Cellular license acquisition cost......................     1,329,469             --      1,329,469
Deferred financing costs...............................        72,959          8,000 (1)     80,959
Other intangibles......................................        42,655             --         42,655
Investment in American Cellular Joint Venture..........       376,659             --        376,659
Other assets...........................................        12,450             --         12,450
                                                           ----------      ---------     ----------
    Total assets.......................................    $2,292,081      $ 104,735     $2,396,816
                                                           ==========      =========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities....................................    $  124,003      $      --     $  124,003
Long-term debt, net of current portion.................     1,238,925        104,735 (1)  1,343,660
Deferred credits.......................................       185,522             --        185,522
Minority interests.....................................        20,371             --         20,371
Preferred stock........................................       471,103             --        471,103
Stockholders' equity...................................       252,157             --        252,157
                                                           ----------      ---------     ----------
  Total liabilities and stockholders' equity...........    $2,292,081      $ 104,735     $2,396,816
                                                           ==========      =========     ==========

--------------------------

(1) This reflects the issuance of $300.0 million aggregate principal amount of old notes and related deferred financing costs, net of the repayment of $193.0 million outstanding at March 31, 2000 under Dobson Operating Co.'s revolving credit facility. At June 22, 2000, the outstanding principal balance under this revolving credit facility was $204.0 million.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

    The following tables set forth certain of our historical consolidated financial and other data as of and for each of the five years in the period ended December 31, 1999 and as of and for each of the three month periods ended March 31, 1999 and March 31, 2000. We derived our consolidated financial data as of December 31, 1998 and December 31, 1999 and for each of the three years in the period ended December 31, 1999 from our consolidated financial statements included elsewhere in this offering memorandum, which have been audited by Arthur Andersen LLP. We derived our consolidated financial data as of December 31, 1995 and December 31, 1996 and for each of the two years in the period ended December 31, 1996 from our consolidated financial statements not included in this prospectus, which have also been audited by Arthur Andersen LLP. We derived our consolidated financial data as of and for the three month periods ended March 31, 1999 and March 31, 2000 from our unaudited consolidated financial statements included elsewhere in this prospectus, which, in our opinion, reflect all adjustments, consisting only of normal recurring accruals, necessary to present fairly the data presented for such period.

    The following tables also set forth certain historical consolidated financial data of American Cellular and its predecessor, PriCellular. We derived American Cellular's consolidated financial data for the period from February 26, 1998 through December 31, 1998 and for the year ended December 31, 1999 from its consolidated financial statements included elsewhere in this prospectus which have been audited by Ernst & Young LLP. We derived the consolidated financial data of American Cellular's predecessor, PriCellular, for the six months ended June 30, 1998 and for each of the two years in the period ended December 31, 1997 from its predecessor's consolidated financial statements included elsewhere in this prospectus, which have also been audited by Ernst & Young LLP. We derived the selected consolidated financial data of American Cellular's predecessor, PriCellular, for the year ended December 31, 1995 from its consolidated financial statements not included in this prospectus, which have also been audited by Ernst & Young LLP. We derived American Cellular's condensed consolidated financial data for the period from January 1, 2000 through February 25, 2000, from its unaudited condensed consolidated financial statements included elsewhere in this prospectus, which in the opinion of American Cellular's management, reflect all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of the results for the interim period.

    Our historical data for each of the five years in the period ended
December 31, 1999 and for each of the three month periods ended March 31, 1999 and March 31, 2000 include the operations of acquisitions we made, as applicable during those periods, from the date of each acquisition. These acquisitions materially affect the comparability of data from one period to another. Our operating results for the periods ended March 31, 1999 and March 31, 2000 and those of American Cellular for the period January 1, 2000 through February 25, 2000 are not necessarily indicative of results that may be expected for a full year. American Cellular was formed on February 26, 1998, but it did not have operations until it acquired PriCellular on June 25, 1998. You should read the following historical consolidated financial data in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes that we include elsewhere in this prospectus.

    In the following tables, our EBITDA, before other income and minority interests, represents earnings (loss) from continuing operations before interest income, interest expense, income taxes, depreciation, amortization, and other income and minority interests in income of subsidiaries. American Cellular's EBITDA, before other income and nonrecurring charges, represents earnings (loss) from continuing operations before interest income, interest expense, income taxes, depreciation, amortization, and other income and nonrecurring charges. We believe that EBITDA provides meaningful additional information concerning a company's operating results and its ability to service its long-term debt and other fixed obligations and to fund its continued growth. Many financial analysts consider EBITDA to be a meaningful indicator of an entity's ability to meet its future financial obligations, and they consider growth in EBITDA to be an indicator of future profitability, especially in a capital-intensive industry such as wireless telecommunications. You should not construe EBITDA as an alternative to operating income (loss) as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures of other companies. See our consolidated statements of cash flows in our consolidated financial statements included elsewhere in this prospectus.

    Our earnings were insufficient to cover combined fixed charges and preferred stock dividends by $2.7 million for the year ended December 31, 1996, $21.9 million for the year ended December 31, 1997, $58.7 million for the year ended December 31, 1998, $168.0 million for the year ended December 31, 1999, $49.1 million for the three months ended March 31, 1999 and $107.5 million for the three months ended March 31, 2000. We define earnings as net income (loss) before discontinued operations, extraordinary items, interest expense, amortization, financing costs, taxes and the portion of rent expenses under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of rent expense under operating leases representative of interest.

    We determine market penetration by dividing our total subscribers at the end of the period by our estimated total population. We calculate average monthly cellular churn rates based on the number of cellular subscriber cancellations during the period as a percentage of the weighted average total cellular subscribers for the period. Average monthly revenues per cellular subscriber exclude equipment sales and other revenues. For a more complete description of the calculation of average monthly revenue per cellular subscriber, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Revenues."

                       DOBSON COMMUNICATIONS CORPORATION

                                                                                                            THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                              MARCH 31,
                                        --------------------------------------------------------------   ------------------------
                                           1995         1996         1997         1998         1999         1999          2000
                                        ----------   ----------   ----------   ----------   ----------   -----------   ----------
                                                                                                               (UNAUDITED)
                                                                            ($ IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Operating revenues:
    Service revenues..................  $   13,949   $   17,593   $   46,121   $   80,151   $  199,407   $   45,869    $   56,327
    Roaming revenues..................       4,370        7,852       26,263       66,479      145,473       28,097        43,797
    Equipment sales and other
      revenues........................       1,364        1,494        2,041        4,154       14,391        3,280         5,229
                                        ----------   ----------   ----------   ----------   ----------   ----------    ----------
      Total operating revenues........      19,683       26,939       74,425      150,784      359,271       77,246       105,353
                                        ----------   ----------   ----------   ----------   ----------   ----------    ----------
  Operating expenses:
    Cost of service...................       4,654        6,119       24,142       44,016       86,740       20,357        23,023
    Cost of equipment.................       2,013        2,571        4,046        8,360       28,512        5,817        11,323
    Marketing and selling.............       3,103        4,462       10,669       22,393       50,649       10,210        16,634
    General and administrative........       3,035        3,902       11,555       26,051       55,482       12,813        16,027
    Depreciation and amortization.....       2,529        5,241       16,798       47,110      127,440       35,727        35,214
                                        ----------   ----------   ----------   ----------   ----------   ----------    ----------
      Total operating expenses........      15,334       22,295       67,210      147,930      348,823       84,924       102,221
                                        ----------   ----------   ----------   ----------   ----------   ----------    ----------
  Operating income (loss).............       4,349        4,644        7,215        2,854       10,448       (7,678)        3,132
  Interest expense....................      (1,854)      (4,284)     (27,640)     (38,979)    (109,509)     (28,360)      (31,191)
  Other income (expense), net.........        (210)      (1,503)       2,777        3,858        3,853        1,609         2,867
  Minority interests in income (loss)
  of
    subsidiaries......................      (1,334)        (675)      (1,693)      (2,487)      (3,308)        (556)       (1,061)
  Loss from investment in joint
  venture.............................          --           --           --           --           --           --        (5,841)
  Income tax (provision) benefit......        (347)         593        3,625       11,469       37,436       13,294         9,976
                                        ----------   ----------   ----------   ----------   ----------   ----------    ----------
  Income (loss) from continuing
    operations before
    extraordinary items...............         604       (1,225)     (15,716)     (23,285)     (61,080)     (21,691)      (22,118)
                                        ----------   ----------   ----------   ----------   ----------   ----------    ----------
  Income (loss) from discontinued
    operations........................         500          331          332      (27,110)     (48,243)     (12,054)           --
  Extraordinary items.................          --         (527)      (1,350)      (2,166)     (18,248)          --       (20,387)
                                        ----------   ----------   ----------   ----------   ----------   ----------    ----------
  Net income (loss)...................       1,104       (1,421)     (16,734)     (52,561)    (127,571)     (33,745)      (42,505)
  Dividends on preferred stock........        (591)        (849)      (2,603)     (23,955)     (69,477)     (14,116)      (75,408)
                                        ----------   ----------   ----------   ----------   ----------   ----------    ----------
  Net income (loss) applicable to
    common stockholders...............  $      513   $   (2,270)  $  (19,337)  $  (76,516)  $ (197,048)  $  (47,861)   $ (117,913)
                                        ==========   ==========   ==========   ==========   ==========   ==========    ==========
  Net loss applicable to common
    stockholders per common share:
    Before discontinued operations and
      extraordinary expense...........  $       --   $    (0.04)  $    (0.35)  $    (0.90)  $    (2.38)  $    (0.65)   $    (1.28)
    Discontinued operations...........        0.01         0.01         0.01        (0.51)       (1.21)       (0.22)           --
    Extraordinary expense.............          --        (0.01)       (0.03)       (0.04)          --           --         (0.26)
                                        ----------   ----------   ----------   ----------   ----------   ----------    ----------
  Net loss applicable to common
    stockholders per common share.....  $     0.01   $    (0.04)  $    (0.37)  $    (1.45)  $    (3.59)  $    (0.87)   $    (1.54)
                                        ==========   ==========   ==========   ==========   ==========   ==========    ==========
  Cash dividends declared per common
    share.............................  $     0.01   $     0.01   $     0.14   $       --   $       --   $       --    $       --
                                        ==========   ==========   ==========   ==========   ==========   ==========    ==========
  Weighted average common shares
    outstanding.......................  52,728,059   52,728,059   52,728,059   52,773,972   54,823,354   54,823,354    76,464,331
                                        ==========   ==========   ==========   ==========   ==========   ==========    ==========

                       DOBSON COMMUNICATIONS CORPORATION

                                                                                                         THREE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                              MARCH 31,
                                     --------------------------------------------------------------   ------------------------
                                        1995         1996         1997         1998         1999         1999          2000
                                     ----------   ----------   ----------   ----------   ----------   -----------   ----------
                                                                                                            (UNAUDITED)
                                                           ($ IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)
OTHER FINANCIAL DATA:
  Cash flows provided by operating
    activities.....................  $    4,634   $    5,239   $    6,908   $   28,024   $   26,661   $    8,000    $   20,990
  Cash flows used in investing
    activities.....................      (6,538)     (43,894)    (217,640)    (999,063)    (123,506)     (30,505)     (581,075)
  Cash flows provided by financing
    activities.....................       2,029       38,904      212,505      990,610       78,772        2,000       636,726
  EBITDA...........................       6,878        9,885       24,013       49,964      137,888       28,049        38,346
  EBITDA margin....................        34.9%        36.7%        32.3%        33.1%        38.4%        36.3%         36.4%
  Ratio of earnings to combined
    fixed charges and preferred
    stock dividends................       1.15x           --           --           --           --           --            --
  Capital expenditures.............  $    3,925   $   13,536   $   17,773   $   55,289   $   91,537   $    7,327    $   26,109

OTHER DATA:
  Cellular subscribers (at period
    end)...........................      26,600       34,000      100,000      352,000      444,700      381,800       523,400
  Cellular penetration (at period
    end)...........................         8.0%         5.8%         6.1%         6.8%         7.5%         6.7%          8.2%
  Average monthly cellular churn
    rates..........................         1.5%         1.8%         1.9%         2.0%         2.0%         1.8%          1.8%
  Average monthly revenues per
    cellular subscriber, excluding
    roaming revenues...............  $       50   $       48   $       52   $       48   $       42   $       42    $       39
  Average monthly revenues per
    cellular subscriber, including
    roaming revenues...............  $       66   $       70   $       81   $       88   $       72   $       69    $       69
  Cellular cell sites (at period
    end)...........................          46           67          135          414          488          410           609

                                                                        AS OF DECEMBER 31,
                                                     --------------------------------------------------------         AS OF
                                                       1995       1996       1997        1998         1999       MARCH 31, 2000
                                                     --------   --------   --------   ----------   ----------   -----------------
                                                                                                                   (UNAUDITED)
                                                                                   ($ IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents........................  $   732    $   981    $  2,752   $   22,324   $    4,251      $   80,892
  Net fixed assets.................................   11,414     26,794      52,374      173,054      208,568         242,153
  Total assets.....................................   37,711     95,376     359,645    1,703,427    1,655,084       2,292,081
  Total debt.......................................   24,319     75,750     335,570    1,121,556    1,068,857       1,254,176
  Mandatorily redeemable preferred stock...........    5,913     10,000      11,623      381,320      540,722         471,103
  Stockholders' (deficit) equity...................   (6,971)    (9,802)    (36,673)    (156,783)    (353,830)        252,157

                         AMERICAN CELLULAR CORPORATION

                                         PRICELLULAR (THE PREDECESSOR COMPANY)
                                     ---------------------------------------------

                                                                        SIX MONTHS
                                         YEAR ENDED DECEMBER 31,          ENDED
                                     --------------------------------    JUNE 30,
                                       1995        1996        1997        1998
                                     ---------   ---------   --------   ----------
                                        ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Total operating revenues........   $  41,504   $ 112,616   $181,000    $108,670
                                     ---------   ---------   --------    --------
  Operating expenses:
    Cost of service...............      10,694      29,571     48,691      20,911
    Cost of equipment.............       4,951      10,073     12,841       5,365
    Selling, general and
      administrative..............      16,512      34,502     53,485      30,230
    Depreciation and
      amortization................      10,337      19,537     28,759      17,553
    Nonrecurring charges..........          --          --         --       4,889
                                     ---------   ---------   --------    --------
      Total operating expenses....      42,494      93,683    143,776      78,948
                                     ---------   ---------   --------    --------
  Operating income (loss).........        (990)     18,933     37,224      29,722
  Gain (loss) on sale of
    investments in cellular
    operations....................      11,598      (1,401)     8,423        (133)
  Interest expense................     (22,953)    (47,076)   (67,392)    (38,955)
  Other income net................       4,634       6,501      8,114       3,080
  Income tax provision............          --          --         --          --
                                     ---------   ---------   --------    --------
  Net loss........................      (7,711)    (23,043)   (13,631)     (6,286)
  Dividends on preferred stock....          --      (6,178)    (6,540)     (3,357)
                                     ---------   ---------   --------    --------
  Net loss applicable to common
    stockholders..................   $  (7,711)  $ (29,221)  $(20,171)   $ (9,643)
                                     =========   =========   ========    ========

OTHER FINANCIAL DATA:
  Cash flows provided by operating
    activities....................   $   4,110   $  39,371   $ 49,026    $ 11,665
  Cash flows used in investing
    activities....................    (204,353)   (200,969)   (36,284)    (80,327)
  Cash flows provided by (used in)
    financing activities..........     278,276     138,518    (51,749)     58,765
  EBITDA..........................       9,347      38,470     65,983      52,164
  EBITDA margin...................        22.5%       34.2%      36.5%       48.0%
  Capital expenditures............   $   6,794   $  29,470   $ 25,717    $ 20,517

OTHER DATA:
  Cellular subscribers (at period
    end)..........................      73,000     139,800    243,700     286,000
  Cellular penetration (at period
    end)..........................         2.0%        3.6%       5.3%        5.9%
  Average monthly cellular churn
    rates.........................         2.0%        1.6%       1.8%        1.4%

                                                       AMERICAN CELLULAR
                                    --------------------------------------------------------
                                        PERIOD FROM
                                     FEBRUARY 26, 1998                       PERIOD FROM
                                    (DATE OF FORMATION)    YEAR ENDED      JANUARY 1, 2000
                                          THROUGH         DECEMBER 31,         THROUGH
                                     DECEMBER 31, 1998        1999        FEBRUARY 25, 2000
                                    -------------------   -------------   ------------------
                                            ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Total operating revenues........      $   122,409         $ 292,824          $ 49,922
                                        -----------         ---------          --------
  Operating expenses:
    Cost of service...............           10,917            24,249             5,430
    Cost of equipment.............            7,271            19,356             3,510
    Selling, general and
      administrative..............           37,625            74,428            13,642
    Depreciation and
      amortization................           45,569            97,217            16,720
    Nonrecurring charges..........            4,355                --                --
                                        -----------         ---------          --------
      Total operating expenses....          105,737           215,250            39,302
                                        -----------         ---------          --------
  Operating income (loss).........           16,672            77,574            10,620
  Gain (loss) on sale of
    investments in cellular
    operations....................               --                --                --
  Interest expense................          (61,477)         (106,888)          (16,051)
  Other income net................            4,936             4,918              (520)
  Income tax provision............             (530)           (5,418)             (154)
                                        -----------         ---------          --------
  Net loss........................          (40,399)          (29,814)           (6,105)
  Dividends on preferred stock....          (21,375)          (44,105)           (7,291)
                                        -----------         ---------          --------
  Net loss applicable to common
    stockholders..................      $   (61,774)        $ (73,919)         $(13,396)
                                        ===========         =========          ========
OTHER FINANCIAL DATA:
  Cash flows provided by operating
    activities....................      $    35,295         $  62,976          $  3,211
  Cash flows used in investing
    activities....................       (1,512,745)          (21,858)           (9,400)
  Cash flows provided by (used in)
    financing activities..........        1,511,465              (237)               --
  EBITDA..........................           66,596           174,791            27,340
  EBITDA margin...................             54.4%             59.7%             54.8%
  Capital expenditures............      $    24,260         $  50,462          $  8,982
OTHER DATA:
  Cellular subscribers (at period
    end)..........................          334,500           431,200           447,900
  Cellular penetration (at period
    end)..........................              6.8%              8.9%              9.3%
  Average monthly cellular churn
    rates.........................              1.8%              1.6%              1.6%

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES CONTAINED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are a leading provider of rural and suburban cellular telephone services. We began providing cellular telephone service in 1990 in Oklahoma and the Texas Panhandle. We have expanded our cellular operations rapidly since then, primarily through acquisitions. As of March 31, 2000, our cellular systems covered a total population of approximately 6.4 million and we had approximately 523,400 subscribers.

    On February 25, 2000, our equally-owned joint venture with AT&T Wireless acquired American Cellular for approximately $2.5 billion, including fees and expenses. As of March 31, 2000, American Cellular's systems covered a total population of approximately 4.8 million and had approximately 455,300 subscribers, primarily in rural areas of the midwestern and eastern United States. We account for our interest in the American Cellular joint venture using the equity method of accounting. As a result, we reflect our proportionate share of the joint venture's equity in a single line item entitled "Investment in American Cellular Joint Venture" in our balance sheet and we reflect our proportionate share of the joint venture's net income or losses in a single line item entitled "Loss from investment in joint venture" in our statement of operations. To the extent that the joint venture incurs losses in the future, our "Investment in American Cellular Joint Venture" will be reduced.

REVENUES

    Our cellular revenues consist of service revenues, roaming revenues and equipment sales and other revenues. There has been an industry trend of declining average revenues per minute of use as competition among wireless service providers has led to reductions in rates for airtime and subscriptions and other charges. We believe that the impact of this trend will be mitigated by increases in the number of wireless telecommunications subscribers and the number of minutes of usage per subscriber. There has also been a broad trend in the wireless telecommunications industry of declining average revenues per subscriber. We believe that this downward trend results primarily from the addition of new lower usage customers who utilize wireless services for personal convenience, security or as a backup to their traditional landline telephone as well as declining average revenues per minute.

    Roaming revenues are revenues we derive from providing service to subscribers of other wireless providers when those subscribers "roam" into our markets and use our systems to carry their calls. Roaming accounted for 35.3%, 44.1%, 40.5%, 36.4% and 41.6% of our cellular revenue for the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000, respectively. Roaming revenues typically yield higher average per minute rates and higher margins than revenues from our subscribers. We achieve these higher margins because we incur virtually no costs related to equipment, customer service or collections to earn roaming revenues. See "Risk Factors-- Risks Related to Our Business--We depend on our roaming agreements with AT&T Wireless and our other roaming partners for a substantial portion of our operating revenues. If AT&T Wireless were to terminate its roaming agreement with us, our results of operations would be harmed substantially."

    We include any toll, or long-distance, revenues related to our cellular and roaming services in service revenues and roaming revenues. Our roaming yield, which is our roaming service revenues, including airtime, toll charges and surcharges, divided by roaming minutes of use, was $0.72, $0.61, $0.48, $0.57 and $0.43 per minute for the years ended December 31, 1997, 1998 and 1999, and for the three months ended March 31, 1999 and 2000, respectively. Despite the decline in our roaming yield, we have seen overall roaming revenues grow due to growth in roaming minutes of use.

    We derive roaming revenues from charges to our subscribers when those subscribers roam into other wireless providers' markets. Through 1999, our accounting practice was to net those revenues against the associated expenses charged to us by third-party wireless providers (that is, the fees we pay the other wireless providers for carrying our subscribers' calls on their network) and to record the net expense as cost of service. Historically, we have been able to pass through to our subscribers the majority of the costs charged to us by third-party wireless providers. Recently, the industry has been moving to pricing plans that include flat rate pricing and larger home areas. Under these types of plans, amounts charged to us by other wireless providers may not necessarily be passed through to our subscribers. Therefore, we have changed our accounting procedures to report these revenues and expenses separately in our statements of operations and have reclassified prior year amounts to reflect this change.

    Our overall cellular penetration rates increased for the three months ended March 31, 1999 and 2000 and in each of 1997, 1998 and 1999 due to incremental penetration gains in our markets. We believe that as our cellular penetration rates increase, the increase in new subscriber revenues will continue to exceed the loss of revenues attributable to our cellular churns.

COSTS AND EXPENSES

    Our primary operating expense categories include cost of service, cost of equipment, marketing and selling costs, general and administrative costs, and depreciation and amortization.

    Our cost of service consists primarily of costs to operate and maintain our facilities utilized in providing service to customers and amounts paid to third-party cellular providers for providing service to our subscribers when our subscribers roam into their markets.

    Our cost of equipment represents the costs associated with telephone equipment and accessories sold to customers. In recent years, we and other cellular providers have increased the use of discounts on phone equipment and free phone promotions as competition between service providers has intensified. As a result, we have incurred, and expect to continue to incur, losses on equipment sales and increased marketing and selling costs per gross additional subscriber. While we expect to continue these discounts and promotions, we believe that these promotions will result in increased revenues from increases in the number of our cellular subscribers.

    Our marketing and selling costs include advertising, compensation paid to sales personnel and independent agents and all other costs to market and sell cellular products and services and costs related to customer retention. We pay commissions to direct sales personnel for new business generated. Independent sales agents receive commissions for generating new sales and ongoing sales to existing customers.

    Our general and administrative costs include all infrastructure costs, including costs for customer support, billing, collections and corporate administration.

    Our depreciation and amortization expense represents the costs associated with the depreciation of our fixed assets and the amortization of our intangible assets, primarily cellular license acquisition costs and customer lists.

    In addition to our American Cellular joint venture, we have completed 19 acquisitions of cellular licenses and systems since 1996 for an aggregate purchase price of $1.2 billion, increasing the total population served by our systems by approximately 6.3 million and expanding the geographical scope of our operations. Although our cash flows from operations has increased as a result of our acquisitions, the increased amortization, together with the increased interest expense and dividend requirements associated with our outstanding indebtedness and preferred stock, have resulted in increased losses applicable to common stockholders for 1997, 1998 and 1999 and for the three months ended March 31, 2000. We expect that our interest in the American Cellular joint venture will result in an immediate increase in our net losses. We expect our net losses to continue until we expand our acquired systems and increase our subscriber base. Our recent acquisitions affect the comparability of our historical results of operations for the periods discussed, therefore these results may not be indicative of future performance.

DISCONTINUED OPERATIONS

    On January 24, 2000, we distributed the stock of our former subsidiary, Logix Communications Enterprises, Inc. to certain of our shareholders. Logix is accounted for as a discontinued operation in our consolidated financial statements.

RESULTS OF OPERATIONS

    In the text below, financial statement numbers have been rounded; however, the percentage changes are based on our actual financial statements.

THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

    OPERATING REVENUES. For the three months ended March 31, 2000, our total operating revenues increased $28.2 million, or 36.4%, to $105.4 million from $77.2 million for the comparable period in 1999. Our total service revenues, roaming revenues and equipment sales and other revenues represented 53.5%, 41.6% and 4.9%, respectively, of our total operating revenues for the three months ended March 31, 2000 and 59.4%, 36.4% and 4.2%, respectively, of our total operating revenues for the three months ended March 31, 1999.

    The following table sets forth the components of our revenues for the periods indicated:

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                          -------------------
                                                            1999       2000
                                                          --------   --------
                                                              (UNAUDITED)
                                                           ($ IN THOUSANDS)
Operating revenues:
  Service revenues......................................  $ 45,869   $ 56,327
  Roaming revenues......................................    28,097     43,797
  Equipment sales and other revenues....................     3,280      5,229
                                                          --------   --------
    Total...............................................  $ 77,246   $105,353
                                                          ========   ========

    For the three months ended March 31, 2000, service revenues increased
$10.4 million, or 22.8%, to $56.3 million from $45.9 million for the comparable 1999 period. Of this increase, $4.9 million was attributable to acquisitions. The remaining $5.5 million was primarily attributable to increased penetration and usage in our existing markets. Our subscriber base increased 37.1% to approximately 523,400 at March 31, 2000 from approximately 381,800 at March 31, 1999. We added approximately 71,000 subscribers since March 31, 1999 as a result of acquisitions. For the three months ended March 31, 2000, our average monthly service revenues per subscriber decreased 7.1% to $39 from $42 for the comparable period in 1999 due to the addition of new lower rate subscribers and competitive market pressures.

    For the three months ended March 31, 2000, roaming revenues increased
$15.7 million, or 55.9%, to $43.8 million from $28.1 million for the comparable 1999 period. Of this increase, $7.3 million was attributable to acquisitions. The remaining $8.4 million was primarily attributable to increased roaming minutes in our existing markets due to expanded coverage areas and increased usage in these markets.

    For the three months ended March 31, 2000, equipment sales and other revenues increased $1.9 million, or 59.4%, to $5.2 million from $3.3 million for the comparable 1999 period due to increased sales of equipment as a result of growth in subscribers.

    COST OF SERVICE. For the three months ended March 31, 2000, the total cost of service increased $2.6 million, or 13.1%, to $23.0 million from $20.4 million for the comparable 1999 period. This increase was primarily attributable to acquisitions. As a percentage of service and roaming revenues, our cost of cellular service decreased to 23.0% for the three months ended March 31, 2000 from 27.5% for the comparable period of 1999. This decrease was primarily a result of a reduction in rates charged by third-party wireless providers for the use of their networks while our customers were roaming in their service areas.

    COST OF EQUIPMENT. For the three months ended March 31, 2000, our cost of equipment increased $5.5 million, or 94.7%, to $11.3 million from $5.8 million for the comparable period of 1999, primarily as a result of increases in the volume of equipment we sold due to the growth in subscribers.

    MARKETING AND SELLING COSTS. For the three months ended March 31, 2000, our marketing and selling costs increased $6.4 million, or 62.9%, to $16.6 million from $10.2 million for the comparable period of 1999. The overall increase was a result of an increase in gross subscriber additions. We added approximately 58,000 gross subscribers in the three months ended March 31, 2000 and approximately 35,100 gross subscribers in the three months ended March 31, 1999. As a percentage of total operating revenues, marketing and selling costs increased to 15.8% for the three months ended March 31, 2000 from 13.2% for the same period in 1999.

    GENERAL AND ADMINISTRATIVE COSTS. For the three months ended March 31, 2000, our general and administrative costs increased $3.2 million, or 25.1%, to $16.0 million from $12.8 million for the comparable 1999 period. This increase was the result of increased infrastructure costs, including customer service, billing, collections and administrative costs as a result of our overall growth. Our average monthly general and administrative costs per average subscriber decreased 8.3% to $11 for the three months ended March 31, 2000 from $12 for the comparable period of 1999. The decrease in general and administrative costs per subscriber was primarily the result of efficiencies gained from the integration of acquired companies.

    DEPRECIATION AND AMORTIZATION EXPENSE.  For the three months ended
March 31, 2000, our depreciation and amortization expense decreased
$0.5 million, or 1.4%, to $35.2 million from $35.7 million for the comparable 1999 period. This decrease was a result of accelerated depreciation in 1999 on certain assets that were replaced in 1999.

    INTEREST EXPENSE. For the three months ended March 31, 2000, our interest expense increased $2.8 million, or 9.9%, to $31.2 million from $28.4 million for the comparable 1999 period. The increase resulted primarily from our increased borrowings to finance our acquisitions.

    OTHER INCOME (EXPENSE), NET. For the three months ended March 31, 2000, our other income increased $1.3 million, or 78.2%, to $2.9 million from $1.6 million for the comparable 1999 period. This increase was primarily the result of an increase in interest income earned on excess proceeds from our initial public offering.

    MINORITY INTERESTS IN INCOME OF SUBSIDIARIES. For the three months ended March 31, 2000, our minority interests in income of subsidiaries increased
$0.5 million, or 90.9%, to $1.1 million from $0.6 million for the comparable 1999 period. This increase was attributable to increased income earned from our subsidiaries in established markets in which we do not own a 100% interest.

    LOSS FROM INVESTMENT IN JOINT VENTURE.  For the three months ended
March 31, 2000, we incurred a loss, net of income tax benefits, from our American Cellular joint venture totaling $5.8 million. This loss represents our fifty percent ownership in American Cellular for the period from acquisition February 25, 2000 through March 31, 2000.

    INCOME (LOSS) FROM DISCONTINUED OPERATIONS. For the three months ended March 31, 1999, our loss, net of income tax benefits, from discontinued operations totaled $12.1 million. As previously discussed, we distributed the capital stock of Logix to our current stockholders on January 24, 2000, and will no longer include Logix' financial results in our consolidated operations.

    EXTRAORDINARY ITEMS. For the three months ended March 31, 2000, we incurred an extraordinary pre-tax loss of $32.9 million as a result of a tender premium we paid on the early redemption of our 11 3/4% senior notes and the write off of previously capitalized financing costs associated with our 11 3/4% senior notes and certain credit facilities of our subsidiaries which we refinanced in January 2000.

    NET INCOME (LOSS). For the three months ended March 31, 2000, our net loss was $42.5 million. Our net loss increased $8.8 million, or 26.0%, from $33.7 million for the comparable 1999 period. The increase in our net loss was primarily attributable to our loss from investment in our American Cellular joint venture, our extraordinary pretax loss and our increase in interest expense resulting from our 1999 and 2000 business acquisitions and related financings.

    DIVIDENDS ON PREFERRED STOCK. For the three months ended March 31, 2000, our dividends on preferred stock increased $61.3 million, or 434.2%, to $75.4 million from $14.1 million for the comparable 1999 period. The increase was primarily the result of a $60.4 million dividend recognized upon the conversion of our Class D preferred stock into Class E preferred stock and old Class A common stock and the redemption of all of our Class E preferred stock.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    OPERATING REVENUES. For the year ended December 31, 1999, our total operating revenues increased $208.5 million, or 138.3%, to $359.3 million from $150.8 million for the year ended December 31, 1998. Our total service revenues, roaming revenues and equipment sales and other revenues represented 55.5%, 40.5% and 4.0%, respectively, of total operating revenues for the year ended
December 31, 1999 and 53.2%, 44.1% and 2.7%, respectively, of total operating revenue for the year ended December 31, 1998.

    The following table sets forth the components of our revenues for the periods indicated:

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                          -------------------
                                                            1998       1999
                                                          --------   --------
                                                           ($ IN THOUSANDS)
Operating revenues:
  Service revenues......................................  $ 80,151   $199,407
  Roaming revenues......................................    66,479    145,473
  Equipment sales and other revenues....................     4,154     14,391
                                                          --------   --------
  Total.................................................  $150,784   $359,271
                                                          ========   ========

    For the year ended December 31, 1999, service revenues increased
$119.3 million, or 148.8%, to $199.4 million from $80.2 million for the year ended December 31, 1998. Of the increase, $85.1 million was attributable to the service revenue earned by markets acquired during 1998 and 1999 acquisitions. On a pro forma basis, assuming these acquisitions had occurred at the beginning of 1998, service revenues increased 13.3% from 1998, due to increased penetration and usage in our markets. Our subscriber base increased 26.3% to 444,700 at December 31, 1999 from 352,000 at December 31, 1998. Approximately 16,300 subscribers were added since December 31, 1998 as a result of acquisitions. Our average monthly service revenue per subscriber decreased 12.5% to $42 for the year ended December 31, 1999 from $48 for the comparable period in 1998 due to the addition of new lower rate subscribers in our eastern region and competitive market pressures in all our markets.

    For the year ended December 31, 1999, roaming revenues increased
$79.0 million, or 118.8%, to $145.5 million from $66.5 million for the year ended December 31, 1998. Of the increase, $53.7 million was attributable to the roaming revenue earned by markets acquired during 1998 and 1999 acquisitions. On a pro forma basis, assuming these acquisitions had occurred at the beginning of 1998, roaming revenues increased 45.0% from 1998 due to increased roaming minutes in our markets from expanded coverage areas and increased usage.

    For the year ended December 31, 1999, equipment sales and other revenues increased $10.2 million, or 246.4%, to $14.4 million from $4.2 million for the year ended December 31, 1998 due to increased sales of equipment as a result of growth in subscribers.

    COST OF SERVICE. For the year ended December 31, 1999, the total cost of service increased $42.7 million, or 97.1%, to $86.7 million from $44.0 million for the year ended December 31, 1998. The increase was primarily attributable to increased subscribers and minutes of use in our markets. As a percentage of service and roaming revenue, our cost of cellular service decreased to 25.2% for the year ended December 31, 1999 from 30.0% for the year ended December 31, 1998. This decrease was primarily a result of a reduction in rates charged by third-party cellular providers for providing service to our subscribers.

    COST OF EQUIPMENT. For the year ended December 31, 1999, our cost of equipment increased $20.1 million, or 241.1%, to $28.5 million during 1999 from $8.4 million in 1998, primarily as a result of increases in the volume of equipment we sold due to the growth in subscribers.

    MARKETING AND SELLING COSTS. For the year ended December 31, 1999, our marketing and selling costs increased $28.2 million, or 126.2%, to $50.6 million from $22.4 million for the year ended December 31, 1998. As a percentage of total operating revenue, marketing and selling costs decreased slightly to 14.1% for the year ended December 31, 1999 from 14.9% for the year ended December 31, 1998. We added 176,600 gross subscribers during the year ended December 31, 1999 and 65,700 gross subscribers during the year ended December 31, 1998. Gross subscriber additions do not include subscribers acquired through business acquisitions.

    GENERAL AND ADMINISTRATIVE COSTS. For the year ended December 31, 1999, our general and administrative costs increased $29.4 million, or 113.0%, to $55.5 million from $26.1 million for the year ended December 31, 1998. This increase was the result of increased infrastructure costs, including customer service, billing, collections and administrative costs as a result of our overall growth. Our average monthly general and administrative costs per average subscriber decreased 25% to $12 for 1999 compared to $16 for 1998. This decrease in general and administrative costs per subscribers was primarily from efficiencies gained from the integration of acquired companies.

    DEPRECIATION AND AMORTIZATION EXPENSE. For the year ended December 31, 1999, our depreciation and amortization expense increased $80.3 million, or 170.5% to $127.4 million from $47.1 million for 1998. Depreciation and amortization of assets acquired in acquisitions accounted for $61.4 million of this increase. The remainder of this increase was from depreciation and amortization attributable to our depreciable assets and intangibles.

    INTEREST EXPENSE. For the year ended December 31, 1999, our interest expense increased $70.5 million, or 180.9%, to $109.5 million from $39.0 million for the year ended December 31, 1998. The increase resulted primarily from our increased borrowings during December of 1998 to finance our acquisitions.

    OTHER INCOME (EXPENSE), NET. For the years ended December 31, 1999 and 1998, our other income remained constant at $3.9 million.

    MINORITY INTERESTS IN INCOME OF SUBSIDIARIES.  For the year ended
December 31, 1999, our minority interests in income of subsidiaries increased $0.8 million, or 33.0%, to $3.3 million from $2.5 million in 1998. This increase was attributable to the increased income earned from our subsidiaries in established markets in which we do not own a 100% interest, which was offset by losses from subsidiaries in newly acquired markets in which we do not own a 100% interest.

    EXTRAORDINARY EXPENSE. For the year ended December 31, 1998, we incurred an extraordinary pretax loss of approximately $3.3 million as a result of writing off previously capitalized financing costs associated with credit facilities that were refinanced in March 1998.

    INCOME (LOSS) FROM DISCONTINUED OPERATIONS.  For the year ended
December 31, 1999, we had a loss from discontinued operations of $48.2 million, compared to $27.1 million for the year ended December 31, 1998. This increase resulted from increased losses by Logix, our local exchange carrier subsidiary. On January 24, 2000 we distributed the capital stock of Logix to certain of our stockholders.

    LOSS FROM DISPOSAL OF DISCONTINUED OPERATIONS. For the year ended December 31, 1999, we incurred an extraordinary pretax loss of approximately $29.4 million resulting from our loss on the disposition of Logix. This loss represents Logix' loss from November 10, 1999, the date we adopted a plan to distribute the stock of Logix, through January 24, 2000, the date of disposition.

    NET INCOME (LOSS). For the year ended December 31, 1999, our net loss was $127.6 million. Our net loss increased $75.0 million, or 142.7%, from $52.6 million for the year ended December 31, 1998. The increase in our net loss was primarily attributable to increased depreciation and amortization expense and interest expense resulting from our recent business acquisitions, related financings and increased losses from discontinued operations.

    DIVIDENDS ON PREFERRED STOCK. For the year ended December 31, 1999, our dividends on preferred stock increased $45.5 million, or 190.0%, to $69.5 million from $24.0 million for the year ended December 31, 1998. The increase was primarily the result of additional dividends on our December 1998 and May 1999 issuance of senior preferred stock.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    OPERATING REVENUES. For the year ended December 31, 1998, our total operating revenues increased $76.4 million, or 102.6%, to $150.8 million from $74.4 million for the year ended December 31, 1997. Our total service revenues, roaming revenues and equipment sales and other revenues represented 53.2%, 44.1% and 2.7%, respectively, of our total operating revenues for the year ended December 31, 1998 and 62.0%, 35.3% and 2.7%, respectively, of our total operating revenues, respectively, for the year ended December 31, 1997.

    The following table sets forth the components of our revenues for the periods indicated:

                                                      YEAR ENDED DECEMBER 31
                                                     -------------------------
                                                       1997             1998
                                                     --------         --------
                                                         ($ IN THOUSANDS)
Operating revenues:
  Service revenues.................................  $ 46,121         $ 80,151
  Roaming revenues.................................    26,263           66,479
  Equipment sales and other revenues...............     2,041            4,154
                                                     --------         --------
    Total..........................................  $ 74,425         $150,784
                                                     ========         ========

    For the year ended December 31, 1998, service revenues increased
$34.1 million, or 73.8%, to $80.2 million from $46.1 million for the year ended December 31, 1997. The increase was primarily attributable to increased customers and usage in our markets. Our subscriber base increased 251.7% to 352,000 at December 31, 1998 from 100,100 at December 31, 1997. We have added 220,600 subscribers since December 31, 1997 as a result of acquisitions. For the year ended December 31, 1998, our average monthly service revenues per subscriber decreased 7.7% to $48 from $52 for the year ended December 31, 1997 due to the addition of lower rate subscribers in our eastern region and competitive market pressures in all our markets.

    For the year ended December 31, 1998, roaming revenues increased
$40.2 million, or 153.1%, to $66.5 million from $26.3 million for the year ended December 31, 1997. Of this increase, $25.0 million was attributable to acquisitions. The remaining $15.2 million was primarily attributable to increased roaming minutes in our central and eastern regions due to expanded coverage areas and increased usage in these markets.

    For the year ended December 31, 1998, equipment sales and other revenues increased $2.2 million, or 103.5%, to $4.2 million from $2.0 million for the year ended December 31, 1997 due to increased sales of equipment as a result of growth in subscribers.

    COST OF SERVICE. For the year ended December 31, 1998, our total cost of service increased $19.9 million, or 82.3%, to $44.0 million from $24.1 million for the year ended December 31, 1997. The increase was primarily attributable to increased subscribers and minutes of use in our markets and payments we made to other wireless service providers for the use of their networks while our customers were roaming in their service areas. As a percentage of service and roaming revenues, our cost of cellular service decreased to 30.0% for the year ended December 31, 1998 from 33.4% for the year ended December 31, 1997.

    COST OF EQUIPMENT. For the year ended December 31, 1998, our cost of equipment increased $4.4 million, or 106.6%, to $8.4 million from $4.0 million for the year ended December 31, 1997, primarily as a result of increases in the volume of equipment we sold due to the growth in subscribers.

    MARKETING AND SELLING COSTS. For the year ended December 31, 1998, our marketing and selling costs increased $11.7 million, or 109.9%, to $22.4 million from $10.7 million for the year ended December 31, 1997. As a percentage of total operating revenues, marketing and selling costs increased to 14.9% for the year ended December 31, 1998, from 14.3% for the year ended December 31, 1997. We added 65,700 gross subscribers in the year ended
December 31, 1998 and 33,400 gross subscribers in the year ended December 31, 1997. Gross subscriber additions do not include subscribers acquired through business acquisitions.

    GENERAL AND ADMINISTRATIVE COSTS. For the year ended December 31, 1998, our general and administrative costs increased $14.5 million, or 125.5%, to $26.1 million from $11.6 million for the year ended December 31, 1997. This increase was the result of increased infrastructure costs, including customer service, billing, collections and administrative costs as a result of our overall growth. As a percentage of total operating revenues, general and administrative costs increased to 17.3% in the year ended December 31, 1998 from 15.5% in the year ended December 31, 1997. The increase as a percentage of total operating revenues resulted from initial inefficiencies created in our administrative areas as a result of the fourth quarter 1998 operational split of our ongoing wireless and our discontinued wireline business segments. In addition, we experienced higher than expected levels of bad debt expenses in certain markets in the fourth quarter of 1998.

    DEPRECIATION AND AMORTIZATION EXPENSE. For the year ended December 31, 1998, our depreciation and amortization expense increased $30.3 million, or 180.5%, to $47.1 million from $16.8 million for 1997. Depreciation and amortization of assets acquired in acquisitions accounted for $21.1 million of this increase. The remainder of this increase was from depreciation attributable to our depreciable assets.

    INTEREST EXPENSE. For the year ended December 31, 1998, our interest expense increased $11.4 million, or 41.0%, to $39.0 million from $27.6 million for the year ended December 31, 1997. The increase resulted primarily from our increased borrowings in 1998 to finance our acquisitions.

    OTHER INCOME (EXPENSE), NET. For the year ended December 31, 1998, our other income increased $1.1 million, or 39.0%, to $3.9 million from $2.8 million for the year ended December 31, 1997. Of this increase, $0.9 million was attributable to increased interest income in 1998. In 1998, we had higher investment balances than in 1997, primarily related to proceeds from the sale of securities pending their use and escrow deposits relating to acquisitions completed in 1998.

    MINORITY INTERESTS IN INCOME OF SUBSIDIARIES.  For the year ended
December 31, 1998, our minority interests in income of subsidiaries increased $0.8 million, or 46.9%, to $2.5 million from $1.7 million in 1997. This increase was attributable to the increased income earned from our subsidiaries in established markets in which we do not own a 100% interest, which was offset by losses from subsidiaries in newly-acquired markets in which we do not own a 100% interest.

    INCOME (LOSS) FROM DISCONTINUED OPERATIONS. In the year ended December 31, 1998, we had a loss from discontinued operations of $27.1 million, compared to income from discontinued operations of $0.3 million in the year ended
December 31, 1997. The loss was the result of increased losses by Logix, our local exchange carrier subsidiary, that substantially expanded its operations in 1998. We will distribute the capital stock of Logix to our current stockholders prior to this offering.

    EXTRAORDINARY ITEMS. In 1998 and 1997, we incurred an extraordinary pretax loss of approximately $3.3 million and $2.2 million, respectively, as a result of writing off previously capitalized financing costs associated with subsidiary credit facilities that we refinanced in March 1998 and February 1997, respectively.

    NET INCOME (LOSS). For the year ended December 31, 1998, our net loss was $52.6 million. Our net loss increased $35.9 million, or 214.1%, from $16.7 million in the year ended December 31, 1997. The increase in our net loss was primarily attributable to increased depreciation and amortization expense and interest expense resulting from our 1998 business acquisitions and related financings and increased losses from discontinued operations.

    DIVIDENDS ON PREFERRED STOCK. For the year ended December 31, 1998, our dividends on preferred stock increased $21.4 million, or 820.2%, to $24.0 million from $2.6 million in the year ended December 31, 1997. The increase was primarily the result of additional dividends on our January 1998 issuance of senior preferred stock.

LIQUIDITY AND CAPITAL RESOURCES

    We have required, and will likely continue to require, substantial capital to acquire cellular systems and to further develop, expand and upgrade our cellular systems and those we may acquire. We have financed our operations through cash flows from operating activities, bank debt and the sale of debt and equity securities. We have budgeted approximately $100.0 million for capital expenditures in 2000. We may also require additional financing for future acquisitions, to refinance our consolidated debt at its final maturities and to meet the mandatory redemption provisions of our senior preferred stock.

    At March 31, 2000, we had working capital of $53.5 million, a ratio of current assets to current liabilities of 1.4 to 1 and an unrestricted cash balance of $80.9 million, which compares to a working capital deficit of $19.2 million, a ratio of current assets to current liabilities of 0.8 to 1 and an unrestricted cash balance of $4.3 million at December 31, 1999.

    Our net cash provided by operating activities totaled $21.0 million and $8.0 million for the three months ended March 31, 2000 and March 31, 1999, respectively. The increase of $13.0 million was primarily due to an increase in current liabilities and a decrease in current assets. Our net cash provided by operating activities totaled $26.7 million for 1999 compared to $28.0 million for 1998 and $6.9 million for 1997. The decrease of $1.3 million from 1999 to 1998 was primarily due to an increase in our net loss and deferred income taxes for the period offset by increased depreciation and amortization. The increase of $21.1 million from 1997 to 1998 was primarily due to a decrease in current assets, an increase in current liabilities, and lower depreciation and amortization, which was partially offset by our net loss for the period.

    Our net cash used in investing activities, which totaled $581.1 million and $30.5 million for the three months ended March 31, 2000 and March 31, 1999, respectively, related primarily to acquisitions and capital expenditures in all periods. Acquisitions and their related costs accounted for $552.8 million and $18.6 million and capital expenditures were $26.1 million and $7.3 million for the three months ended March 31, 2000 and March 31, 1999, respectively. Our cash used in investing activities, which totaled $217.6 million, $999.1 million and $123.5 million for 1997, 1998 and 1999, respectively, principally related to acquisitions and capital expenditures in all periods. Acquisitions accounted for $190.7 million, $945.4 million and $40.0 million in 1997, 1998 and 1999, respectively, and capital expenditures were $17.8 million, $55.3 million and $91.5 million in 1997, 1998 and 1999, respectively.

    Net cash provided by financing activities was $636.7 million for the three months ended March 31, 2000 compared to $2.0 million for the three months ended March 31, 1999. Financing activity sources for the three months ended March 31, 2000 consisted primarily of net proceeds from our initial public offering and borrowings under our subsidiaries' credit facilities. Net cash provided by financing activities was $212.5 million for 1997 compared to $990.6 million for 1998 and $78.8 million for 1999. Financing activity sources for 1999 consisted primarily of the issuance of $170.0 million of 13% senior preferred stock, maturities of restricted investments of $29.7 million and proceeds from long-term debt of $126.0 million, which was partially offset by the redemption of $55.0 million of our Class F and Class G preferred stock and repayments of long-term debt totaling $161.2 million. Financing activity sources for 1998 consisted primarily of $740.0 million of proceeds from bank borrowings, the issuance by Dobson/Sygnet Communications Company of $200.0 million of senior notes, the issuance of $225.0 million of senior preferred stock and the issuance of $115.0 million of other preferred stock. These activities were partially offset by financing activity uses, including the purchase of $67.7 million of restricted investments to be used to fund the first six semi-annual interest payments on the Dobson/ Sygnet notes and $62.0 million of deferred financing costs relating to new credit facilities and the financing of our acquisition of Sygnet. Long-term debt repayments exceeded long-term debt proceeds by $35.2 million in 1999. In addition, we issued $170.0 million of preferred stock and redeemed $55.0 million of preferred stock in 1999. Proceeds from long-term debt borrowings exceeded long-term debt repayments by $256.3 million and $768.5 million, for 1997 and 1998 respectively.

    The minority partners in partnerships that own certain of our cellular operations receive distributions equal to their share of the profit multiplied by estimated income tax rates. Under our bank credit agreements, our minority partners are not entitled to receive any cash distributions in excess of amounts required to meet income tax obligations until all indebtedness of their respective partnerships to us is paid or extinguished.

    On January 18, 2000, our subsidiary, Dobson Operating Co., obtained a new $800.0 million credit facility under a credit agreement with Bank of America, N.A., as Administrative Agent and a group of participating lenders, the proceeds of which were used primarily to:

    - consolidate the indebtedness of our subsidiaries under a $100.0 million credit facility and under a $250.0 million credit facility;

    - repurchase $159.7 million outstanding principal amount of our 11 3/4% senior notes due 2007; and

    - pay the cash portion of the costs of certain of our pending acquisitions.

    Subsequently, under the terms and conditions of its credit facilities, Dobson Operating Co., through its existing lenders, borrowed an additional $125.0 million through a Discretionary Term Loan B. The proceeds from this borrowing were used to finance our purchase of the Texas 9 RSA on May 1, 2000.

    Dobson Operating Co.'s credit facilities now include a $300.0 million revolving credit facility and $625.0 million of term loan facilities consisting of a Term Loan A of $350.0 million, a Term Loan B of $150.0 million, both of which mature in 2007, and a Discretionary Term Loan B of $125.0 million that matures in 2008. The credit facilities can be repaid at any time without penalty. As of June 1, 2000, $831.6 million was outstanding under these credit facilities.

    The credit facilities are structured to provide guarantees from certain of Dobson Operating Co.'s subsidiaries and us. Advances bear interest at the option of Dobson Operating Co. on a prime rate or Eurodollar formula. The weighted average interest rate was 8.6% as of March 31, 2000. Obligations under the credit facilities are secured by:

    - a pledge of the membership interests in the borrower;

    - stock and partnership interests of certain of the borrower's subsidiaries; and

    - liens on substantially all of the assets of the borrower and the borrower's restricted subsidiaries including FCC licenses, but only to the extent such licenses can be pledged under applicable law.

    The Term Loan A amortizes with quarterly principal payments of $5.0 million commencing June 30, 2001, increasing over the term of the loan to quarterly principal payments of $25.0 million. The Term Loan B amortizes with quarterly principal payments of $375,000 from March 31, 2000 through December 31, 2006 and with quarterly principal payments of $34.9 million during 2007. The Discretionary Term Loan B amortizes with equal quarterly principal payments of $312,500 from June 30, 2000 through March 31, 2007 and with quarterly principal payments of $29.1 million from June 30, 2007 through March 31, 2008. In addition, under certain circumstances, the facilities require prepayment from proceeds received from significant assets sales, new borrowings and sales of equity, and a portion of excess cash flow.

    The credit facilities impose a number of covenants that, among other things, limit the ability of Dobson Operating Co. and its subsidiaries to incur additional indebtedness, create liens, make capital expenditures and pay dividends. In addition, Dobson Operating Co. and its subsidiaries are required to maintain certain financial ratios with respect to the borrower and certain of its subsidiaries, including these ratios pertaining to our subsidiaries:

    - a ratio of total indebtedness to operating cash flow of initially not more than 7.75 to 1, decreasing over time to 5.00 to 1;

    - a ratio of operating cash flow to debt service requirements of initially not less than 1.15 to 1, increasing over time to 1.50 to 1;

    - a ratio of operating cash flow to interest expense of initially not less than 1.40 to 1, increasing over time to 2.25 to 1, but decreasing to
      1.25 to 1 for the period from June 30, 2000 to December 30, 2000;

    - beginning on June 30, 2002, a ratio of operating cash flow minus capital expenditures to the sum of debt service requirements and cash distributions of initially not less than 1.05 to 1, increasing over time to 1.15 to 1; and

    - a limitation of capital expenditures for 2000 and 2001.

    Our indirect subsidiary, Sygnet Wireless, Inc., is a party to a credit agreement for an aggregate amount of $388.4 million, consisting of a $46.0 million revolving credit facility and $342.4 million of term loan facilities. Interest on the revolving credit facility and the term loan facilities is based on a prime rate or a LIBOR formula, and has ranged between 8.3% and 9.3% since inception. As of March 31, 2000, Sygnet had $357.5 million outstanding and had $31.0 million of availability under its credit facilities.

    The obligations under the Sygnet credit facilities are secured by a pledge of the capital stock of Sygnet as well as a lien on substantially all of the assets of Sygnet. The Sygnet credit facilities require that Sygnet and we maintain certain financial ratios. The failure to maintain these ratios would constitute an event of default, notwithstanding Sygnet's ability to meet its debt service obligations. The Sygnet credit facilities amortize quarterly beginning on December 31, 2000. The revolving credit facility terminates on September 23, 2006. The $342.4 million term loan facilities amortize at the rate of $125.0 million in 2006 and $225.0 million in 2007. The weighted average interest rate on the Sygnet credit facilities was 9.3% as of March 31, 2000.

    Dobson/Sygnet Communications Company has outstanding $200.0 million aggregate principal amount of senior notes that mature in 2008. The Dobson/Sygnet notes bear interest at an annual rate of 12 1/4%, payable semi-annually on each June 15 and December 15. The Dobson/Sygnet note indenture contains covenants that, among other things, limit our ability and that of Dobson/Sygnet's subsidiaries to incur additional indebtedness, create liens, pay dividends or make distributions in respect of their capital stock, make investments or certain other restricted payments, sell assets, redeem capital stock, issue or sell stock of restricted subsidiaries, enter into transactions with stockholders or affiliates or effect a consolidation or merger. Of the net proceeds from the sale of these notes, we used $67.7 million to purchase securities and we have pledged to secure the first six semi-annual interest payments on these notes. The restricted cash and investments balance at March 31, 2000 relating to these purchased securities was $47.0 million, representing the next four semi-annual interest payments on the Dobson/Sygnet notes.

    On January 14, 2000, we repurchased $159.7 million of our outstanding $160.0 million aggregate principal amount of senior notes which were scheduled to mature in April 2007 and accrued interest at an annual rate of 11 3/4%, payable semi-annually on each April 15 and October 15. We repurchased our outstanding senior notes with funds available under the Dobson Operating Co. credit facilities described above.

    As of March 31, 2000, we have issued and outstanding 12 1/4% senior preferred stock and 13% senior preferred stock with aggregate liquidation values of $304.3 million and $191.2 million, respectively, including accrued stock dividends. Each of the certificates of designation for our senior preferred stock, and the indenture governing the notes, contain several restrictive covenants which may limit our ability to issue indebtedness in the future.

    Our capital expenditures (excluding cost of acquisitions and discontinued operations) were $26.1 million for the three months ended March 31, 2000 and we expect our capital expenditures to be approximately $100.0 million for all of 2000. The amount and time of capital expenditures may vary depending on the rate at which we expand and develop our cellular systems and whether we consummate additional acquisitions.

    We have agreed to purchase approximately $120.0 million of cell site and switching equipment from Nortel Networks Corp. prior to November 2001. Of this commitment, approximately $41.8 million remained outstanding at March 31, 2000. Under another equipment supply agreement, we agreed to purchase approximately $131.0 million of cell site and switching equipment from Lucent
Technologies Inc. by January 13, 2002. Of this commitment, $61.3 million remained outstanding at March 31, 2000. Purchases made under those commitments will be financed using funds available under our credit facilities and our cash on hand. We expect to fulfill our purchase commitments under both of these agreements with purchases budgeted for 2000 and 2001.

    Our American Cellular joint venture has bank credit facilities of $1.75 billion with Bank of America N.A., as Administrative Agent and a group of participating lenders. As of March 31, 2000, our American Cellular joint venture had approximately $75.0 million of availability under these facilities. American Cellular has required, and will likely continue to require, substantial capital to further develop, expand and upgrade its cellular systems. The American Cellular joint venture has budgeted approximately $70.0 million for American Cellular capital expenditures in 2000. If American Cellular does not generate sufficient cash flows from operations or otherwise have sufficient access to capital to meet all of its debt service, capital expenditure, working capital or other operating needs, we may be required to fund our 50% share of any capital needs of the American Cellular joint venture in order to protect our substantial investment in it.

    Immediately after completion of the offering of our old notes and application of the proceeds from that offering, we had approximately
$164.0 million in cash and cash equivalents available for working capital and general corporate purposes.

    Although we cannot provide any assurance, assuming successful implementation of our strategy, including the further development of our cellular systems and significant and sustained growth in our cash flows, we believe that borrowings under Dobson Operating Co.'s new credit facility, the net proceeds from the offering of our old notes, and cash flows from operations should be sufficient to allow us to satisfy our currently expected capital expenditures, working capital and debt service obligations, and to fund the acquisition of Oklahoma 6 RSA. The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of, among other things, the demand for our services and regulatory, technological and competitive developments. We currently expect that we may have to refinance our indebtedness at their respective maturities commencing in 2006. We will also need to refinance our mandatory redemption obligations under our senior preferred stock. Sources of additional financing may include commercial bank borrowings, vendor financing and the sale of equity or debt securities. We cannot assure you that any such financing will be available on acceptable terms or at all.

EFFECT OF NEW ACCOUNTING STANDARDS

    In July 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 133, Derivatives and Hedging.
SFAS 133 establishes uniform hedge accounting criteria for all derivatives requiring companies to formally document, designate and assess the effectiveness of transactions that utilize hedge accounting. Under SFAS 133, derivatives will be recorded on the balance sheet as either an asset or liability measured at their fair value, with changes in the fair value recognized in current earnings. SFAS 133, as amended by SFAS 137, Derivatives and Hedging--Deferral of the Effective Date of FASB Statement No. 133, will be effective for fiscal years beginning after June 15, 2000. Under SFAS 133, we would record an asset of $1.4 million relating to an interest rate hedge valuation at March 31, 2000. We have not determined the timing of adoption of SFAS 133.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our primary market risk relates to changes in interest rates. Market risk is the potential loss arising from adverse changes in market prices and rates, including interest rates. The objective of our financial risk management is to minimize the negative impact of interest rate fluctuations on our earnings and equity. The counterparty is a major financial institution. During the first quarter 2000, we had an interest rate hedge on $110.0 million of our outstanding indebtedness under the Sygnet credit facilities and an interest rate cap agreement on $160.0 million of other of our indebtedness. Increases in interest expense related to the interest rate hedge for the three months ended March 31, 1999 and March 31, 2000 were reflected in income and were immaterial. We did not recognize any gains or losses in 1997, 1998 or 1999 from such interest rate hedging. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

    The fair market value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. Based on our market risk sensitive instruments outstanding at March 31, 2000, we have determined that there was no material market risk exposure to our consolidated financial position, results of operations or cash flows as of such date.

                               INDUSTRY OVERVIEW

    Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the commercial wireless communication industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular services, personal communications services and enhanced specialized mobile radio services. Since the introduction of commercial cellular service in 1983, the wireless communications industry has experienced dramatic growth. The number of subscribers for cellular services, personal communications services and enhanced specialized mobile radio services has increased from an estimated 340,000 at the end of 1985 to over 86 million as of December 31, 1999 according to the Cellular Telecommunications Industry Association, an international association for the wireless industry. The following chart illustrates the annual growth in U.S. wireless communication customers for cellular services, personal communications services and enhanced specialized mobile radio services through December 31, 1999.

WIRELESS INDUSTRY STATISTICS(1)               1993       1994       1995       1996       1997       1998       1999
-------------------------------             --------   --------   --------   --------   --------   --------   --------
Total service revenues (in billions)......  $ 10.9     $ 14.2     $ 19.1     $ 23.6     $ 27.5     $ 33.1     $ 40.0
Subscribers at end of period (in
  millions)...............................    16.0       24.1       33.8       44.0       55.3       69.2       86.0
Subscriber growth.........................    45.1%      50.8%      40.0%      30.4%      25.6%      25.1%      24.3%
Average monthly service revenues per
  subscriber, excluding roaming
  revenues................................  $58.74     $51.48     $47.59     $44.66     $41.12     $39.66     $38.57
Average monthly service revenues per
  subscriber, including roaming
  revenues................................  $67.13     $59.08     $54.91     $50.61     $46.11     $44.35     $42.96
Penetration at end of period..............     6.2%       9.4%      13.0%      16.3%      20.7%      25.7%      30.9%

------------------------------

SOURCE: CELLULAR TELECOMMUNICATIONS INDUSTRY ASSOCIATION.

(1) Statistics for 1993 through 1999 were as of and for the years ended December 31.

    Cellular service, which operates in the 800 MHz frequency band of the radio spectrum, is currently the predominant form of commercial mobile wireless voice communications service. Cellular systems have historically been analog-based systems, which use one continuous electronic signal that varies in amplitude or frequency over a single radio channel. However, over the last several years cellular operators have deployed digital service in most of the major metropolitan markets and in many rural and suburban areas. Digital systems convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This increases the capacity of the networks of cellular operators. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies to offer new and enhanced services, such as greater call privacy, caller ID, call forwarding, call waiting and more complex data transmission features, including facsimile, electronic mail, internet and data network access.

    The FCC began auctioning spectrum between 1850 to 1990 MHz in late 1994 to be used by personal communications service licensees to provide wireless communications services which are substantially similar to digital cellular services. Personal communications services compete directly with existing cellular telephone, paging and enhanced specialized mobile radio services. In addition to personal communications services and cellular services, enhanced specialized mobile radio licensees provide interconnected two-way voice and data services within a 15 MHz band of spectrum.

    Wireless communications systems are divided into multiple geographic coverage areas, known as "cells." Each cell contains a transmitter, a receiver and signaling equipment, collectively known as the "cell site." The cell site is connected by microwave or landline telephone circuits to a switch that uses computers to control the operation of the wireless systems for the entire service area. The system controls the transfer of calls from cell to cell as a subscriber's handset travels, coordinates calls to and from handsets, allocates calls among the cells within the system and connects calls to the local landline telephone system or to a long distance carrier. Wireless communications providers establish interconnection agreements with local exchange carriers and interexchange carriers, thereby integrating their system with the existing landline communications system. Because the signal strength of transmission between a handset and a cell site declines as the handset moves away from the cell site, the switching office and the cell site monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may hand-off the call to another cell site where the signal strength is stronger. Cells are typically designed on a grid, although terrain factors, including natural and man-made obstructions, signal coverage patterns and capacity constraints may result in irregularly shaped cells and overlaps or gaps in coverage.

    Wireless system operators normally agree to provide service to subscribers from other compatible wireless systems who are temporarily located in or traveling through their service areas in a practice called "roaming." Agreements among system operators provide that the carrier that normally provides services to the roaming subscriber pays the serving carrier at rates prescribed by the serving carrier. Analog cellular handsets are functionally compatible with cellular systems in all markets within the United States. As a result, analog cellular handsets may be used wherever a subscriber is located, as long as a cellular system is operational in the area and necessary roaming arrangements exist. Although cellular, personal communications service and enhanced specialized mobile radio systems utilize similar technologies and hardware, they operate on different frequencies and use different technical and network standards. Multi-mode phones, however, make it possible in many instances for users of one type of system to roam on a different type of system outside of their service area.

    Wireless digital signal transmission is accomplished through the use of various forms of "air interface protocols." The FCC has not mandated a single national digital standard (as it did with the analog Advanced Mobile Phone System historically used in cellular systems) and, as a result, the following three distinct technologies have evolved as standards and have been deployed nationally in digital cellular and personal communications service systems:

    - TDMA--Time Divisional Multiple Access is the standard adopted and certified by the Cellular Telecommunications Industry Association. It is the digital standard being deployed nationally by AT&T Wireless and Southwestern Bell Mobile Systems.

    - GSM--Global System for Mobile Communications is the digital standard that originated in Europe and has been widely deployed by 1.9 GHz license holders such as VoiceStream Communications, and Powertel, Inc.

    - CDMA--Code Divisional Multiple Access is a spread-spectrum technology that is predominantly being used by Sprint Corporation, Verizon Wireless, US WEST, and GTE.

    Each standard of digital technology provides substantially the same level and quality of service to the end user. However, each technological standard is currently incompatible with each other technological standard. As a result, wireless subscribers may only utilize digital wireless service in the areas where the technological standard that is utilized by their handset has been deployed. Time Divisional Multiple Access and Code Divisional Multiple Access digital systems have been deployed over a wider area of the nation than the Global System for Mobile Communications standard has been; however, the Global System for Mobile Communications standard has also been deployed throughout much of Europe. Over time, these standards are expected to converge and become compatible, assuming operators invest in expected third generation technologies. These are not expected to be introduced commercially for several years.

    A subscriber using a multi-mode phone may, however, obtain service from both digital and analog systems and may also utilize both cellular services and personal communications services. Until digital networks become fully built-out, these multi-mode handsets are necessary for the portion of the digital subscriber base who wish to utilize wireless service in areas currently without digital coverage that utilizes their applicable digital standard.

                                    BUSINESS

OVERVIEW

    We are a leading provider of rural and suburban cellular telephone services. Our systems cover a total population of approximately 6.4 million and, as of March 31, 2000 we had approximately 523,400 subscribers with an aggregate market penetration of approximately 8.2%. We serve markets in portions of Alaska, Arizona, California, Kansas, Maryland, Michigan, Missouri, New York, Ohio, Oklahoma, Pennsylvania, Texas and West Virginia. In addition, systems owned by our American Cellular joint venture, cover a total population of approximately
4.8 million and as of March 31, 2000, had approximately 455,300 subscribers with an aggregate market penetration of 9.4%. Our American Cellular joint venture serves markets in portions of Illinois, Kentucky, Michigan, Minnesota, New York, Ohio, Pennsylvania, Tennessee, West Virginia and Wisconsin.

    We began providing cellular telephone service in 1990 in Oklahoma and the Texas Panhandle. We have expanded our cellular operations rapidly since then, primarily through the acquisition of rural and suburban cellular systems. In addition to the American Cellular joint venture, we have completed 19 acquisitions since 1996 of cellular licenses and systems, increasing the total population served by our systems by approximately 6.3 million and expanding the geographic scope of our operations. We have upgraded substantially all of our systems to digital technology and we now offer voice and digital feature service to approximately 90% of our covered population.

    We believe that owning and operating a mix of rural and suburban cellular systems provides strong growth opportunities because we believe these systems currently have lower penetration rates, higher subscriber growth rates, a higher proportion of roaming revenues and less competition for subscribers than cellular systems located in larger metropolitan areas. We focus on acquiring underdeveloped cellular systems that are adjacent to major metropolitan areas, which include a high concentration of expressway corridors and roaming activity.

    We have a strategic relationship with AT&T Wireless, which is one of our stockholders. On February 25, 2000, our equally-owned joint venture with AT&T Wireless acquired American Cellular for approximately $2.5 billion, including fees and expenses. We operate American Cellular's systems. American Cellular's management organization, billing system, network infrastructure and marketing programs are substantially similar to ours. In addition, we have a coast-to-coast roaming agreement that allows our customers to utilize wireless systems owned by AT&T Wireless, and customers of AT&T Wireless to utilize our cellular systems. We also have roaming agreements with Verizon Wireless, Southwestern Bell Mobile Systems and other wireless providers.

RECENT AND PENDING ACQUISITIONS

    The FCC has designated 428 rural markets across the United States as rural service areas, or RSAs, and has licensed two cellular licenses in each RSA. The FCC has also designated 306 geographic areas of the United States that contain cities with populations of 50,000 or more as metropolitan statistical areas, or MSAs, and has allocated two cellular licenses to each MSA.

    We recently completed acquisitions of the FCC licenses for, and certain assets related to, Alaska 1 RSA, Alaska 3 RSA, Michigan 3 RSA, Michigan 10 RSA and Texas 9 RSA. In addition, we have entered into a definitive agreement to acquire Oklahoma 6 RSA. The following is a summary of each acquisition:

    ALASKA 3 RSA. On January 31, 2000, we completed the purchase of Alaska 3 RSA for $12.0 million. Alaska 3 RSA is located in the southeastern corner of the state. The Alaska 3 market area, which includes Juneau and Ketchikan, had an estimated total population of approximately 74,000 at December 31, 1999.

    ALASKA 1 RSA. On February 17, 2000, we completed the purchase of Alaska 1 RSA for $16.0 million. Alaska 1 RSA is located in central Alaska from the western coastline to the eastern border with Canada. The Alaska 1 market area, which includes Fairbanks, had an estimated total population of approximately 113,000.

    MICHIGAN 3 RSA. On February 11, 2000, we completed the purchase of Michigan 3 RSA for $97.0 million. Michigan 3 RSA is located in northwestern Michigan. The Michigan 3 RSA market area, which includes Traverse City and Petoskey, had an estimated total population of approximately 166,000.

    MICHIGAN 10 RSA.  On March 3, 2000, we completed the purchase of
Michigan 10 RSA for $34.0 million. Michigan 10 RSA is located in the eastern "thumb" of Michigan. The Michigan 10 market area, which is mostly surrounded by Saginaw Bay and Lake Huron, had an estimated total population of approximately 138,000.

    TEXAS 9 RSA. On May 1, 2000, we completed the purchase of Texas 9 RSA for $125.0 million. Texas 9 RSA, which is located in central Texas, includes the towns of Brownwood and Stephenville and had an estimated total population of approximately 190,000.

    OKLAHOMA 6 RSA. On June 14, 2000, we entered into a definitive agreement for the purchase of Oklahoma 6 RSA for $72.0 million, subject to adjustment. Oklahoma 6 RSA is located in central and eastern Oklahoma and is bisected from east to west by Interstate 40. The Oklahoma 6 RSA market area, which includes Henryetta and Tahlequah, has an estimated total population of approximately 221,000. Consummation of this purchase is subject to regulatory approvals and customary closing conditions.

    In addition to our recently completed and pending acquisitions, we are engaged in negotiations and discussions with several parties for our possible purchase of FCC licenses and related systems and equipment. We cannot provide any assurances that we will consummate any of these or other acquisitions in the future.

STRATEGY

    We have developed organizational, marketing and operational programs designed to increase the number and retention of our subscribers, promote superior customer service, control subscriber acquisition costs and enhance operating cash flow in our markets. We intend to apply these programs to the properties we acquire and the American Cellular joint venture.

    Our strategy is to capitalize on our competitive strengths and acquire, develop and operate rural and suburban cellular systems. The principal elements of our strategy include:

    - CONTINUE TO GROW THROUGH DISCIPLINED ACQUISITIONS. We intend to acquire additional cellular operations in RSAs and smaller MSAs that:

           - have attractive demographics and growth trends;

           - have a favorable competitive environment;

           - are located adjacent to major metropolitan areas;

           - include a high concentration of expressway corridors that have a significant amount of roaming activity; and

           - have the potential to further develop strategic relationships with operators of neighboring wireless systems and the ability to offer service under a leading brand name.

    - INTEGRATE ACQUIRED OPERATIONS. We intend to integrate the operations of cellular systems we acquire with our existing operations to achieve economies of scale. We believe that these increased efficiencies will come from the consolidation and centralized control of pricing, customer service and marketing, system design, engineering, purchasing, financial and administrative functions and billing functions. We expect to consolidate American Cellular's call service centers and one or more of our call centers. We intend to use our increased leverage in negotiating prices and services from third party service providers and equipment vendors.

    - CONTINUE TO INCREASE SYSTEM CAPACITY AND COVERAGE AND FURTHER UPGRADE OUR SYSTEMS THROUGH THE IMPLEMENTATION OF ADVANCED TECHNOLOGY. We believe that increasing capacity and upgrading our systems will attract additional subscribers, increase the use of our systems by existing subscribers, increase roaming activity and further enhance the overall efficiency of our network. We have upgraded substantially all of our systems to digital technology and we now offer digital voice and digital feature services to approximately 90% of our covered population. We intend to upgrade our remaining cellular systems with digital technology to enable us to increase roaming, serve the increasing number of digital cellular subscribers and personal communications service subscribers with multi-mode phones, and provide value-added, high margin, enhanced capabilities, including caller ID, longer battery life and zone billing.

    - EXPAND STRATEGIC RELATIONSHIPS. We intend to maintain and expand strategic relationships with operators of wireless systems in major MSAs near our cellular systems. These relationships include roaming agreements that allow our subscribers to use the wireless systems of operators in neighboring MSAs and RSAs at favorable rates. Under these agreements, similar benefits are available to the MSA operators' subscribers roaming in our areas. In addition, we deploy digital technology in our system area that is the same as that selected by our roaming partners in the neighboring MSA. We also market our cellular products and services under the predominant brand name used in neighboring MSAs. These brand names include CELLULAR ONE-Registered Trademark- and AIRTOUCH-TM-CELLULAR-Registered Trademark-. We believe these strategic relationships and agreements enable us to increase our roaming revenues, offer our subscribers larger "home rate" areas and leverage the recognized brand names of our roaming partners and their extensive marketing efforts.

    - AGGRESSIVELY MARKET AND PROMOTE OUR CELLULAR SERVICES IN OUR LOCAL MARKETS. Our marketing objective is to continue our service quality, local sales presence and commitment to the community. Our sales efforts are conducted primarily through our retail outlets and our direct sales force and, to a lesser extent, through independent agents. Our local management teams have day-to-day operating authority with the flexibility to respond to individual market requirements. Their presence fosters a sense of customer service and community spirit. In addition, we believe that our marketing and customer service functions are more effective when tailored to the local market population.

    - USE HIGHLY TARGETED SALES EFFORTS. We seek to attract subscribers who we believe are likely to generate high monthly revenues and low churn rates. Local management conducts market research to identify and design marketing programs to attract these subscribers and tailor distinctive rate plans and roaming rates to emphasize the quality, value and advantage of our cellular services.

    - PROVIDE SUPERIOR CUSTOMER SERVICE. We intend to maintain a high level of customer satisfaction through a variety of techniques, including the maintenance of 24-hour customer service. We support local customer service through our direct sales force, our retail stores and regional customer service centers. The regional presence of our call centers enhances our knowledge of local markets, which improves our ability to provide customer service, credit and collection and order activation.

CELLULAR OPERATIONS--DOBSON COMMUNICATIONS

MARKETS AND SYSTEMS

    The following table sets forth information with respect to our existing cellular markets. Information with respect to populations in our licensed areas are management's estimates based upon Kagan's 1999 Cellular/PCS Pop Book Disk, Paul Kagan Associates, Inc., Carmel, California, adjusted to exclude those portions of our RSAs and MSAs not covered by our licenses. Net population represents total population less minority ownership interests in our licenses. Information with respect to subscribers are management estimates as of March 31, 2000. This table does not reflect our May 1, 2000 acquisition of Texas 9 RSA, which has an estimated total population of approximately 190,000 or our pending acquisition of Oklahoma 6 RSA, which has an estimated total population of approximately 221,000. We determine market penetration by dividing total subscribers in each of our FCC cellular licensed areas at the end of the period by the estimated total population covered by the applicable cellular license or authorization.

                                                          TOTAL         NET          TOTAL        MARKET        DATE
                                                        POPULATION   POPULATION   SUBSCRIBERS   PENETRATION   ACQUIRED
                                                        ----------   ----------   -----------   -----------   --------
MARKETS:
NORTHERN REGION
  Youngstown (Youngstown, OH MSA, Sharon, PA MSA,
    PA 1 RSA and OH 11 RSA)...........................     911,000      911,000                                 1998
  OH 2 RSA............................................     262,000      262,000                                 1999
  Erie (Erie, PA MSA).................................     280,000      280,000                                 1998
  PA (PA 2, 6 and 7 RSAs )............................     690,000      690,000                                 1998
  NY 3 RSA............................................     481,000      481,000                                 1998
                                                        ----------   ----------
    Total.............................................   2,624,000    2,624,000     254,500          9.7%
                                                        ----------   ----------     -------
CENTRAL REGION
  Northwest OK (Enid, OK MSA and OK
    2 RSA)............................................     106,000      106,000                                 1991
  OK 5 and 7 RSAs.....................................     157,000      101,000                                 1989
  TX 2 RSA............................................      89,000       55,000                                 1989
  KS/MO (KS 5 RSA, MO 1, 4 and 5 RSAs)................     246,000      246,000                                 1996
  TX 16 RSA...........................................     336,000      336,000                                 1998
  TX 10 RSA...........................................     320,000      320,000                                 1998
                                                        ----------   ----------
    Total.............................................   1,254,000    1,164,000      74,800          6.0%
                                                        ----------   ----------     -------
WESTERN REGION
  AZ 5 RSA............................................     183,000      137,000                                 1997
  AZ 1 RSA............................................     135,000      135,000                                 1999
  CA 7 RSA............................................     144,000      144,000                                 1998
  CA 4 RSA............................................     368,000      368,000                                 1998
  Santa Cruz, CA MSA..................................     251,000      219,000                                 1998
  AK 1 RSA............................................     113,000      113,000                                 2000
  AK 3 RSA............................................      74,000       74,000                                 2000
                                                        ----------   ----------
    Total.............................................   1,268,000    1,190,000      84,300          6.7%
                                                        ----------   ----------     -------
EASTERN REGION
  West MD (Cumberland, MD MSA, Hagerstown, MD MSA,
    MD 1 and 3 RSAs, and PA 10 West RSA)..............     494,000      494,000                                 1997
  East MD (MD 2 RSA)..................................     455,000      455,000                                 1997
                                                        ----------   ----------
    Total.............................................     949,000      949,000      75,600          8.0%
                                                        ----------   ----------     -------

UPPER MIDWEST REGION
  MI 3 RSA............................................     166,000      166,000                                 2000
  MI 10 RSA...........................................     138,000      138,000                                 2000
                                                        ----------   ----------
    Total.............................................     304,000      304,000      34,200         11.3%
                                                        ----------   ----------     -------
        Total--Dobson regions combined................   6,399,000    6,231,000     523,400          8.2%
                                                        ==========   ==========     =======

PRODUCTS AND SERVICES

    We provide a variety of cellular services and products designed to address a range of business and personal needs. In addition to mobile voice and data transmission, we offer ancillary services such as call forwarding, call waiting, three-party conference calling, voice message storage and retrieval and no-answer transfer. The nature of the services we offer varies depending upon market area. We also sell cellular equipment at discount prices and use free phone promotions as a way to encourage use of our mobile services. We offer cellular service for a fixed monthly access fee accompanied by varying allotments of unbilled or free minutes, plus additional variable charges per minute of use and for custom calling features. We offer longer-term pricing programs under single year and, to a lesser extent, multi-year service contracts. Unlike some of our competitors, we design rate plans on a market-by-market basis. Our local general managers generally have the authority to initiate and modify rate plans, depending upon the market and competitive conditions. Generally, these rate plans include a high-volume user plan, a medium-volume user plan, a basic plan and an economy plan.

CUSTOMER SERVICE

    Customer service is an essential element of our marketing and operating philosophies. We are committed to attracting new subscribers and retaining existing subscribers by providing consistently high-quality customer service. In each of our cellular service areas, we maintain installation and repair facilities and a local staff, including a market manager and customer service, technical and sales representatives. In each of our cellular service areas, we handle our own customer-related functions, such as customer activations, account adjustments and rate plan changes. We believe our local offices and installation and repair facilities enhance our knowledge of local markets and enable us to better serve customers, schedule installations and make repairs. Through the use of centralized monitoring equipment, we are able to centrally monitor the technical performance of our cellular service areas.

    In addition, our customers generally are able to report cellular telephone service or account problems 24 hours a day to our regional customer service centers located in Oklahoma City, Oklahoma and Frederick, Maryland on a toll-free access number with no airtime charge. We believe that our emphasis on customer service affords us a competitive advantage over our larger competitors. We contact our subscribers frequently in order to evaluate and measure, on an ongoing basis, the quality and competitiveness of our services.

SALES, MARKETING AND DISTRIBUTION

    We focus our marketing program on attracting subscribers who we believe are likely to generate high monthly revenues and low churn rates. We undertake extensive market research to identify and design marketing programs to attract these subscribers and tailor distinctive rate plans and roaming rates to emphasize the quality, value and advantage of our cellular service. We have established marketing alliances with neighboring cellular systems to create larger home rate areas in order to increase our roaming revenues and to attract new subscribers. We market our service offerings primarily through our direct sales force and company-owned retail stores. We also use a network of dealers and other agents, such as electronics stores, car dealerships and department stores. In addition to these traditional channels, our marketing team continuously evaluates other, less traditional, methods of distributing our services and products, such as targeted telemarketing and direct mail programs.

    We market our cellular products and services under national brand names and, in selected markets, our own brand name. The service mark we select for use in each of our markets depends, to a large extent, upon the service mark used by the principal cellular operator in the neighboring metropolitan areas.

    We train and compensate our sales force in a manner designed to stress the importance of customer service, high penetration levels and minimum acquisition costs per subscriber. We believe that our direct sales force is better able to select and screen new subscribers and select pricing plans that realistically match subscriber means and needs than are independent agents. In addition, we motivate our direct sales force to sell appropriate rate plans to subscribers, thereby reducing churn, by linking payment of commissions to subscriber retention. As a result, we believe that our use of a direct sales force keeps marketing costs low both directly, because commissions are lower, and indirectly, because subscriber retention is higher than when we use independent agents. We had approximately 112 direct sales representatives as of March 31, 2000.

    We believe that our after-sale telemarketing program, which includes courtesy calls to our new customers and is conducted by our sales force and customer service personnel, helps to reduce our churn rates. This program enhances customer loyalty and allows our sales staff to check customer satisfaction as well as to offer additional calling features, such as voicemail, call waiting and call forwarding.

    We operated 149 retail outlets as of March 31, 2000. Our retail stores range in size from 420 square feet to 6,400 square feet. Each of our retail stores is fully equipped to handle customer service and telephone maintenance and installation. Some of these stores are also authorized warranty repair centers. Our stores provide subscriber-friendly retail environments, including extended hours, a large selection of products and services, a well-trained sales staff and convenient locations, which are designed to make the sales process quick and easy for the subscriber.

ROAMING

    We believe that regional roaming is an important service component for many subscribers. Accordingly, where possible, we attempt to arrange roaming agreements that allow customers to roam at competitive prices. We believe this increases usage on all cellular systems, including our own. We focus on systems that are adjacent to major metropolitan areas and include a high concentration of expressway corridors, which tend to have a significant amount of roaming activity. The following table lists our principal roaming partners in each of our cellular markets:

CELLULAR MARKETS                       PRINCIPAL CELLULAR ROAMING PARTNERS
----------------                       -----------------------------------

Northern Region......................  AT&T Wireless
                                       Southwestern Bell Mobile
                                       Verizon Wireless

Central Region.......................  AT&T Wireless
                                       Houston Cellular
                                       Southwestern Bell Mobile
                                       Verizon Wireless

Western Region.......................  AT&T Wireless
                                       Bay Area Cellular
                                       Verizon Wireless

Eastern Region.......................  AT&T Wireless
                                       Southwestern Bell Mobile

Upper Midwest Region.................  AT&T Wireless

    Our largest roaming partner is AT&T Wireless. For the year ended
December 31, 1999, AT&T Wireless' customers accounted for approximately 43% of our roaming revenues, or approximately 17% of our total operating revenues. For the three months ended March 31, 2000, AT&T Wireless' customers accounted for approximately 44% of our roaming revenues, or approximately 18% of our total operating revenues. Under our roaming agreement with AT&T Wireless, we and AT&T Wireless charge each other favorable roaming rates for each of our respective markets. This rate will decrease over time. The agreement provides for the maintenance by us of certain call features and related services to roaming customers, such as call waiting, call forwarding, three-way calling, caller ID and voice mail. The roaming agreement may be terminated or suspended by either party if the FCC revokes a license covering a material portion of our or AT&T Wireless's markets, either party fails to control subscriber fraud, either party fails to adhere to system technical requirements and upgrades or either party breaches any of the material terms of the roaming agreement. The agreement expires in January 2003 although the rate provisions extend until June 2004.

    We also have agreements with the North American Cellular Network, which is the largest wireless telephone network system in the world linking cellular operators throughout the United States and Canada and enabling customers to use their cellular phones to place and receive calls in these areas as easily as they do in their home areas. Through this network, customers are able to receive calls automatically without the use of complicated roaming codes as they roam in more than 5,000 cities and towns in the United States and Canada. In addition, the North American Cellular Network enables special services such as call forwarding and call waiting to automatically follow subscribers as they travel.

SYSTEM DEVELOPMENT AND TECHNOLOGY

    SYSTEM DEVELOPMENT. We develop or build out our cellular service areas in response to projected subscriber demand and competitive factors by adding channels to existing cell sites and by building new cell sites to increase capacity with an emphasis on improving coverage for hand-held phones in heavily-trafficked areas. We develop projected subscriber demand for each cellular service area on a cell-by-cell basis. In January 1998, we entered into an agreement with Lucent Technologies to purchase 300 cell sites, two switches and related hardware and software for approximately $131.0 million over a four year period. We estimate our aggregate remaining commitment under this agreement as of March 31, 2000 was approximately $61.3 million. We are also a party to another equipment supply agreement with Nortel to purchase approximately
$120.0 million of cell site and switching equipment through the period ending in November 2001. We estimate our aggregate remaining commitment under this agreement as of March 31, 2000 was approximately $41.8 million. We have recently amended our agreement with Nortel to increase our purchase obligation to $215.0 million and extend the time period to April 15, 2003.

    We expect our cell site expansion to enable us to continue to add and retain subscribers, enhance subscriber use of our systems, increase roaming traffic due to the larger geographic area covered by our cellular network and further enhance the overall efficiency of our cellular network. We believe that the increased cellular coverage will have a positive impact on market penetration and subscriber usage.

    DIGITAL TECHNOLOGY. We use two basic protocols in our digital networks. Our primary digital technology or protocol is Time Divisional Multiple Access, or TDMA, which divides each channel into three subchannels providing service to three users instead of one. Our other digital technology or protocol is Code Divisional Multiple Access, or CDMA, which converts analog signals into digital for transmission over our cellular network. Our digital services include digital voice channels, short messaging services, message waiting indicator and caller ID services.

    We have upgraded substantially all of our systems to digital technology and we now offer digital voice and digital feature services to approximately 90% of our covered population. We match the digital protocols of our markets to those used by our roaming partners in adjoining markets.

    The following table reflects the digital technology currently used by us in each of our cellular markets.

                                                                           STATUS/EXPECTED
CELLULAR MARKET                               DIGITAL TECHNOLOGY           COMPLETION DATE
---------------                               ------------------           ---------------
NORTHERN REGION:
  Youngstown................................  analog/TDMA IS-136           Completed
  Erie......................................  analog/TDMA IS-136           Completed
  New York..................................  analog/TDMA IS-136           Completed
  Pennsylvania..............................  analog/TDMA IS-136           Completed
  Ohio 2....................................  analog/TDMA IS-136           Completed
                                              and analog/CDMA              Completed
CENTRAL REGION:
  Oklahoma 5 and 7..........................  analog/TDMA IS-136           Completed
  Texas Panhandle...........................  analog/TDMA IS-136           Completed
  Northwest Oklahoma........................  analog/TDMA IS-136           Completed
  Texas 10..................................  analog/TDMA IS-136           Completed
  Texas 16..................................  analog/TDMA IS-136           Completed
  Texas 9...................................  analog/TDMA IS-136           Completed
  Kansas/Missouri...........................  analog/TDMA IS-136           Completed

WESTERN REGION:
  Alaska 3..................................  analog/TDMA IS-136           Completed
  Alaska 1..................................  analog/TDMA IS-136           Completed
  Arizona 5.................................  analog/CDMA                  Completed
  Arizona 1.................................  analog/TDMA IS-136           Completed
  California 7..............................  analog/CDMA                  Completed
  California 4..............................  analog/TDMA IS-136           Completed
  Santa Cruz................................  analog/TDMA IS-136           Completed

EASTERN REGION:
  East Maryland.............................  analog/TDMA IS-136           Completed
  West Maryland.............................  analog/TDMA IS-136           Completed

UPPER MIDWEST REGION:
  Michigan 3................................  analog/TDMA IS-136           Third quarter 2000
  Michigan 10...............................  analog/TDMA IS-136           Completed

    INFORMATION SYSTEMS. H.O. Systems, Inc. recently began providing the billing function for most of our cellular operations. Proprietary software furnished by H.O. Systems serves all functions of billing for corporate and retail locations. All administrative and customer maintenance functions are handled in-house. H.O. Systems prints and processes all of our customer invoices. H.O. Systems' software is in place and functioning in all of our markets. We use software that compliments this billing system, allowing the use of credit, collection and switch interfaces.

SERVICE MARKS

    We own the service mark Dobson Cellular-TM-, which we use in our cellular telephone systems in western Oklahoma and the Texas Panhandle. While we have not attempted to federally register the brand name "Dobson Cellular," we believe that our prior use of this brand name in the limited areas where it is used will enable us to effectively police against any infringing uses of our brand name.

    The following table sets forth the brand names used by us for products and services in each of our cellular markets:

CELLULAR MARKET                                  SERVICE MARK
---------------                                  ------------
Northern Region................................  CELLULAR ONE-Registered Trademark-
                                                 AIRTOUCH-TM-
                                                 CELLULAR-Registered Trademark-
Central Region.................................  Dobson Cellular-TM-
                                                 CELLULAR ONE-Registered Trademark-

Western Region.................................  CELLULAR ONE-Registered Trademark-
                                                 AIRTOUCH-TM-
                                                 CELLULAR-Registered Trademark-

Eastern Region.................................  CELLULAR ONE-Registered Trademark-

Upper Midwest Region...........................  CELLULAR ONE-Registered Trademark-

    CELLULAR ONE-Registered Trademark- is a registered service mark with the U.S. Patent and Trademark Office. The service mark is owned by Cellular One Group, a Delaware general partnership of Cellular One Marketing, Inc., a subsidiary of Southwestern Bell Mobile Systems and Cellular One
Development, Inc., a subsidiary of AT&T Wireless. We use the CELLULAR ONE-Registered Trademark- service mark to identify and promote our cellular telephone service pursuant to licensing agreements with Cellular One Group. We believe we obtain substantial marketing benefits from the name recognition associated with this widely used service mark, both with existing subscribers traveling outside of our service areas and with potential new subscribers moving into our service areas. Licensing and advertising fees are determined based upon the population of the licensed areas. The licensing agreements require us to provide high-quality cellular telephone service to our customers and to maintain a certain minimum overall customer satisfaction rating in surveys commissioned by the licensor. The licensing agreements have original five-year terms that begin expiring in 2000 and may be renewed at our option, subject to the satisfaction of certain operating standards, for two additional five-year terms.

    AIRTOUCH-TM- CELLULAR-Registered Trademark- is a registered service mark licensed by Verizon Wireless. Our right to use the service mark is non-exclusive and non-transferrable. The licensing agreement for the AIRTOUCH-TM-CELLULAR-Registered Trademark- service mark requires us to provide high-quality cellular telephone service to our customers and to otherwise maintain reasonable standards set by Verizon Wireless. The licensing agreement is for an initial term of 20 years with automatic extensions for additional five-year periods.

EMPLOYEES AND AGENTS

    As of March 31, 2000, we had approximately 1,300 employees. In addition, as of that date, we had agreements with approximately 380 independent sales agents, including car dealerships, electronics stores, paging service companies and independent contractors. We consider our employee relations to be good.

PROPERTIES

    We maintain our corporate headquarters in Oklahoma City, Oklahoma where we lease approximately 24,600 square feet at a monthly rental of approximately $19,000. As of March 31, 2000, our cellular operations leased 149 retail offices and 14 administrative offices at aggregate annual rentals of approximately
$3.7 million. We review these leases from time to time and, in the future, may lease or acquire new facilities as needed. We expect to lease or purchase additional sales and administrative office spaces in connection with our pending acquisitions. We do not anticipate encountering any material difficulties in meeting our future needs for leased space. We also owned and leased approximately 609 cell sites as of March 31, 2000.

DISCONTINUED OPERATIONS

    Our former, wholly-owned subsidiary, Logix, provides integrated local, long distance, data and other telecommunications services to small and medium-sized business customers throughout the Southwestern United States. We distributed the stock of Logix to certain of our stockholders in January 2000. Logix is accounted for as a discontinued operation in our consolidated financial statements.

COMPETITIVE STRENGTHS/COMPETITION

    We believe that our competitive strengths are:

    - ESTABLISHED OPERATING HISTORY IN RURAL AND SUBURBAN MARKETS. We began providing cellular telephone service in 1990 in Oklahoma and the Texas Panhandle and since then have rapidly expanded our cellular operations to include systems in rural and suburban markets covering a total population of approximately 6.4 million as of March 31, 2000. In addition, we operate the American Cellular joint venture's systems covering a total population of approximately 4.8 million as of March 31, 2000. We believe that during this time we have gained substantial experience as an operator of cellular systems in rural and suburban markets.

    - PROVEN ACQUISITION AND INTEGRATION CAPABILITIES. In addition to our American Cellular joint venture, we have successfully completed 19 acquisitions of cellular licenses and systems since 1996, significantly expanding the geographic scope of our operations and increasing our total subscribers from approximately 26,600 as of December 31, 1995 to approximately 523,400 as of March 31, 2000. On December 23, 1998, we acquired Sygnet, which increased the total population covered by our cellular systems by approximately 2.4 million. We substantially completed the integration of Sygnet's systems and operations by the end of June 1999, and since closing the Sygnet acquisition have increased the number of our subscribers in the Sygnet markets from approximately 178,800 to approximately 238,400 as of March 31, 2000, a 33.3% increase.

    - STRATEGIC RELATIONSHIP WITH AT&T WIRELESS. We have a strategic relationship with AT&T Wireless, which recently became one of our stockholders. Through this relationship, we have a coast-to-coast roaming agreement that enables our customers to use AT&T Wireless systems, and AT&T Wireless customers to use our systems, each at favorable rates. AT&T Wireless customers accounted for approximately 43% of our roaming revenues, or approximately 17% of our total revenues, in the year ended December 31, 1999, and approximately 44% are roaming revenues or approximately 18% of our total revenues, for the three months ended
      March 31, 2000. In addition, on February 25, 2000 our equally-owned joint venture with AT&T Wireless acquired American Cellular for approximately $2.5 billion, including fees and expenses, which has further expanded the scope of our relationship with AT&T Wireless.

    - EXPERIENCED MANAGEMENT TEAM. We have an experienced management team. Both Everett R. Dobson, our Chairman of the Board and Chief Executive Officer, and G. Edward Evans, our President and Chief Operating Officer, have substantial experience in the wireless communications industry and both are actively involved in the Cellular Telecommunications Industry Association, the leading cellular industry association.

    - ABILITY TO OFFER A VARIETY OF DIGITAL SERVICES, INCLUDING DIGITAL VOICE AND DIGITAL FEATURE SERVICES TO APPROXIMATELY 90% OF OUR COVERED POPULATION. We have upgraded our cellular network to offer digital voice and digital feature services to approximately 90% of our covered population, which both enhances our attractiveness as a roaming partner to personal communications service and other cellular providers and provides increased services to our current subscribers, including digital voice services.

    We compete with various companies in each of our markets. The following table lists the principal competitors in each of our cellular markets:

CELLULAR MARKET                                      PRINCIPAL COMPETITORS
---------------                                      ---------------------
Northern Region....................................  ALLTEL
                                                     Frontier Cellular
                                                     GTE Wireless
                                                     Verizon Wireless

Central Region.....................................  ALLTEL
                                                     AT&T Wireless
                                                     Chariton Cellular
                                                     GTE Wireless
                                                     Pioneer Cellular
                                                     Southwestern Bell Mobile
                                                     Verizon Wireless
                                                     Western Wireless

Western Region.....................................  Centennial Cellular
                                                     Citizens Mojave Cellular
                                                     GTE Wireless
                                                     Nextel
                                                     Sprint PCS
                                                     Verizon Wireless

Eastern Region.....................................  Nextel
                                                     Sprint PCS
                                                     U.S. Cellular
                                                     Verizon Wireless

Upper Midwest Region...............................  Rural Cellular

    The telecommunications industry is experiencing significant technological changes, as evidenced by the increasing pace of improvements in the capacity and quality of digital technology, shorter cycles for new products and enhancements and changes in consumer preferences and expectations. Accordingly, we expect competition in the wireless telecommunications industry to be dynamic and intense as a result of the entrance of new competitors and the development of new technologies, products and services. Many of our competitors have been operating for a number of years, operate nationwide systems, currently serve a substantial subscriber base and have significantly greater financial, personnel, technical, marketing, sales and distribution resources than we do. Some competitors are expected to market other services, such as long distance, landline local exchange and internet access service, with their cellular telecommunication service offerings.

    We compete primarily against one other facilities-based cellular carrier in each of our cellular markets. We also compete with personal communications service and enhanced specialized mobile radio providers. We compete for customers based principally upon price, the services and enhancements offered, the quality of our cellular system, customer service, system coverage and capacity. This competition may increase to the extent that licenses are transferred from smaller, stand-alone operators to larger, better capitalized and more experienced cellular operators that may be able to offer consumers certain network advantages.

    AT&T Wireless, Nextel Communications, Sprint PCS, VoiceStream Wireless Corporation and Verizon Wireless operate substantially nationwide networks, and Bell South and SBC Wireless, through a proposed joint venture, could operate a substantially nationwide wireless network as well. If any of our roaming partners, including AT&T Wireless, were to acquire a personal communications service license for any of our markets, they could build out personal communications service networks in our markets to provide their customers with wireless service, which would reduce our roaming revenues.

Any increased competition from personal communications service providers in rural markets covered by our systems could also have the effect of further reducing the roaming rates we could charge. Although AT&T Wireless has agreed not to build out personal communications service networks in any of the markets currently served by American Cellular for five years after the consummation of the American Cellular acquisition, AT&T Wireless is not contractually restricted from building out a competing personal communications service network in our markets. See "The American Cellular Joint Venture--Operating Arrangements."

    We also face, to a lesser extent, competition from mobile satellite service providers, as well as from resellers of these services and cellular service. In the future, we may also compete more directly with traditional landline telephone service providers. Recently, the FCC created potential sources of new competition by auctioning additional personal communications service licenses, as well as licenses for wireless communications services, local multipoint distribution service, 39 GHz service and 220 to 222 MHz service. Further, the FCC has announced plans to auction licenses in the 4.9 GHz, 24GHz and 700 MHz bands that may be usable for mobile services. The FCC has also recently announced its intent to allocate approximately 200 MHz of additional spectrum to wireless use, much of which can be licensed for commercial wireless purposes. Continuing technological advances in telecommunications make it impossible to predict the extent of future competition. However, due to the depth and breadth of these competitive services offered by operators using these other technologies, future competition from these operators could be intense.

    The FCC has announced plans to reauction certain C and F block PCS licenses in November 2000. Many of these licenses were held by bankrupt entities and were declared cancelled by the FCC for failure to make required installment payments. The FCC has opened a rule making proceeding to determine the rules (including those regarding eligibility) that will govern this upcoming auction. The FCC has tentatively concluded, that for 30 MHz C Block licenses, it will divide the block into three 10 MHz licenses, and has proposed to change the rules to allow all firms, large and small, to bid on some portion of these licenses. The outcome of this rule making proceeding may affect our ability to participate in this reauction.

CELLULAR OPERATIONS--AMERICAN CELLULAR

    American Cellular's systems cover a total population of approximately
4.8 million and as of March 31, 2000 it had approximately 455,300 subscribers. American Cellular has concentrated its recent efforts on creating an integrated network of cellular systems in its operating regions. American Cellular markets all of its cellular products and services under the CELLULAR
ONE-Registered Trademark- brand name for its cellular systems. American Cellular offers digital technology, which is comprised of digital feature services, such as call waiting, caller ID and voice mail, and digital voice services throughout its cellular systems. American Cellular's management, organization, billing system, network infrastructure and working programs are substantially similar to ours.

    The majority of American Cellular's systems are in the early stages of their growth cycle and, we believe, afford significant opportunities for improvements in performance, particularly with respect to rates of penetration and churn. There can be no assurances, however, that we, as the operator of these systems under our joint venture with AT&T Wireless, will be able to achieve or maintain such improvements.

MARKETS AND SYSTEMS

    The following table sets forth information with respect to American Cellular's existing cellular markets as of March 31, 2000.

                                                          TOTAL         NET          TOTAL        MARKET        DATE
                                                        POPULATION   POPULATION   SUBSCRIBERS   PENETRATION   ACQUIRED
                                                        ----------   ----------   -----------   -----------   --------
MARKETS:
UPPER MIDWEST REGION
  Duluth MSA/MN 4 RSA/WI 2 RSA........................     290,000      290,000                                 1994
  Eau Claire MSA/WI 2 RSA.............................     174,000      168,000                                 1994
  Wausau MSA/WI 6 RSA.................................     158,000      153,000                                 1995
  MN 2 RSA............................................      31,000       31,000                                 1995
  MN 3 RSA............................................      58,000       58,000                                 1994
  MN 5 RSA............................................     257,000      257,000                                 1995
  MN 6 RSA............................................     145,000      145,000                                 1994
  WI 1 RSA............................................     109,000      109,000                                 1994
  WI 3 RSA/WI 2 RSA...................................     166,000      166,000                                 1994
  WI 4 RSA............................................     119,000      119,000                                 1997
  WI 5 RSA............................................      80,000       80,000                                 1997
  MI 1 RSA............................................     198,000      198,000                                 1995
  Alton, IL RSA.......................................      23,000       20,000
                                                        ----------   ----------
    Total.............................................   1,808,000    1,794,000     187,100          10.3%
                                                        ----------   ----------     -------
EASTERN REGION
  Orange County NY MSA................................     330,000      330,000                                 1996
  Poughkeepsie NY MSA.................................     264,000      253,000                                 1996
  NY 5 RSA............................................     378,000      378,000                                 1995
  NY 6 RSA............................................     112,000      112,000                                 1996
  KY 4 RSA............................................     252,000      252,000                                 1997
  KY 5 RSA............................................     161,000      161,000                                 1997
  KY 6 RSA............................................     268,000      268,000                                 1997
  KY 8 RSA............................................     120,000      120,000                                 1997
  TN 4 RSA............................................     273,000      273,000                                 1998
  OH 7 RSA/OH 10 RSA..................................     323,000      323,000                                 1995
  PA 9 RSA............................................     187,000      187,000                                 1996
  WV 2 RSA............................................      78,000       78,000                                 1995
  WV 3 RSA............................................     266,000      266,000                                 1996
                                                        ----------   ----------
    Total.............................................   3,012,000    3,001,000     268,200           8.9%
                                                        ----------   ----------     -------
      Total--American Cellular regions combined.......   4,820,000    4,795,000     455,300           9.4%
                                                        ==========   ==========     =======

MARKETING

    American Cellular markets all of its cellular products and services under the CELLULAR ONE-Registered Trademark- brand name. We believe the national advertising campaign conducted by the Cellular One Group has enhanced American Cellular's advertising exposure at a lower cost than could be achieved alone. We also believe that American Cellular has obtained substantial marketing benefits from the name recognition associated with this widely used service mark, both with existing subscribers traveling outside of American Cellular's service areas and with potential new subscribers moving into American Cellular's service areas.

    Through its membership in North American Cellular Network and other special networking arrangements, American Cellular has provided extended regional and national service to its subscribers in other markets, thereby allowing them to make and receive calls while in other cellular service areas without dialing special access codes.

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
    American Cellular's sales force works principally out of its retail stores in which American Cellular offers a full line of cellular products and services. As of March 31, 2000, American Cellular maintained approximately 82 retail locations and eight administrative offices. Ranging from 250 square feet to 4,000 square feet, each store is fully equipped to handle customer service and telephone maintenance and installation. Some of these stores are also authorized warranty repair centers.

PRODUCTS AND SERVICES

    In addition to providing cellular telephone service in each of its markets, American Cellular also offers various custom-calling features, including voice mail, call forwarding, call waiting, three-way conference calling and no answer transfer. American Cellular has upgraded its systems to provide digital feature services in its markets such as caller ID, message waiting indicator, short messaging services and sleep mode for longer battery life.

    American Cellular offers several rate plans so that customers may choose the plan that best fits their expected calling needs. American Cellular has designed rate plans on a market-by-market basis. These rate plans include a high-volume user plan, a medium-volume user plan, a basic plan and an economy plan. Most rate plans combine a fixed monthly access fee, a designated amount of free minutes, per-minute usage charges and additional charges for custom-calling features in a package which offers value to the customer while enhancing airtime use and revenues. In general, rate plans which include a higher monthly access fee typically include a lower usage rate per minute.

    Agreements between American Cellular and other cellular operators allow their respective subscribers to place calls, or roam, in most cellular service areas throughout the country. American Cellular's markets, strategically surrounding or between major metropolitan areas, encompass significant portions of heavily traveled corridors, which results in significant roaming revenues.

CUSTOMER SERVICE

    Customer service is an essential element of American Cellular's marketing and operating philosophy. American Cellular has endeavored to attract new subscribers and retain existing subscribers by providing consistently high-quality customer service. In each of its cellular service regions, American Cellular has maintained a local staff, including a market manager, customer service representatives, technical and engineering staff, sales representatives and installation and repair facilities. Each cellular service region handles its own customer-related functions such as credit evaluation, customer activations, account adjustments and rate plan changes. Local offices and installation and repair facilities have enabled American Cellular to better service customers, schedule installations and make repairs.

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
COMPETITORS AND ADJOINING SYSTEMS

    The following chart lists American Cellular's principal cellular competitors in each of its regions.

CELLULAR MARKET                        COMPETITORS
-------------------------------------  -------------------------------------
Upper Midwest Region                   U.S. Cellular
                                       CelluLink
                                       Cellular 2000
                                       CellCom
                                       Century Telephone Enterprises
                                       Rural Cellular Corp.
                                       Verizon Wireless

Eastern Region                         U.S. Cellular
                                       ALLTEL
                                       Ameritech
                                       Verizon Wireless
                                       BellSouth Mobility
                                       Ramcell, Inc.
                                       Bluegrass Cellular

SERVICE MARKS

    American Cellular uses the CELLULAR ONE-Registered Trademark- service mark to identify and promote its cellular telephone service pursuant to licensing agreements with Cellular One Group. Licensing and advertising fees are determined based upon the population of the licensed areas. The licensing agreements require American Cellular to provide high-quality cellular telephone service to its customers and to maintain a certain minimum overall customer satisfaction rating in surveys commissioned by Cellular One Group. The licensing agreements which American Cellular has entered into are for original five-year terms expiring on various dates. These agreements may be renewed at American Cellular's option for three additional five-year terms.

EMPLOYEES AND DEALERS

    As of March 31, 2000, American Cellular had approximately 850 employees. In addition, American Cellular has agreements with independent dealers, including car dealerships, electronics stores, paging services companies and independent contractors. None of American Cellular's employees are represented by a labor organization, and American Cellular's management considers its employee relations to be good.

REGULATION

OVERVIEW

    The wireless telecommunications industry is subject to extensive governmental regulation on the federal level and to varying degrees on the state level. The enactment of the Telecommunications Act of 1996 has had an impact on many aspects of this regulation. In addition, this regulation is currently the subject of administrative rulemakings and judicial proceedings that are significant to us. The following is a summary of the federal laws and regulations that materially affect the wireless telecommunications industry, in general, and us, in particular, and a description of applicable certain state laws. This section does not purport to be a summary of all present and proposed federal, state and local regulations and legislation relating to the wireless telecommunications industry.

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
FEDERAL REGULATION

    The licensing, construction, modification, operation, ownership and acquisition of cellular telephone systems are subject to regulations and policies of the FCC under the Communications Act of 1934, as amended. The FCC has promulgated rules and regulations governing, among other things, applications to construct and operate cellular communications systems, applications to transfer control of or assign cellular licenses and technical and operational standards for the operation of cellular systems (such as maximum power and antenna height).

    The FCC licenses cellular systems in accordance with 734 geographically defined market areas comprised of 306 MSAs and 428 RSAs. In each market, the frequencies allocated for cellular telephone use are divided into two equal 25 MHz blocks and designated as wireline and non-wireline. Apart from the different frequency blocks, there is no technical difference between wireline and non-wireline cellular systems and the operational requirements imposed on each by the FCC are the same. Under FCC rules, the authorized service area of a cellular provider in each of its markets is referred to as the cellular geographic service area. The cellular geographic service area may conform exactly with the boundaries of the FCC designated MSA or RSA, or it may be smaller if a licensee has chosen not to provide services to certain areas. A cellular licensee has the exclusive right to expand its cellular geographic service area boundaries within the licensee's MSA or RSA for a period of five years after grant of the licensee's initial construction permit. At the end of this five-year build-out period, however, other entities may apply to serve portions of the MSA or RSA in areas outside the licensee's then designated cellular geographic service area. The five year build-out period has expired for most licensees and the FCC has granted several "unserved area" applications filed by parties other than the original MSA or RSA licensee. No entity may, directly or indirectly, own a controlling interest in, or otherwise have the ability to control, both systems. The FCC may prohibit or impose conditions on transfers of licenses. In addition, under FCC rules, no person or entity may have an attributable interest, as defined in FCC rules, in a total of more than 45 MHz of licensed broadband personal communications service, cellular and enhanced specialized mobile radio spectrum, regulated as commercial mobile radio services with significant overlap in any geographic area except in RSAs, where a total of 55MHz is lawful. This so-called "spectrum cap" rule could have an impact on our ability to acquire other cellular systems, and it also could limit the universe of potential buyers of any of our systems should we wish to sell.

    The FCC recently amended the spectrum cap ownership attribution rules to allow for somewhat more ownership overlap. Significant overlap will occur when at least 10% of the 1990 census population of the licensed service area is within the cellular geographic service area, as defined below, and/or the personal communications service area or enhanced specialized mobile radio service area. Ownership limits on overlapping cellular licensees were recently amended so that a party with a controlling interest or otherwise attributable interest in a cellular licensee may have a direct or indirect ownership interest of up to 5% in another cellular licensee in overlapping cellular geographic service areas, and a party may have a direct or indirect ownership interest of up to 20% in both cellular licensees in overlapping cellular geographic service areas so long as neither interest is a controlling interest. This change in the ownership attribution rules affords greater opportunities for non-controlling investment in cellular systems and could facilitate our ability to attract capital or to make investments in other cellular operators.

    Cellular service providers also must satisfy a variety of FCC requirements relating to technical and reporting matters. One requirement is the coordination of proposed frequency usage with adjacent cellular users, permittees and licensees in order to avoid interference between adjacent systems. In addition, the height and power of base station transmitting facilities and the type of signals they emit must fall within specified parameters. We are obligated to pay annual regulatory fees and assessments to support the FCC's regulation of the cellular industry, as well as fees necessary to support federal universal service programs, number portability regional database costs, centralized administration of telephone numbering, telecommunications relay service for the hearing-impaired and application filing fees. These regulatory payment obligations will increase our costs of doing business.

    The Communications Act requires prior FCC approval for substantive, non proforma transfers or assignments to or from us of a controlling interest in any license or construction permit, or any rights thereunder. Although we cannot assure you that the FCC will approve or timely act upon any future requests for approval of applications that we file, we have no reason to believe that the FCC would not approve or grant such requests or applications in due course. Because an FCC license is necessary to lawfully provide cellular service, if the FCC were to disapprove any such filing our business plans would be adversely affected.

    The FCC also regulates a number of other aspects of the cellular business. For example, the FCC regulates cellular resale practices and currently also applies such cellular resale requirements to A and B Block (and A/B Block controlled) broadband personal communications service and enhanced specialized mobile radio licensees. These cellular, personal communications service and enhanced specialized mobile radio providers may not restrict any customer's resale of their services or unreasonably discriminate against resellers of their services. All resale obligations for cellular, broadband personal communications service and enhanced specialized mobile radio operators are currently scheduled to terminate on November 24, 2002. Moreover, federal legislation enacted in 1993 requires the FCC to reduce the disparities in the regulatory treatment of similar mobile services, such as cellular services, personal communications services and enhanced specialized mobile radio services. Under this regulatory structure, all of our cellular licenses are classified as commercial mobile radio services. As a commercial mobile radio services provider, the FCC regulates us as a common carrier. The FCC, however, has exempted cellular services from some typical common carrier regulations, such as tariff filings, thereby allowing us to respond more quickly to our competition in the marketplace.

    The FCC has also adopted requirements for cellular and other commercial mobile radio services providers to implement basic and enhanced 911 services. These services provide emergency service providers with the ability to better identify and locate callers using wireless services, including callers using special devices for the hearing impaired. Our obligations to implement these services are scheduled to occur in several stages, with the final stage beginning as early as March 2001 and the FCC recently amended its rules to eliminate a requirement that carriers be compensated for enhanced 911 costs and expand the circumstances under which wireless carriers may be required to offer enhanced 911 services. Federal legislation recently signed into law may limit our liability relative to incompleted 911 calls to a degree commensurate with wireline carriers in our markets. Federal law also requires cellular and personal communications service carriers to provide law enforcement agencies with capacity to support lawful wiretaps by March 12, 2001 and technical capabilities for wiretaps beginning June 30, 2000 and to comply with wiretap-related record-keeping and personnel-related obligations. Some of the FCC's and FBI's rules implementing the wiretap requirements are currently being reviewed by federal courts. These wireless 911 and law enforcement wiretap requirements may create additional capital obligations for us to make necessary system changes.

    In addition, the FCC regulates the ancillary service offerings that cellular and personal communications service licensees can provide and permits cellular, broadband personal communications service, paging and enhanced specialized mobile radio licensees to offer fixed services on a co-primary basis along with mobile services. This rule may facilitate the provision of wireless local loop service, which involves the use of wireless links to provide local telephone service by cellular licensees, as well as broadband personal communications service and enhanced specialized mobile radio licensees, although the extent of lawful state regulation of such "wireless local loop" service is undetermined. In this regard, the FCC has also adopted telephone number portability rules for local exchange carriers, as well as cellular, personal communications service and enhanced specialized mobile radio licensees, that could facilitate the development of local exchange competition, including wireless local loop service. The number portability rules generally require cellular, personal communications service and enhanced specialized mobile radio licensees to have the capability to deliver calls from their systems to ported numbers effective December 31, 1998 and offer number portability and roaming to ported numbers by November 24, 2002 but this schedule may be expedited if deemed necessary by the FCC to promote number conservation. These requirements may result in added capital expenditures for us to make necessary system changes, although we currently have no plans for any such expenditures.

    The FCC has also adopted rules to govern customer billing by commercial mobile radio service providers and is considering whether to extend billing rules currently applicable to landline carriers to commercial mobile radio services carriers. Adoption of some of the FCC's proposals could increase the complexity and costs of our billing processes and limit the manner in which we bill for services. Finally, the FCC has initiated a rulemaking proceeding, which remains pending, to help facilitate the offering of so-called "calling party pays" services whereby the party placing the call to a wireless customer pays the wireless airtime charges. Adoption of a calling party pays system may result in increased usage of wireless systems, thereby generating increased revenues and creating more competition between commercial mobile radio services and traditional landline carriers.

    The FCC generally grants cellular and personal communications service licenses for terms of ten years that are renewable upon application to the FCC. Near the conclusion of the license term, we must file applications for renewal of licenses to obtain authority to operate for an additional 10-year term. The FCC may revoke our licenses and may deny our license renewal applications for cause after appropriate notice and hearing. The FCC will award a renewal expectancy to us if we meet certain standards of past performance. If we receive a renewal expectancy, it is very likely that the FCC will renew our existing cellular license without entertaining competing applications. To receive a renewal expectancy, we must show that we have provided "substantial" service during our past license term, and have substantially complied with applicable FCC rules and policies and the Communications Act. The FCC defines "substantial" service as service which is sound, favorable and substantially above a level of mediocre service that might only minimally warrant renewal. If a licensee does not receive a renewal expectancy, then the FCC will accept competing applications for the license, subject to a comparative hearing, and the FCC may award the license to another entity. To date, the FCC has renewed each of our licenses for which a renewal application was required for a new ten year term. The balance of our existing licenses begin to expire in October 2000.

    A personal communications service system operates under a protected geographic service area license granted by the FCC for either a major trading area or a basic trading area on one of six frequency blocks allocated for broadband service. The FCC has divided the United States and its possessions and territories into personal communications service markets based upon Rand McNally's 493 basic trading areas, all of which are included in the 51 major trading areas. The FCC has allocated 120 MHz of radio spectrum in the 2 GHz band for licensed broadband PCS services. The FCC divided the 120 MHz of spectrum into six individual blocks, two 30 MHz blocks (A and B Blocks) licensed for each of the 51 major trading areas, one 30 MHz block (C Block) licensed for each of the 493 basic trading areas, and three 10 MHz blocks (D, E and F Blocks) licensed for each of the 493 basic trading areas, a total of more than 2,000 licenses. The FCC permits PCS licensees to disaggregate spectrum, which some licensees have done, and some of the original C block licensees have returned 15 MHz of their spectrum to the FCC.

    The FCC may deny applications for FCC authority, and in extreme cases revoke licenses, if it finds that an entity lacks the requisite "character" qualifications to be a licensee. In making the determination, the FCC considers whether an applicant or licensee has been the subject of adverse findings in a judicial or administrative proceeding involving felonies, the possession or sale of unlawful drugs, fraud, antitrust violations or unfair competition, employment discrimination, misrepresentations to the FCC or other government agencies, or serious violations of the Communications Act or FCC regulations. To our knowledge, there are no activities, and no judicial or administrative proceedings, involving either us or the licensees in which we hold a controlling interest, that would warrant such a finding by the FCC.

    If foreign nationals or their representatives, a foreign government or its representative or any corporation organized under the laws of a foreign country own of record or vote greater than 25 percent of our equity and the FCC determines that the public interest would be so served, it may revoke our cellular licenses or require an ownership restructuring. The FCC will generally permit additional indirect ownership in excess of the statutory 25 percent benchmark where that interest is to be held by an entity or entities from member countries of the World Trade Organization. For investors from countries that are not members of the World Trade Organization, the FCC will determine whether the home country of the foreign investor extends reciprocal treatment called "equivalent competitive opportunities" to U.S. entities. If these opportunities do not exist, it is unlikely that the FCC will permit investment beyond the 25 percent benchmark. These restrictions could adversely affect our ability to attract additional equity financing. We have no knowledge that any foreign entity directly or indirectly owns a significant percentge of our capital stock.

    The Telecommunications Act, which made significant changes to the Communications Act and terminated the antitrust consent decree previously applicable to the regional Bell operating companies, affects the telecommunications industry. This legislation, among other things, affects competition for local telecommunications services, interconnection arrangements for carriers, universal service funding and the provision of interexchange services.

    The Telecommunications Act requires state public utilities commissions and/or the FCC to implement policies that mandate reciprocal compensation between local exchange carriers, a category that will, for these purposes, include cellular carriers, for interconnection services at rates more closely related to cost. In a rulemaking proceeding pertaining to interconnection between local exchange carriers and commercial mobile radio service providers such as us, the FCC concluded that local exchange carriers are required to compensate commercial mobile radio service providers for the reasonable costs incurred by these providers in terminating traffic that originates on local exchange carrier facilities, and vice versa. Consistent with this ruling, the FCC has determined that local exchange carriers may not charge a commercial mobile radio service provider or other carrier for terminating local exchange carrier-originated traffic and that local exchange carriers may not charge commercial mobile radio service providers for number activation and use fees. Depending on further FCC disposition of these issues, we may or may not be successful in securing refunds, future relief or both, with respect to charges for termination of local exchange carrier-originated local traffic. If the FCC ultimately resolves these issues in favor of commercial mobile radio service providers, then we will pursue relief through settlement negotiations, administrative complaint procedures or both. If these issues are ultimately decided in favor of the local exchange carriers, we likely would be required to pay all past due contested charges and may also be assessed interest and late charges for the withhold amounts. These requirements could in the future have a material effect on us.

    The Telecommunications Act requires, and the FCC has adopted, rules that require interstate communications carriers, including cellular carriers, to "make an equitable and non-discriminatory contribution" to a universal service fund that reimburses communications carriers that provide basic communications services to users who receive services at subsidized rates. We have made such payments as the FCC has required. The United States Court of Appeals for the Fifth Circuit recently reversed many of the FCC's rules regarding carriers' contribution obligations, and the FCC has recently adopted rules implementing the court's decision. While it generally appears that our contributions to federal universal service programs may decrease as a result of the court's decision, our contributions to state universal service programs may be subject to increases and, moreover, the FCC's decision implementing the court's decision is subject to further administrative and possibly judicial proceedings. Thus, the impact of the court's decision is uncertain. We may also seek to qualify for payments from these federal and state programs in high cost areas where we provide wireless services, although we are

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
not certain that such payments will be available to cellular carriers. If such payments are made available to us, they would be an additional source of revenue to us that could be used to subsidize service we provide in these high cost areas.

    The Telecommunications Act also eases the restrictions on the provision of interexchange telephone services by wireless carriers affiliated with regional Bell operating companies. Regional Bell operating company-affiliated wireless carriers have interpreted the legislation to permit immediate provision of in region long distance call delivery for their cellular customers, thus presenting an additional source of competition to us.

    Additionally, the Telecommunications Act specifically exempts all cellular carriers from the obligation to provide equal access to interstate long distance carriers. However, the Telecommunications Act gives the FCC the authority to impose rules to require unblocked access through carrier identification codes or 800/888 numbers, so that cellular subscribers are not denied access to the long distance carrier of their choosing, if the FCC determines that the public interest so requires. We currently provide "dial around" equal access to all of our customers.

    The Telecommunications Act also imposes restrictions on a telecommunications carrier's use of customer proprietary network information without prior customer approval. FCC rules implementing these restrictions are being revised but have the potential to impose upon us new costly obligations and impose burdens on our current marketing activities. The FCC's rules implementing the Telecommunications Act's customer proprietary network information provisions were recently vacated by the United States Court of Appeals for the Tenth Circuit on First Amendment grounds and the Supreme Court recently declined to review the Tenth Circuit's decision. The extent to which the FCC will modify its rules to address the court's concerns is uncertain, but imposition of rules similar to those vacated by the court would impose additional costs on us and inhibit our marketing efforts.

    The Telecommunications Act also requires telecommunications carriers to make their services accessible to persons with disabilities and the FCC's rules implementing these requirements are effective. These rules generally require service providers to offer equipment and services that are accessible to and usable by persons with disabilities, if readily available, and to comply with complaint/ grievance procedures for violations of these provisions. These rules are still new and are subject to interpretation through the complaint process. While much of the focus of these rules is on the manufacture of equipment, carriers such as us could, if found to have violated the rules, be subject to fines and/or the imposition of costly new requirements.

    In addition, the FCC has adopted rules to promote the conservation of numbering resources and is considering additional rules in this area. These rules require wireless carriers to participate in number pooling (whereby phone numbers are allocated in blocks of 1,000 rather than 10,000) when they have implemented number portability capabilities, and imposes additional administrative, monitoring, and number recalmation obligations on all carriers, including wireless carriers. These efforts may affect wireless service providers by imposing additional costs or limiting access to numbering resources. The FCC has also authorized states to initiate limited numbering administration to supplement federal requirements. The impact of the federal rules on wireless carriers, and whether states will have additional numbering administration authority, is uncertain. If more states are given authority over numbering administration, differing number conservation regimes may be adopted in different states. In such a case, we likely would incur additional costs in order to keep abreast of each such regime.

    The FCC has determined that interexchange (long distance) service offerings of commercial mobile radio service providers are subject to rate averaging and rate integration requirements of the Telecommunications Act. Rate averaging requires us to average our intrastate long distance commercial mobile radio service rates between high cost and urban costs. The FCC has delayed implementation of the rate integration requirements with respect to wide area rate plans pending further reconsideration of its rules, and has delayed the requirement that commercial mobile radio service carriers integrate their rates among commercial mobile radio service affiliates. Other aspects of the FCC's rules are currently under review before the United States Court of Appeals for the District of Columbia. There is a pending proceeding in which the FCC will determine how integration requirements apply to commercial mobile radio service offerings, including single rate plans. While this proceeding is pending, commercial mobile radio service providers are subject to long distance rate integration only where they separately state a long distance toll charge and bill to customers, and the FCC is not enforcing the requirement for wide-area plans. To the extent that we offer services subject to these requirements our pricing flexibility is reduced, and there is no assurance that the FCC will decline to impose these requirements on us and/or across our various commercial mobile radio service affiliates.

    The overall impact of the Telecommunications Act on our business is unclear and will likely remain so for the foreseeable future. For example, limitations on local zoning requirements imposed by the Telecommunications Act may facilitate the construction of new cell sites and related facilities. However, these restrictions on zoning authority may provide only limited assistance to cellular carriers. On the other hand, other provisions of the new statute relating to interconnection, telephone number portability, universal service, equal access, use of customer proprietary network information and resale could subject us to additional costs and increased competition.

STATE, LOCAL AND OTHER REGULATION

    The Communications Act preempts state or local regulation of the market entry of, or the rates charged by, any commercial mobile radio services or any private mobile service provider, which includes cellular telephone service providers. The FCC has denied the petitions of eight states to continue their rate regulation authority, including authority over cellular operators. As a practical matter, we are free to establish rates and offer new products and service with a minimum of regulatory requirements. The states in which we operate maintain nominal oversight jurisdiction, primarily focusing upon prior approval of acquisitions and transfers of licenses and resolution of customer complaints.

    The location and construction of our cellular transmitter towers and antennas are subject to FCC and Federal Aviation Administration regulations and are subject to federal, state and local environmental regulation, as well as state or local zoning, land use and other regulation. Before we can put a system into commercial operation, we must obtain all necessary zoning and building permit approvals for the cell site microwave tower locations. The time needed to obtain zoning approvals and requisite state permits varies from market to market and state to state. Likewise, variations exist in local zoning processes. Additionally, any proposed site must comply with the FCC's environmental rules. If zoning approval or requisite state permits cannot be obtained, or if environmental rules make construction impossible or infeasible on a particular site, our network design might be adversely affected, network design costs could increase the service provided to our customers might be reduced.

    We cannot assure you that any state or local regulatory requirements currently applicable to our systems will not be changed in the future or that regulatory requirements will not be adopted in those states and localities which currently have none. Such changes could impose new obligations on us that would adversely affect our operating results.

FUTURE REGULATION

    From time to time, federal or state legislators propose legislation that could affect us, either beneficially or adversely. We cannot assure you that federal or state legislation will not be enacted, or that regulations will not be adopted or actions taken by the FCC or state regulatory authorities, that might adversely affect our business. Changes such as the allocation by the FCC of radio spectrum for services that compete with our business could adversely affect our operating results.

LEGAL PROCEEDINGS

    We are not currently aware of any pending or threatened litigation against us or our subsidiaries that could have a material adverse effect on our financial condition, results of operations or cash flows.

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
                      THE AMERICAN CELLULAR JOINT VENTURE

OVERVIEW

    On February 25, 2000, our equally-owned joint venture with AT&T Wireless acquired American Cellular for approximately $2.5 billion, including fees and expenses. At the time of its acquisition, American Cellular was one of the largest independent rural cellular telephone operators in the United States, with cellular telephone systems located primarily in rural areas of the midwestern and eastern United States. The financing for the American Cellular acquisition came from a combination of equity contributions of $382.5 million by each of AT&T Wireless and us, and by borrowings under the joint venture's
$1.75 billion credit facility.

THE JOINT VENTURE AGREEMENT

    Our joint venture with AT&T Wireless is in the form of an equally-owned limited liability company. We and AT&T Wireless each contributed $382.5 million in cash to the joint venture to provide a portion of the funds used to consummate the American Cellular acquisition.

    We and AT&T Wireless are parties to a management agreement with the joint venture under which management of the joint venture is vested in a four-person management committee, two members designated by AT&T Wireless and two designated by us. We have agreed with AT&T Wireless to be responsible for the day-to-day operation of American Cellular. If we experience a change of control and either AT&T Wireless and its affiliates retain at least 80% of their initial economic interest in the joint venture, or if the joint venture is converted to a corporation and AT&T Wireless and its affiliates retain at least 50% of their initial economic interest in the joint venture, then AT&T Wireless and its affiliates will have the right to initiate a buy/sell procedure in which AT&T Wireless may offer to purchase our interest in the joint venture, or sell us its interest in the joint venture, at a price established by AT&T Wireless in its sole and unlimited discretion. Alternatively, AT&T Wireless can require that we establish the price on their behalf. If this offer is made, we must either agree to sell our interest to AT&T Wireless at the established price or purchase the joint venture interest of AT&T Wireless at the same price. If AT&T Wireless initiates this procedure, we have no right to negotiate the price offered by it. In addition, we will lose our right to 50% representation on the management committee and our power to approve all significant matters. If AT&T Wireless chooses not to initiate the buy/sell procedure upon a change of control, we will have the right, subject to certain conditions, to initiate the buy/sell procedure. Either we or AT&T Wireless may initiate a buy/sell procedure on the same terms described above after February 25, 2005. AT&T Wireless may also initiate a buy/sell procedure if the joint venture offers to service areas covering more than 15% of its total population, commercial mobile radio services other than wireless telecommunications services using time division multiple access technology or analog technology, and AT&T Wireless is offering, or intends to offer, these services in American Cellular's service areas.

    Prior to February 25, 2003, neither AT&T Wireless nor we may transfer any interest in the joint venture without the consent of the other. Following the third anniversary of the American Cellular acquisition, each of AT&T Wireless and we have the right to transfer up to 20% of our economic interest in the joint venture, subject to a pro rata tag-along right in favor of the other party. Any transfers above that 20% threshold will be subject to a right of first refusal in favor of the other party. After February 25, 2005, either AT&T Wireless or we may elect to cause the joint venture to convert to a corporation and to conduct an underwritten initial public offering of up to 20% of the common stock of the corporate joint venture.

OPERATING ARRANGEMENTS

    AT&T Wireless and we have each entered into a 20-year operating agreement with the American Cellular joint venture. In addition, so long as American Cellular continues to meet quality standards applicable generally to wireless systems using the digital technology chosen by AT&T and its affiliates for wireless systems which they own and operate, AT&T Wireless has agreed not to construct, own or acquire a controlling interest in, or manage a communications system that provides mobile wireless services in areas in which American Cellular operates its cellular systems for a period of five years following the closing of the American Cellular acquisition. We believe that American Cellular will be able to meet these quality standards as currently in effect. However, AT&T Wireless may:

    - resell communications services provided by American Cellular;

    - act as American Cellular's agent for the sale of American Cellular's communications services;

    - continue to provide wireless services to customers of AT&T Wireless in American Cellular's territory;

    - provide or resell wireless telecommunications services to or from specific locations; and

    - act as an agent for other carriers who provide cellular products and services to national account customers of AT&T Wireless in the geographic areas in which American Cellular operates.

    We do not believe that AT&T Wireless' continuing ability to compete with the joint venture on these terms is materially detrimental to the joint venture's business.

    Until February 25, 2005:

    - we will be the preferred provider of roaming services for American Cellular's subscribers who roam in our markets;

    - AT&T Wireless will be the preferred provider of roaming services for American Cellular's subscribers who roam in AT&T Wireless' markets; and

    - American Cellular will be the preferred provider of roaming services for our subscribers and AT&T Wireless' subscribers who roam in American Cellular's markets.

    AT&T Wireless has the right to terminate its roaming preferences described above upon a merger, consolidation, asset acquisition or other business combination of AT&T Wireless with a business that:

    - has annual telecommunication revenues in excess of $5.0 billion;

    - derives less from one-third of its aggregate revenues from wireless services; and

    - owns FCC licenses to offer, and does offer, mobile wireless services serving more than 25% of the population in the American Cellular markets.

JOINT VENTURE CREDIT FACILITY

    Banc of America Securities LLC and its affiliate, Bank of America, N.A., on behalf of a group of banks, provided $1.75 billion in credit facilities to the joint venture, the proceeds of which were used primarily to consummate the American Cellular acquisition. The credit facilities consists of a $300.0 million revolving credit facility and three term loan facilities. The revolving credit facility will mature in 2007. Term Loan A, which will mature in 2007, is a $700.0 million facility; Term Loan B, which will mature in 2008, is a $350.0 million facility; and Term Loan C, which will mature in 2009, is a $400.0 million facility.

    Borrowings under these credit facilities bear interest at variable rates, subject to reductions based on the joint venture's financial leverage. The joint venture borrowed an aggregate principal amount of $1.7 billion under these credit facilities. The joint venture's obligations under the credit facilities are secured by a pledge of the stock of American Cellular and its subsidiaries, and liens on all of the assets of the joint venture and of American Cellular, including FCC licenses, but only to the extent that these licenses can be pledged under applicable law.

    The joint venture is required to amortize the term loan facilities quarterly in amounts ranging from $42.5 million in 2001 to $196.0 million in 2009. In addition, the joint venture is required to make prepayments of amounts received from asset sales, excess cash flows and proceeds from new borrowings or the sale of equity. The joint venture will have the right to prepay the credit facilities in total or in part at any time subject to the payment of certain fees.

    The credit facilities contain covenants that, among other things, will limit the ability of the joint venture to incur additional indebtedness, create liens and pay dividends. In addition, the joint venture is required to maintain certain financial ratios, including a maximum ratio of total indebtedness to the joint venture's EBITDA of 9.5 to 1; a ratio of the joint venture's EBITDA to debt service requirements of 1.10 to 1; an interest coverage ratio of at least
1.20 to 1; and a ratio of the joint venture's EBITDA minus capital expenditures to debt service requirements of greater than 1.0 to 1.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Our directors and executive officers are set forth below. Certain of the officers and directors hold or have held positions in several of our subsidiaries. The ages and position titles of the persons set forth below are as of March 31, 2000.

NAME                                  AGE                   POSITION
----                                --------   ----------------------------------
Everett R. Dobson (1).............     40      Chairman of the Board, Chief
                                               Executive Officer and Director

G. Edward Evans...................     39      President and Chief Operating
                                               Officer

Bruce R. Knooihuizen..............     44      Vice President and Chief Financial
                                               Officer

R. Thomas Morgan..................     44      Vice President and Chief
                                               Information Officer

Timothy J. Duffy..................     40      Senior Vice President and Chief
                                               Technical Officer

Richard D. Sewell, Jr. ...........     43      Treasurer

Stephen T. Dobson (1).............     37      Secretary and Director

Russell L. Dobson (1).............     65      Director

Fred J. Hall......................     49      Director

Justin L. Jaschke.................     41      Director

Albert H. Pharis, Jr..............     50      Director

Dana L. Schmaltz..................     33      Director

------------------------

(1)  Everett R. Dobson and Stephen T. Dobson are sons of Russell L. Dobson.

    We were incorporated in February 1997 in connection with a corporate reorganization pursuant to which we became the holding company parent of our subsidiary, Dobson Operating Company. Unless otherwise indicated, information below with respect to positions held by our executive officers and directors refers to their positions with Dobson Operating Company and, since
February 1997, also with us.

    EVERETT R. DOBSON has served as a director and officer since 1982. From 1990 to 1996, he served as a director, President and Chief Operating Officer of us and President of our cellular subsidiaries. He was elected our Chairman of the Board and Chief Executive Officer in April 1996. Mr. Dobson served on the board of the Cellular Telecommunications Industry Association in 1993 and 1994. He holds a B.A. in Economics from Southwestern Oklahoma State University and currently sits on its Foundation Board and chairs its Investment Committee.

    G. EDWARD EVANS has served as our President and Chief Operating Officer since March 2000. From January 1997 through March 2000, he served as President of our cellular subsidiaries. Mr. Evans was employed by BellSouth
Mobility, Inc. from 1993 to 1996, serving as General Manager-Kentucky, Director of Field Operations at the company's corporate office in Atlanta and Director of Marketing-Alabama. He was an Area Manager and a Market Manager of U.S. Cellular from 1990 to 1993 and was a Sales Manager of GTE Mobilnet from 1989 to 1990.
Mr. Evans serves on the board of the Cellular Telecommunications Industry Association. He holds a B.S. in Business Administration from the University of South Florida and an M.B.A. from Georgia State University.

    BRUCE R. KNOOIHUIZEN has served as Vice President and Chief Financial Officer since July 1996. From 1994 to 1996, Mr. Knooihuizen was Chief Financial Officer and Secretary for The Westlink Co. in San Diego, a wireless provider which was formerly an operating unit of US WEST. Previously, he was Treasurer and Controller of Ameritech Cellular from 1990 to 1994; Director, Accounting Operations of Ameritech Applied Technologies from 1988 to 1990; and Controller of Ameritech Properties in 1988, all located in Chicago. From 1980 to 1988 he held various financial and accounting positions with The Ohio Bell Telephone Company. Mr. Knooihuizen received a B.S. in Finance from Miami University in Oxford, Ohio and an M.B.A. in finance from the University of Cincinnati.

    R. THOMAS MORGAN has served as Vice President and Chief Information Officer since December 1997. During 1996 and 1997, Mr. Morgan was Director of Corporate Services in the Information Services Department of American Electric Power in Columbus, Ohio, an electric utility serving three million customers in the Midwest. Previously, he was Manager of Accounting and Human Resources Systems from 1994 through 1995 and held various positions in the Information Services Department of American Electric Power from 1985. Mr. Morgan was Manager of Software Engineering for Access Corporation, a software development company, in Cincinnati, Ohio from 1981 to 1985 and worked as a Senior Consultant with Arthur Andersen & Co. in Columbus, Ohio from 1978 to 1981. Mr. Morgan holds a B.S. in Systems Analysis from Miami University in Oxford, Ohio.

    TIMOTHY J. DUFFY has served as Chief Technical Officer and Senior Vice President of Network Operations and Engineering for Dobson Cellular Systems since December 1998. In this capacity, he manages Dobson's cellular network facilities as well as engineering, design and build out of new cellular networks. Prior to joining us, Mr. Duffy worked for Sygnet Communications from 1985 to 1998 in engineering and related management positions. In 1983 he was employed as Director of Engineering for the Constrander Corporation where he was responsible for seven AM and FM radio broadcast facilities in Ohio and Pennsylvania. From 1976 to 1982 he served as Chief Engineer of radio station WGRP in Greenville, Pennsylvania. Mr. Duffy holds a U.S. patent concerning the integration of wireless phone location information to make call management decisions. He is a member of the Institute of Electrical and Electronics Engineers and holds a degree in Electrical Engineering from Pennsylvania State University.

    RICHARD D. SEWELL, JR. has served as Treasurer since September 1998.
Mr. Sewell was employed by Dal-Tile International Inc., a ceramic tile manufacturer and distributor, as Vice President-Finance from 1997 to 1998, as Vice President-Treasurer from 1995 to 1997 and as Vice President-Financial Reporting from 1990 to 1995. From 1979 to 1989, Mr. Sewell was employed by a predecessor entity to Ernst & Young, a public accounting firm, concluding as a principal in their Entrepreneurial Service Group. Mr. Sewell received a B.S. in Accounting from the University of Missouri-Kansas City.

    STEPHEN T. DOBSON has served as a director since 1990. He served as our Treasurer from 1990 until September 1998, and he has served as Secretary since 1990. He has also served as General Manager and Secretary of Dobson Telephone Company from 1994 to 1998 and 1990 to 1998, respectively. He became President of Logix in January 1997 and Vice Chairman of Logix in 1999. Mr. Dobson is a member of the Western Rural Telephone Association, National Telephone Cooperative Association and Telecommunications Resellers Association. He holds a B.S. in Business Administration from the University of Central Oklahoma.

    RUSSELL L. DOBSON has served as a director since 1990 and was Chairman of the Board and Chief Executive Officer from 1990 to 1996. Mr. Dobson joined his father at Dobson Telephone Company in 1956 and became the controlling owner and Chief Executive Officer in 1975 when he purchased his father's interest. He has been active in many industry-related groups, including the Oklahoma Telephone Association, Western Rural Telephone Company and Organization for the Protection and Advancement of Small Telephone Companies.

    FRED J. HALL became a director in May 2000. Since 1983, Mr. Hall has been Chairman, President and Chief Executive Officer of the Fred Jones Companies, Inc., a privately held company headquartered in Oklahoma City, Oklahoma.
Mr. Hall was with the United States Department of State, serving as Assistant Secretary for European and Canadian Affairs from 1986 to 1998. Mr. Hall has served as Chairman of the Oklahoma Turnpike Authority since February 1995. In addition, Mr. Hall serves on the boards of numerous civic and cultural organizations. Mr. Hall received a Bachelor of Arts degree from Vanderbilt University in 1974 and a Master of Science in Business Administration from the University of Southern California in 1976.

    JUSTIN L. JASCHKE has served as a director since October 1996. Mr. Jaschke has been the Chief Executive Officer and a director of Verio Inc., a publicly held internet services provider based in Englewood, Colorado, since its inception in March 1996. Prior to March 1996, Mr. Jaschke served as Chief Operating Officer for Nextel Communications, Inc. following its merger with OneComm Corporation in July 1995. Mr. Jaschke served as OneComm's President and a member of its Board of Directors from 1993 until its merger with Nextel. From May 1990 to April 1993, Mr. Jaschke served as President and Chief Executive Officer of Bay Area Cellular Telephone Company. Mr. Jaschke currently serves as Chairman of the Board of Directors of Metricom, Inc., a wireless data communications provider. Mr. Jaschke has a B.S. in mathematics from the University of Puget Sound and an M.S. in management from the Massachusetts Institute of Technology Sloan School of Management.

    ALBERT H. PHARIS, JR. has served as a director and a consultant since December 1998. Mr. Pharis became Chief Executive Officer of our subsidiary, Logix, in September 1999. He served as President, Chief Executive Officer and Director of Sygnet from 1985 to December 1998. He has been active as a board member of the Cellular Telecommunications Industry Association since 1985 and as a member of its Executive Committee since 1989. He has also been Chairman of its Small Operators Caucus.

    DANA L. SCHMALTZ became a director in accordance with the terms of our stockholders' agreement, dated December 23, 1998, with John W. Childs and entities which he owns or controls and their co-investors. Mr. Schmaltz is a Vice President of J.W. Childs Associates, Inc. and has been at J.W. Childs Associates, Inc. since February 1997. From 1995 to 1997, Mr. Schmaltz was an associate at DLJ Merchant Banking, Inc. Mr. Schmaltz received an A.B. from Dartmouth College. Mr. Schmaltz graduated from the Harvard Graduate School of Business Administration in 1995.

BOARD COMPOSITION

    Our board of directors serve staggered three-year terms. This classification of our board of directors may have the effect of delaying or preventing changes in our control or management.

    Shares of our Class B common stock are entitled to ten votes per share subject to certain exceptions where they are restricted to one vote per share. The holders of our Class B common stock have entered into an investors agreement that enables them to appoint all of our directors and which provides that they will vote their shares of common stock together in a manner that will enable them to elect all of our directors and control the outcome of substantially all matters submitted to our stockholders for a vote. Pursuant to the investors agreement, the Dobson CC Limited Partnership is entitled to designate four of our directors, John W. Childs and entities which he owns or controls and their co-investors are entitled to designate one of our directors, AT&T Wireless is entitled to designate one of our directors and the Dobson CC Limited Partnership, John W. Childs and entities which he owns or controls and their co-investors and AT&T Wireless are entitled to jointly designate one of our directors. AT&T Wireless has elected not to exercise its right to designate a director at this time.

    Upon the occurrence of certain voting rights triggering events under the certificates of designation of our senior preferred stock, two additional directors may be designated by the holders of our 12 1/4% senior preferred stock and two additional directors may be designated by the holders of our 13% senior preferred stock. See "Description of Capital Stock."

    Our directors serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Our executive officers serve at the discretion of our board of directors. Our officers are appointed at the board's first meeting after each annual meeting of stockholders.

DIRECTOR COMPENSATION

    We reimburse directors for out-of-pocket expenses incurred in attending board meetings. In addition, in connection with his election as a director in October 1996, we granted Justin L. Jaschke an option to acquire the equivalent of 92,830 shares of our Class A common stock, at an exercise price of $0.77 per Class A common stock. In May 2000, we granted Mr. Hall options to purchase 50,000 shares of our Class A common stock at an exercise price of $23.00 per share. Mr. Jaschke's and Mr. Hall's options vest ratably over a five-year period and fully upon a change of control. Directors who are our officers or our consultants receive no additional compensation for services rendered as directors.

BOARD COMMITTEES

    Our compensation committee currently consists of Russell L. Dobson and Dana
L. Schmaltz. The compensation committee reviews and evaluates the salaries, supplemental compensation and benefits of our officers, reviews general policy matters relating to compensation and benefits of our employees and makes recommendations concerning these matters to the board of directors. The compensation committee also administers our 1996 stock option plan and 2000 stock incentive plan.

    Our audit committee currently consists of Fred J. Hall, Justin L. Jaschke and Dana L. Schmaltz. The audit committee reviews with our independent auditor, the scope and timing of its audit services, the auditor's report on our financial statements following completion of its audit and our policies and procedures with respect to internal accounting and financial controls. In addition, the audit committee makes annual recommendations to our board of directors for the appointment of independent auditors for the following year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1999, the members of our compensation committee were Russell L. Dobson, Justin L. Jaschke and Dana L. Schmaltz. Russell L. Dobson previously served as Chairman of the Board and Chief Executive Officer from 1990 to 1996 and is the father of Everett and Stephen Dobson. For a description of certain transactions between Mr. Dobson and us, see "Certain Transactions."

    The following table sets forth the cash and non-cash compensation during 1999, 1998, and 1997 earned by our chief executive officer and our other four most highly compensated executive officers as of December 31, 1999:

                           SUMMARY COMPENSATION TABLE

                                                                                   SECURITIES
                                                                 OTHER ANNUAL      UNDERLYING       ALL OTHER
                                         SALARY     BONUS(1)     COMPENSATION    OPTION AWARDS     COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR       ($)          ($)          ($)(2)      (# OF SHARES)(3)      ($)(4)
---------------------------  --------   --------   -----------   ------------   ----------------   ------------
Everett R. Dobson .......       1999     500,000       250,000       106,100(5)          --            6,400
  Chairman of the Board,        1998     380,400       250,000        39,700(5)          --            6,400
  Chief Executive Officer       1997     300,000       250,000        54,800(5)          --            9,500
  and Director

Stephen T. Dobson .......       1999(6)  200,000        80,000        77,400(7)          --            6,400
  Secretary and Director        1998     155,200        80,000        32,600(7)          --            4,700
                                1997     100,000        75,000        13,800(7)          --            6,500

G. Edward Evans .........       1999     191,700        80,000        37,100(8)          --            6,400
  President and Chief           1998     152,500        76,000            --        130,149            4,300
  Operating Officer             1997     113,600        80,000(9)          --       785,188            --(10)

Bruce R. Knooihuizen ....       1999     194,200       140,000        11,200(11)          --           6,400
  Vice President and            1998     165,000       102,500            --        130,149            4,100
  Chief Financial Officer       1997     152,500        82,500            --             --            1,400

Craig T. Sheetz(12) .....       1999     176,900       157,500(13)          --       67,310            6,400
  Executive Vice President      1998(14)       --           --            --             --               --
  and Chief Operating           1997(14)       --           --            --             --               --
  Officer

------------------------

(1) The bonuses for 1999 represent the bonuses to be paid in 2000 with respect to services performed in 1999. The bonuses for 1998 and 1997 represent the bonuses paid in 1999 and 1998 with respect to services performed in 1998 and 1997, respectively.

(2) Represents the value of perquisites and other personal benefits in excess of 10% of annual salary and bonus.

(3) Represents the number of shares of Class A common stock on a converted basis.

(4) Includes the matching contributions made by us to the account of the executive officer under our 401(k) Profit Sharing Plan.

(5) Includes $84,400, $26,000, and $36,600 for personal use of our aircraft and $21,700, $12,300, and $18,200 for a company-provided vehicle in 1999, 1998 and 1997, respectively.

(6)  All of Mr. Dobson's annual compensation for 1999 was paid by Logix.

(7) Includes $61,700, $16,100, and $10,400 for personal use of our aircraft and $15,700, $16,300, and $3,400 for a company-provided vehicle in 1999, 1998 and 1997, respectively.

(8) Includes $34,800 for personal use of our aircraft and $2,300 for a company-provided vehicle.

(9)  Includes $20,000 received upon commencement of employment.

(10) In February 1997, we made a below market home mortgage loan to Mr. Evans. See "Certain Transactions."

(11) Includes $6,700 for personal use of our aircraft and $4,500 for a company-provided vehicle.

(12) Mr. Sheetz ceased to be our employee in March 2000.

(13) Includes $89,500 received upon commencement of employment.

(14) Not employed by us in 1997 and 1998.

    The following tables list those persons in the previous table who were granted options to purchase shares of our Class C common stock and our old
Class B common stock in 1999. As part of our recapitalization in February 2000, options for the purchase shares of our old Class B common stock were amended to be exercisable into shares of our Class D common stock. Our Class C common stock and Class D common stock is convertible into our Class A common stock on a 111.44-for-one basis. The following tables provide information regarding our outstanding options on a converted basis. No stock options were exercised by the persons in the following tables in 1999. On February 2, 2000, eighteen option holders exercised options for an aggregate of 9,393 shares of old Class B common stock at a weighted average exercise price of approximately $1.34 per Class A common stock equivalent, and 845 shares of Class C common stock at a weighted average exercise price of approximately $3.70 per Class A common stock equivalent. These shares were converted into 1,140,923 aggregate shares of Class A common stock as part of our recapitalization. See "Certain Transactions."

                             OPTION GRANTS IN 1999

                                   INDIVIDUAL GRANTS
                       ------------------------------------------
                             NUMBER OF          PERCENT OF TOTAL                                       POTENTIAL REALIZABLE
                       SECURITIES UNDERLYING   OPTIONS GRANTED TO   EXERCISE PRICE                       VALUE AT INITIAL
NAME                      OPTIONS GRANTED      EMPLOYEES IN 1999      ($/SHARE)      EXPIRATION DATE      OFFERING PRICE
----                   ---------------------   ------------------   --------------   ---------------   --------------------
Craig T. Sheetz(2)             67,310                 33.3%             $3.77           01/01/09            $1,227,061

                            POTENTIAL
                           REALIZABLE
                         VALUE AT ANNUAL
                            RATES OF
                              STOCK
                        APPRECIATION FOR
                         OPTION TERM(1)
                       -------------------
NAME                      5%        10%
----                   --------   --------
Craig T. Sheetz(2)     $159,588   $404,426

------------------------------

(1) The assumed annual rates of stock price appreciation of 5% and 10% correspond to the option exercise price and are set by the Securities and
    Exchange Commission and are not intended as a forecast of possible future appreciation in stock prices.

(2)  Mr. Sheetz ceased to be our employee in March 2000.

                          1999 YEAR-END OPTION VALUES

                                     NUMBER OF SECURITIES UNDERLYING
                                               UNEXERCISED              VALUE OF UNEXERCISED IN-THE-MONEY
                                         OPTIONS AT 12/31/99(#)              OPTIONS AT 12/31/99($)
NAME                                  EXERCISABLE/UNEXERCISABLE(1)        EXERCISABLE/UNEXERCISABLE(2)
----                                 -------------------------------   -----------------------------------
G. Edward Evans....................         340,105 / 575,232               $ 7,180,345 / $12,051,830
Bruce R. Knooihuizen...............         614,902 / 496,700               $13,014,283 / $10,384,598
Craig T. Sheetz(3).................              -- /  67,310               -- / $          1,227,061

------------------------------

(1) Assumes the conversion of each share of Class C common stock and Class D common stock issuable upon exercise of options into 111.44 shares of
    Class A common stock.

(2) The value of unexercised in-the-money options at December 31, 1999 is computed as the product of the stock value at December 31, 1999, assumed to be $22 per share, less the stock option exercise price, and the number of underlying securities at December 31, 1999.

(3)  Mr. Sheetz ceased to be our employee in March 2000.

EMPLOYMENT AGREEMENTS

    We do not have formal employment agreements with any of our employees. In connection with the employment of Bruce R. Knooihuizen in 1996 and G. Edward Evans in 1997, we agreed to provide them compensation in the form of salary, bonus, stock options and other benefits. The terms of Mr. Knooihuizen's employment provide for an initial annual salary of $150,000, an annual bonus ranging from 30% to 50% of his annual salary, and a 10-year option to purchase 8,807 shares of our Class D common stock, which is convertible into 981,453 shares of our Class A common stock, vesting at the rate of 20% per year. The terms of Mr. Evans' employment provide for an initial annual salary of $120,000, an annual bonus ranging from 30% to 50% of his annual salary, a five-year home mortgage loan of $300,000 at an annual interest rate of 4% and a ten-year option to purchase 7,046 shares of our Class D common stock, which is convertible into 785,188 shares of our Class A common stock, with 100% of the options vesting ratably over five years. On February 2, 2000, Mr. Evans exercised options to acquire 3,457 shares of our old Class B common stock at a weighted average exercise price of approximately $0.78 per Class A common stock equivalent. These shares are convertible into 385,248 shares of Class A common stock. See "Certain Transactions." We also agreed to a severance payment equal to one year's salary in the event of termination of employment of Messrs. Knooihuizen or Evans without cause. The options to purchase shares of our Class D common stock held by these officers become fully vested upon a change of control.

    In connection with the employment of Craig T. Sheetz in 1999, we agreed to provide him compensation in the form of salary, bonus, stock options and other benefits. The terms of Mr. Sheetz's employment provided for an initial annual salary of $180,000, an annual bonus up to 50% of his annual salary, and a ten-year option to purchase 604 shares of our Class C common stock, which is convertible into 67,310 shares of our Class A common stock, vesting at the rate of 20% per year. The options to purchase shares of our Class C common stock held by Mr. Sheetz become fully vested upon a change of control. On February 2, 2000, Mr. Sheetz exercised options to acquire 121 shares of our Class C common stock at a weighted average exercise price of approximately $3.73 per Class A common stock equivalent. These shares are convertible into 13,484 shares of Class A common stock. See "Certain Transactions."

    Prior to August 15, 1998, Russell L. Dobson was one of our corporate officers. Effective August 15, 1998, we entered into a consulting agreement with Mr. Dobson. Under the terms of the consulting agreement, Mr. Dobson has been retained by us from August 15, 1998 through August 31, 2008. In exchange for Mr. Dobson's services, we agreed to provide monthly compensation of $15,000 and insurance benefits commensurate with our employee plan. Mr. Dobson's responsibilities include, but are not necessarily limited to, representing us at various functions, including trade shows and seminars, assisting with regulatory matters, including appearances where required before regulatory bodies, and analyzing technical and financial data to assist executive officers in strategic planning and forecasting. In addition, Mr. Dobson has agreed not to compete with us during the term of his consulting agreement. During 1998, we paid Mr. Dobson approximately $195,000, a portion of which was for services as an officer and the balance of which was under the consulting agreement.

    Effective December 23, 1998, immediately following our acquisition of Sygnet Wireless, Albert H. Pharis, Jr., formerly the chief executive officer of Sygnet Wireless, became a consultant to us to assist us on an as-needed basis for a term of five years. Mr. Pharis advises and consults with us regarding operational matters affecting our business, such as industry trends, technological developments, the competitive environment, and the integration of Sygnet and other acquisitions. Mr. Pharis received a fee of $40,000 for the first 90 days of such consulting period and is to receive an annual fee of $60,000 thereafter. In addition, Mr. Pharis, who serves on our board of directors, received options to purchase 833 shares of our Class D common stock, which is convertible into 92,830 shares of our Class A common stock, at an exercise price of approximately $5.11 per share of Class A common stock equivalent. Mr. Pharis's options vest ratably over a five-year period and fully vest upon a change of control. On February 2, 2000, Mr. Pharis exercised options to acquire 192 shares of our old Class B common stock at a weighted average exercise price of approximately $5.18 per Class A common stock equivalent. These shares are convertible into 21,396 shares of Class A common stock. See "Certain Transactions."

STOCK OPTION PLANS

    We adopted our 1996 stock option plan and our 2000 stock incentive plan to encourage our key employees by providing opportunities to participate in our ownership and future growth through the grant of incentive stock options and nonqualified stock options. The plans also permit the grant of options to our directors. The 1996 and 2000 plans are presently administered by our compensation committee. We will not grant any additional options under the 1996 plan. All future options will be granted pursuant to the 2000 plan.

1996 STOCK OPTION PLAN

    The maximum number of shares for which we may grant options under the plan is 36,786 shares of our Class C common stock and of our Class D common stock, subject to adjustment in the event of any stock dividend, stock split, recapitalization or reorganization. As of September 30, 1999, we had granted options to purchase an aggregate of 36,784.32 shares of our Class C common stock and Class D common stock which would have been convertible into an aggregate of 4,099,245 shares of our Class A common stock. Shares subject to previously expired or terminated options become available again for grants of options. The shares that we will issue under the 1996 stock option plan will be newly issued shares. We will not grant any additional options under the 1996 stock option plan.

    The committee determines the number of shares and other terms of each grant. The price payable upon the exercise of an incentive stock option may not be less than 100% of the fair market value of our Class C common stock and Class D common stock at the time of grant, or in the case of an incentive stock option granted to an employee owning stock possessing more than 10% of the total combined voting power of all classes of our common stock, 110% of the fair market value on the date of grant. We may grant incentive stock options to an employee only to the extent that the aggregate exercise price of all such options under all of our plans becoming exercisable for the first time by the employee during any calendar year does not exceed $100,000. The price payable upon the exercise of a nonqualified stock option must be at least the minimum legal consideration required under the laws of Oklahoma.

    Each option that we have granted or will grant under the plan will expire on the date specified by the committee, but not more than ten years from the date of grant or, in the case of a 10% shareholder, not more than five years from the date of grant. Unless otherwise agreed, an incentive stock option will terminate not more than 90 days, or twelve months in the event of death or disability, after the optionee's termination of employment.

    An optionee may exercise an option by giving notice to us, accompanied by full payment of the purchase price in cash or, at the discretion of the committee:

    - common stock having a fair market value equal to the exercise price;

    - the optionee's personal recourse note, bearing interest payable not less than annually at no less than 100% of the lowest applicable federal rate as defined in Section 1274(d) of the Internal Revenue Code;

    - an assignment of proceeds from the sale of a portion of the stock subject to the option being exercised; or

    - a combination of the foregoing.

    Outstanding options become nonforfeitable and exercisable in full immediately prior to certain defined change of control events. Unless otherwise determined by the committee, outstanding options will terminate immediately prior to the consummation of our dissolution or liquidation.

    The plan may be terminated or amended by the board of directors at any time subject, in the case of certain amendments, to shareholder approval. If not earlier terminated, the plan expires on June 1, 2006.

    With certain exceptions, Section 162(m) of the Internal Revenue Code denies a deduction to publicly-held corporations for compensation paid to certain executive officers in excess of $1.0 million per executive per taxable year (including any deduction with respect to the exercise of an option). An exception exists, however, for amounts received upon exercise of stock options pursuant to certain grandfathered plans. Options granted under our plan are expected to satisfy this exception.

2000 STOCK INCENTIVE PLAN

    We adopted the 2000 stock incentive plan on January 10, 2000. The maximum number of shares for which we may grant options under the plan is 4,000,000 shares of Class A common stock, subject to adjustment in the event of any stock dividend, stock split, recapitalization, reorganization or certain defined change of control events. As of May 31, 2000, we have granted options to purchase approximately 2,414,500 shares of Class A common stock to approximately 58 employees. Shares subject to previously expired, cancelled, forfeited or terminated options become available again for grants of options. The shares that we will issue under the plan will be newly issued shares.

    The committee determines the number of shares and other terms of each grant. The price payable upon the exercise of an incentive stock option may not be less than 100% of the fair market value of our Class A common stock at the time of grant, or in the case of an incentive stock option granted to an employee owning stock possessing more than 10% of the total combined voting power of all classes of our common stock, 110% of the fair market value on the date of grant. We may grant incentive stock options to an employee only to the extent that the aggregate exercise price of all such options under all of our plans becoming exercisable for the first time by the employee during any calendar year does not exceed $100,000. The committee may not grant a nonqualified stock option at an exercise price which is less than 75% of the fair market value of our Class A common stock on the date of grant.

    Each option that we have granted or will grant under the plan will expire on the date specified by the committee, but not more than ten years from the date of grant or, in the case of a 10% shareholder, not more than five years from the date of grant. Unless otherwise agreed, an incentive stock option will terminate not more than 90 days, or twelve months in the event of death or disability, after the optionee's termination of employment.

    An optionee may exercise an option by giving written notice to us, accompanied by full payment:

    - in cash or by check, bank draft or money order payable to us;

    - by delivering shares of our common stock or other equity securities having a fair market value equal to the exercise price; or

    - a combination of the foregoing.

    Outstanding options become nonforfeitable and exercisable in full immediately prior to certain defined change of control events. Unless otherwise determined by the committee, outstanding options will terminate on the effective date of our dissolution or liquidation.

    The plan may be terminated or amended by the board of directors at any time subject, in the case of certain amendments, to shareholder approval. If not earlier terminated, the plan expires on January 10, 2010.

    With certain exceptions, Section 162(m) of the Internal Revenue Code denies a deduction to publicly-held corporations for compensation paid to certain executive officers in excess of $1.0 million per executive per taxable year (including any deduction with respect to the exercise of an option). An exception exists, however, for amounts received upon exercise of stock options pursuant to certain grandfathered plans. Options granted under our plan are expected to satisfy this exception.

                             PRINCIPAL SHAREHOLDERS

    The following table provides information concerning beneficial ownership of each class of our common stock as of June 15, 2000 held by:

    - each person or group of affiliated persons known by us to beneficially own more than 5% of each voting class of our stock;

    - each of our directors;

    - our chief executive officer and each of our other four most highly compensated executive officers; and

    - all directors, director nominees and executive officers as a group.

    The number of shares of common stock outstanding for each listed person includes any shares the individual has the right to acquire within 60 days of this offering memorandum. For purposes of calculating each person's or group's percentage ownership, stock options exercisable within 60 days are included for that person or group, but not for the stock ownership of any other person or group.

                                        CLASS A COMMON STOCK (1)         CLASS B COMMON STOCK
                                      ----------------------------   ----------------------------
                                         NUMBER                         NUMBER
                                       OF SHARES                      OF SHARES
                                      BENEFICIALLY      PERCENT OF   BENEFICIALLY      PERCENT OF   PERCENT OF TOTAL
NAME AND ADDRESS OF BENEFICIAL OWNER     OWNED            CLASS         OWNED            CLASS      ECONOMIC INTEREST
------------------------------------  ------------      ----------   ------------      ----------   -----------------
Everett R. Dobson(3)...                        --            --       55,540,550         84.80%           59.64%
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114

Russell L. Dobson...                           --            --          369,889             *                *
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114

Bruce R. Knooihuizen...                   825,930(4)       2.96%              --            --                *
  13439 North Broadway Ext.
  Oklahoma City, OK 73114

Craig T. Sheetz...                         13,462(4)          *               --            --                *
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114

Fred J. Hall...                                --            --               --            --               --
  123 S. Hudson
  Oklahoma City, OK 73102

Justin L. Jaschke...                       64,171(4)          *               --            --                *
  5616 South Ivy Ct.
  Greenwood Village, CO 80111

Albert H. Pharis, Jr....                   21,390(4)          *               --            --                *
  7130 S. Raccoon Road
  Canfield, OH 44406

G. Edward Evans...                        516,116(4)       1.85%              --            --                *
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114

John W. Childs(5)(6)(7)...                     --            --        6,392,751          9.76%            6.86%
  One Federal St., 21st Floor
  Boston, MA 02110
  c/o J.W. Childs Equity
  Partners II, L.P.

John W. Childs Equity Partners II,
  L.P.(5)(6)(7)...                             --            --        6,392,751          9.76%            6.86%
  One Federal St., 21st Floor
  Boston, MA 02110

Dana L. Schmaltz(6)(7)...                      --            --        6,392,751          9.76%            6.86%
  One Federal St., 21st Floor
  Boston, MA 02110

All directors, nominees and
  executive officers as a group
  (12 persons)...                       1,543,422          5.52%      62,303,190         95.13%           68.35%


                                      PERCENT OF TOTAL
                                           VOTING
NAME AND ADDRESS OF BENEFICIAL OWNER      POWER(2)
------------------------------------  ----------------
Everett R. Dobson(3)...                    81.37%
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114
Russell L. Dobson...                           *
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114
Bruce R. Knooihuizen...                        *
  13439 North Broadway Ext.
  Oklahoma City, OK 73114
Craig T. Sheetz...                             *
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114
Fred J. Hall...                               --
  123 S. Hudson
  Oklahoma City, OK 73102
Justin L. Jaschke...                           *
  5616 South Ivy Ct.
  Greenwood Village, CO 80111
Albert H. Pharis, Jr....                       *
  7130 S. Raccoon Road
  Canfield, OH 44406
G. Edward Evans...                             *
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114
John W. Childs(5)(6)(7)...                  9.37%
  One Federal St., 21st Floor
  Boston, MA 02110
  c/o J.W. Childs Equity
  Partners II, L.P.
John W. Childs Equity Partners II,
  L.P.(5)(6)(7)...                          9.37%
  One Federal St., 21st Floor
  Boston, MA 02110
Dana L. Schmaltz(6)(7)...                   9.37%
  One Federal St., 21st Floor
  Boston, MA 02110
All directors, nominees and
  executive officers as a group
  (12 persons)...                          91.48%

----------------------------------
*   Less than 1%.

(1) The number of shares of Class A common stock includes shares of Class A common stock issuable upon the assumed conversion of old Class B and Class C common stock pursuant to our recapitalization and the assumed conversion of shares of Class C and Class D common stock issuable upon the exercise of options which can be exercised within 60 days after the date of this offering memorandum. The number of shares of Class A common stock does not include the shares of Class A common stock issuable upon conversion of the outstanding shares of Class B common stock.
(2) In calculating the percent of total power, the voting power of shares of Class A common stock the the Class B common stock is aggregated. The
    Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of shareholders, except as required by law. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes, except that each shares of Class B common stock is entitled to only one vote with respect to any "going private" transaction.
(3) All such shares are held by the Dobson CC Limited Partnership. As the president, a director and sole shareholder of RLD, Inc., the general partner of that partnership, Everett R. Dobson has voting and investment power with respect to such shares.
(4) Represents shares of Class A common stock issued upon the conversion of old Class B and Class C common stock pursuant to our recapitalization; and Class C common stock and Class D common stock issued and issuable upon the exercise of stock options issued pursuant to our 1996 common stock plan, and the assumed conversion of each share of Class C common stock and Class D common stock into 111.44 shares of Class A common stock.
(5) Includes 342,454 shares of our Class B common stock owned by John W. Childs. The remaining shares are owned by affiliated entities and co-investors of J.W. Childs Equity Partners II, L.P. John W. Childs is the sole director and stockholder of J.W. Childs Associates, Inc., the general partner of J.W. Childs Equity Partners II, L.P. John W. Childs may be deemed the beneficial owner of the shares beneficially owned by J.W. Childs Equity Partners II, L.P. and its affiliated entities and co-investors. John W. Childs disclaims beneficial ownership of such shares.
(6) As co-investors, the following individuals and their affiliated entities that own shares of our Class B common stock have granted powers of attorney to sell shares of our Class B common stock to the underwriters pursuant to the over-allotment option to officers of J.W. Childs Associates, Inc.:
    John W. Childs, Richard S. Childs, James E. Childs, Timothy J. Healy,
    Glenn A. Hopkins, Jerry D. Horn, B. Lane MacDonald, Raymond B. Rudy, Dana L Schmaltz, Steven G. Segal, Adam L. Suttin, Edward D. Yun, Edwin J. Kozlowski, James D. Murphy, Benno C. Schmidt, Mario Soussou and William E. Watts. J.W. Childs Equity Partners II, L.P. may be deemed to beneficially own shares of our common stock held by these co-investors and their affiliated entities. J.W. Childs Equity Partners II, L.P. disclaims beneficial ownership of such shares.
(7) Mr. Schmaltz owns 9,158 shares of our Class B common stock. Mr. Schmaltz is an officer of J.W. Childs Associates, Inc. and may be deemed to beneficially own the remainder of the shares which are held by John W. Childs, J.W. Childs Equity Partners II, L.P. and its affiliated entities and co-investors. Mr. Schmaltz disclaims beneficial ownership of such shares.

                              CERTAIN TRANSACTIONS

    We have a policy requiring that any material transaction that we enter into with with our officers, directors or principal stockholders and their affiliates be on terms no less favorable to us than reasonably could have been obtained in an arms' length transaction with independent third parties. Any other matters involving potential conflicts of interests are to be resolved on a case-by-case basis. In addition, the terms of our various debt instruments limit the ability of us and of our subsidiaries to enter into transactions with our affiliates.

    The Everett R. Dobson Irrevocable Family Trust, The Steven T. Dobson Irrevocable Family Trust and The Robbin L. Dobson Irrevocable Family Trust are the limited partners of the Dobson CC Limited Partnership, which holds approximately 55,540,550 of our Class B common stock. Everett R. Dobson is the president and sole director and shareholder of the general partner of the partnership.

    Prior to November 1, 1998, we leased our headquarters from WillRuss Limited Liability Company pursuant to a 10-year lease expiring in 2005. WillRuss is owned by Russell L. Dobson and his wife. Monthly rent under the lease was approximately $23,000, or $.93 per square foot. In October 1998, WillRuss sold this building to an unrelated third party. As part of the sale transaction, we entered into an agreement with the buyer to lease the building for a one-year term at a monthly rent of approximately $19,000. Our lease, with renewals, runs through March 2001.

    We made a $300,000 home mortgage loan to G. Edward Evans in February 1997 in connection with his employment. The loan is payable in 60 monthly installments of $1,400, including interest at the annual rate of 4%, with the balance due at maturity in February 2002.

    As part of our acquisition of Sygnet Wireless Inc. in December 1998, our subsidiary, Dobson Tower Company purchased cellular towers from Sygnet for $25.0 million and leased the towers back to Sygnet. To finance the tower transaction, the Dobson CC Limited Partnership purchased preferred stock of Dobson Tower Company for $7.7 million and Dobson Tower Company obtained a
$17.5 million bank credit facility. We own all of Dobson Tower Company's common stock. On October 15, 1999, Dobson Tower Company sold substantially all of its towers to American Tower Corporation for a purchase price of approximately $38.7 million. In connection with the sale, our subsidiary, Sygnet Communications, leased the towers back from American Tower Corporation for an initial term of ten years. A portion of the sale proceeds is being held in escrow pending resolution of various title issues. With the proceeds of this sale, Dobson Tower Company repaid its $17.5 million credit facility and Dobson Tower Company redeemed all of its outstanding Class A preferred stock from the Dobson CC Limited Partnership and repaid certain costs and expenses incurred by the Dobson CC Limited Partnership for a total of $8.3 million. We used the balance of the sale proceeds to pay costs associated with the tower sale and to reduce the credit facility of Sygnet.

    In connection with our acquisition of Sygnet and the related financing, we engaged in a number of transactions with the Dobson CC Limited Partnership and with John W. Childs and entities which he owns or controls and their co-investors.

    On December 23, 1998, John W. Childs and entities which he owns or controls and their co-investors and the Dobson CC Limited Partnership purchased shares of our Class D preferred stock for $85.0 million pursuant to an investment and transaction agreement and entered into a stockholder and investor rights agreement with us and certain of our shareholders, other than the holders of Class F preferred stock, 12 3/4% senior preferred stock and 13% senior preferred stock. The Dobson CC Limited Partnership purchased 3,533.8 shares of our
Class D preferred stock for $4.0 million and John W. Childs and entities which he owns or controls and their co-investors purchased 71,559.9 shares of our Class D preferred stock for $81.0 million. Concurrently, John W. Childs and entities which he owns or controls and their co-investors purchased 17,412 shares of our old Class A common stock for $11.5 million from the Fleet Investors. Each share of Class D preferred stock is convertible into one share of our old Class A common stock and one share of Class E preferred stock. On September 17, 1999, AT&T Wireless acquired from J.W. Equity Funding II, Inc., an affiliate of John W. Childs, 15,472.4 shares of Class D preferred stock and 3,764.84 shares of our old Class A common stock for $22.1 million. On the same day, we entered into an amended stockholder and investor rights agreement with the Dobson CC Limited Partnership, John W. Childs and entities which he owns or controls and their co-investors and AT&T Wireless.

    On September 13, 1999, our former subsidiary, Logix, entered into an amended revolving credit agreement with Bank of America, N.A., and other banks. As an inducement to the lenders to enter into this credit agreement, the Dobson CC Limited Partnership guaranteed up to $50.0 million of the obligation of Logix thereunder. The Dobson CC Limited Partnership also entered into an agreement as of the same date providing, among other things, for the Dobson CC Limited Partnership to lend up to $20.0 million to Logix under certain conditions. On March 16, 2000, Dobson CC Limited Partnership provided an additional
$30.0 million to Logix under the same conditions. On March 30, 2000, Logix issued 90,000 shares of its 15% Class A Preferred Stock to Dobson CC Limited Partnership for $1,000.00 per share. Logix used the net proceeds to repay its credit facility and convert the Dobson CC Limited Partnership indebtedness to preferred stock.

    On October 5, 1999, the Dobson CC Limited Partnership provided a
$50.0 million letter of credit issued by Bank of America, N.A. for our subsidiary to use in connection with its obligations as a 50% member of the American Cellular joint venture with AT&T Wireless. On October 5, 1999, the Dobson CC Limited Partnership obtained from Bank of America a $200.0 million loan commitment and agreed to use the loan proceeds, if drawn, to acquire shares of our preferred stock. We agreed to use the $200.0 million to make part of our agreed upon capital contributions to the American Cellular joint venture in the event we did not receive sufficient funds in this offering.

    The Dobson CC Limited Partnership and unrelated third parties have acquired land and have finalized financing for the construction of our new headquarters. We anticipate completion of the project in the first quarter of 2001.

    On November 9, 1999, our subsidiary, DCC PCS, Inc. entered into a license acquisition agreement with AT&T Wireless, Royal Wireless, L.L.C. and Arnage Wireless, L.L.C., under which DCC PCS will sell, subject to FCC approval, all of its personal communications service licenses to the latter two companies for $1.1 million in addition to the assumption of DCC PCS's indebtedness of approximately $3.8 million, at December 31, 1999. AT&T Wireless has guaranteed the performance of the obligations of Royal Wireless and Arnage Wireless under this agreement.

    We distributed the stock of our subsidiary, Logix, to the holders of our old Class A common stock and Class D preferred stock, effective January 24, 2000. Our directors and principal shareholders, Everett Dobson, Russell Dobson, Dana Schmaltz, John W. Childs and entities which he owns or controls and their co-investors and AT&T Wireless, participated in the distribution, either directly or beneficially. We executed an agreement with the Dobson CC Limited Partnership, one of our principal stockholders, under which it agreed not to take any action which may result in us recognizing taxable income because of the Logix spin-off, unless:

    - the fair market value of Logix at the time of the distribution, as estimated in good faith by our board of directors, does not exceed the sum of our tax basis in Logix and/or the Logix stock for federal income tax purposes, at the time of the distrubution plus our aggregate net operating losses legally available to offset that taxable income, plus penalties or interest thereon; or

    - Logix executes an indemnity agreement with us, reasonably satisfactory to us, whereby Logix will indemnify us for any income tax, together with any penalties or interest thereon, incurred by us solely attributable to the distribution of Logix stock and arising as a result of the actions of the Logix shareholders, and Logix is financially capable of performing its indemnity obligations.

    Our former subsidiary, Logix, provides local telephone services, wireline connections and switching services to us on a fee basis. Logix's charges to us are comparable to charges for similar services provided by Logix to unrelated third parties. Dobson CC Limited Partnership is a principal shareholder of Logix. All of our directors other than Mr. Hall are also directors of Logix.

    The Dobson CC Limited Partnership, John W. Childs and entities which he owns or controls and their co-investors and AT&T Wireless owned shares of our Class D preferred stock. As part of our recapitalization in February 2000, Dobson CC Limited Partnership, Russell Dobson and certain of our existing optionholders acquired 35% of our Class D preferred stock held by AT&T Wireless and John W. Childs and entities which he owns or controls and their co-investors. As a result, the recapitalization included the following related party transactions:

    - The Childs' entities and AT&T Wireless transfered a portion of their Class D preferred stock to the Dobson CC Limited Partnership, Russell Dobson and certain of our existing optionholders in satisfaction of the option;

    - The Childs' entities converted a portion of their Class D preferred stock remaining after the exercise of the option into one share of old Class A common stock and one share of Class E preferred stock, subject to anti-dilution adjustments;

    - we used approximately $53.3 million of the proceeds from our initial public offering to pay accrued dividends on our Class D preferred stock and to redeem all of the remaining Class E preferred stock held by John W. Childs and entities which he owns or controls and their co-investors;

    - we redeemed the remaining Class D preferred stock held by the other holders of the Class D preferred stock through the issuance of new shares of old Class A common stock; and

    - the Dobson CC Limited Partnership, Russell Dobson and certain of our existing option holders purchased additional shares of our old Class A common stock.

    Dana Schmaltz and John W. Childs and entities which he owns or controls and their co-investors received a direct or indirect benefit from these transactions.

    On February 2, 2000, eighteen option holders exercised options for an aggregate of 9,393 shares of our old Class B common stock and 845 shares of our Class C common stock at a weighted average exercise price of $1.53 per Class A common stock equivalent. These shares were converted into 1,140,923 shares of Class A common stock as part of our recapitalization. The aggregate exercise price was $1.8 million, approximately $1.7 million of which was paid by the issuance of notes to us by the option holders. In the exercise of their options, Messrs. G. Edward Evans issued a note to us in the amount of $300,000,
R. Thomas Morgan issued a note to us in the amount of $72,385, Richard D. Sewell, Jr. issued a note to us in the amount of $101,220, and Albert H.
Pharis, Jr. issued a note to us in the amount of $110,820. Each note accrues interest equal to the short-term applicable federal rate as determined by the Internal Revenue Service existing on February 2, 2000. All principal and interest accruing on the notes are due and payable on the first anniversary of the notes. Each note is secured by the shares received by each option holder on the exercise of their options.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

DOBSON OPERATING CO. CREDIT FACILITIES

    The credit facilities provided by Bank of America, N.A., as Agent, to our subsidiary, Dobson Operating Co., include a $300.0 million revolving credit facility and three term loans aggregating $625.0 million. The credit facilities restrict our ability to incur indebtedness, create liens, make loans and guarantee the debt of others.

    The following is a summary of the provisions of the credit facilities which we consider to be material, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the definitive loan documentation.

    The credit facilities aggregate $925.0 million and include:

    - a $300.0 million revolving credit facility due April 30, 2007;

    - a $350.0 million Term Loan A due April 30, 2007;

    - a $150.0 million Term Loan B due December 31, 2007; and

    - a $125.0 million Discretionary Term Loan B due March 31, 2008.

    Advances under all facilities may be made as either base rate borrowings or Eurodollar rate borrowings. Interest is payable quarterly on base rate borrowings and at the end of the applicable interest period on Eurodollar rate borrowings. Base rate borrowings may be converted to Eurodollar rate borrowings and Eurodollar rate borrowings may be converted to base rate borrowings.

    Borrowings under the revolving credit facility and Term Loans A and B bear interest at:

    -  For base rate borrowings, the "Applicable Margin" plus the greater of

       - the federal funds rate plus 0.5%, and

       - the prime rate, or

    - For Eurodollar rate borrowings, the "Applicable Margin" plus the adjusted Eurodollar rate for interest periods of 1, 2, 3 or 6 months.

    The "Applicable Margin" for the revolving credit facility and Term Loan A fluctuates from 0.5% to 1.5% on base rate borrowings and from 1.5% to 2.5% on Eurodollar rate borrowings based on our leverage ratio. For Term Loan B and the Discretionary Term Loan B, the "Applicable Margin" fluctuates from 1.75% to 2.0% on base rate borrowings and from 2.75% to 3.0% on Eurodollar rate borrowings based on our leverage ratio. Our leverage ratio is determined for us and our restricted subsidiaries, on a consolidated basis.

    Commencing on June 30, 2001, the borrowing commitment under the Term Loan A will reduce quarterly under the following schedule:

                                                               QUARTERLY
                           PERIOD                              REDUCTION
                           ------                             -----------
Through March 31, 2002......................................  $ 5,000,000
Through March 31, 2003......................................    7,500,000
Through March 31, 2004......................................   12,500,000
Through March 31, 2005......................................   18,750,000
Through March 31, 2006......................................   18,750,000
Through April 30, 2007......................................   25,000,000

    Commencing on March 31, 2000, the borrowing commitment under Term Loan B will reduce quarterly under the following schedule:

                                                               QUARTERLY
                           PERIOD                              REDUCTION
                           ------                             -----------
Through December 31, 2006...................................  $   375,000
Through December 31, 2007...................................  $34,875,000

    Commencing on June 30, 2000, the borrowing commitment under the Discretionary Term Loan B will reduce quarterly under the following schedule:

                                                               QUARTERLY
                           PERIOD                              REDUCTION
                           ------                             -----------
Through March 31, 2007......................................  $   312,500
Through March 31, 2008......................................  $29,062,500

    The credit facilities also provide for up to $175.0 million in additional loans (the "Discretionary Facility") to be made, at Dobson Operating Co.'s request and upon approval of the requisite lenders, to be structured as either revolving loans, Term A Loans or Term B Loans. Discretionary Term Loan A loans must be drawn by April 30, 2001 and other discretionary loans must be drawn by December 31, 2001.

    The commitments under the credit facilities will be permanently reduced by:

    - 100% of net cash proceeds from sales of assets in excess of $10.0 million, to the extent not reinvested within ten months;

    - an amount equal to 75% of net cash proceeds received from certain equity issuances;

    - an amount equal to 100% of net cash proceeds received from certain debt issuances, other than the sale of the Notes; and

    - 50% of excess cash flow, if Dobson Operating Co.'s leverage ratio (determined, with Dobson Operating Co.'s restricted subsidiaries, on a consolidated basis) is greater than 4.00 to 1 for the relevant fiscal year.

    Dobson Operating Co. may, without premium or penalty, prepay base rate borrowings at any time and may, without premium or penalty, prepay Eurodollar rate borrowings at the end of an applicable interest period.

    The credit facilities contain a number of covenants including, among others, covenants limiting the ability of Dobson Operating Co. and certain of its subsidiaries to incur debt, make loans, create liens, make guarantees and investments, change their businesses, engage in transactions with affiliates, sell assets, enter into restrictive agreements, engage in sale leaseback transactions or new business and engage in mergers and acquisitions. The credit facilities contain other usual and customary negative and affirmative covenants. The credit facilities also contain a number of covenants limiting our ability to incur debt, make guarantees, make loans, use proceeds of loans, investments, or dividends from our subsidiaries, and limiting our ability and that of each of our subsidiaries to create liens. Additionally, the credit facilities limit our ability to amend the terms of our preferred stock, the notes, or the related indenture, and to optionally prepay or redeem our preferred stock or the notes; however, subject to certain restrictions, we will be permitted to make regularly-scheduled interest and dividend payments on the notes and our preferred stock. The credit facilities require that at least $200 million of proceeds from the sale of the notes be loaned to Dobson Operating Co. and used to pay a portion of the outstanding revolver facility.

    The credit facilities restrict Dobson Operating Co. from declaring and paying distributions or making restricted payments. However, subject to certain restrictions, Dobson Operating Co. will be permitted to make:

    - intercompany loans;

    - permitted acquisitions;

    - investments in certain other companies; and

    - distributions to us as needed to pay certain of our obligations, including our obligations under the Notes, and for other specified purposes.

    Dobson Operating Co. is required to maintain certain financial ratios (determined, with its restricted subsidiaries, on a consolidated basis), including, among others, the following:

    - a ratio of total indebtedness to operating cash flow of initially not more than 7.75 to 1, decreasing over time to 5.00 to 1;

    - a ratio of operating cash flow to debt service requirements of initially not less than 1.15 to 1, increasing over time to 1.50 to 1;

    - a ratio of operating cash flow to interest expense of initially not less than 1.40 to 1, increasing over time to 2.25 to 1, but decreasing to 1.25 to 1 for the period from June 30, 2000 to December 30, 2000;

    - beginning on June 30, 2002, a ratio of operating cash flow minus capital expenditures to the sum of debt service requirements and cash distributions of initially not less than 1.05 to 1, increasing over time to 1.15 to 1; and

    - a limitation on capital expenditures for 2000 and 2001.

    Failure to satisfy any of the financial covenants will constitute an event of default under the credit facilities, permitting the lenders, after notice, to terminate the commitments and/or accelerate payment of outstanding indebtedness notwithstanding the ability of Dobson Operating Co. to meet its debt service obligations. The credit facilities include other customary events of default including, without limitation:

    - breach of representations, warranties and covenants;

    - insolvency or bankruptcy of Dobson Operating Co. or any guarantor;

    - default on other material indebtedness;

    - any material adverse change;

    - dissolution of Dobson Operating Co. or any guarantor;

    - certain changes in control; and

    - if less than two-thirds of Dobson Operating Co.'s existing executive management team continues to hold executive positions.

    Dobson Operating Co.'s obligations under the credit facilities are guaranteed by us and by each subsidiary of Dobson Operating Co. and each cellular partnership indebted to Dobson Operating Co. or any of its restricted subsidiaries. Borrowings under the credit facilities are secured by a first perfected security interest in the stock or equity interest in Dobson Operating Co. and each domestic subsidiary and all assets of Dobson Operating Co., its restricted subsidiaries and cellular partnerships indebted to Dobson Operating Co.

SYGNET CREDIT FACILITIES

    The Sygnet credit facilities provided by Bank of America, N.A., as Agent, include a $46.0 million senior secured, reducing revolving credit facility and a series of three term loans aggregating $342.4 million to be used by Sygnet for permitted acquisitions, restricted payments and to fund capital expenditures, permitted investments, working capital and other corporate purposes.

    The following summary of the material provisions of the Sygnet credit facilities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the definitive loan documentation.

    The Sygnet credit facilities aggregate $388.4 million and include:

    - a $46.0 million, 7 3/4 year reducing revolving credit facility;

    - a $112.2 million, 7 3/4 year term loan ("Term Loan A");

    - a $139.3 million, 8 1/4 year term loan ("Term Loan B"); and

    - a $90.9 million, 9 year term loan ("Term Loan C").

    Borrowings under the revolving credit facility and Term Loans A and B bear interest payable at least quarterly, at Sygnet's option, at

    - the "Applicable Margin" plus the greater of:

       - the federal funds effective rate plus 0.5%, and

       - the prime rate (the "Base Rate"), or

    - the "Applicable Margin" plus reserve adjusted LIBOR ("LIBOR") for interest periods of 1, 2, 3 or 6 months.

    The "Applicable Margin" for the revolving credit facility and Term Loan A fluctuates based on Sygnet's leverage and is the base rate plus 0.75% to 2.00% or LIBOR plus 1.75% to 3.00%. For Term Loan B, the "Applicable Margin" fluctuates based on Sygnet's leverage and is the base rate plus 1.75% to 2.25% or LIBOR plus 2.75% to 3.25%. Term Loan C bears interest at LIBOR plus 3.75% for interest periods of 1, 2, 3 or 6 months.

    Commencing on December 31, 2000, the borrowing commitment under the revolving credit facility and Term Loan A will reduce quarterly under the following annual amortization schedule:

YEAR                                                         ANNUAL AMORTIZATION
----                                                         -------------------
2000.......................................................           5.0%
2001.......................................................           7.5%
2002.......................................................           7.5%
2003.......................................................          12.5%
2004.......................................................          15.0%
2005.......................................................          25.0%
2006.......................................................          27.5%

    Commencing on December 31, 2000, Term Loan B will reduce quarterly under the following annual amortization schedule:

YEAR                                                         ANNUAL AMORTIZATION
----                                                         -------------------
2000.......................................................           2.5%
2001.......................................................           2.5%
2002.......................................................           2.5%
2003.......................................................           7.5%
2004.......................................................          15.0%
2005.......................................................          25.0%
2006.......................................................          27.5%
2007.......................................................          17.5%

    Term Loan C will amortize annually under the following schedule:

YEAR                                                         ANNUAL AMORTIZATION
----                                                         -------------------
1999-2006..................................................           1.0%
2007.......................................................          92.0%

    The commitments under the Sygnet credit facilities will be permanently reduced by:

    - 100% of the net cash proceeds from sales of assets in excess of $3.0 million to the extent not reinvested within 12 months;

    - an amount equal to 100% of the net cash proceeds received from certain equity or debt issuances; and

    - 75% or 50% of excess cash flow, depending on Sygnet's leverage.

    Sygnet may, without premium or penalty, prepay advances bearing interest based on the base rate at any time and may, without premium or penalty, prepay advances bearing interest based on the LIBOR rate at the end of an applicable interest period. Term Loan C may be redeemed in whole or in part at 101% of the principal amount through December 31, 2001 and thereafter at 100%.

    The Sygnet credit facilities contain a number of covenants including, among others, covenants limiting the ability of Sygnet and each of its subsidiaries to incur debt, make loans, create liens, make guarantees and investments, change their business, engage in transactions with affiliates, sell assets, enter into restrictive agreements, engage in sale leaseback transactions or new business and engage in mergers and acquisitions. The Sygnet credit facilities contain other usual and customary negative and affirmative covenants.

    The Sygnet credit facilities restrict Sygnet from declaring and paying distributions or making restrictive payments. However, Sygnet will be permitted to pay dividends to pay:

    - scheduled interest on the Dobson/Sygnet notes commencing after the first six interest payments on the Dobson/Sygnet notes; and

    - regularly scheduled payments on up to $120 million in liquidation preference value of our preferred stock, commencing January 15, 2003,

in each case unless if at the time of such dividend or distribution an event of default, other than an event of default resulting solely from the breach of a representation or warranty, exists or would be caused by such dividend or distribution. However, with respect to any event of default other than a payment default, a bankruptcy event with respect to Sygnet or us or any of our respective restricted subsidiaries or the loss of a material license or cellular system, Sygnet will not be prohibited from paying dividends to Dobson/Sygnet to pay scheduled interest on the Dobson/Sygnet notes for more than 180 days.

    Sygnet is required to comply with certain financial tests and maintain certain financial ratios, including, among others, a requirement that:

-  Sygnet's ratio of total debt to operating cash flow may not exceed:

       - 7.60 to 1 until June 30, 1999;

       - 7.25 to 1 from July 1, 1999 to December 31, 1999;

       - 6.75 to 1 from January 1, 2000 to June 30, 2000;

       - 6.00 to 1 from July 1, 2000 to December 31, 2000;

       - 5.50 to 1 from January 1, 2001 to December 31, 2001;

       - 4.50 to 1 from January 1, 2002 to December 31, 2002; and

       - 3.50 to 1 from January 1, 2003 and thereafter;

- Sygnet's ratio of operating cash flow to its pro forma debt service must equal or exceed 1.10 to 1;

- Sygnet's ratio of operating cash flow to its cash interest expense for its for most recently ended fiscal quarters must be more than:

       - 1.25 to 1 until December 31, 1999;

       - 1.50 to 1 from January 1, 2000 to December 31, 2000; and

       - 1.75 to 1 from January 1, 2001 and thereafter; and

- Sygnet's fixed charge coverage ratio on the last day of each fiscal quarter must be greater than 1.00 to 1.

    In addition, the Sygnet credit facilities require each of Sygnet, Dobson/Sygnet and us to maintain a ratio of each of our respective consolidated debt to consolidated operating cash flow. We and Sygnet believe that we have maintained all of the above required ratios.

    Failure to satisfy any of the financial covenants will constitute an event of default under the Sygnet credit facilities, permitting the lenders, after notice, to terminate the commitment and/or accelerate payment of outstanding indebtedness notwithstanding the ability of Sygnet to meet its debt service obligations. The Sygnet credit facilities include other customary events of default including, without limitation:

    - loss of franchise or any material license;

    - breach of representations, warranties and covenants;

    - insolvency or bankruptcy of Sygnet or any of its subsidiaries, Dobson/Sygnet or any of its subsidiaries or of us or any of our subsidiaries;

    - cross default to other material indebtedness, leases, contracts of Sygnet, its subsidiaries, Dobson/ Sygnet or any of its subsidiaries or of us and our subsidiaries;

    - any material adverse change; dissolution or termination of Sygnet or any of its subsidiaries, Dobson/Sygnet or any of its subsidiaries or of us;

    - if we fail to maintain voting and economic control of Sygnet and its subsidiaries; and

    - if less than two-thirds of our existing executive management team continues to hold executive positions with us.

    Sygnet's obligations under the Sygnet credit facilities are guaranteed by its subsidiary. Borrowings under the Sygnet credit facilities are secured by a first perfected security interest in all assets of Sygnet and its present and future subsidiaries including a pledge of all intercompany notes.

THE DOBSON/SYGNET NOTES

GENERAL

    Dobson/Sygnet has outstanding $200.0 million aggregate principal amount of senior notes, which mature in December 2008. The Dobson/Sygnet notes were issued under the Dobson/Sygnet indenture with United States Trust Company of New York, as Trustee. The Dobson/Sygnet notes bear interest at an annual rate of 12 1/4%, payable semi-annual on each June 15 and December 15. We have in escrow
$47.0 million in cash to provide funds for the next four interest payments on the Dobson/Sygnet notes.

RANKING

    The Dobson/Sygnet notes are Dobson/Sygnet's unsecured unsubordinated indebtedness, ranking equal to Dobson/Sygnet's other unsecured unsubordinated indebtedness and senior to all of its existing and future subordinated indebtedness.

OPTIONAL REDEMPTION

    We may, at our option, redeem all or any portion of the Dobson/Sygnet notes at the redemption prices (expressed as percentages of the principal amount of the Dobson/Sygnet notes) set forth below, plus, in each case, accrued interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning December 15 of the years indicated:

YEAR                                                          PERCENTAGE
----                                                          ----------
2003........................................................    106.125%
2004........................................................    103.063%
2005........................................................    101.531%
2006 and thereafter.........................................    100.000%

CHANGE OF CONTROL

    The Dobson/Sygnet note indenture provides that, following the occurrence of any change of control (as defined therein), we must offer to purchase all outstanding Dobson/Sygnet notes at a purchase price equal to 101% of their principal amount, plus accrued interest to the date of purchase.

RESTRICTIVE COVENANTS

    The Dobson/Sygnet note indenture contains certain restrictive covenants which, among other things, limit our ability and that of our restricted subsidiaries to incur additional indebtedness, create liens, pay dividends or make distributions in respect of their capital stock, make investments or certain other restricted payments, sell assets, redeem capital stock, issue or sell stocks of restricted subsidiaries, enter into transactions with stockholders or affiliates or effect certain consolidations or mergers.

                          DESCRIPTION OF CAPITAL STOCK

    The following is a summary of the terms of our capital stock. This summary is qualified in its entirety by the provisions of our certificate of incorporation and bylaws and to the applicable provisions of Oklahoma law.

COMMON STOCK


    We are authorized to issue 175,000,000 shares of Class A common stock and 70,000,000 shares of Class B common stock, 4,226 shares of Class C common stock and 33,000 shares of Class D common stock. As of July 1, 2000 there were:



    - 27,821,700 shares of Class A common stock issued and outstanding;


    - 4,000,000 shares of Class A common stock reserved for issuance upon exercise of future options that may be granted under our 2000 stock incentive plan;

    - 4,226 shares of Class C common stock authorized for issuance upon the exercise of options granted under our 1996 stock option plan;

    - 33,000 shares of Class D common stock authorized for issuance upon the exercise of options granted under our 1996 stock option plan;


    - 3,937 shares of Class D common stock issued and outstanding owned by 4 shareholders;



    - 66,811,716 shares of Class B common stock issued and outstanding; and


    - 68,500,036 shares of Class A common stock reserved for issuance upon conversion of shares of our Class B common stock and upon conversion of shares of Class C common stock and Class D common stock that may be issued upon the exercise of options granted under our 1996 stock option plan.

    The rights of holders of the Class A, Class B, Class C and Class D common stock are identical in all respects, except as discussed below. Additional shares of Class B common stock may be issued to Class B stockholders only upon a stock split or stock dividend to holders of all classes of common stock on a pro rata basis. Our Class C common stock and Class D common stock is reserved exclusively for issuance upon the exercise of options granted under our 1996 stock option plan.

DIVIDENDS

    Subject to the right of the holders of any class of preferred stock, holders of shares of common stock are entitled to receive dividends that may be declared by our board of directors out of legally available funds. No dividend may be declared or paid in cash or property on any share of any class of common stock unless simultaneously an equivalent dividend is declared or paid on each share of that and every other class of common stock. In the event of stock dividends, holders of Class A common stock or Class B common stock shall be entitled to receive only additional shares of that class, while stock dividends with respect to Class C common stock and Class D common stock are payable only in shares of Class A common stock.

VOTING RIGHTS

    The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of shareholders, except as required by law. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to 10 votes, except that each share of common stock is entitled to one vote with respect to any "going private" transaction under the Securities Exchange Act of 1934. Class C common stock and Class D common stock have no voting rights, except as required by law.

LIQUIDATION RIGHTS

    Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets available for distribution after payment in full to creditors and holders of our preferred stock, if any.

CONVERSION AND TRANSFERABILITY OF COMMON STOCK

    Shares of Class B common stock are convertible at any time, at the option of the holder, into an equal number of fully paid and non-assessable shares of Class A common stock. All conversion rights of Class B common stock are subject to any necessary FCC approval. Shares of Class B common stock transferred to a party other than certain Dobson family members, controlled affiliates of the transferor or estate planning vehicles will automatically convert into an equal number of fully paid and non-assessable shares of Class A common stock. Shares of Class C common stock and Class D common stock are convertible at any time into 111.44 fully paid and non-assessable shares of Class A common stock, subject to adjustment for stock splits, stock dividends, recapitalizations or reorganizations.

INVESTORS AGREEMENT

    We are a party to an investors agreement with the holders of our Class B common stock. The investors agreement provides that each of John W. Childs and entities which he owns or controls and their co-investors, AT&T Wireless and the Dobson CC Limited Partnership have certain demand and "piggy-back" registration rights for the shares of Class A common stock issuable upon sale or conversion of their Class B common stock. In addition, the investors agreement provides each of the signatories with pre-emptive rights with respect to our future private equity issues. The investors agreement also contains restrictions on transfer identical to those contained in our certificate of incorporation. These restrictions provide that shares of Class B common stock may not be transferred to a party other than certain Dobson family members, controlled affiliates of the transferor or estate planning vehicles.

    The investors agreement also provides that seven directors will constitute our board of directors. So long as AT&T Wireless beneficially owns minimum percentages of shares of our common stock, AT&T Wireless will be entitled to designate one director. Similarly, so long as John W. Childs and entities which he owns or controls and their co-investors beneficially own minimum percentages of shares of our common stock, they will be entitled to designate one director. Both AT&T Wireless and John W. Childs and entities which he owns or controls and their co-investors have the right to have an observer present at all meetings of our board of directors and any committees of our board of directors, provided they continue to maintain minimum equity ownership levels.

    The Dobson CC Limited Partnership is entitled to designate up to four directors, depending on its level of voting control of the Company. One director will be designated jointly by John W. Childs and entities which he owns or controls and their co-investors, AT&T Wireless and the Dobson CC Limited Partnership. Notwithstanding the foregoing, an additional two directors may be designated by the holders of our 12 1/4% senior preferred stock and an additional two directors may be designated by the holders of our 13% senior preferred stock in the event of non-payment of dividends for certain periods or other voting rights triggering events.

OTHER PROVISIONS

    The holders of our common stock are not entitled to preemptive or similar rights.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is UMB Bank, n.a.

PREFERRED STOCK

GENERAL

    We are authorized to issue 6,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock.

    Subject to limitations imposed by law or our amended and restated certificate of incorporation, the board of directors is empowered to determine:

    - the designation of and the number of shares constituting a series of preferred stock;

    - the dividend rate, if any, for the series;

    - the terms and conditions of any voting and conversion rights for the series, if any;

    - the number of directors, if any, which the series shall be entitled to elect;

    - the amounts payable on the series upon our liquidation, dissolution or winding-up;

    - the redemption prices and terms applicable to the series, if any; and

    - the preferences and relative rights among the series of preferred stock.

These rights, preferences, privileges and limitations of preferred stock could adversely affect the rights of holders of common stock.

SENIOR PREFERRED STOCK

12 1/4% SENIOR PREFERRED STOCK


    As of July 15, 2000, we had issued and outstanding 315,154 shares of our 12 1/4% senior preferred stock which has a liquidation preference of $1,000 per share plus accrued and unpaid dividends.


    The certificates of designation for our 12 1/4% senior preferred stock provide for the following rights:

    VOTING RIGHTS. The holders of our 12 1/4% senior preferred stock have no voting rights with respect to general corporate matters except as provided by law or as set forth in the certificates of designation. The certificates of designation provide that, upon the occurrence of a voting rights triggering event, the number of directors constituting our board of directors will be increased by two directors, whom the holders of 12 1/4% senior preferred stock will be entitled to elect. Whenever the right of the holders of 12 1/4% senior preferred stock to elect directors shall cease, the number of directors constituting the board of directors will be restored to the number of directors constituting the board of directors prior to the time of the event that entitled the holders of 12 1/4% senior preferred stock to elect directors.

    Under Oklahoma law, the holders of 12 1/4% senior preferred stock will be entitled to vote as a class upon a proposed amendment to our certificate of incorporation, whether or not entitled to vote thereon by our certificate of incorporation, if the amendment would increase or decrease the par value of the shares of that class, or alter or change the powers, preferences or special rights of the shares of that class so as to affect them adversely.

    DIVIDENDS. The holders of our 12 1/4% senior preferred stock are entitled to receive cumulative dividends at the annual rate of 12 1/4% of the $1,000 per share liquidation preference, as and when declared by the board of directors. We may pay dividends in cash or, on or prior to January 15, 2003, in additional fully paid and nonassessable shares of senior preferred stock having a liquidation preference equal to the amount of the dividends.

    REDEMPTION. We must redeem the 12 1/4% senior preferred stock on January 15, 2008, subject to the legal availability of funds therefor, at 100% of the liquidation preference, plus accrued and unpaid dividends.

    At any time and from time to time on or after January 15, 2003, the 12 1/4% senior preferred stock may be redeemed, in whole or in part, at our option, at a redemption price expressed as a percentage of the liquidation preference of the 12 1/4% senior preferred stock as set forth below, plus accrued and unpaid dividends, if such redemption occurs during the 12-month period beginning January 15 of each of the following years:

YEAR                                                          PERCENTAGE
----                                                          ----------
2003........................................................    106.125%
2004........................................................    104.084%
2005........................................................    102.042%
2006 and thereafter.........................................    100.000%

    Before January 15, 2001, we may redeem up to 35% of the aggregate liquidation preference amount of the 12 1/4% senior preferred stock at a redemption price equal to 112.25% of its liquidation preference amount, plus accrued and unpaid dividends, with net proceeds from a sale of our common stock if at least 65% of the aggregate liquidation preference amount of the 12 1/4% senior preferred stock originally issued remains outstanding after any redemption.

    OPTIONAL EXCHANGE. We may exchange the 12 1/4% senior preferred stock in whole, but not in part, into our senior subordinated exchange debentures.

    CHANGE OF CONTROL. Upon a change of control, we must make an offer to purchase the 12 1/4% senior preferred stock at a purchase price equal to 100% of the liquidation preference of the 12 1/4% senior preferred stock, plus accrued and unpaid dividends. A change of control means, with respect to each series of 12 1/4% senior preferred stock, such time as:

    - a shareholder becomes the beneficial owner of more than 35% of the total voting power of our voting stock, on a fully diluted basis, and such ownership represents a greater percentage of the total voting power of our voting stock, on a fully diluted basis, than is held by Everett Dobson and his affiliates on such date, or

    - individuals who on the issue date of such 12 1/4% senior preferred stock constituted the board of directors, together with any new directors whose election by the board of directors or whose nomination for election by our stockholders was approved by a vote of at least a majority of the members of the board of directors then in office who either were members of the board of directors on the issue date or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the board of directors then in office.

    RESTRICTIVE COVENANTS. The certificate of designation that governs the 12 1/4% senior preferred stock contains certain restrictive covenants which, among other things, limit our ability and that of our restricted subsidiaries to incur additional indebtedness, create liens, pay dividends or make distributions in respect of their capital stock, make investments or certain other restricted payments, sell assets, redeem capital stock, issue or sell stock of restricted subsidiaries, enter into transactions with stockholders or affiliates or effect a consolidation or merger.

13% SENIOR PREFERRED STOCK


    As of July 15, 2000, we had issued and outstanding 193,336 shares of our 13% senior preferred stock which have a liquidation preference of $1,000 per share plus accrued and unpaid dividends.

    The certificate of designation for the 13% senior preferred stock provides for the following rights:

    VOTING RIGHTS. The holders of our 13% senior preferred stock have voting rights substantially similar to the voting rights provided to the 12 1/4% senior preferred stock.

    DIVIDENDS. The holders of 13% senior preferred stock are entitled to receive cumulative dividends at the annual rate of 13% of the $1,000 per share liquidation preference, as and when declared by the board of directors. We may pay dividends in cash or, on or prior to May 1, 2004, in additional fully paid and nonassessable shares of 13% senior preferred stock having a liquidation preference equal to the amount of the dividends.

    REDEMPTION. We must redeem the 13% senior preferred stock on May 1, 2009, subject to the legal availability of funds therefor, at 100% of the liquidation preference, plus accrued and unpaid dividends.

    At any time and from time to time on or after May 1, 2004, we may redeem our 13% senior preferred stock, in whole or in part, at our option, at a redemption price expressed as a percentage of the liquidation preference of the 13% senior preferred stock as set forth below, plus accrued and unpaid dividends, if such redemption occurs during the 12-month period beginning May 1 of each of the following years:

YEAR                                                          PERCENTAGE
----                                                          ----------
2004........................................................    106.500%
2005........................................................    104.333%
2006........................................................    102.167%
2007 and thereafter.........................................    100.000%

    Before May 1, 2002, we may redeem up to 35% of the aggregate liquidation preference amount of our 13% senior preferred stock at a redemption rate equal to 113.00% of its liquidation preference amount, plus accrued and unpaid dividends, with net proceeds from a sale of our common stock if at least 65% of the aggregate liquidation preference amount of our 13% senior preferred stock originally issued remain outstanding after any redemption.

    OPTIONAL EXCHANGE. We may exchange our 13% senior exchangeable preferred stock in whole, but not in part, into our senior subordinated exchange debentures. Our exchange rights are substantially similar to our exchange rights with respect to our 12 1/4% senior preferred stock.

    CHANGE OF CONTROL. Upon a change of control, which is defined similarly to the same term used in our 12 1/4% senior preferred stock, we will be required to make an offer to purchase our outstanding 13% senior preferred stock at a purchase price equal to 100% of its liquidation preference plus accrued and unpaid dividends.

FOREIGN OWNERSHIP

    Our certificate of incorporation restricts the ownership, voting and transfer of our capital stock, including our common stock, in accordance with the Communications Act and the rules of the FCC, which prohibit foreign nationals or their representatives, a foreign government or its representative, or any corporation organized under the laws of a foreign country from owning of record or voting greater than 25% of our equity unless the FCC determines that the public interest would be served by accepting such foreign ownership. In addition, our certificate authorizes our board of directors to take action to enforce these prohibitions, including requiring redemptions of common stock to the extent necessary to reduce aggregate foreign ownership to lawful limits and placing a legend regarding restrictions on foreign ownership on the certificates representing the common stock.

OKLAHOMA ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    Our certificate of incorporation and bylaws and the Oklahoma General Corporation Act include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include a classified board of directors, authorized blank check preferred stock, restrictions on business combinations, in certain circumstances the nullification of voting rights of 20% or more shareholders and the availability of authorized but unissued common stock.

CLASSIFIED BOARD OF DIRECTORS

    Our certificate of incorporation and bylaws contain provisions for a staggered board of directors with only one-third of the board standing for election each year. Shareholders may only remove directors for cause. A staggered board makes it more difficult for stockholders to change the majority of the directors.

BLANK CHECK PREFERRED STOCK

    Our certificate of incorporation authorizes blank check preferred stock. Our board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock and could issue preferred stock in either a private or public transaction. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that our board of directors opposes.

    Our board of directors has no present intention to issue any new class or series of preferred stock; however, our board of directors has the authority, without further shareholder approval, to issue one or more series of preferred stock that could, depending on the terms of such series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although our board of directors is required to make any determination to issue such stock based on its judgment as to the best interest of our shareholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock. Our board of directors does not intend to seek shareholder approval prior to any issuance of such stock, unless otherwise required by law.

OKLAHOMA TAKEOVER STATUTE

    We are subject to Section 1090.3 of the Oklahoma General Corporation Act. In general, Section 1090.3 prevents an "interested stockholder" from engaging in a "business combination" with an Oklahoma corporation for three years following the date that person became an interested stockholder, unless:

    - prior to the date such person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

    - upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

    - on or subsequent to the date of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

    Section 1090.3 defines a "business combination" to include:

    - any merger or consolidation involving the corporation and an interested stockholder;

    - any sale, transfer, pledge or other disposition involving an interested stockholder of 10% or more of the assets of the corporation;

    - subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;

    - any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

    - the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

For purposes of Section 1090.3, the term "corporation" also includes our majority-owned subsidiaries. In addition, Section 1090.3 defines an "interested stockholder" as an entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

OKLAHOMA CONTROL SHARE ACT

    If we have 1,000 or more shareholders and meet other conditions, we will be subject to Oklahoma's control share act. With exceptions, this act prevents holders of more than 20% of the voting power of our stock from voting their shares. This provision may delay the time it takes anyone to gain control of us. Holders of our Class B common stock are presently exempt from the Oklahoma control share act.

STOCKHOLDER ACTION

    With respect to any act or action required of or by the holders of our common stock, the affirmative vote of a majority of the total combined voting power of all classes of our outstanding common stock, voting together as a single class, present in person or represented by proxy at a meeting and entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or actions, except as otherwise provided by law or in our certificate of incorporation. The Oklahoma General Corporation Act requires the approval of the holders of a majority of the total combined voting power of all classes of our outstanding common stock, voting together as a single class for certain extraordinary corporate transactions, such as a merger, sale of substantially all assets, dissolution or amendment of our certificate of incorporation. Our certificate of incorporation provides for a vote of the holders of two-thirds of the issued and outstanding stock having voting power, voting as a single class, to amend, repeal or adopt any provision relating to the amendment provisions of our certificate of incorporation, the indemnification of directors, director liability, alien stock ownership, and our board of directors.

    Pursuant to the Oklahoma General Corporation Act, stockholders may take actions without the holding of a meeting by written consent if the consent is signed by the holders of at least the number of shares which would be necessary to approve the transaction at a duly called shareholder's meeting. If we have one thousand or more shareholders of record, actions taken by our shareholders by written consent must be unanimous. Mr. Everett R. Dobson and the other directors and executive officers as a group will beneficially own shares of Class B common stock representing approximately 96.3% of the total combined voting power of all classes of our capital stock entitled to vote, considered as a single class after the offering. Pursuant to the rules and regulations of the Commission, if stockholder action is taken by written consent, we will be required to send each stockholder entitled to vote on the matter acted on, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

EXCULPATION

    Directors and officers shall not be personally liable for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys' fees and disbursements)) for any action taken, or any failure to take any action, unless:

    - the director or officer has breached his or her duty of loyalty to the corporation or its shareholders;

    - the breach or failure to perform constitutes an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or

    - for any transaction from which the director or officer derived an improper personal benefit.

INDEMNIFICATION

    To the fullest extent permitted by the Oklahoma General Corporation Act, we will indemnify any person who was, is, or is threatened to be made, a party to a proceeding by reason of the fact that he or she:

    - is or was our director, officer, employee, or agent; or

    - while our director, officer, employee or agent is or was serving at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise.

    We have entered into indemnity agreements with each of our directors and executive officers. Under each indemnity agreement, we will pay on behalf of the directors and executive officers and their executors, administrators and heirs, any amount which they are or become legally obligated to pay because of:

    - any claim threatened or made against them by any person because of any act, omission, neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, which they commit or suffer while acting in their capacity as our director or officer, or the director or officer of our affiliates; or

    - being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or preceeding, whether civil, criminal, administrative or investigative, by reason of the fact that they are or were our, or are or were our affiliate's, director, officer, employee or agent, or are or were serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

    Our indemnity obligations may include payments for damages, charges, judgments, fines, penalties, settlements and court costs, costs of investigation and costs of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supersedeas, bail, surety or other bonds. We also intend to provide liability insurance for each of our directors and executive officers.

    Any indemnification of our directors, officers or others pursuant to the foregoing provisions for liabilities arising under the Securities Act of 1933 are, in the opinion of the Commission, against public policy as expressed in the Securities Act and are unenforceable.

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
                            DESCRIPTION OF THE NOTES

    We issued our 10 7/8% Senior Notes due 2010 under an indenture between us, as issuer, and United States Trust Company of New York, as trustee. The indenture is intended to be governed by the Trust Indenture Act of 1939. In this description, the terms "we," "our," the "issuer" and similar terms refer only to Dobson Communications Corporation, and not to any of its subsidiaries.

    The following summary describes the provisions of the indenture that we consider to be material, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of terms in the indenture. A copy of the form of indenture is available from us upon request. For definitions of capitalized terms used in this summary for which no definition is provided, see "--Certain Definitions."

BRIEF DESCRIPTION OF THE NOTES

    The notes are:

    - our unsecured, general obligations;

    - equal in right of payment to any of our future indebtedness that is not expressly junior in right of payment to the notes;

    - limited to $600.0 million aggregate principal amount, of which $300.0 million will be issued in this offering and up to an additional $300.0 million principal amount may be issued from time to time after the offering, subject to compliance with the "Limitation on Indebtedness" covenant described below;

    - mature on July 1, 2010; and

    - bear interest at the rate of 10 7/8% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months, to be paid semiannually in cash in arrears on each January 1 and July 1 of each year, starting on January 1, 2001.

    On a pro forma basis after giving effect to the sale of the notes and the use of the proceeds from their sale as though we completed those transactions on March 31, 2000, we and our subsidiaries would have had total consolidated indebtedness of approximately $1.4 billion outstanding, substantially all of which, other than the notes, would have been incurred by our subsidiaries. In addition, as of March 31, 2000, we had $483.9 million liquidation preference of mandatorily redeemable preferred stock outstanding. See "Description of Certain Indebtedness" and "Description of Capital Stock."

    Any subsidiaries we create or acquire in the future will be bound by the covenants contained in the indenture, unless we designate a subsidiary as an "Unrestricted Subsidiary." Our Unrestricted Subsidiaries will not be subject to any of the restrictive covenants contained in the indenture. We refer to any subsidiary that is not an Unrestricted Subsidiary as a "Restricted Subsidiary." All of our current subsidiaries, other than Dobson Tower Company and DCC PCS, Inc., are "Restricted Subsidiaries." You should note that the term "subsidiary" does not include the American Cellular joint venture.

GENERAL

    We will pay principal, premium, if any, interest and Liquidated Damages, if any, on the notes by wire transfer of immediately available funds to the registered holder of the relevant global note and, with respect to certificated notes, by wire transfer of immediately available funds in accordance with instructions provided by the registered holders of certificated notes or, if no such instructions are specified, by mailing a check to each such holder's registered address.

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
    Interest on the notes will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from June 22, 2000. We will issue the notes only in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000.

RANKING

    The indebtedness evidenced by the notes ranks senior in right of payment to all of our future subordinated indebtedness and equal in right of payment with all of our future unsubordinated indebtedness.

    We and any of our Restricted Subsidiaries are permitted to incur substantial additional Indebtedness, including Indebtedness incurred under one or more credit facilities, all of which may be secured. In addition, we are a holding company the sole asset of which is the stock of our subsidiaries. Accordingly, all of the liabilities, including credit facilities, other indebtedness and trade payables or preferred stock, of any of our subsidiaries will be effectively senior to the notes. As a result, in the event of a liquidation or insolvency of our subsidiaries, none of their assets will be available to satisfy our obligations on the notes until the claims of all creditors and preferred stockholders of those subsidiaries have been satisfied in full.

OPTIONAL REDEMPTION

    We may redeem the notes at any time on or after July 1, 2005, in whole or in part, at our option, at the redemption prices (expressed as a percentage of the principal amount thereof) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, if redeemed during the 12-month period beginning July 1 of each of the years set forth below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2005........................................................    105.438%
2006........................................................    103.625%
2007........................................................    101.813%
2008 and thereafter.........................................    100.000%

    In addition, on or prior to July 1, 2003, we may redeem up to 35% of the principal amount of the notes at a redemption price equal to 110.875% of their principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the proceeds of one or more sales of our Capital Stock (other than Disqualified Stock), but only if such redemption date occurs within 180 days after consummation of such sale and at least 65% aggregate principal amount of the notes issued on the Issue Date remains outstanding after each such redemption.

    In addition to the foregoing, at any time prior to July 1, 2005, we may also redeem in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date in respect of then outstanding notes).

    "Applicable Premium" means, with respect to a note at any redemption date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such note at July 1, 2005 plus (2) all required interest payments due on such note through July 1, 2005, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

    "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source or similar market data most nearly equal to the period from the redemption date to July 1, 2005, PROVIDED, HOWEVER, that if the period from the redemption date to July 1, 2005 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 1, 2005 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    Notes called for redemption become due and payable on the date fixed for redemption. If we timely pay the redemption price, interest will cease to accrue on the notes or portions of the notes called for redemption on and after the redemption date.

    If we elect to redeem less than all of the notes, the trustee will select the notes or portions of those notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes we are redeeming are listed or, if the notes we are redeeming are not listed on a national securities exchange, on a pro rata basis, by lot or by such other customary method as the trustee in its sole discretion deems to be fair and appropriate; provided, however, that in no event will a note of $1,000 in principal amount be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to that note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion of that note will be issued in the name of the registered holder upon cancellation of the original note. We will send any notices of redemption by first class mail not less than 30 nor more than 60 days before the redemption date to each holder of the notes being redeemed at that holder's registered address.

MANDATORY REDEMPTION

    Except as described below under "Change of Control" and "Covenants--Limitation on Asset Sales," we are not required to make any mandatory redemption of, sinking fund payments for, or offer to repurchase any notes.

CHANGE OF CONTROL

    If a Change of Control occurs, each holder of notes will have the right to require us to repurchase all or any part of such holder's notes pursuant to the offer described below (the "Change of Control Offer"). In the Change of Control Offer, we will offer a payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, to the purchase date (the "Change of Control Payment"). Within 30 days following any Change of Control, we will mail an Offer to Purchase to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in such Offer to Purchase, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in the Offer to Purchase.

    On the Change of Control Payment Date, we will, to the extent lawful:

    - accept for payment all notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer;

    - deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

    - deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of the notes or portions thereof being purchased by us.

    The trustee will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note representing the unpurchased portion of the notes surrendered, if any.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. We will comply, to the extent applicable, with the requirements of Section 14(e) of the Securities Exchange Act of 1934 and any other securities laws or regulations applicable to any Change of Control Offer. To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions of the covenant described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the covenant described above by virtue thereof.

    The Change of Control purchase feature is a result of negotiations between us and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "Covenants--Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenant, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of certain highly leveraged transactions.

    We cannot assure you that we will have sufficient funds available at the time of any Change of Control to make any payments required by the notes or other Indebtedness that we have outstanding at the time of the Change of Control, including the repurchase of notes required by the "Change of Control" covenant or the repurchase or repayment of other of our Indebtedness containing similar provisions. Existing and future Indebtedness of our subsidiaries restricts or may restrict our access to the cash flow from our subsidiaries. Any future agreements relating to Indebtedness to which we or any of our Subsidiaries becomes a party may contain similar restrictions and provisions. In the event that a Change of Control occurs at a time when we are prohibited or prevented from repurchasing notes, we could seek the consent of the applicable lenders to allow such repurchase or could attempt to refinance the financing arrangements that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from repurchasing the notes. In such case, our failure to purchase tendered notes would constitute an Event of Default. Our future Indebtedness and that of our subsidiaries may contain prohibitions on the repurchase of the notes and on the occurrence of certain events that would constitute a Change of Control or may require us to repurchase such Indebtedness upon a Change of Control. Finally, our existing financial resources and our ability to access the cash flow of our subsidiaries may limit our ability to pay cash to the holders of notes following the occurrence of a Change of Control. See "Risk Factors--We are dependent on cash flows from our subsidiaries" and "--We may be unable to repurchase our Notes upon a change of control." There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

    We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets and our Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and our Restricted Subsidiaries taken as a whole to another person or group may be uncertain.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for the full definitions of all such terms as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Indebtedness" means Indebtedness of a Person existing at the time such person becomes a Restricted Subsidiary or merges with or into the issuer or which is assumed in connection with an Asset Acquisition by a Restricted Subsidiary or by the issuer and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition. The term "Acquired Indebtedness" does not include Indebtedness of a Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or merges with or into the issuer or such Asset Acquisition.

    "Adjusted Consolidated Net Income" means, for any period, the aggregate consolidated net income (or loss) of the issuer and its Restricted Subsidiaries for such period determined in conformity with GAAP; PROVIDED that the following items shall be excluded in computing Adjusted Consolidated Net Income, without duplication:

(1) the net income of any Person other than net income attributable to a Restricted Subsidiary in which any Person other than the issuer or any of its Restricted Subsidiaries has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the issuer or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period;

(2) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (1) above), the net income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the issuer or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the issuer or any of its Restricted Subsidiaries;

(3) except in the case of any restriction or encumbrance permitted under the "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4) any gains or losses on an after-tax basis attributable to Asset Dispositions; and

(5) all extraordinary gains and extraordinary losses, net of tax.

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
    "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the issuer and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom

    (1) all current liabilities of the issuer and its Restricted Subsidiaries (excluding intercompany items) and

    (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles (other than FCC license acquisition costs), all as set forth on the most recent quarterly or annual consolidated balance sheet of the issuer and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant.

    "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    "American Cellular Joint Venture Agreements" means (1) the Amended and Restated Limited Liability Company Agreement of ACC Acquisition LLC between AT&T Wireless Services JV Co. and Dobson JV Company, dated as of January 31, 2000, as amended, (2) the Management Agreement between Dobson Cellular Systems, Inc. and ACC Acquisition LLC dated as of January 31, 2000, as amended (including by way of the Letter Agreement dated as January 31, 2000), (3) the Operating Agreement dated January 31, 2000 by and between AT&T Wireless Services, Inc. and ACC Acquisition LLC and (4) the Operating Agreement dated January 31, 2000 by and between Dobson Cellular Systems, Inc. and ACC Acquisition LLC.

    "Asset Acquisition" means:

    - an Investment by the issuer or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the issuer or any of its Restricted Subsidiaries but only if such Person's primary business is related, ancillary or complementary to the businesses of the issuer and its Restricted Subsidiaries on the date of such Investment, or

    - an acquisition by the issuer or any of its Restricted Subsidiaries of the property and assets of any Person other than the issuer or any of its Restricted Subsidiaries that constitute all or substantially all of a division, operating unit or line of business of such Person but only if the property and assets acquired are related, ancillary or complementary to the businesses of the issuer and its Restricted Subsidiaries on the date of such acquisition.

    "Asset Disposition" means the sale or other disposition by the issuer or any of its Restricted Subsidiaries other than to the issuer or another Restricted Subsidiary of

    - all or substantially all of the Capital Stock of any Restricted Subsidiary, or

    - all or substantially all of the assets that constitute a division, operating unit or line of business of the issuer or any of its Restricted Subsidiaries.

    "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the issuer or any of its Restricted Subsidiaries to any Person other than the issuer or any of its Restricted Subsidiaries of

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    - all or any of the Capital Stock of any Restricted Subsidiary,

    - all or substantially all of the property and assets of a division, operating unit or line of business of the issuer or any of its Restricted Subsidiaries, or

    - any other property and assets of the issuer or any of its Restricted Subsidiaries outside the ordinary course of business of the issuer or such Restricted Subsidiary and, in each case, that is not governed by the provisions described under "Consolidation, Merger and Sale of Assets".

The term "Asset Sale" shall not include

    - sales, transfers or other dispositions of inventory, receivables and other current assets in the ordinary course,

    - sales, transfers or other dispositions of assets, including capital stock of Restricted Subsidiaries, for consideration at least equal to the fair market value of the assets sold or disposed of, but only if the consideration received consists of Capital Stock of a Person that becomes a Restricted Subsidiary engaged in, or property or assets (other than cash, except to extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction) of a nature or type or that are used in, a business having property or assets of a nature or type, or engaged in a business similar or related to the nature or type of the property and assets of, or businesses of, the issuer and its Restricted Subsidiaries existing on the date of such sale or other disposition,

    - sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant, or

    - sales, transfers or other dispositions of assets, including issuances of Capital Stock, between or among the issuer and its Restricted Subsidiaries.

    "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value, discounted at the rate of interest implicit in the transaction, determined in accordance with GAAP, of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which the lease has been extended or may, at the option of the lessor, be extended.

    "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing

    (1) the sum of the products of

       - the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and

       - the amount of such principal payment by

    (2) by the sum of all such principal payments.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, including, without limitation, all Common Stock and Preferred Shares.

    "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

    "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

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    "Change of Control" means:

    (1) any "person" or "group", within the meaning of Section 13(d) of 14(d)(2) of the Exchange Act, becomes the ultimate "beneficial owner", as defined in Rule 13d-3 under the Exchange Act, of more than 35% of the total voting power of the Voting Stock of the issuer on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the issuer, on a fully diluted basis, than is held by the Controlling Stockholder and his Affiliates on such date;

    (2) Individuals who on the Issue Date constituted the Board of Directors, together with any new directors whose election by the Board of Directors or whose nomination for election by the issuer's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Issue Date or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board of Directors then in office;

    (3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the combined assets of the issuer and its Restricted Subsidiaries, taken as a whole, to any Person other than a Wholly Owned Restricted Subsidiary or the Controlling Stockholder or any Affiliate thereof; or

    (4) the adoption of a plan of liquidation or dissolution of the issuer.

    "Commission" means the Securities and Exchange Commission.

    "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity, other than Preferred Shares of such Person, whether now outstanding or issued after the Issue Date, including without limitation, all series and classes of such Common Stock.

    "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income

    - Consolidated Interest Expense,

    - income taxes, other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets,

    - depreciation expense,

    - amortization expense, and

    - all other non-cash items reducing Adjusted Consolidated Net Income other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made, less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the issuer and its Restricted Subsidiaries in conformity with GAAP;

PROVIDED that if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced to the extent not otherwise reduced in accordance with GAAP by an amount equal to the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by the quotient of

    - the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the issuer or any of its Restricted Subsidiaries, divided by

    - the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

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    "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness including, without limitation,

    (1) amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting;

    (2) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; and

    (3) the net costs associated with Interest Rate Agreements and the interest expense in respect of Indebtedness that is Guaranteed or secured by the issuer or any of its Restricted Subsidiaries and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the issuer and its Restricted Subsidiaries during such period; EXCLUDING, HOWEVER,

           - any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof).

    "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of

       - the aggregate amount of Indebtedness of the issuer and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date, to

       - the product of (A) the aggregate amount of Consolidated EBITDA of the issuer and its Restricted Subsidiaries for the then most recent two fiscal quarters for which consolidated financial statements of the issuer have been filed with the Commission and (B) two (such two fiscal quarter period being the "Two Quarter Period"),

In determining the Consolidated Leverage Ratio, pro forma effect shall be given to:

    - any Indebtedness that is to be Incurred or repaid on the Transaction Date as if such Incurrence or repayment had occurred on the first day of such Two Quarter Period;

    - Asset Dispositions and Asset Acquisitions (including giving PRO FORMA effect to the application of proceeds of any Asset Disposition) that occur during the period beginning on the first day of the Two Quarter Period and ending on the Transaction Date (the "Reference Period") as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

    - Asset dispositions and asset acquisitions (including giving PRO FORMA effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the issuer or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period.

To the extent that pro forma effect is given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the two full fiscal quarters immediately preceding the Transaction Date of the Person, or division, operating unit or line of business of the Person, that is acquired or disposed of for which financial information is available.

    "Controlling Stockholder" means Everett R. Dobson.

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    "Credit Agreement" means one or more debt facilities (including, without limitation, the Credit Facilities) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case together with all other agreements, instruments, and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreement, other agreements, instruments or documents may be amended, supplemented, extended, renewed, refinanced or otherwise modified from time to time, including without limitation, increases and decreases from time to time in the amounts available for borrowings thereunder.

    "Credit Facilities" means the DOC Facility and the Sygnet Facility.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

    "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is

    (1) required to be redeemed prior to the final Stated Maturity of the notes,

    (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the final Stated Maturity of the notes, or

    (3) convertible into or exchangeable for Capital Stock referred to in (1) or
       (2) above or Indebtedness having a scheduled maturity prior to the final Stated Maturity of the notes.

    Any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a "change of control" occurring prior to the final Stated Maturity of the notes shall not constitute Disqualified Stock if the "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Change of Control" covenant and such Capital Stock specifically provides that the issuer of such Capital Stock will not repurchase or redeem any such Capital Stock pursuant to such provision prior to the issuer's repurchase of such notes as are required to be repurchased pursuant to the "Change of Control" covenant; provided that in no event shall the Senior Preferred Stock be deemed to be Disqualified Stock for any purpose of the indenture.

    "Dobson/Sygnet" means Dobson/Sygnet Communications Company.

    "Dobson/Sygnet Indenture" means the Indenture dated as of December 23, 1998 between Dobson/ Sygnet and United States Trust Company of New York, relating to the Dobson/Sygnet Notes, as such indenture may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Dobson/Sygnet Notes" means the 12 1/4% Senior Notes due 2008 issued by Dobson/Sygnet under the Dobson/Sygnet Indenture.

    "DOC Facility" means that certain credit facility created and established by the DOC Facility Agreement.

    "DOC Facility Agreement" means the Amended, Restated, and Consolidated Revolving Credit and Term Loan Agreement among Dobson Operating Co., L.L.C., Banc of America Securities LLC, as sole lead arranger and book running manager, Bank of America, N.A., as Administrative Agent, Lehman Commercial Paper Inc. and Toronto Dominion (Texas), Inc., as Co-Syndication Agents, First Union National Bank and PNC Bank, National Association, as Co-Documentation Agents, and the lenders named therein, dated as of January 18, 2000, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, refinanced,

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replaced or otherwise modified from time to time, including without limitation, increases and decreases from time to time in the amounts available for borrowings thereunder.

    "Equity Market Capitalization" of any Person means, as of any day of determination, the average Closing Price of that Person's common stock over the 20 consecutive trading days immediately preceding that day for which a Closing Price can be determined multiplied by the total number of shares of common stock of such Person at the time outstanding. "Closing Price" on any trading day with respect to the per share price of any shares of common stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if the shares of common stock are not listed or admitted to trading on that exchange, on the principal national securities exchange on which the shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if the shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system but such Person is a Foreign Issuer, as defined in Rule 3b-4(b) under the Exchange Act, and the principal securities exchange on which the shares are listed or admitted to trading is a Designated Offshore Securities Market, as defined in Rule 902(a) under the Securities Act, the average of the reported closing bid and asked prices regular way on that principal exchange, or, if the shares are not listed or admitted to trading on any national securities exchange or quoted on that automated quotation system and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter marked as furnished by any New York Stock Exchange member firm that is selected from time to time by us for that purpose and is reasonably acceptable to the trustee. In the event a Person has more than one class of common stock outstanding, and only one of such classes has a Closing Price, the Closing Price for that class shall be deemed to be the Closing Price for all classes of such Person's common stock.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

    "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution. For purposes of clause (6)(b) of the second paragraph of the "Limitation on Indebtedness" covenant,

       - the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and

       - in the event the aggregate fair market value of any other property received by the issuer exceeds $10 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm and set forth in their written opinion which shall be delivered to the trustee.

    "FCC" means the Federal Communications Commission.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis.

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    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person

    - to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness or other obligation of such other Person, whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, or

    - entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part.

    The term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary.

    "Indebtedness" means, with respect to any Person at any date of determination, without duplication,

    (1) all Indebtedness of such Person for borrowed money,

    (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

    (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6), (7) or (8) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement),

    (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables,

    (5) all obligations of such Person as lessee under Capitalized Leases,

    (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; but only to the extent of the lesser of

       (a) the fair market value of such asset at such date of determination, and

       (b) the amount of such Indebtedness,

    (7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person,

    (8) the maximum fixed redemption or repurchase price of Disqualified Stock (or, in the case of any Restricted Subsidiary, of Preferred Shares) of such Person outstanding at the time of determination and

    (9) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

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    The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided

    - the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, and

    - money borrowed at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall be deemed not to be "Indebtedness."

    "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

    "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the issuer or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include

    - the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, and

    - the fair market value of the Capital Stock or any other Investment held by the issuer or any of its Restricted Subsidiaries, of or in any Person that has ceased to be a Restricted Subsidiary other than as a result of being designated as an Unrestricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant.

For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below,

    (1) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the issuer or any of its Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary,

    (2) the fair market value of the assets (net of liabilities (other than liabilities to the issuer or any of its Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and

    (3) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

    "Issue Date" means June 22, 2000.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Net Cash Proceeds" means,

    (1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent

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       corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the issuer or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

       (a) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

       (b) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the issuer and its Restricted Subsidiaries, taken as a whole,

       (c) payments made to repay Indebtedness or any other obligation (owing to a Person other than the issuer or any Subsidiary of the issuer) outstanding at the time of such Asset Sale that either

               - is secured by a Lien on the property or assets sold, or

               - is required to be paid as a result of such sale, and

       (d) appropriate amounts to be provided by the issuer or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP, and

    (2) with respect to any issuance or sale of Capital Stock or the incurrence of any indebtedness, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations to the extent corresponding to the principal, but not interest, component thereof when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the issuer or any Restricted Subsidiary of the issuer) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Offer to Purchase" means an offer by the issuer to purchase notes from the Holders commenced by mailing a notice to the trustee and each holder stating:

    (1) the covenant pursuant to which the offer is being made and that all notes validly tendered and not withdrawn will be accepted for payment on a pro rata basis;

    (2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

    (3) that any notes not tendered will continue to accrue interest and Liquidated Damages, if any, pursuant to its terms;

    (4) that, unless the issuer defaults in the payment of the purchase price, any notes accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest and Liquidation Damages, if any, on and after the Payment Date;

    (5) that holders electing to have notes purchased pursuant to the Offer to Purchase will be required to surrender the notes, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the notes completed, to the paying agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

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    (6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of notes delivered for purchase and a statement that such holder is withdrawing its election to have such notes purchased; and

    (7) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; but only if each note purchased and each new note issued is in a principal amount of $1,000 or integral multiples thereof.

On the Payment Date, the issuer shall

    - accept for payment on a pro rata basis notes or portions thereof validly tendered and not withdrawn pursuant to an Offer to Purchase;

    - deposit with the paying agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and

    - deliver, or cause to be delivered, to the trustee all notes or portions thereof so accepted together with an Officers' Certificate specifying the notes or portions thereof accepted for payment by the issuer.

The paying agent shall promptly mail to the holders of notes so accepted payment in an amount equal to the purchase price, and the trustee shall promptly authenticate and mail to such holders new notes equal in principal amount to any unpurchased portion of the notes surrendered; but only if each note purchased and each new note issued is in a principal amount of $1,000 or integral multiples thereof. The issuer will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The trustee shall act as the paying agent for an Offer to Purchase. The issuer will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to an Offer to Purchase. To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under these provisions by virtue thereof.

    "Permitted Business" means (i) the delivery or distribution of telecommunications, voice, data, internet or video services, (ii) any business or activity reasonably related or ancillary thereto, including, without limitation, any business conducted by the issuer or any Restricted Subsidiary on the Issue Date and the acquisition, holding or exploitation or any license relating to the delivery of the services described in clause (i) of this definition.

    "Permitted Investment" means

    (1) an Investment in the issuer or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the issuer or a Restricted Subsidiary; but only if such person's primary business is related, ancillary or complementary to the businesses of the issuer and its Restricted Subsidiaries on the date of such Investment;

    (2) Temporary Cash Investments;

    (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

    (4) stock, obligations or securities received in satisfaction of judgments or pursuant to any court supervised plan of reorganization or similar proceeding;

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    (5) non-cash consideration acquired in any Asset Sale effected in accordance with the "Limitation on Asset Sales" covenant;

    (6) any acquisition of assets used, or Capital Stock of a Person primarily engaged, in a business related, ancillary or complementary to the business of the issuer and its Restricted Securities solely in exchange for Capital Stock (other than Disqualified Stock) of the issuer; and.

    (7) the contribution by the issuer or any Restricted Subsidiary of assets, including Capital Stock of a Restricted Subsidiary, to one or more Qualified Joint Ventures in exchange for Capital Stock of such Qualified Joint Ventures; provided that the aggregate fair market value of such contribution and all other contributions pursuant to this clause (7) made after the Issue Date, shall not exceed 15% of the Equity Market Capitalization of the issuer as of the date of such contribution; PROVIDED, HOWEVER, that at the time of such contribution no Default or Event of Default shall have occurred and be continuing or shall occur as a result of such contribution; PROVIDED FURTHER, HOWEVER, that after giving pro forma effect to such contribution, the issuer would be able to incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant. For purposes of calculating the fair market value of a contribution made pursuant to this clause (7), the fair market value of a prior contribution shall be deemed to equal the fair market value of such contribution on the date on which it was made.

    "Permitted Liens" means

    (1) Liens on the issuer's assets or on the assets of any of its Restricted Subsidiaries to secure (x) Indebtedness under Credit Agreements or
       (y) purchase money Indebtedness, provided that the principal amount of such purchase money Indebtedness secured by Liens Incurred pursuant to this clause (y) shall not exceed $100.0 million at any time outstanding;

    (2) Liens on property of a Person existing at the time such Person is merged into or consolidated with us or any of our Restricted Subsidiaries; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or our Restricted Subsidiary;

    (3) Liens on property existing at the time of acquisition of that property by us or any of our Restricted Subsidiaries; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or our Restricted Subsidiary;

    (4) Liens existing on the Issue Date;

    (5) Liens in favor of us or any of our Restricted Subsidiaries;

    (6) Liens incurred in the ordinary course of our business or of any of our Restricted Subsidiaries with respect to obligations that do not exceed, in the aggregate at any one time outstanding, more than 10% of our and our Restricted Subsidiaries' total consolidated assets;

    (7) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases or licenses or other obligations of a like nature incurred in the ordinary course of business, including, without limitation, landlord Liens on leased properties;

    (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted, provided that any reserve or other appropriate provision as will be required to conform with GAAP will have been made for that reserve or provision;

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    (9) carriers', warehousemen's, mechanics', landlords' materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted; provided, however, that any reserve or other appropriate provision as will be required to conform with GAAP will have been made for that reserve or provision;

    (10) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in any case materially detract from the value of the property subject to the Lien or do not interfere with or adversely affect in any material respect the ordinary conduct of our business and the business of our Restricted Subsidiaries taken as a whole;

    (11) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business;

    (12) leases or subleases granted to third Persons not interfering with our ordinary course of business or of the business of any of our Restricted Subsidiaries;

    (13) Liens, other than any Lien imposed by ERISA or any rule or regulation promulgated under ERISA, incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security;

    (14) deposits made in the ordinary course of business to secure liability to insurance carriers;

    (15) any attachment or judgment Lien in respect of a judgment not constituting an Event of Default under clause (6) of the "Events of Default";

    (16) any interest or title of a lessor or sublessor under any operating lease, conditional sale, title retention, consignment or similar arrangements entered into in the ordinary course of business;

    (17) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

    (18) bankers' liens in respect of deposit accounts;

    (19) Liens imposed by law incurred by us or our Restricted Subsidiaries in the ordinary course of business; and

    (20) Liens to secured Attributable Debt in connection with sale-leaseback transactions.

    "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

    "Preferred Shares" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference equity, whether now outstanding or issued after the Issue Date, including, without limitation, the Senior Preferred Stock and all other series and classes of such preferred stock or preference stock.

    "Public Equity Offering" means an underwritten primary public offering of Common Stock of the issuer pursuant to an effective registration statement under the Securities Act.

    "Qualified Joint Venture" means (A) a Person at least a majority of the Voting Stock of which, after giving effect to the contribution contemplated by clause (7) of the definition of "Permitted Investment," is beneficially owned by Qualified Joint Venture Partners, or (B) a Restricted Subsidiary,

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at least a majority of the Voting Stock of which, other than Voting Stock held by the issuer or any Restricted Subsidiary, is beneficially owned by Qualified Joint Venture Partners; provided, however, that any such Qualified Joint Venture engages in only a Permitted Business or Permitted Businesses.

    "Qualified Joint Venture Partner" means a Person that either has, or is a direct or indirect majority-owned subsidiary of a Person that has, an Equity Market Capitalization of at least $10 billion as of the date of determination.

    "Restricted Subsidiary" means any Subsidiary of the issuer other than an Unrestricted Subsidiary.

    "Senior Preferred Stock" means the issuer's two series of 12 1/4% Senior Exchangeable Preferred Stock due 2008 and its 13% Senior Exchangeable Preferred Stock due 2009.

    "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries that are Restricted Subsidiaries,

    - for the most recent fiscal year of the issuer, accounted for more than 10% of the consolidated revenues of the issuer and its Restricted Subsidiaries or

    - as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the issuer and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the issuer for such fiscal year.

    "S&P" means Standard & Poor's Ratings Services and its successors.

    "Stated Maturity" means,

    - with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final installment of principal of such Indebtedness is due and payable, and

    - with respect to any scheduled installment of principal of or interest on any Indebtedness, the date specified in such Indebtedness as the fixed date on which such installment is due and payable.

    "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

    "Sygnet Facility" means that certain credit facility established by the Sygnet Facility Agreement.

    "Sygnet Facility Agreement" means the Credit Agreement dated as of December 23, 1998, among Sygnet and Bank of America, N.A., together with all other agreements, instruments and documents, executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, refinanced, replaced or otherwise modified from time to time, including, without limitation, increases and decreases from time to time in amounts available for borrowings thereunder.

    "Temporary Cash Investment" means any of the following:

    (1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, having maturities of not more than one year from the date of acquisition,

    (2) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million or the foreign currency equivalent thereof and has outstanding debt which is rated "A" or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization as defined in Rule 436

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       under the Securities Act or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

    (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

    (4) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation other than an Affiliate of the issuer organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" or higher according to Moody's or "A-1" or higher according to S&P, and

    (5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" or such similar equivalent or higher rating by S&P or Moody's.

    "Trade Payables" means accounts payable to vendors in the ordinary course of business.

    "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the issuer or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

    "Unrestricted Subsidiary" means Dobson Tower Company, DCC PCS, Inc. and any other Subsidiary of the issuer that at any time of determination after the Issue Date shall be designated an Unrestricted Subsidiary by the issuer's board of directors in the manner provided below and any Subsidiary of an Unrestricted Subsidiary. The issuer's board of directors may designate any Restricted Subsidiary including any newly acquired or newly formed Subsidiary of the issuer to be an Unrestricted Subsidiary unless, immediately after such designation, such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the issuer or any Restricted Subsidiary; on the condition that

    (1) any Guarantee by the issuer or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the issuer or such Restricted Subsidiary (or both, if applicable) at the time of such designation;

    (2) either the Subsidiary to be so designated has total assets of $1,000 or less or if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below; and

    (3) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (1) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below.

    The issuer's board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; on the condition that immediately after giving effect to such designation

    - all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the indenture, and

    - no Default or Event of Default shall have occurred and be continuing, or shall occur upon such redesignation.

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    Any such designation by the issuer's board of directors shall be evidenced to the trustee by promptly providing the trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

    "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

    The indenture contains, among others, the following covenants:

    LIMITATION ON INDEBTEDNESS

    Neither we nor any Restricted Subsidiary may Incur any Indebtedness other than Indebtedness existing on the Issue Date. However, we and any Restricted Subsidiary may Incur Indebtedness, if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be less than 8.50 to 1 for Indebtedness Incurred on or prior to June 30, 2001, 8.00 to 1 for Indebtedness Incurred after June 30, 2001 and on or prior to June 30, 2002, and 7.50 to 1 for Indebtedness Incurred thereafter.

    In addition to the foregoing, we and any Restricted Subsidiary (except as specified below) may Incur the following types of Indebtedness:

    (1) additional Indebtedness outstanding under one or more Credit Agreements at any time in an aggregate principal amount not to exceed $1.0 billion incurred under this clause (1), less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;

    (2) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (1), (3), (5) or (7) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, accrued dividends, fees and expenses), but only if such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature or have a mandatory redemption or repurchase date prior to the final Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded and on the condition that in no event may Indebtedness of the issuer be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (2);

    (3) Indebtedness

       (a) in respect of performance, surety or appeal bonds provided in the ordinary course of business,

       (b) under Currency Agreements and Interest Rate Agreements, but only if such agreements

           - are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and

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           - do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, or

       (c) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the issuer (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the issuer for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by issuer or any Restricted Subsidiary in connection with such disposition;

    (4) Our indebtedness and/or that of Dobson/Sygnet, to the extent the net proceeds thereof are promptly used to repurchase, redeem, defease or otherwise acquire or retire for value the Dobson/Sygnet Senior Notes;

    (5) Guarantees of our Indebtedness by any Restricted Subsidiary or by us of Indebtedness of any Restricted Subsidiary so long as such Indebtedness was permitted to be Incurred under another provision of this "Limitations on Indebtedness" covenant;

    (6) Our Indebtedness not to exceed, at any time outstanding, two times the sum of

       (a) the Net Cash Proceeds received by us after the Issue Date from the issuance and sale of our Capital Stock (other than Disqualified Stock) to a Person that is not our Restricted Subsidiary to the extent such Net Cash Proceeds have not been used pursuant to clause (4)(c)(2) of the first paragraph, or clause (G) of the second paragraph, of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment, and

       (b) 80% of the fair market value of property other than cash received by us after the Issue Date from the issuance and sale of our Capital Stock (other than Disqualified Stock) to a Person that is not our Restricted Subsidiary;

    (7) intercompany Indebtedness (other than any Guarantee to the extent addressed in clause (5) above) by or among us and our Restricted Subsidiaries; provided, however, that (A) if we are the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations in respect of the notes and
       (B)(1) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than us or another Restricted Subsidiary and (2) any sale or other transfer of any such Indebtedness to a Person other than us or another Restricted Subsidiary shall be deemed, in each case, to constitute an Incurrence of Indebtedness by us or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7); and

    (8) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $100.0 million.

    The maximum amount of Indebtedness that we or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

    For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitations on Liens" covenant described below shall not be treated as Indebtedness.

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    For purposes of determining compliance with this "Limitation on
Indebtedness" covenant, in the event that an item of Indebtedness (including Acquired Indebtedness) meets the criteria of more than one of the types of Indebtedness described in the above clauses or would be entitled to be incurred pursuant to the first paragraph of this covenant or any combination of the foregoing, we, in our sole discretion, shall classify, and from time to time may reclassify (in whole or part), such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness or the payment of dividends on Preferred Shares in the form of additional shares of the same class or series of Preferred Shares will not be deemed an Incurrence of Indebtedness for purposes of this covenant.

    LIMITATION ON LIENS

    We will not, and we will not permit any of our Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness, Attributable Debt or trade payables, other than Permitted Liens, upon any of our assets or any of our Restricted Subsidiaries' property or assets, now owned or acquired after the date the old notes were issued, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with (or if the obligations being secured rank junior in right of payment to the notes, on a senior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien.

    LIMITATION ON RESTRICTED PAYMENTS

    We and our Restricted Subsidiaries are not permitted to take any of the following actions (each a "Restricted Payment"):

    (1) declare or pay any dividend or make any distributions on or with respect to our Capital Stock. However, dividends or distributions are permitted if they are payable solely in Capital Stock, other than Disqualified Stock, or in options, warrants or other rights to acquire shares of Capital Stock, other than Disqualified Stock, or are payable to us or any Restricted Subsidiary. If such Restricted Subsidiary is not a Wholly Owned Subsidiary, then distributions or dividends may be payable to its other shareholders only if on a pro rata basis measured by value,

    (2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of

       (a) our or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person, or

       (b) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any of our Affiliates (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of our Capital Stock,

    (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at Stated Maturity; or

    (4) make any Investment, other than a Permitted Investment, in any Person if at the time of, and after giving effect to, the proposed Restricted
       Payment:

       (a) a Default or Event of Default occurs and continues to occur or would result therefrom or shall have occurred and be continuing, or

       (b) the issuer could not incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant, or

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    (c) the aggregate amount of such Restricted Payments and all other
       Restricted Payments declared or made after the Issue Date (the amount, if other than in cash, to be determined in good faith by our board of directors) would exceed the sum of:

       (1) 100% of our Consolidated EBITDA (or, if our Consolidated EBITDA is a loss, minus 100% of the amount of such loss) accrued during the period treated as one accounting period, beginning on July 1, 2000 to the end of the most recent fiscal quarter preceding the date of such Restricted Payment for which consolidated financial statements of the issuer have been filed with the Commission, MINUS 1.75 times our Consolidated Interest Expense for the same period, plus

       (2) the aggregate Net Cash Proceeds received by us after the Issue Date as a capital contribution or from issuing or selling its Capital Stock, and options, warrants and other rights to acquire our Capital Stock, to a Person who is not our Restricted Subsidiary (except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (6)(a) of the second paragraph under the "Limitations on Indebtedness" covenant) (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the final Stated Maturity of the notes), plus

       (3) an amount equal to the net reduction in Investments that constitute Restricted Payments resulting from payments of interest, dividends, repayments or loans or advances, returns of capital or other transfers of assets to us or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any Investment (except to the extent any such payment or proceeds are included in the calculation of Consolidated EBITDA), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment"), not to exceed, in each case, the amount of the relevant Investments so being reduced or sold.

The following actions will not be deemed to violate the limitation on Restricted
Payments:

    (A) the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with the subparagraphs (1), (2) and (3) above;

    (B) the repurchase, redemption, defeasance or other acquisition or retirement of our Capital Stock (or options, warrants or other rights to acquire such Capital Stock) or any Indebtedness that is subordinated to the notes in each case in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale, other than to any of our Restricted Subsidiaries) of, shares of our Capital Stock (other than Disqualified Stock);

    (C) the repurchase, redemption, defeasance or other acquisition or retirement of Indebtedness which is subordinated to the notes with the Net Cash Proceeds from an incurrence of Indebtedness that meets the requirements of clause (2) of the second paragraph of the "Limitation on Indebtedness" covenant;

    (D) payments or distributions, to dissenting stockholders in connection with a consolidation, merger or transfer of assets that complies with the provisions described under "Consolidation, Merger and Sale of Assets";

    (E) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the issuer to the extent necessary in the good faith judgment of our board of directors, to prevent the loss or secure the renewal or reinstatement of any license or franchise held by us or any Restricted Subsidiary from any governmental agency;

    (F) the purchase, redemption, retirement or other acquisition for value of Capital Stock of the issuer, or options to purchase such shares, held by our directors, employees or former directors or

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employees or of any Restricted Subsidiary, or their estates or beneficiaries under their estates, upon death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such shares of Capital Stock or options were issued, but only if the aggregate consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock or options after the Issue Date does not exceed $1.5 million in any calendar year or $5 million in the aggregate;

    (G) Investments in any Person in an aggregate amount not to exceed
$50.0 million plus, in the case of an Investment in a Person the primary business of which is related, ancillary or complementary to our business and that of our Restricted Subsidiaries on the date of such Investment, an amount not to exceed the Net Cash Proceeds received by us after the Issue Date from the issuance and sale of our Capital Stock other than Disqualified Stock to a Person that is not a Subsidiary, except to the extent that we use such Net Cash Proceeds to Incur Indebtedness outstanding pursuant to clause (6)(a) of the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause (4)(c)(2) of the first paragraph, or clause (B) of this paragraph, of this "Limitation on Restricted Payments" covenant; or

    (H) the repurchase, redemption or other acquisition or retirement of the Senior Preferred Stock, including accrued and unpaid dividends thereon, with cash on hand as of the Issue Date, after giving effect to the sale of the notes and the use of the proceeds therefrom, and/or the Net Cash Proceeds from the Incurrence by us of Indebtedness that, determined as of the date of Incurrence of such Indebtedness, has a final Stated Maturity not earlier than the final Stated Maturity of the notes and an Average Life not less than the remaining Average Life of the notes; provided, however, that none of such Indebtedness may rank on a parity with or senior to the notes, provided that, except in the case of clauses (A) and (B), no Default or Event of Default, shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

    Each Restricted Payment that is permitted as provided in the preceding paragraph (other than (1) an exchange of Capital Stock for Capital Stock or for subordinated Indebtedness referred to in clause (B), (2) the repurchase, redemption or the acquisition or retirement of subordinated Indebtedness referred to in clause (C), (3) the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (B) or issuance of Capital Stock referred to in clause (G), and (4) the Restricted Payment referred to in clause (H) above) shall be included in calculating whether the conditions of clause (3)(c) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    We and our Restricted Subsidiaries will not create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

    - pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by us or by any other Restricted Subsidiary,

    - pay any Indebtedness owed to us or any other Restricted Subsidiary,

    - make loans or advances to us or any other Restricted Subsidiary or

    - transfer any of its property or assets to us or any other Restricted Subsidiary.

However, the prohibition does not apply to any encumbrances or restrictions:

    (1) existing on the Issue Date or in the notes or the indenture, and any amendments, extensions, refinancings, renewals or replacements of such agreements; on the condition that, the

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       encumbrances and restrictions in any such amendments, extensions, refinancings, renewals or replacements are no less favorable in all material respects to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

    (2) existing under or by reason of applicable law;

    (3) existing with respect to any Person or the property or assets of such Person acquired by us or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

    (4) in the case of restrictions relating to the transfers of property, restrictions that;

           - restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

           - exist by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the issuer or any Restricted Subsidiary not otherwise prohibited by the indenture or

           - arise or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the issuer or any Restricted Subsidiary in any manner material to the issuer or any Restricted Subsidiary;

    (5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

    (6) contained in the terms of any Indebtedness (other than as contemplated by clause (1) above), or any agreement creating Indebtedness, of a Restricted Subsidiary entered into after the Issue Date if:

           - the encumbrance or restriction applies only if there is a payment default, a default with respect to a financial covenant, or an event of default resulting in the acceleration of the final maturity of such Indebtedness,

           - the encumbrance or restriction is not materially more disadvantageous to holders of notes than is customary in comparable financings (as determined by the issuer), and

           - the issuer determines that the encumbrance or restriction will not materially affect the ability to pay interest on the notes at their Stated Maturity or principal and accrued and unpaid interest on the notes at their final Stated Maturity.

    We and our Restricted Subsidiaries are not precluded from:

           - creating, incurring, assuming or permitting to exist any Liens otherwise permitted under the "Limitation on Liens" covenant, or

           - restricting the sale of their assets that secure Indebtedness of the issuer or its Restricted Subsidiaries.

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    LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED
  SUBSIDIARIES

    We and our Restricted Subsidiaries will not sell, directly or indirectly, any shares of Capital Stock of a Restricted Subsidiary, including options, warrants or other rights to purchase shares of such Capital Stock, except:

    (1) to us or a Restricted Subsidiary;

    (2) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of Restricted Subsidiaries, to the extent required by applicable law and other sales of immaterial amounts of Capital Stock; or

    (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary (A) would continue to be a Restricted Subsidiary or
       (B) if it would no longer constitute a Restricted Subsidiary, any remaining Investment in such Person after giving effect to the issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant, if made on the date of such issuance or sale; provided, however, that in the event of either (A) or (B) above, other than in the case of (A) above if such Restricted Subsidiary is or would become a Qualified Joint Venture upon such sale, the Net Cash Proceeds from such issuance and sale are applied in accordance with the "Limitations on Asset Sales" covenant.

    LIMITATION ON THE ISSUANCE OF CERTAIN CAPITAL STOCK

    We will not sell, directly or indirectly, any shares of its Capital Stock which (a)(i) provide for the payment of dividends in lieu of cash dividends, in whole or in part, in additional shares of such Capital Stock and (ii) may be exchanged, at our option, for our debentures, and (b) ranks, with respect to the payment of dividends or with respect to priority upon liquidation of the issuer, pari passu with or senior to either series of our then outstanding Senior Preferred Stock, without the prior consent of the holders of the outstanding shares of the affected series of our outstanding Senior Preferred Stock; provided, that the foregoing limitation shall not apply to the issuance by us of shares of our Capital Stock in exchange or partially in exchange for shares of either series of our outstanding Senior Preferred Stock.

    LIMITATION ON THE ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

    We and our Restricted Subsidiaries will not guarantee, directly or indirectly, any of our Indebtedness which ranks equally with or subordinate in right of payment to the notes ("Guaranteed Indebtedness"), unless

    (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the notes by such Restricted Subsidiary, and

    (2) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee. However, that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness

       (a) ranks equally with the notes, then the Guarantee of such Guaranteed Indebtedness shall rank equally with, or be subordinated to, the Subsidiary Guarantee, or

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       (b) is subordinated to the notes, then the Guarantee of such Guaranteed
           Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

    Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon

    (1) any sale, exchange or transfer, to any Person not an Affiliate of the issuer, of all of the issuer's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is not prohibited by the indenture, or

    (2) the release or discharge of the Guarantee of Indebtedness which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

    LIMITATION ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES

    We and our Restricted Subsidiaries will not, directly or indirectly, engage in any transaction including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service, with any Affiliate except (A) upon fair and reasonable terms no less favorable to us or such Restricted Subsidiary than could be obtained in a comparable arm's-length transaction with an unrelated Person and (B)(1) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $5.0 million, such transaction is approved by at least a majority of the disinterested members of our board of directors or (2) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $10.0 million, we obtain a written opinion as to the fairness to the holders of the notes of such transaction or series of related transactions issued by an investment banking, accounting or appraisal firm of national standing.

    The above limitation does not not apply to:

    (1) any transaction solely between us and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries;

    (2) the payment of reasonable and customary regular fees and indemnity payments to our directors who are not our employees and the payment of reasonable compensation and indemnity payments to our officers;

    (3) any payments or other transactions pursuant to any tax-sharing agreement between us and any other Person with which we file a consolidated tax return or with which we are part of a consolidated group for tax purposes;

    (4) any Restricted Payments or Permitted Investments not prohibited by the "Limitation on Restricted Payments" covenant;

    (5) the American Cellular Joint Venture Agreements, as in effect on the Issue Date; or

    (6) roaming or similar communications services agreement (x) among us and/or our Restricted Subsidiaries and a Qualified Joint Venture that is not a Restricted Subsidiary or (y) between a Qualified Joint Venture that is a Restricted Subsidiary and any of its Qualified Joint Venture Partners who are Affiliates of such Qualified Joint Venture; provided that in either case any such agreement is upon fair and reasonable terms no less favorable to us or such Restricted Subsidiary (which, in the case of clause (y) refers to the relevant Qualified Joint Venture) than could be obtained in a comparable arm's-length transaction with an unrelated Person.

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    LIMITATION ON ASSET SALES

    We and our Restricted Subsidiaries will not consummate any Asset Sale, unless

    (1) the consideration received by us or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and

    (2) at least 75% of the consideration received consists of cash or Temporary Cash Investments.

    In the event and to the extent that the Net Cash Proceeds received by us or any of our Restricted Subsidiaries from one or more Asset Sales occurring on or after the Issue Date in any period of 12 consecutive months exceeds 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the issuer has been filed with the Commission) then we shall or shall cause the relevant Restricted Subsidiary, to

    (1) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets, to

       (a) apply an amount equal to such excess Net Cash Proceeds to permanently repay our Indebtedness secured by a lien or Indebtedness of any Restricted Subsidiary in each case owing to a Person other than us or any of our Restricted Subsidiaries, or

       (b) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) related, ancillary or complementary to our business or that of our Restricted Subsidiaries existing on the date of such investment, and

    (2) apply, no later than the end of the 12-month period referred to in clause (1), such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)), as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied, or to be committed to be applied, during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

    If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, the issuer must commence, not later than the fifteenth business day of such month, and consummate an Offer to Purchase from the holders of notes and the holders of any Indebtedness ranking equally with the notes and entitled to participate in such an Offer to Purchase on a pro rata basis, an aggregate principal amount of notes and such other Indebtedness equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the principal amount thereof, plus, in each case, accrued interest, if any, to the Payment Date.

    LIMITATION ON LINE OF BUSINESS

    We will not, and will not permit any or our Restricted Subsidiaries to, engage in any business other than a Permitted Business, except to such extent as is not material to us and our Restricted Subsidiaries, taken as a whole.

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    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

    We will not, and will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction; PROVIDED THAT we and our Restricted Subsidiaries may enter into a sale and leaseback transaction if

    - the issuer or the relevant Restricted Subsidiary could have incurred Indebtedness in an amount equal to the Attributable Debt relating to the sale and leaseback transaction pursuant to the "Limitation on Indebtedness" covenant;

    - the gross cash proceeds of the sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by our Board of Directors and set forth in an Officers' Certificate delivered to the trustee, of the property that is the subject of the sale and leaseback transaction; and

    - the transfer of assets in the sale and leaseback transaction is permitted by, and we or the relevant Restricted Subsidiary apply the proceeds of the transaction in compliance with the "Limitation on Assets Sales" covenant.

    PAYMENTS FOR CONSENT

    We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless that consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

    UNDERTAKING TO OBTAIN RATING

    We must use our reasonable best efforts to obtain a rating for the notes. If the notes have not received a rating from either Moody's or S&P on or prior to September 20, 2000, we will pay to the holders of the notes a fee equal to 0.25%, per annum, of the principal amount of notes outstanding until we obtain such rating.

    If the notes have not received a rating from both Moody's and S&P on or prior to October 20, 2000, we will pay to the holders of the notes a fee equal to 0.25%, per annum, of the principal amount of notes outstanding until we obtain such ratings.

COMMISSION REPORTS AND REPORTS TO HOLDERS

    Whether or not we are required to file reports with the Commission, for so long as any notes are outstanding, we will file with the Commission all reports and other information as we would be required to file with the Commission by
Section 13(a) or 15(d) under the Exchange Act if we were subject to the Exchange Act. We shall supply the trustee and each holder or shall supply to the trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information.

EVENTS OF DEFAULT

    The following events will be defined as "Events of Default" in the indenture:

    (1) default in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

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    (2) default in the payment of interest or Liquidated Damages, if any, on any note when the same becomes due and payable, and such default continues for a period of 30 days;

    (3) default in the performance or breach of the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of our assets, or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Change of Control" covenant or a breach of the "Limitation on Indebtedness" or "Limitation on Restricted Payments" covenants;

    (4) we default in the performance of or breach any other covenant or agreement of ours in the indenture or under the notes (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for a period of 30 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the notes;

    (5) there occurs with respect to any issue or issues of our Indebtedness or any Significant Subsidiary having an outstanding principal amount of $20.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,

           - an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its final Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration, and/or

           - the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

    (6) any final judgment or order (not covered by insurance) for the payment of money in excess of $20.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against us or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $20.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

    (7) a court having jurisdiction in the premises enters a decree or order for

           - relief in respect of us or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

           - appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Significant Subsidiary or for all or substantially all of our property and assets or that of any Significant Subsidiary, or

           - the winding up or liquidation of our affairs or those of any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or

    (8) we or any Significant Subsidiary

           - commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

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           - consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the issuer or any Significant Subsidiary or for all or substantially all of our property and assets or that of any Significant Subsidiary, or

           - effects any general assignment for the benefit of creditors.

    If an Event of Default, other than an Event of Default specified in clause (7) or (8) above that occurs with respect to us, occurs and is continuing under the notes or the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to us (and to the trustee if such notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, shall be immediately due and payable on the condition that so long as the DOC Facility Agreement is in effect, such declaration shall not become effective until the earlier of

    (1) five Business Days after the receipt of the acceleration notice by the agent thereunder and the issuer, and

    (2) acceleration of the Indebtedness under the DOC Facility Agreements.

    In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by us or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

    If an Event of Default specified in clause (7) or (8) above occurs with respect to us, the principal of, premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on the notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. At any time after declaration of acceleration, but before a judgment or decree for the payment of the money due has been obtained by the trustee, the holders of at least a majority in principal amount of the outstanding notes by written notice to us and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

    (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and

    (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

    The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. A holder may not pursue any remedy with respect to the indenture or the notes unless:

    (1) the holder gives the trustee written notice of a continuing Event of Default;

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    (2) the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

    (3) such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

    (4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

    (5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

    However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or interest or Liquidated Damages on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

    The indenture requires certain of our officers to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of our activities and our Restricted Subsidiaries and our's and our Restricted Subsidiaries' performance under the indenture and that we have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. We are also obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    We will not consolidate or merge with, or sell, lease or otherwise dispose of all or substantially all of our property and assets in one transaction or a series of related transactions to any Person or permit any Person to merge with or into us unless:

    (1) the resulting, surviving or transferee Person ("the Successor Company") will be a corporation organized and existing under the laws of the United States of America, or, any state or jurisdiction thereof;

    (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

    (3) immediately after giving effect to such transaction on a pro forma basis we, or the Successor Company or resulting company, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided that this clause (3) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary, in connection with which no consideration, other than Common Stock in the Surviving Person or of ours, shall be issued or distributed to our stockholders, and

    (4) we deliver to the trustee an Officers' Certificate, attaching the arithmetic computations to demonstrate compliance with clause (3), and an opinion of counsel, in each case stating that such consolidation, merger or transfer complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with. Clause (3) above will not apply if, in the good faith determination of our board of directors, the principal purpose of the transaction is to change our state of incorporation and the transaction does not have as one of its purposes the evasion of the foregoing limitations.

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DEFEASANCE

    DEFEASANCE AND DISCHARGE. The indenture provides that we will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the day of the deposit referred to below, and the provisions of the indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things,

    (1) we have deposited with the trustee, in trust, money and/or U.S. government obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the notes,

    (2) we have delivered to the trustee

       (a) either

           - an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the issuer's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Issue Date such that a ruling is no longer required or

           - a ruling directed to the trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel and

       (b) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit (except with respect to any trust funds for the account of any holder who may be deemed an "insider" for purposes of the United States Bankruptcy Code, after one year following the deposit), the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,

    (3) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default shall have occurred and be continuing on the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound, and

    (4) if at such time the notes are listed on a national securities exchange, we have delivered to the trustee an opinion of counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge.

    DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. The indenture will further provide that the provisions of the indenture will no longer be in effect with respect to clauses (3) and (4) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clauses (3) and (4) under "Events of Default" with respect to such clauses (3) and (4) under "Consolidation, Merger and Sale of Assets" and such covenants and clauses (5) and (6) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the trustee, in trust, of money and/or U.S. government obligations that through the payment of interest

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and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the notes, the satisfaction of the provisions described in clauses (3) and (4) of the preceding paragraph and the delivery by the issuer to the trustee of an opinion of counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

    DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT. In the event we exercise our option to omit compliance with certain covenants and provisions of the indenture with respect to the notes as described in the immediately preceding paragraphs and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, we will remain liable for such payments.

MODIFICATION AND WAIVER

    Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes. However, no such modification or amendment may, without the consent of each holder affected thereby,

    (1) change the Stated Maturity of the principal of, or any installment of interest on, any notes,

    (2) reduce the principal amount of, premium, if any, or interest on, any notes,

    (3) change the place or currency of payment of principal of premium, if any, or interest on, any notes,

    (4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any notes,

    (5) reduce the above-stated percentage of outstanding notes the consent of whose holders is necessary to modify or amend the indenture,

    (6) waive a default in the payment of principal of, premium, if any, or interest or Liquidated Damage on, the notes, or

    (7) reduce the percentage of aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

    Notwithstanding the foregoing, without the consent of any holder of notes, we and the trustee will be permitted to amend or supplement the indenture or the notes;

    (1) to cure any ambiguity, defect or inconsistency;

    (2) to provide for uncertificated notes in addition to or in place of certificated notes;

    (3) to provide for the assumption of the issuer's obligations to holders of notes in the case of a merger, consolidation or sale of all or substantially all of our assets in compliance with the indenture;

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    (4) to make any other change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holder; or

    (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939.

NO PERSONAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS, DIRECTORS OR
  EMPLOYEES

    The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest or Liquidated Damages on, any of the notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours contained in the indenture or in any of the notes, or because of the creation of any Indebtedness represented thereby, shall be had against any of our incorporators or past, present or future shareholders, officers, directors, employees or controlling person. Each holder, by accepting such note, waives and releases all such liability.

CONCERNING THE TRUSTEE

    The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will exercise those rights and powers vested in it under such indenture and use the same degree of care and skill in its exercise of such rights and powers as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference in the indenture, contain limitations on the rights of the trustee thereunder, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engaged in other transactions. However, if the trustee acquires any conflicting interest, it must eliminate such conflict or resign.

SAME DAY SETTLEMENT AND PAYMENT

    We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

    Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in

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the relevant Euroclear or Cedel cash account only as of the business day for
Euroclear or Cedel following DTC's settlement date.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    We entered into a registration rights agreement with the initial purchasers (the "Registration Rights Agreement") on June 22, 2000. The following description is a summary of the provisions of the Registration Rights Agreement that we consider material. It does not restate that agreement in its entirety. The Registration Rights Agreement, and not this description, determines the registration rights of holders of these notes. A copy of the Registration Rights Agreement is available from us upon request.

    Pursuant to the Registration Rights Agreement, we agreed, at our cost, to file a registration statement with the Commission (the "Exchange Offer Registration Statement") on the appropriate form under the Securities Act with respect to the registered offer to exchange (the "Exchange Offer") the old notes for new notes that will have terms substantially identical in all material respects to the old notes (except that such new notes will not contain terms with respect to transfer restrictions) (the "Exchange Notes"). We are offering to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for new notes.

    If:

    - we are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

    - any holder of Transfer Restricted Securities notifies us prior to the 20th day following consummation of the Exchange Offer that:

       - it is prohibited by law or Commission policy from participating in the Exchange Offer; or

       - that it may not resell the new notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

       - that it is a broker-dealer and owns notes acquired directly from us or an affiliate of ours, then we will file with the Commission a registration statement (the "Shelf Registration Statement") to cover resales of the notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

    We will use our best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

    For purposes of the preceding, "Transfer Restricted Securities" means each old note until:

    - the date on which such old note has been exchanged by a Person other than a broker-dealer for an new note in the Exchange Offer;

    - following the exchange by a broker-dealer in the Exchange Offer of an old note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

    - the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

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    - the date on which such note is distributed to the public pursuant to
      Rule 144 under the Securities Act.

    The Registration Rights Agreement will provide that:

    - unless the Exchange Offer would not be permitted by applicable law or Commission policy, we will use our best efforts to consummate the Exchange Offer not later than December 19, 2000, unless a longer time is required by the federal securities laws, and issue new notes in exchange for all old notes validly tendered and not withdrawn prior thereto in the Exchange Offer; and

    - if obligated to file the Shelf Registration Statement, we will use our best efforts to file the Shelf Registration Statement with the Commission as promptly as practicable after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises.

    If:

    - we fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; or

    - any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

    - we fail to consummate the Exchange Offer within 30 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

    - the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with the resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then we will pay liquidated damages ("Liquidated Damages") to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of notes held by that holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $0.50 per week per $1,000 principal amount of notes.

    All accrued Liquidated Damages will be paid by us on each Damages Payment Date to the Global Note holder by wire transfer of immediately available funds and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

    Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

    Holders of notes will be required to make certain representations to us (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from us.

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            CERTAIN MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
            FOR UNITED STATES HOLDERS AND NON-UNITED STATES HOLDERS

    The following is a general discussion of the material, anticipated United States federal income and estate tax consequences of the ownership and disposition of the notes, by an initial beneficial owner of the notes. These consequences depend on whether the beneficial owner is or is not a "United States person." For purposes of this discussion, a "United States person" means
(a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, (c) an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or (d) a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or certain electing trusts that were in existence on August 19, 1996, and treated as a domestic trust on such date. An individual may, subject to certain exceptions, be deemed to be a resident (as opposed to an non-resident alien) of the United States by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year).

    This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice, any of which may be altered with retroactive effect thereby changing the federal tax consequences discussed herein. The tax treatment of the holders of the notes may vary depending upon their particular situations. In addition, certain holders, including insurance companies, tax exempt organizations, financial institutions and broker-dealers and certain former citizens and residents of the United States, may be subject to special rules not included in this discussion. Except where noted, this discussion deals only with notes held by a United States person (a "United States Holder") as capital assets within the meaning of Section 1221 of the Code. We will not seek a ruling from the Internal Revenue Service (the "IRS") with respect to any of the matters discussed herein and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein. You should consult your own tax advisor concerning the consequences of the ownership and disposition of the notes, including the tax consequences under the laws of any foreign, state, local or other taxing jurisdictions and the possible effects on investors of changes in United States federal or other tax laws. All prospective purchasers are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes.

UNITED STATES HOLDERS

  STATED INTEREST

    The notes were not issued with original issue discount. Except as described below, interest on a note will be includable by a United States Holder as ordinary interest income at the time the interest accrues or is received in accordance with the holder's method of accounting for tax purposes.

  MARKET DISCOUNT

    If a United States Holder acquires a note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount," unless such difference is less than a specified DE MINIMIS amount. Under the market discount rules of the Code, a United States Holder will be required to treat any partial principal payment on, or any gain on the sale, exchange, retirement or other disposition (including a gift) of, a note as ordinary income to the extent of any accrued market discount that has not previously been included in income. Market discount generally accrues on a straight-line basis over the remaining term of the note, unless the United States Holder elects to accrue market discount on a constant interest method. A United States Holder may not be allowed to deduct

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immediately all or a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such note.

    A United States Holder may elect to include market discount in income currently as it accrues (either on a straight-line basis or, if the United States Holder so elects, on a constant-yield basis), in which case the interest deduction deferral rule set forth in the preceding paragraph will not apply. Such an election will apply to all bonds acquired by the United States Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. United States Holders should consult with their own tax advisors about this election.

  AMORTIZABLE BOND PREMIUM

    A United States Holder that purchases a note for an amount in excess of the principal amount will be considered to have purchased the note at a "premium." A United States Holder generally may elect to amortize such premium over the remaining term of the note on a constant-yield method. The amount amortized in any year will be treated as reduction of the United States Holder's interest income from the note. Bond premium on a note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the note. The election to amortize bond premium on a constant-yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the IRS. United States Holders should consult with their own tax advisors about this election.

  SALE, EXCHANGE OR REDEMPTION OF THE NOTES

    Upon the disposition of a note by sale, exchange or redemption, a United States Holder will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest) and (ii) the United States Holder's tax basis in the note. A United States Holder's tax basis in a note generally will equal the cost of the note (other than any cost attributable to accrued interest as of the date the United States Holder acquired the note) increased by any market discount previously included in income by the United States Holder with respect to the note and reduced by any principal payments on the note and by any amounts deducted with respect to amortizable bond premium.

    Assuming that the note is held as a capital asset, such gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the United States Holder has held such note for longer than one year. Non-corporate taxpayers are generally subject to a maximum regular federal income tax rate of 20% on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under the Code, a United States Holder of a note may be subject, under certain circumstances, to information reporting and/or backup withholding at a 31% rate with respect to cash payments in respect of interest or the gross proceeds from dispositions thereof. This withholding applies only if the holder
(i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report interest or dividends properly, or
(iv) fails under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that the holder is not subject to backup withholding. Any amount withheld from a payment to a United States Holder under the backup withholding rules is allowable as a credit against such holder's United States federal income tax liability (and may entitle such holder to a refund), provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. Holders of notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption.

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NON-UNITED STATES HOLDERS

  INTEREST

    Generally, interest income of a non-United States person holding a note (a "Non-United States Holder") that is not effectively connected with a United States trade or business will be subject to a United States federal withholding tax at a 30% rate. However, such interest may be exempt from, or subject to a lower rate of, withholding pursuant to an income tax treaty between the United States and the country of residence of the Non-United States Holder. A Non-United States Holder claiming the benefit of such a treaty must provide us or our paying agent with a properly executed IRS Form W-8BEN (or a suitable substitute or successor form or such other form as the IRS may prescribe). Moreover, interest paid on the notes by us or our paying agent to a Non-United States Holder will qualify for the so-called "portfolio-interest exemption" and, therefore, will not be subject to United States federal income tax or withholding tax provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that:

    - the Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that is entitled to vote;

    - the Non-United States Holder is not

       - a controlled foreign corporation related to us actually or constructively through the stock ownership rules under Section 864(d)(4) of the Code, or

       - a bank which acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

    - the beneficial owner satisfies the requirements set forth in Section 871(h) and 881(c) of the Code and the Treasury regulations issued thereunder relating to registered securities.

       - Currently, this requirement will be satisfied in either of the following circumstances:

           - First, this requirement will be satisfied if, in accordance with specified procedures, the Non-United States Holder provides to us or our paying agent a Form W-8BEN (or a suitable substitute or successor form), that is signed under penalties of perjury, includes its name and address, and contains a certification that the holder is not a United States person.

           - Second, the requirement will be satisfied if (a) the Non-United States Holder provides a Form W-8BEN (or a suitable substitute or successor form), signed under the penalties of perjury, to a qualified intermediary, such as a securities clearing organization, bank, or other financial institution who holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of a beneficial owner, and (b) the qualified intermediary certifies to us, or our paying agent, under the penalties of perjury, that such statement has been received by it from the beneficial owner, directly or through another intermediary financial institution, and furnishes us or our paying agent with a copy thereof.

    - Recently finalized Treasury regulations that are applicable to interest paid after December 31, 2000, provide alternative documentation procedures for satisfying the certification requirement described above. Such regulations add intermediary certification options for certain qualifying agents. For instance, under one such option, a withholding agent would be allowed to rely on an IRS Form W-8IMY, or suitable substitute or successor form, furnished by a financial institution or other intermediary on behalf of one or more beneficial owners or other intermediaries without having to obtain the beneficial owner certificate described in the preceding paragraph, provided that the financial institution or intermediary has entered into a withholding agreement with the IRS and thus is a qualified intermediary.

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    Except to the extent that an applicable treaty otherwise provides, interest received by a Non-United States Holder that is effectively connected with a United States trade or business conducted by such holder will be taxed at the graduated rates applicable to United States persons. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate. Even though such effectively connected interest will be subject to federal income tax, and possibly subject to the branch profits tax, it will not be subject to withholding if the Non-United States Holder delivers a properly executed IRS Form W-8ECI (or suitable substitute or successor form), or such other form as the IRS may prescribe, to us or our agent.

  GAIN ON DISPOSITION

    A Non-United States Holder will generally not be subject to United States federal income tax on gain realized on a sale, redemption or other disposition of the notes unless:

    - the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, or

    - in the case of a Non-United States Holder who is a nonresident alien individual and holds the note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

    If a Non-United States Holder falls under the first clause in the preceding paragraph, the holder will be taxed on the net gain derived from the sale under the graduated United States federal income tax rates that are applicable to United States persons and, if the Non-United States Holder is a foreign corporation, it may also be subject to the branch profits tax described above. Even though the effectively connected income will be subject to federal income tax, and possibly subject to the branch profits tax, it will not be subject to withholding if the Non-United States Holder delivers a properly executed IRS Form W-8ECI, or a suitable substitute or successor form to us or our agent. If an individual Non-United States Holder falls under the second clause in the preceding paragraph, the holder generally will be subject to United States federal income tax at a rate of 30% on the amount by which the gain derived from the sale from sources within the Unites States were to exceed such holder's capital losses allocable to sources within the United States for the taxable year of the sale.

    The exchange of a note by a Non-United States Holder for an Exchange Note pursuant to the Exchange Offer should not constitute a taxable exchange. A Non-United States Holder should have the same tax basis and holding period in the Exchange Note as it did in the note.

  FEDERAL ESTATE TAXES

    If interest on the notes is exempt from withholding of United States federal income tax under the portfolio interest exception, the notes will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes. In addition, an estate treaty may apply to exclude such notes from the estate of a deceased Non-United States Holder.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

    We will, when required, report to the IRS and to each Non-United States Holder the amount of any interest paid on the notes in each calendar year, and the amount of tax withheld, if any, with respect to the payments.

    Treasury Regulations provide that backup withholding and additional information reporting will not apply to payments on the notes by us to a Non-United States Holder if the holder certifies as to its status as a Non-United States Holder under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

    Information reporting and backup withholding requirements with respect to the payment of the proceeds from the disposition of the notes by a Non-United States Holder are as follows:

    - If the proceeds are paid to or through the United States office of a broker, they generally will be subject to information reporting and backup withholding at a rate of 31%. However, no such reporting and withholding is required if: (a) the holder either certifies as to its status as a Non-United States Holder under penalties of perjury on an IRS Form W-8BEN, or a suitable substitute or successor form, or otherwise establishes an exemption; and (b) the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

    - If the proceeds are paid to or through a non-United States office of a broker that is not a United States person or a "United States related person," as defined below, they will not be subject to backup withholding or information reporting.

    - If the proceeds are paid to or through a non-United States office of a broker that is either a United States person or a "United States related person," they generally will be subject to information reporting. However, no such reporting is required if (a) the holder certifies as to its status as a Non-United States Holder under penalties of perjury or the broker has certain documentary evidence in its files as to the Non-United States Holder's foreign status, and (b) the broker has no actual knowledge to the contrary. Backup withholding will generally not apply to payments made through foreign offices of a United States person or United States related person.

For purposes of this paragraph, a "United States related person" is:

    - a "controlled foreign corporation" for United States federal income tax purposes;

    - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceeding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business; or

    - for payments made after December 31, 2000, a foreign partnership if at any time during its tax year one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a United States trade or business.

    Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder will be allowed as a refund or a credit against such Non-United States Holder's United States federal income tax liability provided that the requisite procedures are followed.

    The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. In addition, these regulations impose more stringent conditions on the ability of financial intermediaries acting for a Non-United States Holder to provide certifications on behalf of the holder, which may include entering into an agreement with IRS to audit certain documentation with respect to such certifications. These regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. It is possible that we or other withholding agents will request a new withholding exemption form from holders in order to qualify for continued exemption from backup withholding under these regulations when they become effective. Investors should consult their own tax advisors to determine the effects of the application of these regulations to their particular circumstances.

                              PLAN OF DISTRIBUTION

    There has previously been only a limited secondary market and no public market for the old notes. We do not intend to apply for the listing of the notes on a national securities exchange or for their quotation through The Nasdaq Stock Market. The notes are eligible for trading in the PORTAL market. We have been advised by the initial purchasers that the initial purchasers currently intend to make a market in the notes; however, the initial purchasers are not obligated to do so and any market making may be discontinued by the initial purchasers at any time. In addition, such market making activity may be limited during the exchange offer. Therefore, there can be no assurance that an active market for the old notes or the new notes will develop. If a trading market does not develop or is not maintained, holders of notes may experience difficulty in reselling notes. If a trading market develops for the notes, future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our results of operations and the market for similar securities. Depending on such factors, such securities may trade at a discount from their offering price.

    BROKER-DEALERS WHO DID NOT ACQUIRE OLD NOTES AS A RESULT OF MARKET MAKING ACTIVITIES OR TRADING ACTIVITIES MAY NOT PARTICIPATE IN THE EXCHANGE OFFER.

    With respect to resale of new notes, based on an interpretation by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe that a holder (other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Exchange Act) who exchanges old notes for new notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the new notes, will be allowed to resell the new notes to the public without further registration under the Securities Act and without delivering to the purchasers of the new notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires new notes in the exchange offer for the purpose of distributing or participating in a distribution of the new notes, such holder cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in EXXON CAPITAL HOLDINGS CORPORATION (available May 13, 1988) or similar no-action letters or any similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

    As contemplated by the no-action letters mentioned above and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that

    - the new notes are to be acquired by the holder in the ordinary course of business

    - the holder is not engaging and does not intend to engage in the distribution of the new notes, and

    - the holder acknowledges that, if such holder participates in the exchange offer for the purpose of distributing the new notes, such holder must comply with the registration and prospectus delivery requirements of the Securities Act and cannot rely on the above no-action letters.

    Any broker or dealer registered under the Exchange Act (each a "Broker-Dealer") who holds old notes that were acquired for its own account as a result of market-making activities or other trading activities (other than old notes acquired directly from us or our affiliate) may exchange such old notes for new notes pursuant to the exchange offer; however, such Broker-Dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes received by it in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of this prospectus. We have agreed to cause the exchange offer Registration Statement, of which this prospectus is a part, to remain continuously effective for a period of 180 days, if required, from the exchange date, and to make this prospectus, as amended or supplemented, available to any such Broker-Dealer for use in connection with resales. Any Broker-Dealer participating in the exchange offer will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of new notes received by it in the exchange offer. The delivery by a Broker-Dealer of a prospectus in connection with resales of new notes shall not be deemed to be an admission by such Broker-Dealer that it is an underwriter within the meaning of the Securities Act. We will not receive any proceeds from any sale of new notes by a Broker-Dealer.

    New notes received by Broker-Dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Broker-Dealer and/or the purchasers of any such new notes.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the notes offered hereby are being passed upon for us by McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma.

                                    EXPERTS

    The consolidated balance sheets of Dobson Communications Corporation and its subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1999 included in this prospectus and in the registration statement of which this prospectus is a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report appearing herein in reliance upon the authority of said firm as experts in giving said report.

    Ernst & Young LLP, independent auditors, have audited the following financial statements. We have included these financial statements in this prospectus in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

    - The consolidated financial statements of Sygnet Wireless, Inc. for the year ended December 31, 1997 and for the period from January 1, 1998 through December 23, 1998.

    - The consolidated financial statements of American Cellular Corporation and subsidiaries at December 31, 1998 and December 31, 1999, and for the period from February 26, 1998 to December 31, 1998 and the year ended December 31, 1999.

    - The consolidated financial statements of PriCellular Corporation and subsidiaries at December 31, 1997 and June 30, 1998, and for the years ended December 31, 1996 and December 31, 1997 and for the six months ended June 30, 1998.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
  Report of independent public accountants..................     F-3
  Consolidated balance sheets as of December 31, 1998 and
    1999....................................................     F-4
  Consolidated statements of operations for the years ended
    December 31, 1997, 1998
    and 1999................................................     F-6
  Consolidated statements of stockholders' deficit for
    the years ended December 31, 1997, 1998 and 1999........     F-7
  Consolidated statements of cash flows for the years ended
    December 31, 1997, 1998 and 1999........................     F-8
  Notes to consolidated financial statements................    F-10
  Condensed consolidated balance sheets at December 31, 1999
    and March 31, 2000 (unaudited)..........................    F-30
  Condensed consolidated statements of operations for the
    three months ended March 31, 1999 and 2000
    (unaudited).............................................    F-31
  Condensed consolidated statements of stockholders' equity
    for the three months ended March 31, 2000 (unaudited)...    F-32
  Condensed consolidated statements of cash flows for the
    three months ended March 31, 1999 and 2000
    (unaudited).............................................    F-33
  Notes to condensed consolidated financial statements......    F-35

SYGNET WIRELESS, INC.
  Report of independent auditors............................    F-43
  Consolidated statements of operations for the year ended
    December 31, 1997 and for the period from January 1,
    1998 to December 23, 1998...............................    F-44
  Consolidated statements of shareholders' equity (deficit)
    for the year ended December 31, 1997 and for the period
    from January 1, 1998 to December 23, 1998...............    F-45
  Consolidated statements of cash flows for the year ended
    December 31, 1997 and for the period from January 1,
    1998 to December 23, 1998...............................    F-46
  Notes to consolidated financial statements................    F-47

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES
  Report of independent auditors............................    F-54
  Consolidated balance sheets as of December 31, 1998 and
    December 31, 1999.......................................    F-55
  Consolidated statements of operations for the period from
    February 26, 1998 to December 31, 1998 and the year
    ended December 31, 1999.................................    F-56
  Consolidated statements of stockholders' equity for the
    period from February 26, 1998 to December 31, 1998 and
    for the year ended December 31, 1999....................    F-57
  Consolidated statements of cash flows for the period from
    February 26, 1998 to December 31, 1998 and the year
    ended December 31, 1999.................................    F-58
  Notes to consolidated financial statements................    F-59
  Condensed consolidated balance sheet as of February 25,
    2000 (unaudited)........................................    F-69
  Condensed consolidated statement of operations for the
    period from January 1, 2000 through February 25, 2000
    (unaudited).............................................    F-70
  Condensed consolidated statement of cash flows for the
    period from January 1, 2000 through February 25, 2000
    (unaudited).............................................    F-71
  Notes to condensed consolidated financial statements......  F-72

                                                                PAGE
                                                              --------
PRICELLULAR CORPORATION AND SUBSIDIARIES (THE PREDECESSOR
  COMPANY)
  Report of independent auditors............................    F-73
  Consolidated balance sheets as of December 31, 1997 and
    June 30, 1998...........................................    F-74
  Consolidated statements of operations for the years ended
    December 31, 1996 and 1997 and for the six months ended
    June 30, 1998...........................................    F-75
  Consolidated statements of stockholders' equity for the
    years ended December 31, 1996 and 1997 and for the six
    months ended June 30, 1998..............................    F-76
  Consolidated statements of cash flows for the years ended
    December 31, 1996 and 1997 and for the six months ended
    June 30, 1998...........................................    F-77
  Notes to consolidated financial statements................    F-79

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of

Dobson Communications Corporation:

    We have audited the accompanying consolidated balance sheets of Dobson Communications Corporation (an Oklahoma corporation) and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dobson Communications Corporation and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                           ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma,
February 25, 2000

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1999

                                                                   1998             1999
                                                              --------------   --------------
                                           ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $   22,323,734   $    4,251,104
  Accounts receivable--
  Due from customers, net of allowance for doubtful accounts of $2,043,200 and $1,834,041 in 1998 and 1999,
    respectively............................................      43,299,568       52,355,414
  Restricted cash and investments...........................      30,074,946       22,919,339
  Inventory.................................................       5,158,512        7,894,329
  Prepaid expenses and other................................       2,026,538        3,556,263
  Deferred income taxes.....................................       1,404,000        1,185,676
                                                              --------------   --------------
      Total current assets..................................     104,287,298       92,162,125
                                                              --------------   --------------

PROPERTY, PLANT AND EQUIPMENT, net..........................     173,054,329      208,567,577
                                                              --------------   --------------
OTHER ASSETS:
  Receivables--affiliates...................................         227,990        1,168,886
  Notes receivable--affiliates..............................       7,047,272        7,088,517
  Restricted investments....................................      45,505,020       26,426,470
  Cellular license acquisition costs, net of accumulated
    amortization of $43,879,184 and $131,605,210 in 1998 and
    1999, respectively......................................   1,250,790,448    1,199,810,779
  Deferred financing costs, net of accumulated amortization
    of $2,511,661 and $10,087,041 in 1998 and 1999,
    respectively............................................      66,640,301       67,492,378
  Other intangibles, net of accumulated amortization of
    $2,071,047 and $12,787,211 in 1998 and 1999,
    respectively............................................      52,795,841       45,421,402
  Other.....................................................       3,078,134        6,945,915
                                                              --------------   --------------
      Total other assets....................................   1,426,085,006    1,354,354,347
                                                              --------------   --------------
      Total assets..........................................  $1,703,426,633   $1,655,084,049
                                                              ==============   ==============

   The accompanying notes are an integral part of these consolidated balance sheets.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999

                                                                   1998             1999
                                                              --------------   --------------
                            LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable..........................................  $   47,536,672   $   51,769,089
  Accrued expenses..........................................      14,222,306       14,419,170
  Notes payable.............................................      17,500,000               --
  Deferred revenue and customer deposits....................       5,738,381        7,442,585
  Current portion of long-term debt.........................         198,871       13,041,731
  Accrued dividends payable.................................       5,603,856       24,672,246
                                                              --------------   --------------
      Total current liabilities.............................      90,800,086      111,344,821
                                                              --------------   --------------
OTHER LIABILITIES:
Net liabilities of discontinued operations..................       7,033,166       73,523,680
Payables--affiliates........................................       5,011,438               --
Long-term debt, net of current portion......................   1,103,857,333    1,055,815,604
Deferred tax liabilities....................................     245,630,000      207,991,241
Minority interests..........................................      26,557,203       19,516,881
Commitments (Note 15)
Senior exchangeable preferred stock, net....................     241,320,000      455,721,875
Class D convertible preferred stock.........................      85,000,000       85,000,000
Class F preferred stock.....................................      30,000,000               --
Class G preferred stock.....................................      25,000,000               --

STOCKHOLDERS' DEFICIT:
  Class A preferred stock...................................         314,286          314,286
  Class A common stock, $.001 par value, 160,250,720 shares
    authorized and 63,872,059 issued in 1998 and 1999.......          63,872           63,872
  Paid-in capital...........................................      18,234,773       18,234,773
  Retained deficit..........................................    (119,269,863)    (316,317,323)
                                                              --------------   --------------
                                                                (100,656,932)    (297,704,392)
                                                              --------------   --------------
Less--
  Class A common stock held in treasury (9,048,705 shares),
    at cost.................................................     (56,125,661)     (56,125,661)
                                                              --------------   --------------
      Total stockholders' deficit...........................    (156,782,593)    (353,830,053)
                                                              --------------   --------------
      Total liabilities and stockholders' deficit...........  $1,703,426,633   $1,655,084,049
                                                              ==============   ==============

   The accompanying notes are an integral part of these consolidated balance sheets.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                 1997           1998           1999
                                                             ------------   ------------   -------------
OPERATING REVENUE:
  Service revenue..........................................  $ 46,121,391   $ 80,151,176   $ 199,407,096
  Roaming revenue..........................................    26,262,370     66,479,068     145,472,873
  Equipment sales..........................................     1,455,088      4,129,633      14,010,507
  Other....................................................       586,206         24,283         380,386
                                                             ------------   ------------   -------------
    Total operating revenue................................    74,425,055    150,784,160     359,270,862
OPERATING EXPENSES:
  Cost of service..........................................    24,141,731     44,015,864      86,739,705
  Cost of equipment........................................     4,045,500      8,359,739      28,511,858
  Marketing and selling....................................    10,669,485     22,392,927      50,649,361
  General and administrative...............................    11,555,355     26,051,564      55,481,883
  Depreciation and amortization............................    16,797,780     47,109,937     127,439,984
                                                             ------------   ------------   -------------
    Total operating expenses...............................    67,209,851    147,930,031     348,822,791
                                                             ------------   ------------   -------------
OPERATING INCOME...........................................     7,215,204      2,854,129      10,448,071
                                                             ------------   ------------   -------------
INTEREST EXPENSE...........................................   (27,639,739)   (38,978,898)   (109,509,314)
OTHER INCOME, net..........................................     2,776,730      3,858,290       3,853,420
                                                             ------------   ------------   -------------
LOSS BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES,
  INCOME TAXES AND EXTRAORDINARY ITEMS.....................   (17,647,805)   (32,266,479)    (95,207,823)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES...............    (1,693,372)    (2,487,441)     (3,308,459)
                                                             ------------   ------------   -------------
LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS...........   (19,341,177)   (34,753,920)    (98,516,282)
INCOME TAX BENEFIT.........................................     3,624,610     11,469,000      37,436,183
                                                             ------------   ------------   -------------
LOSS FROM CONTINUING OPERATIONS............................   (15,716,567)   (23,284,920)    (61,080,099)
DISCONTINUED OPERATIONS: (Note 3)
(LOSS) INCOME FROM DISCONTINUED OPERATIONS, net of income
  tax (benefit) expense of $470,170 in 1997, $(13,352,877)
  in 1998 and $(29,568,003) in 1999........................       332,141    (27,110,387)    (48,242,532)
LOSS ON DISPOSAL OF DISCONTINUED OPERATIONS, net of income
  tax benefit of $11,184,246 in 1999.......................            --             --     (18,247,979)
                                                             ------------   ------------   -------------
LOSS BEFORE EXTRAORDINARY ITEMS............................   (15,384,426)   (50,395,307)   (127,570,610)
EXTRAORDINARY EXPENSE, net of income tax benefit of
  $827,210 in 1997 and $1,149,000 in 1998 (Note 6).........    (1,349,659)    (2,165,439)             --
                                                             ------------   ------------   -------------
NET LOSS...................................................  $(16,734,085)  $(52,560,746)  $(127,570,610)
DIVIDENDS ON PREFERRED STOCK...............................    (2,603,362)   (23,955,011)    (69,476,850)
                                                             ------------   ------------   -------------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS.................  $(19,337,447)  $(76,515,757)  $(197,047,460)
                                                             ============   ============   =============
BASIC NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER COMMON
  SHARE:
  Before discontinued operations and extraordinary
    expense................................................         (0.35)         (0.90)          (2.38)
  Discontinued operations..................................          0.01          (0.51)          (1.21)
  Extraordinary expense....................................         (0.03)         (0.04)             --
                                                             ------------   ------------   -------------
BASIC NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER COMMON
  SHARE....................................................  $      (0.37)  $      (1.45)  $       (3.59)
                                                             ============   ============   =============
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING...........    52,728,059     52,773,972      54,823,354
                                                             ============   ============   =============

  The accompanying notes are an integral part of these consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                        CLASS A                CLASS A
                                    PREFERRED STOCK         COMMON STOCK
                                  -------------------   ---------------------                     TREASURY STOCK,     RETAINED
                                   SHARES     AMOUNT      SHARES      AMOUNT    PAID-IN CAPITAL       AT COST          DEFICIT
                                  --------   --------   ----------   --------   ---------------   ---------------   -------------
DECEMBER 31, 1996...............        --   $     --   52,728,059   $52,728      $ 5,928,709      $         --     $ (15,783,039)
  Net loss......................        --         --           --        --               --                --       (16,734,085)
  Cash dividends declared on
    preferred stock.............        --         --           --        --               --                --          (980,033)
  Cash dividends declared on
    common stock................        --         --           --        --               --                --        (7,633,620)
  Preferred stock dividends.....        --         --           --        --               --                --        (1,623,329)
  Issuance of preferred stock...   100,000    100,000           --        --               --                --                --
                                  --------   --------   ----------   -------      -----------      ------------     -------------
DECEMBER 31, 1997...............   100,000    100,000   52,728,059    52,728        5,928,709                --       (42,754,106)
  Net loss......................        --         --           --        --               --                --       (52,560,746)
  Conversion of Class B
    Preferred Stock.............        --         --   11,144,000    11,144       12,520,350                --                --
  Purchase of treasury stock, at
    cost........................        --         --           --        --               --       (56,125,661)               --
  Issuance of preferred stock...   214,286    214,286           --        --         (214,286)               --                --
  Preferred stock dividends.....        --         --           --        --               --                --       (23,955,011)
                                  --------   --------   ----------   -------      -----------      ------------     -------------
DECEMBER 31, 1998...............   314,286    314,286   63,872,059    63,872       18,234,773       (56,125,661)     (119,269,863)
  Net loss......................        --         --           --        --               --                --      (127,570,610)
  Preferred stock dividends.....        --         --           --        --               --                --       (69,476,850)
                                  --------   --------   ----------   -------      -----------      ------------     -------------
DECEMBER 31, 1999...............  $314,286   $314,286   63,872,059   $63,872      $18,234,773      $(56,125,661)    $(316,317,323)
                                  ========   ========   ==========   =======      ===========      ============     =============

  The accompanying notes are an integral part of these consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                       1997            1998            1999
                                                   -------------   -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss from continuing operations............  $ (17,066,226)  $ (25,450,359)  $ (61,080,099)
  Adjustments to reconcile net loss to net cash
    provided by operating activities--
    Depreciation and amortization................     16,797,780      47,109,937     127,439,984
    Amortization of bond premium and financing
      costs......................................             --              --       6,361,864
    Deferred income taxes and investment tax
      credits, net...............................     (4,108,699)    (14,677,558)    (37,638,759)
    Loss on disposition of assets, net...........        205,694         158,067         146,524
    Extraordinary loss on financing cost.........      2,176,867       3,314,439              --
    Minority interests in income of
      subsidiaries...............................      1,693,372       2,487,441       3,308,459
    Equity in income of unconsolidated
      partnerships...............................       (140,227)       (283,798)             --
  Changes in current assets and liabilities--
    Accounts receivable..........................     (7,279,109)     (8,358,070)     (9,055,846)
    Inventory....................................       (143,890)       (860,921)     (2,735,817)
    Income taxes receivable......................        288,063         845,000         218,324
    Prepaid expenses and other...................     (1,422,629)        418,482      (6,436,672)
    Accounts payable.............................      8,656,849      30,206,977       4,232,417
    Accrued expenses.............................      6,459,876      (7,888,703)        196,864
    Deferred revenue and customer deposits.......        789,889       1,003,412       1,704,204
                                                   -------------   -------------   -------------
      Net cash provided by operating
        activities...............................      6,907,610      28,024,346      26,661,447
                                                   -------------   -------------   -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...........................    (17,773,118)    (55,288,571)    (91,537,021)
  Purchase of cellular license and properties....   (190,719,765)   (945,420,000)    (39,987,057)
  Proceeds from sale of property, plant and
    equipment....................................        332,331          12,600      26,781,371
  (Increase) decrease in deposits................      1,583,706        (149,379)             --
  (Increase) decrease in receivable--affiliate...     (2,537,600)        301,117        (982,141)
  Decrease in payable--affiliate.................             --      (3,195,497)     (5,011,438)
  Increase in notes receivable...................     (2,585,517)     (1,194,990)             --
  Investment in unconsolidated subsidiaries and
    other, net...................................     (5,940,344)      5,871,788     (12,769,456)
                                                   -------------   -------------   -------------
      Net cash used in investing activities......   (217,640,307)   (999,062,932)   (123,505,742)
                                                   -------------   -------------   -------------

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                       1997            1998            1999
                                                   -------------   -------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable....................  $          --   $  17,500,000   $          --
  Proceeds from long-term debt...................    343,500,000     940,000,000     126,000,000
  Repayments from notes payable..................             --              --     (17,500,000)
  Repayments of long-term debt...................    (87,171,765)   (171,513,855)   (161,198,869)
  Dividend distributions--
    Preferred stock..............................       (117,186)             --      (3,471,737)
    Common stock.................................     (7,633,620)             --              --
  Distributions to partners......................       (458,378)       (911,223)             --
  Issuance of preferred stock....................             --     340,000,000     170,000,000
  Redemption of preferred stock..................             --              --     (55,000,000)
  Purchase of treasury stock.....................             --     (31,125,661)             --
  Minority investment in Dobson Tower Company....             --       7,718,750              --
  Purchase of restricted investments.............    (38,389,299)    (67,733,293)             --
  Maturities of restricted investments...........     10,836,243      17,483,654      29,694,000
  Deferred financing costs.......................     (9,725,288)    (62,038,663)     (9,751,729)
  Amortization of deferred financing costs and
    bond premium.................................      1,663,818       1,230,212              --
                                                   -------------   -------------   -------------
      Net cash provided by financing
        activities...............................    212,504,525     990,609,921      78,771,665
                                                   -------------   -------------   -------------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS....................................      1,771,828      19,571,335     (18,072,630)
CASH AND CASH EQUIVALENTS, beginning of year.....        980,571       2,752,399      22,323,734
                                                   -------------   -------------   -------------
CASH AND CASH EQUIVALENTS, end of year...........  $   2,752,399   $  22,323,734   $   4,251,104
                                                   =============   =============   =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid for--
    Interest (net of amounts capitalized)........  $  19,858,250   $  39,113,948   $  87,474,820

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Issuance of Class G Preferred Stock for the
    purchase of treasury stock...................  $          --   $  25,000,000   $          --
  Conversion of Class B Preferred Stock..........  $          --   $  12,531,394   $          --
  Purchase of PCS licenses with debt issuance....  $   4,056,204   $          --   $          --
  Allocation of noncash purchase price to license
    cost.........................................  $   3,747,000   $          --   $          --
  Stock dividend paid through the issuance of
    preferred stock..............................  $   1,623,329   $  16,320,000   $  42,865,000

  The accompanying notes are an integral part of these consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION:

    Dobson Communications Corporation ("DCC" or the "Company"), through its predecessors, was organized in 1936 as Dobson Telephone Company and adopted its current organizational structure in 1998. The Company is a provider of rural and suburban cellular telephone services.

1997 REORGANIZATION

    DCC was incorporated as an Oklahoma corporation in February 1997. Under an Agreement and Plan of Reorganization effective February 28, 1997 ("1997 Reorganization"), DCC acquired all of the outstanding Class A Common Stock, Class C Common Stock and Class B Convertible Preferred Stock of Dobson Operating Company ("DOC"). In exchange, the holders of the Class A Common Stock and
Class B Convertible Preferred Stock of DOC received equivalent shares of stock of DCC. The holders of Class C Common Stock received 100,000 shares of Class A Preferred Stock of DCC. In addition, DCC assumed all DOC outstanding stock options, substituting shares of DCC Class B Common Stock for the DOC stock subject to options. As a result of the 1997 Reorganization, DCC became the parent company of DOC and the stock of certain subsidiaries of DOC was distributed to DCC.

1998 REORGANIZATIONS

    In conjunction with the January 1998 issuance of 175,000 shares of 12.25% Senior Exchangeable Preferred Stock mandatorily redeemable in 2008 (see
Note 6), the Company formed three new subsidiaries: Dobson Cellular Operating Company ("DCOC"), DOC Cellular Subsidiary Company ("DOC Cellular Subsidiary") and Logix Communications Enterprises, Inc. ("Logix"), formerly named Dobson Wireline Company (collectively, the "January 1998 Reorganization"). DCOC was created as the holding company for subsidiaries formed to effect certain cellular acquisitions. DCOC has been designated an unrestricted subsidiary under the Senior Note Indenture which covers the DCC Senior Notes discussed in
Note 6. DOC Cellular Subsidiary was created as the holding company for the then existing cellular subsidiaries. Logix was created as the holding company for the Company's incumbent local exchange carrier ("ILEC"), fiber and integrated communications provider ("ICP") operations. Logix was designated an unrestricted subsidiary under the Senior Note Indenture and the Certificate of Designation establishing the Senior Exchangeable Preferred Stock.

    In conjunction with the December 1998 acquisition of Sygnet Wireless, Inc. ("Sygnet Acquisition"), the Company formed a new subsidiary, Dobson/Sygnet Communications Company ("Dobson/Sygnet") (the "December 1998 Reorganization"). Dobson/Sygnet was created as the holding company for the subsidiaries acquired in the Sygnet Acquisition. Collectively, the January 1998 Reorganization, the September 1998 Reorganization and the December 1998 Reorganization are known as the "1998 Reorganizations."

CAPITAL RESOURCES AND GROWTH

    The Company's total indebtedness and debt service requirements have substantially increased as a result of the transactions described in Note 9 and the Company will be subject to significant financial restrictions and limitations. If the Company is unable to satisfy any of the covenants under the credit facilities described in Note 6, including financial covenants, the Company will be unable to borrow under the credit facilities during such time period to fund planned capital expenditures, its ongoing operations or other permissible uses.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

1.  ORGANIZATION: (CONTINUED)
    The Company's ability to manage future growth will depend upon its ability to monitor operations, control costs, maintain effective quality controls and significantly expand the Company's internal management, technical and accounting systems, all of which will result in higher operating expenses. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations.

2.  SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements of the Company include the accounts of all majority owned subsidiaries. For financial reporting purposes, the Company reports 100% of revenues and expenses for the markets for which it provides cellular telecommunications service. However, in several of its markets, the Company holds less than 100% of the equity ownership. The minority stockholders' and partners' shares of income or losses in those markets are reflected in the consolidated statements of operations as minority interests in income of subsidiaries. For financial reporting purposes, the Company consolidates each subsidiary and partnership in which it has a controlling interest (greater than 50%). Significant intercompany accounts and transactions have been eliminated. Investments in unconsolidated partnerships where the Company does not have a controlling interest are accounted for under the equity method.

    The Company is responsible for managing and providing administrative services for certain partnerships of which the Company is the majority partner. The Company is accountable to the partners and shareholders for the execution and compliance with contracts and agreements and for filing of instruments required by law which are made on behalf of these partnerships and corporation. The books and records of these partnerships and corporation are also maintained by the Company.

BUSINESS SEGMENTS

    The Company operates in one business segment pursuant to Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information."

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents on the accompanying consolidated balance sheets includes cash and short-term investments with original maturities of three months or less.

INVENTORY

    The Company values its inventory at the lower of cost or market on the first-in, first-out method of accounting.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company assesses potential impairments of long-lived assets, certain identifiable intangibles and goodwill when there is evidence that events or changes in circumstances indicate that an asset's carrying value may not be recoverable. An impairment loss is recognized when the sum of the expected

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) future net cash flows is less than the carrying amount of the asset. The amount of any recognized impairment would be based on the estimated fair value of the asset subject to impairment compared to the carrying amount of such asset. No such losses have been identified by the Company.

CELLULAR LICENSE ACQUISITION COSTS

    Cellular license acquisition costs consist of amounts paid to acquire FCC licenses to provide cellular services. Cellular license acquisition costs are being amortized on a straight-line basis over fifteen years. Amortization expense of $10,528,125, $30,064,955 and $87,625,001 was recorded in 1997, 1998 and 1999, respectively.

    The ongoing value and remaining useful lives of intangible and other long-term assets are subject to periodic evaluation and the Company currently expects the carrying amounts to be fully recoverable.

DEFERRED COSTS

    Deferred costs consist primarily of fees incurred to secure long-term debt. Deferred financing costs are being amortized on a straight-line basis over the term of the debt of eight to ten years. Amortization expense related to these costs of $1,074,845, $1,965,461 and $6,364,802 was recorded in 1997, 1998 and
1999, respectively.

OTHER INTANGIBLES

    Other intangibles consist of amounts paid to acquire FCC licenses to provide PCS service and amounts paid to acquire cellular customer lists. During the fourth quarter of 1999, the Company entered into a definitive agreement to sell its nine PCS licenses for approximately $1.1 million plus the assumption of the Company's notes payables. Customer list acquisition costs are being amortized on a straight-line basis over five years. Amortization expense of $851,107, $1,219,940 and $10,716,164 was recorded in 1997, 1998 and 1999, respectively.

ADVERTISING COSTS

    Advertising costs are expensed as incurred and are included as marketing and selling expenses in the accompanying consolidated statements of operations.

INCOME TAXES

    The Company files a consolidated income tax return. Income taxes are allocated among the various entities included in the consolidated tax return, as agreed, based on the ratio of each entity's taxable income (loss) to consolidated taxable income (loss). Deferred income taxes reflect the estimated future tax effects of differences between financial statement and tax bases of assets and liabilities at year end.

REVENUE RECOGNITION

    The Company records service revenues over the period they are earned. The cost of providing service is recognized as incurred. Airtime and toll revenue is billed in arrears. The Company accrued estimated unbilled revenues for services provided of approximately $3,445,000 and $2,626,000 as of

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

2.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
December 31, 1998 and 1999, respectively, which are included in accounts receivable in the accompanying consolidated balance sheets. Monthly access charges are billed in advance and are reflected as deferred revenue on the accompanying consolidated balance sheets. Cellular equipment sales are recognized when the cellular equipment is delivered to the customer. Subscriber acquisition costs (primarily commissions and loss on equipment sales) are expensed as incurred.

EARNINGS PER SHARE

    Basic loss per common share is computed by the weighted average number of shares of common stock outstanding during the year. Diluted net loss per common share has been omitted because the impact of stock options and convertible preferred stock on the Company's net loss per common share is anti-dilutive.

USE OF ESTIMATES

    The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

SIGNIFICANT CONCENTRATIONS

    In connection with providing cellular services to customers of other cellular carriers, the Company has contractual agreements with those carriers which provide for agreed-upon billing rates between the parties. Approximately 45%, 59% and 70% of the Company's cellular roaming revenue was earned from three cellular carriers during the years ended December 31, 1997, 1998 and 1999, respectively.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In July 1998, the Financial Accounting Standards Board issued SFAS No. 133, Derivatives and Hedging ("SFAS 133"). SFAS 133 establishes uniform hedge accounting criteria for all derivatives requiring companies to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Under SFAS 133, derivatives will be recorded in the balance sheet as either an asset or liability measured at its fair value, with changes in the fair value recognized as a component of comprehensive income or in current earnings. SFAS 133, as amended by SFAS 137, Derivatives and Hedging-Deferral of the Effective Date of FASB Statement No. 133, will be effective for fiscal years beginning after June 15, 2000. Under SFAS 133, the Company would record an asset of $0.5 million relating to its interest rate hedge valuation at December 31, 1999. The Company has not determined the timing or method of adoption of SFAS 133.

RECLASSIFICATIONS

    Certain reclassifications have been made to the previously presented 1998 balances to conform them to the 1999 presentation.

    Certain reclassifications have also been made to the previously issued version of these financial statements. These reclassifications have been made due to the fact that the Company derives roaming revenues from charges to its subscribers when those subscribers roam into other wireless providers'

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) markets. Through 1999, the Company's accounting practice was to net those revenues against the associated expenses charged to it by third-party wireless providers (that is, the fees the Company pays the other wireless providers for carrying its subscribers' calls on their network) and to record the net expense as cost of service. Historically, the Company had been able to pass through to its subscribers the majority of the costs charged to it by third-party wireless providers. Recently, the industry has been moving to pricing plans that include flat rate pricing and larger home areas. Under these types of plans, amounts charged to it by other wireless providers may not necessarily be passed through to its subscribers. Therefore, the Company has changed its accounting procedures to report these revenues and expenses separately in its statements of operations and have reclassified prior year amounts to reflect this change.

3.  DISCONTINUED OPERATIONS

    On November 10, 1999, the Company adopted a plan to distribute the stock of Logix on January 24, 2000, to the Company's Class A common stockholders and Class D preferred stockholders in a tax free non-pro rata spin-off. The Company will not recognize a gain on this distribution of Logix stock to its stockholders since the distribution will be between entities under common control. Operating losses of Logix from November 10, 1999 through January 24, 2000 (the date of disposition), net of income tax benefit was $18.2 million and was expensed as the loss on disposal of discontinued operations in the Company's consolidated statement of operations for the year ended 1999.

    The Company's distribution of Logix stock to its stockholders may become taxable to the Company if there is a greater than 50% change in ownership of Logix within two years of the distribution. This contingent tax liability will be recognized by the Company only if it becomes probable that such a change in ownership of Logix will occur.

    The wireline segment, or Logix and its subsidiaries, operates as an integrated communications provider under the LOGIX(SM) brand name in Oklahoma and Texas, owns local telephone exchanges in Oklahoma and operates regional fiber optic transmission networks in Oklahoma, Texas and Colorado. Pursuant to Accounting Principles Board Opinion ("APB") No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions," the consolidated financial statements have been restated for all periods presented to reflect the wireline operations, assets and liabilities as

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

3.  DISCONTINUED OPERATIONS (CONTINUED)
discontinued operations. The assets and liabilities of such operations have been classified as "Net liabilities of discontinued operations" on the consolidated balance sheets and consist of the following:

                                              DECEMBER 31, 1998    DECEMBER 31, 1999
                                              ------------------   ------------------
                                                         ($ IN THOUSANDS)
Cash and cash equivalents...................       $ 31,675             $    672
Restricted investments--current.............         37,572               40,079
Other current assets........................         36,747               28,152
Property, plant and equipment, net..........         89,508              121,136
Restricted investments--non-current.........         61,988               21,062
Goodwill....................................        126,244              121,280
Other assets................................         21,769               75,557
                                                   --------             --------
  Total assets..............................        405,503              407,938
Current liabilities.........................         36,299               36,540
Long-term debt, net of current portion......        376,149              438,330
Other liabilities...........................             88                6,592
                                                   --------             --------
  Total liabilities.........................        412,536              481,462
                                                   --------             --------
Net liabilities of discontinued
  operations................................       $ (7,033)            $(73,524)
                                                   ========             ========

    The net (loss) income from operations of the wireline segment was classified on the consolidated statement of operations as "(Loss) income from discontinued operations." Summarized results of discontinued operations are as follows:

                                                    YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                   1997       1998       1999
                                                 --------   --------   --------
                                                        ($ IN THOUSANDS)
Net revenues...................................  $20,177    $ 67,703   $113,420
(Loss) Income before income taxes..............      886     (40,196)   (77,811)
Income tax benefit (provision).................     (337)     12,924     29,568
Extraordinary item, net........................     (217)         --         --
Cumulative effect of change inaccounting
  principle, net...............................       --        (699)        --
(Loss) income from discontinued operations.....      332     (27,110)   (48,243)

4.  PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment are recorded at cost. Newly constructed cellular systems are added to property, plant and equipment at cost which includes contracted services, direct labor, materials overhead and capitalized interest. For the years ended December 31, 1997, 1998 and 1999, interest capitalized was not material. Existing property, plant and equipment purchased through acquisitions is recorded at its fair value at the date of the purchase. Repairs, minor replacements and maintenance are charged to operations as incurred. The provisions for depreciation are provided using the straight-line method based on the estimated useful lives of the various classes of depreciable property.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

4.  PROPERTY, PLANT AND EQUIPMENT: (CONTINUED)

    Listed below are the major classes of property, plant and equipment and their estimated useful lives, in years, as of December 31, 1998 and 1999:

                                             USEFUL
                                              LIFE         1998           1999
                                            --------   ------------   ------------
Cellular systems and equipment............    3-10     $143,501,214   $181,480,987
Buildings and improvements................    5-40       25,089,448     27,496,285
Vehicles, aircraft and other work
  equipment...............................    3-10        4,402,975      3,371,935
Furniture and office equipment............    5-10       14,461,676     16,258,071
Plant under construction..................               15,232,700     23,516,198
Land......................................                1,915,733      2,195,457
                                                       ------------   ------------
  Property, plant and equipment...........              204,603,746    254,318,933
Accumulated depreciation..................               31,549,417     45,751,356
                                                       ------------   ------------
  Property, plant and equipment, net......             $173,054,329   $208,567,577
                                                       ============   ============

5.  NOTES PAYABLE:

    On December 23, 1998, the Company's subsidiary, Dobson Tower Company, obtained a $17,500,000 term loan to finance the Sygnet Acquisition discussed in
Note 9. The term loan was repaid in October 1999, with proceeds from the sale of substantially all of the towers which were acquired in the Sygnet acquisition as discussed in Note 10.

6.  LONG-TERM DEBT:

    The Company's long-term debt as of December 31, 1998 and 1999, consisted of the following:

                                                     1998             1999
                                                --------------   --------------
Revolving credit facilities...................  $  740,000,000   $  705,000,000
Dobson/Sygnet Senior Notes....................     200,000,000      200,000,000
DCC Senior Notes..............................     160,000,000      160,000,000
Other notes payable...........................       4,056,204        3,857,335
                                                --------------   --------------
  Total debt..................................   1,104,056,204    1,068,857,335
Less--Current maturities......................         198,871       13,041,731
                                                --------------   --------------
  Total long-term debt........................  $1,103,857,333   $1,055,815,604
                                                ==============   ==============

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

6.  LONG-TERM DEBT: (CONTINUED)
REVOLVING CREDIT FACILITIES

    The Company's revolving credit facilities consist of the following:

                                                                  INTEREST RATE (WEIGHTED
                              MAXIMUM       AMOUNT OUTSTANDING        AVERAGE RATE AT
CREDIT FACILITY             AVAILABILITY   AT DECEMBER 31, 1999     DECEMBER 31, 1999)
---------------             ------------   --------------------   -----------------------
Dobson/Sygnet Credit
  Facilities..............  $422,000,000       $398,000,000                  9.8%
DCOC Credit Facility......   160,000,000        155,000,000                  7.5%
DOC Credit Facility.......   250,000,000        152,000,000                  8.0%(1)

------------------------

(1) Weighted average computation is based on actual interest rates without giving effect to the interest rate hedge discussed below.

    On December 23, 1998, the Company's subsidiary, Sygnet, obtained
$430 million of senior secured credit facilities ("Sygnet Credit Facilities") from NationsBank, N.A., consisting of (a) a $50.0 million, 7 3/4 year reducing revolving credit facility ("Revolving Credit Facility"), (b) a $125.0 million, 7 3/4 year term loan ("Term Loan A"), (c) a $155.0 million, 8 1/4 year term loan ("Term Loan B") and (d) a $100.0 million, 9 year term loan ("Term Loan C"). Dobson/Sygnet's obligations under the Sygnet Credit Facility are secured by all current and future assets of Sygnet. Initial proceeds were used primarily to finance the Sygnet Acquisition described in Note 9. The Company expects to use the remaining availability to finance Dobson/Sygnet's capital expenditures and general operations. During 1999, the maximum availability was reduced from $430.0 million to $422.0 million as a result of a mandatory prepayment on the term loans of $8.0 million from the net proceeds received from Dobson Tower Company's sale of substantially all of the towers acquired during the Sygnet acquisition.

    Commencing with the quarter ending December 31, 2000, the borrowing under the Revolving Credit Facility and Term Loan A will reduce quarterly under the following annual amortization schedule:

YEAR                                                         ANNUAL AMORTIZATION
----                                                         -------------------
2000.......................................................           5.0%
2001.......................................................           7.5%
2002.......................................................           7.5%
2003.......................................................          12.5%
2004.......................................................          15.0%
2005.......................................................          25.0%
2006.......................................................          27.5%

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

6.  LONG-TERM DEBT: (CONTINUED)
    Commencing with the quarter ending December 31, 2000, the borrowing under the Term Loan B will reduce quarterly under the following annual amortization schedule:

YEAR                                                         ANNUAL AMORTIZATION
----                                                         -------------------
2000.......................................................           2.5%
2001.......................................................           2.5%
2002.......................................................           2.5%
2003.......................................................           7.5%
2004.......................................................          15.0%
2005.......................................................          25.0%
2006.......................................................          27.5%
2007.......................................................          17.5%

    Term Loan C will amortize annually under the following schedule:

YEAR                                                         ANNUAL AMORTIZATION
----                                                         -------------------
2000-2006..................................................           1.0%
2007.......................................................          92.0%

    On March 25, 1998, the Company's subsidiary DCOC established a $200 million senior secured credit facility (the "DCOC Credit Facility"). At the same time, the Company's subsidiary, DOC, established a $250 million senior secured credit facility (the "DOC Credit Facility"). On May 10, 1999, the commitment level and outstanding borrowings on the DCOC Credit Facility were reduced from the established amount of $200.0 million to $100.0 million. Subsequently, on July 2, 1999, the Company's lenders increased the DCOC credit facility commitment level from $100.0 million to $160.0 million. Although the commitment levels changed, the obligations under the DCOC Credit Facility remain secured by all current and future assets of DCOC. In addition, the DOC Credit Facility remains secured by all of DOC's stock and the stock or partnership interests of its restricted subsidiaries and all assets of DOC and its restricted subsidiaries. DCOC is designated an unrestricted subsidiary with regard to the DOC Facility. During January 2000, the Company refinanced both the DOC and DCOC Credit facilities with a new consolidated $800.0 million credit facility as discussed in Note 17.

    The Sygnet Credit Facilities, the DCOC Credit Facility and the DOC Credit Facility require the Company to maintain certain financial ratios. The failure to maintain such ratios would constitute an event of default, notwithstanding the Company's ability to meet its debt service obligations.

    In connection with the closing of the DOC Credit Facility, the Company extinguished its 1997 Credit Facility and recognized a pretax loss of approximately $3.3 million as a result of writing off previously capitalized financing costs associated with the revolving credit facility. Such amount is included in the Company's consolidated statement of operations, net of tax, for the year ended December 31, 1998 as an extraordinary expense.

    On February 28, 1997, the Company amended and restated its existing bank credit agreement ("1996 Credit Facility") and established the 1997 Credit Facility. In connection with the closing of the 1997 Credit Facility, the Company extinguished its 1996 Credit Facility and recognized a pretax loss of approximately $2.5 million as a result of writing off previously capitalized financing costs associated

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

6.  LONG-TERM DEBT: (CONTINUED)
with the 1996 Credit Facility. This loss has been reflected as an extraordinary item, net of tax, in the Company's consolidated statement of operations for the year ended December 31, 1997.

SENIOR NOTES

    On December 23, 1998, the Company's subsidiary issued $200 million of 12.25% Senior Notes maturing in 2008 ("Dobson/Sygnet Senior Notes"). The net proceeds were used to finance the Sygnet Acquisition described in Note 9 and to purchase $67.7 million of securities pledged to secure payment of the first six semi-annual interest payments on the Dobson/Sygnet Senior Notes, which began on June 15, 1999. The pledged securities are reflected as restricted cash and investments in the Company's consolidated balance sheets. The Dobson/Sygnet Senior Notes are redeemable at the option of the Company in whole or in part, on or after December 15, 2003, initially at 106.125%. Prior to December 15, 2001, the Company may redeem up to 35% of the principal amount of the Dobson/ Sygnet Senior Notes at 112.25% with proceeds from equity offerings, provided that at least $130 million remains outstanding.

    On February 28, 1997, the Company issued $160 million of 11.75% Senior Notes maturing in 2007 ("DCC Senior Notes"). The net proceeds were used to finance the Maryland/Pennsylvania Acquisition described in Note 9 and to purchase securities pledged to secure payment of the first four semi-annual interest payments on the DCC Senior Notes, which began on October 15, 1997. The DCC Senior Notes were redeemable at the option of the Company in whole or in part, on or after April 15, 2002, initially at 105.875%. Subsequent to December 31, 1999, the Company redeemed substantially all of the DCC Senior Notes for approximately $188.4 million as discussed in Note 17.

OTHER NOTES PAYABLE

    Other notes payable represents the amount financed with the United States Government for nine PCS licenses as discussed in Note 9.

    Minimum future payments of long-term debt for years subsequent to December 31, 1999, are as follows:

2000........................................................  $   13,041,731
2001........................................................      31,193,391
2002........................................................      43,721,760
2003........................................................      75,251,943
2004........................................................     113,784,057
2005 and thereafter.........................................     778,822,722
                                                              --------------
                                                              $1,055,815,604
                                                              ==============

INTEREST RATE HEDGES

    In March 1999, the Company entered into an interest rate swap that effectively fixed the interest rate on $110.0 million of the principal outstanding on the Dobson/Sygnet credit facilities at approximately 5.48% plus a factor used on our leverage (approximately 8.76% at December 31, 1999). The term of the interest rate swap is 24 months. In June 1999, the Company entered into an interest

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

6.  LONG-TERM DEBT: (CONTINUED)
rate cap agreement terminating on June 14, 2001. The cap agreement minimizes the Company's interest rate exposure by setting a maximum rate of 7.50% plus a factor used on our leverage (approximately 8.89% at December 31, 1999) for $160.0 million of its indebtedness.

7.  RESTRICTED CASH AND INVESTMENTS:

    Restricted cash and investments consist of interest pledge deposits for the Dobson/Sygnet Senior Notes. The Dobson/Sygnet Senior Notes interest pledge deposit includes the initial deposit of $67.7 million (as discussed in Note 6), net of interest earned and payments issued to bondholders. Amortization expense of $269,101 and $769,956 was recorded in 1998 and 1999, respectively, for bond premiums recorded with the purchase of the restricted investments.

8.  STOCKHOLDERS' DEFICIT:

    As of December 31, 1999, the Company's authorized and outstanding capital stock is as follows:

                                                                                                       LIQUIDATION
                                          # OF SHARES   # OF SHARES   PAR VALUE                        PREFERENCE     REDEMPTION
        CLASS                TYPE         AUTHORIZED      ISSUED      PER SHARE       DIVIDENDS         PER SHARE        DATE
---------------------   ---------------   -----------   -----------   ---------   ------------------   -----------   -------------
    Class A             Common Stock      160,250,720(1) 63,872,059(1)   $.001       As declared               --         --

    Class B             Common Stock          31,000            --      $.001        As declared               --         --

    Class C             Common Stock          31,000            --      $.001        As declared               --         --
                                          -----------   ----------

                                          160,312,720   63,872,059
                                          ===========   ==========

Senior Exchangeable     Preferred Stock      550,000       216,210      $1.00     12.25% Cumulative     $   1,000    Jan. 15, 2008

   Additional           Preferred Stock      184,000        71,392      $1.00     12.25% Cumulative     $   1,000    Jan. 15, 2008

Senior Exchangeable     Preferred Stock      500,000       181,229      $1.00      13% Cumulative       $   1,000     May 1, 2009

    Class A             Preferred Stock      450,000       100,000      $1.00     5% Non-cumulative     $      70         --

    Class D             Preferred Stock       90,000        75,094      $1.00      15% Cumulative       $1,131.92        after
                                                                                                                     Dec. 23, 2010

    Class E             Preferred Stock      517,000            --      $1.00      15% Cumulative       $1,131.92        after
                                                                                                                     Dec. 23, 2010

     Other              Preferred Stock      709,000            --      $1.00            --                    --         --
                                          -----------   ----------

                                           3,000,000       643,925
                                          ===========   ==========

                          OTHER
                        FEATURES,
                         RIGHTS,
                       PREFERENCES
        CLASS          AND POWERS
---------------------  -----------
    Class A              Voting
    Class B            Non-voting
    Class C            Non-voting
Senior Exchangeable    Non-voting
   Additional          Non-voting
Senior Exchangeable    Non-voting
    Class A            Non-voting
    Class D            Convertible
    Class E            Non-Voting
     Other                 --

----------------------------------
(1) In the table above, the Company's Class A common stock, is adjusted to reflect the 111.44 for 1 stock split that became effective February 9, 2000.

    In May 1999, the Company issued 170,000 shares of 13% senior exchangeable preferred stock manditorily redeemable in 2009 for $1,000 per share. The net proceeds from the private offering of the preferred stock were used to redeem the outstanding shares of the Company's Class F and Class G Preferred Stock, to reduce bank debt at DCOC and for general corporate purposes, including acquisitions. Holders of the preferred stock are entitled to cumulative quarterly dividends from the date of issuance and a liquidation preference of $1,000 per share with rights over the other classes of capital stock and equal to the 12.25% Senior Exchangeable Preferred Stock. On or before May 1, 2004, the Company may pay dividends, at its option, in cash or in additional shares having an aggregate liquidation preference equal to the amount of such dividends. Additionally, the preferred stock is

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

8.  STOCKHOLDERS' DEFICIT: (CONTINUED)
redeemable at the option of the Company on or after May 1, 2004. Holders of the preferred stock have no voting rights.

    During 1999 and 1998, the Company issued cumulative quarterly dividends in the form of 47,956 and 11,229 additional shares of 12.25% and 13.00% Senior Exchangeable preferred stock, respectively (resulting in a total liquidation preference of the outstanding preferred stock of $295.2 million and $185.2 million, respectively, as of December 31, 1999) which represented non-cash financing activity, and thus are not included in the accompanying condensed consolidated statements of cash flows.

    On December 23, 1998, the Company issued 75,093.7 shares of Class D Convertible Preferred Stock, including 3,534 shares to its majority shareholder for aggregate proceeds of $85 million. The Company also issued 30,000 shares of Class F Preferred Stock to the former shareholders of Sygnet as consideration for the Sygnet Acquisition. In addition, the Company issued 37,853 shares of Class G Preferred Stock to its majority shareholder in exchange for 40,000 shares of the Company's Class A Common Stock which are held in treasury at December 31, 1998.

    On December 23, 1998, Fleet, the holder of Class B Preferred Stock, converted all of its shares to Class A Common Stock. In addition, the Company redeemed all of the outstanding shares of Class C Preferred Stock which were held by Fleet for $1.9 million. On December 23, 1998, the Company purchased 43,345 shares of its Class A Common Stock from Fleet for approximately
$31.1 million. In addition, the Company purchased 37,853 shares of its Class A Common Stock from its majority shareholder. In exchange, the Company issued 37,853 shares of Class G Preferred Stock to its majority shareholder. These Class A Common Stock shares are held in treasury stock at cost.

    As discussed in Note 1, effective February 28, 1997, the stockholders of DCC and Dobson Holdings Corporation ("Dobson Holdings"), a new corporation, entered into an agreement and plan of reorganization. Under the reorganization, Dobson Holdings acquired all of the outstanding Class A common stock, Class C common stock and Class B Preferred of DCC. In exchange, the holders of the Class A common stock and Class B Preferred of DCC received equivalent shares of stock of Dobson Holdings. The holders of the Class C common stock received 100,000 shares of Class A preferred stock of Dobson Holdings. In addition, Dobson Holdings assumed all DCC outstanding stock options, substituting shares of Dobson Holdings Class B common stock for the stock subject to options. As a result, Dobson Holdings is the parent company of DCC.

    As part of the reorganization, the stock of certain subsidiaries was distributed to Dobson Holdings so that DCC is the holding company for the wireline and cellular subsidiaries. Additionally, DCC changed its corporate name to DOC and Dobson Holdings changed its corporate name to DCC.

9.  ACQUISITIONS:

    On January 26, 1998, the Company purchased the FCC cellular license for, and certain assets relating to Texas 16 RSA for $56.6 million. The property is located in south-central Texas in an area bordered by Austin, Houston and San Antonio.

    On April 1, 1998, the Company acquired all of the capital stock of the corporations which owned the Cellular 2000 Partnership. The Cellular 2000 Partnership owns the FCC cellular license and system for, and certain assets relating to, the California 4 RSA. The total purchase price paid by the Company

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

9.  ACQUISITIONS: (CONTINUED)
was $90.9 million. The property is located in central California adjacent to Fresno, Modesto and Yosemite National Park.

    On June 16, 1998, the Company acquired an 86.4% interest in the Santa Cruz Cellular Telephone Partnership ("SCCTP") for $31 million. SCCTP owns the cellular license and other assets for the Santa Cruz MSA. The Santa Cruz MSA is located adjacent to the California 4 RSA purchased in April 1998. Subsequent to September 30, 1998, the Company acquired an additional 0.9% interest in SCCTP for $0.3 million.

    On July 29, 1998, the Company purchased the FCC cellular license and certain assets of California 7 RSA for $21 million. California 7 is located in the Imperial Valley extending from east of San Diego to the Arizona state line.

    On December 23, 1998, the Company's subsidiary, Dobson/Sygnet acquired Sygnet Wireless, Inc. for $337.5 million. The Sygnet markets include cellular systems in Ohio, Pennsylvania and New York covering an estimated population base of 2.4 million.

    On March 16, 1999, the Company purchased certain assets and customers relating to the Ohio 2 RSA for $3.9 million. This completes the acquisition of the Ohio 2 market, which began on September 2, 1998, when the Company acquired the FCC license of Ohio 2 RSA for $39.3 million. Ohio 2 is located in north central Ohio and covers an estimated population of 262,300 people.

    On June 1, 1999, the Company completed the purchase of certain assets and customers relating to the Texas 10 RSA. This completed the acquisition of the Texas 10 market, which began on December 2, 1998, when the Company acquired the FCC license of Texas 10 RSA for $55.0 million. Texas 10 is located in central Texas and covers an estimated population of 317,900.

    On June 24, 1999, the Company's wholly-owned subsidiary, Dobson Cellular of Maryland, purchased the Maryland 1 RSA for $9.1 million. Maryland 1 is located in the westernmost county of the state and a small section of West Virginia and covers an estimated population base of approximately 56,400.

    On September 15, 1999, the Company purchased Arizona 1 RSA for
$24.0 million. Arizona 1 is located in the Northwest corner of the state and covers an estimated population base of approximately 135,000 as of December 31, 1999.

    On December 14, 1999, the Company purchased Pennsylvania 2 RSA for
$6.0 million. Pennsylvania 2 is located in Northwest Pennsylvania and covers an estimated population base of 90,000.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

    The acquisition transactions were accounted for as purchases and, accordingly, their results of operations have been included in the accompanying consolidated statements of operations from the respective dates of acquisition. The unaudited pro forma information set forth below includes all acquisitions for the years ended 1999 and 1998, respectively, as if the purchases occurred at the beginning of 1998. The unaudited pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated at that time:

                                                          1998        1999
                                                        ---------   ---------
                                                             (UNAUDITED)
Operating revenue.....................................  $ 279,185   $ 330,220
Loss before discontinued operations and extraordinary
  items...............................................    (95,371)    (60,679)
Net loss..............................................   (156,243)   (131,972)
Net loss applicable to common stockholders............   (193,065)   (201,449)
Basic net loss applicable to common stockholders per
  common share........................................  $   (3.66)  $   (3.67)

PCS LICENSES

    In the second quarter of 1997, the Company was granted PCS licenses in the FCC "F" Block auction for nine markets adjacent to or overlapping the Company's existing cellular footprint in Oklahoma, Kansas and Missouri. The aggregate bid for these licenses was $5.1 million after a 15% discount. The Company financed approximately $4.1 million of the purchase price in July 1997 by notes payable to the United States Government at an annual interest rate of 6.25% (see
Note 6). Interest only payments are due quarterly on January 15, April 15,
July 15 and October 15 for the first two years. The principal obligations will be amortized quarterly over an eight-year period, which began in 1999. During the fourth quarter of 1999, the Company entered into a definitive agreement to sell its nine PCS licenses for $1.1 million plus the assumption of these notes payable.

10.  DISPOSITIONS:

    On October 15, 1999, Dobson Tower Company, a subsidiary of the Company, completed the sale of substantially all of the towers acquired by Dobson Tower Company in the Sygnet acquisition to American Tower Corporation for approximately $38.7 million. In connection with the sale, another subsidiary of the Company, Sygnet Communications, Inc. has agreed to lease the towers back from American Tower Corporation for an initial term of ten years.

11.  EMPLOYEE BENEFIT PLANS:

401(k) PLAN

    The Company maintains a 401(k) plan (the "Plan") in which substantially all employees of the Company are eligible to participate. The Plan requires the Company to match 100% of employees' contributions up to 4% of their salary. Contributions to the Plan charged to the Company's operations were approximately $179,000, $274,000 and $698,000 during the years ended December 31, 1997, 1998 and 1999, respectively.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

11.  EMPLOYEE BENEFIT PLANS: (CONTINUED)
STOCK OPTION PLAN

    The Company has adopted a stock option plan, the 1996 Stock Option Plan, as amended (the "Plan"). The Company accounts for the Plan under APB Opinion 25, under which no compensation cost is recognized in the accompanying consolidated financial statements if the option price is equal to or greater than the fair market value of the stock at the time the option is granted.

    Under the Company's Plan, the Board of Directors may grant both incentive and non-incentive stock options for employees, officers and directors to acquire Class B Common Stock and Class C Common Stock. Since the Plan's adoption, stock options have been issued at the market price on the date of grant with an expiration of ten years from the grant date. Options granted to one employee during 1997 representing 42.9% of total options granted in 1997 and vest as follows: options to purchase 12% of such shares first become exercisable on each of the first five anniversaries of the grant date; options to purchase an additional 8% of such shares first become exercisable on the same dates if annual performance objectives are achieved, otherwise, the additional 8% of such shares become fully vested at the end of the ten year term. The remaining options issued in 1997 and all of the options issued in 1999 and 1996 vest at a rate of 20% per year. The Company has reserved 30,166 shares of authorized but unissued Class B Common Stock ("Class B") and 30,166 shares of authorized but unissued Class C Common Stock ("Class C") for issuance under the Plan.

    On January 10, 2000, the Company adopted a 2000 stock incentive plan as discussed in Note 17.

    Stock options outstanding under the Plan are presented for the periods indicated.

                                           CLASS B                    CLASS C
                                   ------------------------   ------------------------
                                   NUMBER OF   OPTION PRICE   NUMBER OF   OPTION PRICE
                                    SHARES        RANGE        SHARES        RANGE
                                   ---------   ------------   ---------   ------------
Outstanding December 31, 1996....    8,374         $100            --          --
Granted..........................   14,059      $100-$150          --          --
Exercised........................       --          --             --          --
Canceled.........................       --          --             --          --
                                    ------       ----------     -----       ----------
Outstanding December 31, 1997....   22,433      $100-$150          --          --
Granted..........................    8,540      $300-$665       2,414      $400-$420
Exercised........................       --          --             --          --
Canceled.........................    1,207         $100            --          --
                                    ------       ----------     -----       ----------
Outstanding December 31, 1998....   29,766      $100-$665       2,414      $400-$420
Granted..........................       --          --          1,812         $420
Exercised........................       --          --             --          --
Canceled.........................    1,207         $100            --          --
                                    ------       ----------     -----       ----------
Outstanding December 31, 1999....   28,559      $100-$665       4,226      $400-$420
                                    ======       ==========     =====       ==========
Exercisable at December 31,
  1997...........................    1,675         $100            --          --
                                    ======       ==========     =====       ==========
Exercisable at December 31,
  1998...........................    7,122      $100-$150          --          --
                                    ======       ==========     =====       ==========
Exercisable at December 31,
  1999...........................   11,338      $100-$665         482      $400-$420
                                    ======       ==========     =====       ==========

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

11.  EMPLOYEE BENEFIT PLANS: (CONTINUED)
    The following schedule shows the Company's net loss and net loss per share for the last three years, had compensation expense been determined consistent with the Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The pro forma information presented below is based on several assumptions and should not be viewed as indicative of the Company in future periods.

                                                 1997        1998        1999
                                               ---------   ---------   --------
                                                   ($ IN THOUSANDS, EXCEPT
                                                    FOR PER SHARE AMOUNTS)
Net loss applicable to common stockholders:
  As reported................................  $ (19,337)  $ (76,516)  (197,047)
  Pro forma..................................  $ (19,540)  $ (76,943)  (197,537)
Basic net loss applicable to common
  stockholders per common share:
  As reported................................  $    (.37)  $   (1.45)     (3.59)
  Pro forma..................................  $    (.37)  $   (1.46)     (3.60)

    Diluted net loss per common share has been omitted because the impact of common stock equivalents is anti-dilutive.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997, 1998 and 1999, respectively:

                                                       CLASS B                            CLASS C
                                         ------------------------------------      ----------------------
                                           1997          1998          1999          1998          1999
                                         --------      --------      --------      --------      --------
                                                        (AMOUNTS EXPRESSED IN PERCENTAGES)
Interest rate..........................    6.60%         5.60%           --          5.80%         5.03%
Dividend yield.........................      --            --            --            --            --
Expected volatility....................   40.27%        39.79%           --         40.20%        44.67%

    The weighted average fair value of options granted using the Black-Scholes option pricing model for Class B in 1997 and 1998 was $71.42 and $205.88, respectively, and for Class C in 1998 and 1999 was $255.23 and $267.37, respectively, assuming an expected life of ten years.

12.  TAXES:

    Benefit for income taxes for the years ended December 31, 1997, 1998 and 1999, were as follows:

                                          1997           1998           1999
                                       -----------   ------------   ------------
Federal income taxes--
  Deferred...........................  $(3,243,000)  $(10,883,000)  $(31,525,000)
State income taxes (current and
  deferred)..........................     (382,000)      (586,000)    (5,911,000)
                                       -----------   ------------   ------------
  Total income tax benefit...........  $(3,625,000)  $(11,469,000)  $(37,436,000)
                                       ===========   ============   ============

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

12.  TAXES: (CONTINUED)
    The provisions for income taxes for the years ended December 31, 1997, 1998 and 1999, differ from amounts computed at the statutory rate as follows:

                                          1997           1998           1999
                                       -----------   ------------   ------------
Income taxes at statutory rate
  (34%)..............................  $(6,576,000)  $(11,816,000)  $(33,495,000)
State income taxes, net of Federal
  income tax effect..................     (774,000)    (1,390,000)    (3,805,000)
Losses for which no benefit is
  recognized.........................    3,747,000      1,608,000             --
Other, net...........................      (22,000)       129,000       (136,000)
                                       -----------   ------------   ------------
                                       $(3,625,000)  $(11,469,000)  $(37,436,000)
                                       ===========   ============   ============

    The tax effects of the temporary differences which gave rise to deferred tax assets and liabilities at December 31, 1998 and 1999, were as follows:

                                                     1998            1999
                                                 -------------   -------------
Current deferred income taxes:
  Allowance for doubtful accounts receivable...  $     812,000   $     733,000
  Accrued liabilities..........................        592,000         453,000
                                                 -------------   -------------
    Net current deferred income tax asset......      1,404,000       1,186,000

Noncurrent deferred income taxes:
  Fixed assets.................................     (2,440,000)     (9,549,000)
  Intangible assets............................   (291,375,000)   (268,395,000)
  Tax credits and carryforwards................     48,185,000      69,953,000
                                                 -------------   -------------
    Net noncurrent deferred income tax
      liability................................   (245,630,000)   (207,991,000)
                                                 -------------   -------------
    Total deferred income taxes................  $(244,226,000)  $(206,805,000)
                                                 =============   =============

    At December 31, 1999, the Company had NOL carryforwards of approximately $182 million, which may be utilized to reduce future Federal income taxes payable. These NOL carryforwards begin to expire in 2013.

13.  RELATED PARTY TRANSACTIONS:

    At December 31, 1999 and 1998, the Company had notes and interest receivable of $7,047,272 and $7,088,517 due from related parties, including $290,150 and $284,466 at December 31, 1998 and 1999, respectively, from the Company's directors and officers. The notes bear interest at various interest rates ranging from 4% to 14.5% at December 31, 1999.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

14.  ACCRUED EXPENSES:

    Accrued expenses consist of the following at December 31:

                                                        1998          1999
                                                     -----------   -----------
Interest...........................................  $ 5,846,071   $ 6,671,366
Sygnet acquisition costs (see Note 9)..............    5,439,095     2,549,759
Vacation, wages and other..........................    2,937,140     5,198,045
                                                     -----------   -----------
  Total accrued expenses...........................  $14,222,306   $14,419,170
                                                     ===========   ===========

15.  COMMITMENTS:

    The Company entered into an equipment supply agreement on December 6, 1995, and as amended on November 30, 1999, the Company agreed to purchase approximately $120.0 million of cell site and switching equipment between June 24, 1997 and December 31, 2002, to update the cellular systems for the newly acquired and existing MSAs and RSAs. Of the commitment, approximately $56.4 million remained at December 31, 1999.

    The Company entered into an additional equipment supply agreement with a second vendor on January 13, 1999. The Company agreed to purchase approximately $81 million of cell site and switching equipment between January 13, 1999 and January 12, 2002, to update the cellular systems for the newly acquired and existing MSAs and RSAs. Of this commitment, approximately $26.8 million remained at December 31, 1999.

    Future minimum lease payments required under operating leases that have an initial or remaining noncancellable lease term in excess of one year at December 31, 1999, are as follows:

2000........................................................  $10,744,212
2001........................................................    9,206,449
2002........................................................    7,464,238
2003........................................................    6,490,625
2004........................................................    5,515,393
2005 and thereafter.........................................   25,154,032

    Lease expense under the above leases was approximately $866,000, $3,034,000 and $8,071,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

16.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

    Unless otherwise noted, the carrying value of the Company's financial instruments approximates fair value. The Company estimates the fair value of its long-term debt based on quoted market prices for publicly traded debt or on the current rates available to the Company for debt with similar terms and remaining maturation.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

16.  FAIR VALUE OF FINANCIAL INSTRUMENTS: (CONTINUED)
    Indicated below are the carrying amounts and estimated fair values of the Company's financial instruments as of December 31:

                                    1998                             1999
                       ------------------------------   ------------------------------
                       CARRYING AMOUNT    FAIR VALUE    CARRYING AMOUNT    FAIR VALUE
                       ---------------   ------------   ---------------   ------------
Revolving credit
  facilities.........    $740,000,000    $740,000,000     $705,000,000    $705,000,000
Dobson/Sygnet Senior
  Notes..............     200,000,000     205,000,000      200,000,000     220,000,000
DCC Senior Notes.....     160,000,000     163,200,000      160,000,000     184,800,000
Other notes payable..       4,056,204       4,057,164        3,857,253       3,891,574
Interest rate
  hedge..............              --      (5,407,420)              --         502,546

17.  SUBSEQUENT EVENTS:

    The Company adopted the 2000 stock incentive plan on January 10, 2000. The maximum number of shares for which the Company may grant options under the plan is 4,000,000 shares of post recapitalization Class A common stock (see below), subject to adjustment in the event of any stock dividend, stock split, recapitalization, reorganization or certain defined change of control events. Shares subject to previously expired, cancelled, forfeited or terminated options become available again for grants of options. The shares that we will issue under the plan will be newly issued shares.

    On January 14, 2000, the Company obtained a new $800.0 million credit facility which was used primarily to:

    - consolidate the indebtedness of two of the Company's previous credit facilities;

    - repurchase $159.7 million principal amount of the Company's 11.75% senior notes due 2007; and

    - pay the cash portion of the costs of certain of the Company's new acquisitions.

    On January 14, 2000, the Company completed a tender offer for $159.7 million principal amount of its $160 million principal amount of its 11.75% senior notes for approximately $188.4 million. The premium paid for the tender of these Senior Notes will be recorded as an extraordinary loss in the first quarter of 2000.

    On January 24, 2000, the Company distributed the stock of Logix Communications Enterprises, Inc. to certain of our stockholders, as discussed in
Note 3.

    Management of the Company completed a recapitalization of the Company immediately prior to and in conjunction with its initial public offering of its common stock on February 9, 2000. This recapitalization included:

    - the conversion and redemption of its outstanding Class D preferred stock and Class E preferred stock for cash and the issuance of old Class A common stock;

    - the conversion of old Class A common stock into Class B common stock;

    - the creation of Class A common stock issued in the Company's initial public offering;

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

17.  SUBSEQUENT EVENTS: (CONTINUED)
    - a 111.44 for 1 stock split of new Class B common stock;

    - the retirement of the Company's Class A preferred stock;

    - the creation of a new Class D common stock to be issued upon the exercise of options under the Company's amended 1996 stock option plan;

    Subsequent to this recapitalization, the Company has outstanding only
Class A common stock, Class B common stock, Class D common stock, 12.25% senior preferred stock and 13% senior preferred stock.

    On February 9, 2000, the Company completed its initial public offering of 25 million shares of Class A common stock and the sale of an additional
1.5 million shares of Class A common stock to AT&T Wireless, for net proceeds of $549.5 million. The Company used $53.3 million of the net proceeds to pay accrued dividends on its Class D preferred stock and to redeem all remaining shares of its Class E preferred stock. An additional $402.5 million was used as a capital contribution to its joint venture with AT&T Wireless to acquire American Cellular Corporation. The Company intends to use the balance of the net proceeds for working capital and other general corporate purposes.

    On January 31, 2000, the Company completed the purchase of Alaska 3 RSA for approximately $12.0 million. Alaska 3 is located in southeast portion of Alaska and has a total population of approximately 74,000.

    On February 11, 2000, the Company completed the purchase of Michigan 3 RSA for approximately $97.0 million. This market is located in northwest Michigan and has a total population of approximately 166,000.

    On February 17, 2000, the Company completed the purchase of Alaska 1 RSA for approximately $16.0 million. Alaska 1 is located in east central Alaska, covering the Fairbanks area, with a population base of approximately 113,000.

    On February 25, 2000, the Company and AT&T Wireless, through an equally-owned joint venture, acquired American Cellular for approximately
$2.5 billion, including fees and expenses. American Cellular is one of the largest independent rural cellular telephone operators in the United States. American Cellular's systems cover a total population of approximately
4.8 million, and as of December 31, 1999 it had approximately 431,200 subscribers with an aggregate market penetration of approximately 8.8%. American Cellular serves markets in portions of Kentucky, Michigan, Minnesota, New York, Ohio, Pennsylvania, Tennessee, West Virginia and Wisconsin. Following completion of this acquisition, the Company will operate American Cellular's systems. American Cellular's management organization, billing system, network infrastructure and marketing programs are substantially similar to the Company's.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                               DECEMBER 31,      MARCH 31,
                                                                   1999             2000
                                                              --------------   --------------
                                           ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $    4,251,104   $   80,892,138
  Restricted cash and investments...........................      22,919,339       22,080,000
  Accounts receivable, net..................................      52,355,414       60,104,773
  Other current assets......................................      12,636,268       14,408,486
                                                              --------------   --------------
    Total current assets....................................      92,162,125      177,485,397
                                                              --------------   --------------
PROPERTY, PLANT AND EQUIPMENT, net..........................     208,567,577      242,153,071
                                                              --------------   --------------

OTHER ASSETS:
  Receivables--affiliates...................................       8,257,403       10,635,876
  Restricted investments....................................      26,426,470       27,615,365
  Cellular license acquisition costs, net...................   1,199,810,779    1,329,469,211
  Deferred costs, net.......................................      67,492,378       72,958,406
  Other intangibles, net....................................      45,421,402       42,654,425
  Investment in American Cellular Joint Venture.............              --      376,659,070
  Other.....................................................       6,945,915       12,450,369
                                                              --------------   --------------
    Total other assets......................................   1,354,354,347    1,872,442,722
                                                              --------------   --------------
      Total assets..........................................  $1,655,084,049   $2,292,081,190
                                                              ==============   ==============

                            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................  $   51,769,089   $   60,072,690
  Accrued expenses..........................................      14,419,170       27,495,518
  Deferred revenue and customer deposits....................       7,442,585        9,681,961
  Current portion of long-term debt.........................      13,041,731       15,250,865
  Accrued dividends payable.................................      24,672,246       11,502,582
                                                              --------------   --------------
    Total current liabilities...............................     111,344,821      124,003,616
                                                              --------------   --------------
NET LIABILITIES OF DISCONTINUED OPERATIONS..................      73,523,680               --
LONG-TERM DEBT, net of current portion......................   1,055,815,604    1,238,924,690
DEFERRED CREDITS............................................     207,991,241      185,521,688
MINORITY INTERESTS..........................................      19,516,881       20,371,083
SENIOR EXCHANGEABLE PREFERRED STOCK, net....................     455,721,875      471,103,377
CLASS D CONVERTIBLE PREFERRED STOCK.........................      85,000,000               --

STOCKHOLDERS' EQUITY (DEFICIT):
  Class A Preferred Stock...................................         314,286               --
  Class A Common Stock, $.001 par value 160,250,720 and
    175,000,000 shares authorized and 63,872,059 and
    27,945,154 shares issued at December 31, 1999 and March
    31, 2000, respectively..................................          63,872           27,945
  Class B Common Stock, $.001 par value 70,000,000 shares
    authorized and 65,492,493 shares issued at March 31,
    2000....................................................              --           65,492
  Paid-in capital...........................................      18,234,773      612,769,213
  Retained deficit..........................................    (316,317,323)    (360,705,914)
                                                              --------------   --------------
                                                                (297,704,392)  $  252,156,736

  Less--
  Class A Common Stock held in treasury (9,048,705 shares),
    at cost.................................................     (56,125,661)              --
                                                              --------------   --------------
    Total stockholders' equity (deficit)....................    (353,830,053)     252,156,736
                                                              --------------   --------------
      Total liabilities and stockholders' equity
       (deficit)............................................  $1,655,084,049   $2,292,081,190
                                                              ==============   ==============

  The accompanying notes are an integral part of these condensed consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                           THREE MONTHS ENDED   THREE MONTHS ENDED
                                                             MARCH 31, 1999       MARCH 31, 2000
                                                           ------------------   ------------------
OPERATING REVENUES:
  Service revenue........................................     $ 45,869,082        $  56,326,572
  Roaming revenue........................................       28,097,210           43,797,280
  Equipment revenue and other............................        3,280,193            5,228,777
                                                              ------------        -------------
    Total operating revenues.............................       77,246,485          105,352,629
                                                              ------------        -------------
OPERATING EXPENSES:
  Cost of service........................................       20,356,805           23,023,172
  Cost of equipment......................................        5,817,001           11,323,178
  Marketing and selling..................................       10,210,282           16,633,570
  General and administrative.............................       12,813,659           16,027,085
  Depreciation and amortization..........................       35,726,788           35,214,426
                                                              ------------        -------------
    Total operating expenses.............................       84,924,535          102,221,431
                                                              ------------        -------------
OPERATING INCOME (LOSS):.................................       (7,678,050)           3,131,198
OTHER INCOME (EXPENSE):
  Interest expense.......................................      (28,359,880)         (31,190,797)
  Other income, net......................................        1,608,563            2,867,533
                                                              ------------        -------------
LOSS BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES,
  INCOME TAXES, DISCONTINUED OPERATIONS AND EXTRAORDINARY
  ITEMS..................................................      (34,429,367)         (25,192,066)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES.............         (555,716)          (1,060,653)
LOSS FROM INVESTMENT IN JOINT VENTURE, net of income tax
  benefit of $1,795,630 for the three months ended
  March 31, 2000.........................................               --           (5,840,930)
                                                              ------------        -------------
LOSS BEFORE INCOME TAXES, DISCONTINUED OPERATIONS AND
  EXTRAORDINARY ITEMS....................................      (34,985,083)         (32,093,649)
INCOME TAX BENEFIT.......................................       13,293,965            9,976,034
                                                              ------------        -------------
LOSS FROM CONTINUING OPERATIONS..........................      (21,691,118)         (22,117,615)
LOSS FROM DISCONTINUED OPERATIONS, net of income tax
  benefit of $7,388,000 for the three months ended
  March 31, 1999.........................................      (12,053,673)                  --
                                                              ------------        -------------
LOSS BEFORE EXTRAORDINARY ITEMS..........................      (33,744,791)         (22,117,615)
EXTRAORDINARY EXPENSE, net of income tax benefit of
  $12,495,341 for the three months ended March 31,
  2000...................................................               --          (20,387,134)
                                                              ------------        -------------
NET LOSS.................................................      (33,744,791)         (42,504,749)
DIVIDENDS ON PREFERRED STOCK.............................      (14,115,848)         (75,407,522)
                                                              ------------        -------------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS...............     $(47,860,639)       $(117,912,271)
                                                              ============        =============
BASIC NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER
  COMMON SHARE
  Before discontinued operations and extraordinary
    expense..............................................     $      (0.65)       $       (1.28)
  Discontinued operations................................            (0.22)                  --
  Extraordinary expense..................................               --                (0.26)
                                                              ------------        -------------
BASIC NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER
  COMMON SHARE...........................................     $      (0.87)       $       (1.54)
                                                              ============        =============
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING.........       54,823,354           76,464,331
                                                              ============        =============

  The accompanying notes are an integral part of these condensed consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                   FOR THE THREE MONTHS ENDED MARCH 31, 2000

                                  CLASS A                 CLASS A                  CLASS B
                              PREFERRED STOCK           COMMON STOCK            COMMON STOCK                         TREASURY
                            --------------------   ----------------------   ---------------------     PAID-IN         STOCK
                             SHARES     AMOUNT       SHARES       AMOUNT      SHARES      AMOUNT      CAPITAL        AT COST
                            --------   ---------   -----------   --------   ----------   --------   ------------   ------------
December 31, 1999.........   314,286   $ 314,286    63,872,059   $ 63,872           --   $    --    $ 18,234,773   $(56,125,661)
  Net loss................        --          --            --         --           --        --              --             --
  Distribution of Logix...
  Recapitalization........  (314,286)   (314,286)  (63,872,059)   (63,872)  65,492,493    65,492      49,169,282     56,125,661
  Issuance of common
    stock.................        --          --    27,945,154     27,945           --        --     545,365,158             --
  Preferred stock
    dividends.............        --          --            --         --           --        --              --             --
                            --------   ---------   -----------   --------   ----------   -------    ------------   ------------
March 31, 2000............        --   $      --    27,945,154   $ 27,945   65,492,493   $65,492    $612,769,213   $         --
                            ========   =========   ===========   ========   ==========   =======    ============   ============


                              RETAINED
                               DEFICIT
                            -------------
December 31, 1999.........  $(316,317,323)
  Net loss................    (42,504,749)
  Distribution of Logix...     73,523,680
  Recapitalization........             --
  Issuance of common
    stock.................             --
  Preferred stock
    dividends.............    (75,407,522)
                            -------------
March 31, 2000............  $(360,705,914)
                            =============

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              -----------------------------
                                                                  1999            2000
                                                              -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss from continuing operations.......................  $(21,691,118)   $(22,117,615)
  Adjustments to reconcile net loss to net cash provided by
    operating activities--
    Depreciation and amortization...........................    35,726,788      35,214,426
    Amortization of bond premium and financing cost.........     1,786,020       2,422,289
    Deferred income taxes and investment tax credits, net...   (10,603,293)     (9,974,212)
    Minority interests in income of subsidiaries............       555,716       1,060,653
    Other...................................................         9,169         (28,460)
  Changes in current assets and liabilities--
    Accounts receivable.....................................     4,788,363      (7,749,359)
    Other current assets....................................      (678,328)     (2,121,772)
    Accounts payable........................................   (12,545,622)      8,967,857
    Accrued expenses........................................    10,603,132      13,076,348
    Deferred revenue and customer deposits..................        48,971       2,239,376
                                                              ------------    ------------
      Net cash provided by operating activities.............     7,999,798      20,989,531
                                                              ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................    (7,326,705)    (26,109,364)
  Acquisitions..............................................   (18,551,135)   (170,270,443)
  Investment in joint venture...............................            --    (382,500,000)
  Decrease in payable--affiliate............................    (5,011,438)             --
  Increase in receivables--affiliate........................      (446,873)     (2,378,473)
  Proceeds from sale of assets..............................     1,091,509          53,365
  Other investing activities................................      (260,377)        130,029
                                                              ------------    ------------
      Net cash used in investing activities.................   (30,505,019)   (581,074,886)
                                                              ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..............................     6,000,000     714,000,000
  Repayments of long-term debt..............................    (4,000,000)   (528,681,780)
  Proceeds from equity offering.............................            --     545,365,158
  Redemption of preferred stock.............................            --     (53,295,725)
  Deferred financing costs..................................            --     (16,544,715)
  Premium on redemption of Senior Notes.....................            --     (23,869,310)
  Other financing activities................................            --        (247,239)
                                                              ------------    ------------
      Net cash provided by financing activities.............     2,000,000     636,726,389
                                                              ------------    ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........   (20,505,221)     76,641,034
CASH AND CASH EQUIVALENTS, beginning of period..............    22,323,734       4,251,104
                                                              ------------    ------------
CASH AND CASH EQUIVALENTS, end of period....................  $  1,818,513    $ 80,892,138
                                                              ============    ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for--
      Interest, net of amounts capitalized..................  $ 21,859,023    $ 17,234,695

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              -----------------------------
                                                                  1999            2000
                                                              -------------   -------------
SUPPLEMENTAL DISCLOSURES OF NON CASH FINANCING ACTIVITIES:
  Conversion of Class D Preferred Stock to old Class A
    Common
    Stock...................................................            --    $ 58,200,000
  Conversion of Class D Preferred Stock to Class E Preferred
    Stock
    and old Class A Common Stock............................            --    $ 46,610,325

  The accompanying notes are an integral part of these condensed consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

    The condensed consolidated balance sheets of Dobson Communications Corporation ("DCC") and subsidiaries (collectively with DCC, the "Company") as of March 31, 2000 and December 31, 1999, the condensed consolidated statements of operations for the three months ended March 31, 1999 and 2000, the condensed consolidated statement of stockholders' equity for the three months ended
March 31, 2000 and the condensed consolidated statements of cash flows for the three months ended March 31, 1999 and 2000 are unaudited. In the opinion of management, such financial statements include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of financial position, results of operations, and cash flows for the periods presented.

    The condensed balance sheet data at December 31, 1999 was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The financial statements presented herein should be read in connection with the Company's December 31, 1999 consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

1. ORGANIZATION

    The Company, through its predecessors, was organized in 1936 as Dobson Telephone Company and adopted its current organizational structure in 2000. The Company is a provider of rural and suburban cellular telephone services.

    Management of the Company completed a recapitalization of the Company immediately prior to and in conjunction with its initial public offering of its common stock on February 9, 2000. This recapitalization included:

    - the conversion and redemption of its outstanding Class D preferred stock and Class E preferred stock for cash and the issuance of old Class A common stock;

    - the conversion of old Class A common stock into Class B common stock;

    - the creation of Class A common stock issued in the Company's initial public offering;

    - a 111.44 for 1 stock split of new Class B common stock;

    - the retirement of the Company's Class A preferred stock; and

    - the creation of a new Class D common stock to be issued upon the exercise of options under the Company's amended 1996 option plan.

    Subsequent to this recapitalization, the Company has outstanding only
Class A common stock, Class B common stock, Class D common stock, 12.25% senior preferred stock and 13% senior preferred stock.

    On February 9, 2000, the Company completed its initial public offering of 25 million shares of Class A common stock, and the sale of an additional
1.5 million shares of Class A common stock to AT&T wireless, for net proceeds (after commissions and expenses) of $545.4 million. The Company used
$53.3 million of the net proceeds to pay accrued dividends on its Class D preferred stock and to redeem its Class E preferred stock. An additional
$382.5 million was used as a capital contribution to its joint venture with AT&T Wireless which acquired American Cellular Corporation. The Company intends to use the balance of the net proceeds for working capital and other general corporate purposes.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

2. ACQUISITIONS

RECENT ACQUISITIONS

    On March 3, 2000, the Company completed the purchase of Michigan 10 RSA for approximately $34.0 million. Michigan 10 RSA is located in the eastern portion of the lower-peninsula of Michigan. The Michigan 10 market area, which is mostly surrounded by Saginaw Bay and Lake Huron, has an estimated total population of approximately 138,000.

    On February 25, 2000, the Company and AT&T Wireless, through our equally-owned joint venture, acquired American Cellular Corporation, ("American Cellular"), for approximately $2.5 billion, including fees and expenses. American Cellular's systems cover a total population of approximately
4.8 million. American Cellular serves markets in portions of Illinois, Kentucky, Michigan, Minnesota, New York, Ohio, Pennsylvania, Tennessee, West Virginia and Wisconsin.

    On February 17, 2000, the Company completed the purchase of Alaska 1 RSA for approximately $16.0 million. Alaska 1 is located in east central Alaska, covering the Fairbanks area, with a population of approximately 113,000.

    On February 11, 2000, the Company completed the purchase of Michigan 3 RSA for approximately $97.0 million. This market is located in northwest Michigan and has a total population of approximately 166,000.

    On January 31, 2000, the Company completed the purchase of Alaska 3 RSA for approximately $12.0 million. Alaska 3 is located in the southeast portion of Alaska and has a total population of approximately 74,000.

    On September 15, 1999, the Company purchased Arizona 1 RSA for
$24.0 million. Arizona 1 is located in the Northwest corner of the state and covers an estimated population base of approximately 135,000 as of March 31, 2000.

    On June 24, 1999, the Company's wholly-owned subsidiary, Dobson Cellular of Maryland, purchased the Maryland 1 RSA for $9.1 million. Maryland 1 is located in the westernmost county of the state and a small section of West Virginia and covers an estimated population base of approximately 56,400.

    On March 16, 1999, the Company purchased certain assets and customers relating to the Ohio 2 RSA for $3.9 million. This completes the acquisition of the Ohio 2 market, which began on September 2, 1998, when the Company acquired the FCC license of Ohio 2 RSA for $39.3 million. Ohio 2 is located in north central Ohio and covers an estimated population of 262,300 people.

    The acquisition transactions were accounted for as purchases, and accordingly, their results of operations have been included in the accompanying condensed consolidated statements of operations from the respective dates of acquisition. The unaudited pro forma information set forth below includes all acquisitions which occured during 1999 and 2000, as if the purchases occurred at the beginning of each period presented. The unaudited pro forma information is presented for informational purposes

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

2. ACQUISITIONS (CONTINUED)
only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated at that time:

                                           THREE MONTHS ENDED   THREE MONTHS ENDED
                                             MARCH 31, 1999       MARCH 31, 2000
                                           ------------------   ------------------
                                           ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenue........................       $ 91,117             $109,319
Net loss.................................        (54,355)             (52,884)
Net loss applicable to common
  stockholders...........................        (68,470)            (128,291)
Basic net loss applicable to common
  stockholders per common share..........       $  (1.25)            $  (1.68)

3. INVESTMENT IN UNCONSOLIDATED PARTNERSHIP

    The Company owns a 50% interest in American Cellular Corporation. This investment is accounted for on the equity method. The following is a summary of the significant financial information for American Cellular as of and for the period from inception, February 25, 2000 through March 31, 2000:

                                                              MARCH 31,
                                                                 2000
                                                              ----------
                                                                ($ IN
                                                              THOUSANDS)
Current assets..............................................  $   42,044
Intangible assets...........................................   2,520,130
Other assets................................................     177,270
Current liabilities.........................................      54,147
Long-term debt..............................................   1,659,000
Other liabilities...........................................     272,580
Shareholders' equity........................................     755,647
Revenue.....................................................      26,321
Operating loss..............................................      (1,253)
Net loss....................................................     (11,682)

4. DISCONTINUED OPERATIONS

    On January 24, 2000, the Company distributed the stock of its former subsidiary, Logix Communications Enterprises, Inc ("Logix"), to certain of the Company's shareholders. Logix' operating results through the date of the spin-off on January 24, 2000, was reported as a loss from discontinued operations in the Company's consolidated financial statements at December 31, 1999. Therefore, beginning in January 2000, the Company will no longer include the operating results of Logix in their financial results.

    Pursuant to Accounting Principles Board Opinion ("APB") No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions," the consolidated financial statements have been restated for all periods presented to reflect the Logix operations, assets and liabilities as discontinued operations. The assets and liabilities of such operations have been classified as "Net

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

4. DISCONTINUED OPERATIONS (CONTINUED)
liabilities of discontinued operations" on the December 31, 1999 consolidated balance sheet and consist of the following:

                                                              DECEMBER 31, 1999
                                                              -----------------
                                                              ($ IN THOUSANDS)
Cash and cash equivalents...................................      $    672
Restricted investments--current.............................        40,079
Other current assets........................................        28,152
Property, plant and equipment, net..........................       121,136
Restricted investments--non-current.........................        21,062
Goodwill....................................................       121,280
Other assets................................................        75,557
                                                                  --------
    Total assets............................................       407,938
Current liabilities.........................................        36,540
Long-term debt, net of current portion......................       438,330
Other liabilities...........................................         6,592
                                                                  --------
    Total liabilities.......................................       481,462
                                                                  --------
Net liabilities of discontinued operations..................      $(73,524)
                                                                  ========

    The net loss from operations of the wireline segment was classified on the condensed consolidated statement of operations as "Loss from discontinued operations." Summarized results of discontinued operations are as follows:

                                                            THREE MONTHS ENDED
                                                              MARCH 31, 1999
                                                            ------------------
                                                             ($ IN THOUSANDS)
Net revenues..............................................       $ 26,793
Loss before income taxes..................................        (19,442)
Income tax benefit........................................          7,388
Loss from discontinued operations.........................       $(12,054)

5. LONG-TERM DEBT

    The Company's long-term debt consists of the following:

                                               DECEMBER 31, 1999   MARCH 31, 2000
                                               -----------------   --------------
Revolving credit facilities..................   $  705,000,000     $1,050,075,000
Dobson/Sygnet Senior Notes...................      200,000,000        200,000,000
DCC Senior Notes.............................      160,000,000            340,000
Other notes payable..........................        3,857,335          3,760,555
                                                --------------     --------------
    Total debt...............................    1,068,857,335      1,254,175,555
Less--Current maturities.....................       13,041,731         15,250,865
                                                --------------     --------------
    Total long term debt.....................   $1,055,815,604     $1,238,924,690
                                                ==============     ==============

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

5. LONG-TERM DEBT (CONTINUED)
REVOLVING CREDIT FACILITIES

    The Company's revolving credit facilities consist of the following:

                                                    AMOUNT           INTEREST RATE
                                   MAXIMUM      OUTSTANDING AT   WEIGHTED AVERAGE RATE
CREDIT FACILITY                  AVAILABILITY   MARCH 31, 2000     AT MARCH 31, 2000
---------------                  ------------   --------------   ---------------------
Sygnet Credit Facilities.......  $388,450,000    $357,450,000             9.3%(1)
DOC LLC Credit Facility........   800,000,000     692,625,000             8.6%

------------------------

(1) Weighted average computation is based on actual interest rates without giving effect to the interest rate hedge discussed below.

    On January 14, 2000, the Company obtained a new $800.0 million credit facility. The proceeds of which were used primarily to:

    - consolidate the indebtedness of Dobson Cellular Operations Company, a subsidiary, under a $160.0 million credit facility and Dobson Operating Company, a subsidiary, under a $250.0 million senior secured credit facility;

    - repurchase $159.7 million outstanding principal amount of the Company's 11.75% senior notes due 2007; and

    - pay the cash portion of the costs of certain of the Company's pending acquisitions.

    This new credit facility includes a $300.0 million revolving credit facility and $500.0 million of term loan facilities consisting of a Term A Facility of $350.0 million and a Term B Facility of $150.0 million. All of these loans will mature in 2007.

    This credit facility is structured as a loan to the Company's subsidiary, Dobson Operating Co., L.L.C., the successor by merger to Dobson Cellular Operating Company and Dobson Operating Company, with guarantees from certain of its subsidiaries and the Company. Advances bear interest, at the Company's option, on a prime rate or LIBOR formula. The Company's obligations under the credit facility are secured by:

    - a pledge of the membership interests in the borrower;

    - stock and partnership interests of certain of the borrower's subsidiaries; and

    - liens on substantially all of the assets of the borrower and the borrower's restricted subsidiaries including FCC licenses, but only to the extent such licenses can be pledged under applicable law.

    The Company is required to amortize the Term A Facility with quarterly principal payments of $5.0 million commencing June 30, 2001, increasing over the term of the loan to quarterly principal payments of $25.0 million. The Company is required to amortize the Term B Facility with quarterly principal payments of $375,000 from March 31, 2000 through December 31, 2006 and with quarterly principal payments of $34.9 million during 2007. In addition, under certain circumstances, the Company is required to make prepayments of proceeds received from significant asset sales, new borrowings and

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

5. LONG-TERM DEBT (CONTINUED)
sales of equity, other than this offering, and a portion of excess cash flow. The Company has the right to prepay the credit facility in whole or in part at any time.

    The Company's new credit facility imposes a number of restrictive covenants that, among other things, limit the Company's ability to incur additional indebtedness, create liens, make capital expenditures and pay dividends.

    The Company's subsidiary, Sygnet Wireless, Inc., is a party to a credit agreement for an aggregate of $388.5 million, consisting of a $46.0 million revolving credit facility and $342.5 million of term loan facilities. Interest on the revolving credit facility and the term loan facilities is based on a prime rate or a LIBOR formula, and has ranged between 8.3% and 9.3% since inception. As of March 31, 2000, the Company had $357.5 million outstanding under the Sygnet credit facilities and the Company had $31.0 million of availability under the Dobson/Sygnet credit facilities.

    The obligations under the Sygnet credit facilities are secured by a pledge of the capital stock of Sygnet's operating subsidiary as well as a lien on substantially all of the assets of Sygnet and its operating subsidiary. The Sygnet credit facilities require that Sygnet and the Company maintain certain financial ratios. The failure to maintain these ratios would constitute an event of default, notwithstanding Sygnet's ability to meet its debt service obligations. The Sygnet credit facilities amortize quarterly beginning on December 31, 2000. The revolving credit facility terminates on September 23, 2006. The $50.0 million term loan facility terminates on March 23, 2007 and the $380.0 million term loan facility terminates on December 23, 2007.

DOBSON/SYGNET SENIOR NOTES

    On December 23, 1998, the Company's subsidiary, Dobson/Sygnet, issued
$200 million of 12.25% Senior Notes maturing in 2008 ("Dobson/Sygnet Senior Notes"). The net proceeds were used to finance the Sygnet Acquisition in December 1998 and to purchase $67.7 million of securities pledged to secure payment of the first six semi-annual interest payments on the Dobson/Sygnet Senior Notes, which began on June 15, 1999. The pledged securities are reflected as restricted cash and investments in the Company's consolidated balance sheets. The Dobson/Sygnet Senior Notes are redeemable at the option of the Company in whole or in part, on or after December 15, 2003, initially at 106.125%. Prior to December 15, 2001, the Company may redeem up to 35% of the principal amount of the Dobson/ Sygnet Senior Notes at 112.25% with proceeds from equity offerings, provided that at least $130 million remains outstanding.

OTHER NOTES PAYABLE

    Other notes payable represents the amount financed with the United States Government for nine PCS licenses. The Company has entered into a definitive agreement to sell the Company's nine PCS licenses for $1.1 million plus the assumption of these notes payable.

INTEREST RATE HEDGES

    In March 1999, the Company entered into an interest rate swap that effectively fixed the interest rate on $110.0 million of the principal outstanding on the Dobson/Sygnet credit facilities at approximately 5.48% plus a factor used on our leverage (approximately 8.77% at March 31, 2000). The

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

5. LONG-TERM DEBT (CONTINUED)
term of the interest rate swap is 24 months. In June 1999, the Company entered into an interest rate cap agreement terminating on June 14, 2001. The cap agreement minimizes the Company's interest rate exposure by setting a maximum rate of 7.50% plus a factor used on the Company's leverage (approximately 10.25% at March 31, 2000) for $160 million of its indebtedness.

6. STOCKHOLDERS' EQUITY:

    The Company paid a preferred stock dividend of $75.4 million for the three months ended March 31, 2000 consisting of approximately $15.0 million of dividends on its 12.25% and 13% Senior Exchangeable Preferred Stock through the issuance of additional shares of such Preferred Stock and $60.4 million of dividends on their previous Class D and Class E shares of Preferred Stock.

    As of March 31, 2000, the Company's authorized and outstanding capital stock is as follows:

                                                                     PAR VALUE                       LIQUIDATION
                                         # OF SHARES   # OF SHARES      PER                          PREFERENCE
CLASS                       TYPE         AUTHORIZED      ISSUED        SHARE         DIVIDENDS        PER SHARE
-----                  ---------------   -----------   -----------   ---------   -----------------   -----------
Class A..............   Common Stock     175,000,000   27,945,154      $.001        As declared              --
Class B..............   Common Stock      70,000,000   65,492,493      $.001        As declared              --
Class C..............   Common Stock           4,226           --      $.001        As declared              --
Class D..............   Common Stock          33,000           --      $.001        As declared              --
                                         -----------   ----------
                                         245,037,226   93,437,647
                                         -----------   ----------
Senior
Exchangeable.........  Preferred Stock       734,000      296,605      $1.00     12.25% Cumulative   $    1,000
Senior
Exchangeable.........  Preferred Stock       500,000      187,250      $1.00      13% Cumulative     $    1,000
Class E..............  Preferred Stock        40,000           --      $1.00      15% Cumulative     $ 1,131.92
Other................  Preferred Stock     4,726,000           --      $1.00            --                   --
                                         -----------   ----------
                                           6,000,000      483,855
                                         -----------   ----------

                                                OTHER
                                              FEATURES,
                                               RIGHTS,
                           REDEMPTION        PREFERENCES
CLASS                         DATE           AND POWERS
-----                  -------------------   -----------
Class A..............          --              Voting
Class B..............          --              Voting
Class C..............          --              Voting
Class D..............          --              Voting
Senior
Exchangeable.........     Jan. 15, 2008      Non-voting
Senior
Exchangeable.........      May 1, 2009       Non-voting
Class E..............  after Dec. 23, 2010   Non-voting
Other................          --                --

    The Company adopted the 2000 stock incentive plan on January 10, 2000. The maximum number of shares for which the Company may grant options under the plan is 4,000,000 shares of post recapitalization Class A common stock, subject to adjustment in the event of any stock dividend, stock split, recapitalization, reorganization or certain defined change of control events. Shares subject to previously expired, cancelled, forfeited or terminated options become available again for grants of options. The shares that the Company will issue under the plan will be newly issued shares.

7. RESTRICTED CASH AND INVESTMENTS

    Restricted cash and investments consist of interest pledge deposits for the Dobson/Sygnet Senior Notes. The Dobson/Sygnet Senior Notes interest pledge deposit of approximately $47.0 million includes the initial deposit of $67.7 million, net of interest earned and payments issued to bondholders. Amortization expense of $232,070 and $150,550 was recorded for the three months ended March 31, 1999 and 2000, respectively, for bond premiums recorded with the purchase of the restricted investments.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

8. EARNINGS PER COMMON SHARE

    Basic loss per common share is computed by the weighted average number of shares of common stock outstanding during the year. Diluted net loss per common share has been omitted because the impact of stock options and convertible preferred stock on the Company's net loss per common share is anti-dilutive.

9. RECENT PRONOUNCEMENTS

    In July 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Derivatives and Hedging ("SFAS 133"). SFAS 133 establishes uniform hedge accounting criteria for all derivatives requiring companies to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Under SFAS 133, derivatives will be recorded in the balance sheet as either an asset or liability measured at its fair value, with changes in the fair value recognized as a component of comprehensive income or in current earnings. SFAS 133, as amended by SFAS 137, Derivatives and Hedging-Deferral of the Effective Date of FASB Statement
No. 133, will be effective for fiscal years beginning after June 15, 2000. Under SFAS 133, the Company would record an asset of $1.4 million relating to its interest rate hedge valuation at March 31, 1999. The Company has not determined the timing or method of adoption of SFAS 133.

10. COMMITMENTS

    Effective December 6, 1995 (amended November 30, 1999), the Company entered into an equipment supply agreement in which the Company agreed to purchase approximately $120.0 million of cell site and switching equipment between June 24, 1997 and December 31, 2002 to update the cellular systems for newly acquired and existing MSAs and RSAs. Of this commitment, approximately
$41.8 million remained at March 31, 2000.

    The Company entered into an additional equipment supply agreement with a second vendor on January 13, 1998. The Company agreed to purchase approximately $131.0 million of cell site and switching equipment between January 13, 1998 and January 12, 2002 to update the cellular systems for newly acquired and existing MSAs and RSAs. Of this commitment, $61.3 million remained at March 31, 2000.

11. RECLASSIFICATIONS

    Certain items have been reclassified in the 1999 consolidated financial statements to conform to the current presentation.

12. SUBSEQUENT EVENT

    On May 1, 2000, the Company completed the purchase of Texas 9 RSA for approximately $125.0 million. Texas 9 RSA is located between Dallas/Fort Worth and Abilene and adjoins the Company's Texas 10 property. It has a population base of approximately 190,000 and encompasses the towns of Brownwood, Stephenville, Hamilton and Hillsboro.

    On June 14, 2000, the Company entered into a definitive agreement to acquire the FCC license for, and certain assets related to, Oklahoma 6 RSA for $72.0 million, subject to adjustment. Consummation of this acquisition is subject to regulatory approvals and customary closing conditions.

    On June 22, 2000, the Company completed the private offering for $300.0 million of 10.875% senior notes due 2010. The net proceeds from the private offering of senior notes will be used to reduce bank debt of Dobson Operating Co., L.L.C., and for other general corporate purposes.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Sygnet Wireless, Inc.

    We have audited the accompanying consolidated statements of operations, shareholders' equity (deficit), and cash flows of Sygnet Wireless, Inc. for the year ended December 31, 1997, and for the period from January 1, 1998 through December 23, 1998 (the date of the sale of the Company). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Sygnet Wireless, Inc. for the year ended December 31, 1997, and for the period from January 1, 1998 through December 23, 1998, in conformity with generally accepted accounting principles.

                                                    ERNST & YOUNG LLP

Cleveland, Ohio
February 5, 1999

                             SYGNET WIRELESS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                              PERIOD FROM
                                                                               JANUARY 1,
                                                               YEAR ENDED     1998 THROUGH
                                                              DECEMBER 31,    DECEMBER 23,
                                                                  1997            1998
                                                              -------------   ------------
Revenue:
  Subscriber revenue........................................  $ 55,153,827    $ 64,785,498
  Roamer revenue............................................    23,377,299      28,034,831
  Equipment sales...........................................     4,323,052       5,794,056
  Other revenue.............................................     1,679,412       1,653,264
                                                              ------------    ------------
Total revenue...............................................    84,533,590     100,267,649

Costs and expenses:
  Cost of services..........................................     8,948,346       9,433,254
  Cost of equipment sales...................................     9,663,151      10,443,870
  General and administrative................................    16,975,592      19,796,012
  Selling and marketing.....................................    10,841,059      12,327,160
  Merger related costs (Note 2).............................            --       1,883,952
  Depreciation and amortization.............................    28,718,937      27,497,687
                                                              ------------    ------------
Total costs and expenses....................................    75,147,085      81,381,935
                                                              ------------    ------------
Income from operations......................................     9,386,505      18,885,714

Other:
  Interest expense..........................................    29,901,678      27,895,156
  Merger related costs (Note 2).............................            --       5,205,492
  Other expense, net........................................       101,221         319,121
                                                              ------------    ------------
Loss before extraordinary item..............................   (20,616,394)    (14,534,055)
                                                              ------------    ------------
Net loss....................................................  $(20,616,394)   $(14,534,055)
                                                              ============    ============

SEE ACCOMPANYING NOTES.

                             SYGNET WIRELESS, INC.
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                                                        NOTE
                                              CLASS A                 CLASS B          ADDITIONAL      RETAINED      RECEIVABLE
                                        --------------------   ---------------------     PAID-IN       EARNINGS     FROM OFFICER/
                                         SHARES      AMOUNT      SHARES      AMOUNT      CAPITAL      (DEFICIT)      SHAREHOLDER
                                        ---------   --------   ----------   --------   -----------   ------------   -------------
Balance as of January 1, 1997.........      2,653        27     6,167,977     61,679     5,812,211     (7,605,730)     (249,952)
  Net loss............................                                                                (20,616,394)
  Preferred stock dividend............                                                  (1,149,040)
  Accretion of preferred stock........                                                     (46,849)
  Stock option compensation...........                                                     306,000
  Excess of redemption price over
    carrying value of preferred
    stock.............................                                                    (925,534)
  Net proceeds from issuance of common
    shares to Boston Ventures.........  3,000,000    30,000                             43,601,710
  Exchange of common shares...........  1,008,000    10,080    (1,008,000)   (10,080)
                                        ---------   -------    ----------   --------   -----------   ------------     ---------
Balance as of December 31, 1997.......  4,010,653    40,107     5,159,977     51,599    47,598,498    (28,222,124)     (249,952)
  Net loss............................                                                                (14,534,055)
  Exchange of common shares...........    731,893     7,319      (731,893)    (7,319)
                                        ---------   -------    ----------   --------   -----------   ------------     ---------
Balance as of December 23, 1998.......  4,742,546   $47,426     4,428,084   $ 44,280   $47,598,498   $(42,756,179)    $(249,952)
                                        =========   =======    ==========   ========   ===========   ============     =========

                            See accompanying notes.

                             SYGNET WIRELESS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     PERIOD FROM
                                                                      JANUARY 1,
                                                      YEAR ENDED       THROUGH
                                                     DECEMBER 31,    DECEMBER 23,
                                                         1997            1998
                                                     -------------   ------------
OPERATING ACTIVITIES
Net loss...........................................  $ (20,616,394)  $(14,534,055)
Adjustments to reconcile net loss to net cash
  provided by operating activities:
    Depreciation...................................     16,018,841     15,085,641
    Amortization...................................     12,700,096     12,412,046
    Compensation expense from issuance of stock
      options......................................        306,000             --
    Loss on disposal of equipment..................        102,955         96,128
    Extraordinary loss on extinguishment of debt...             --             --
    Changes in operating assets and liabilities:
      Accounts receivable..........................     (1,854,599)    (1,526,182)
      Inventory....................................       (170,493)      (921,077)
      Prepaid and deferred expenses................        232,548         30,380
      Accounts payable and accrued expenses........      2,866,653      3,494,470
      Accrued interest payable.....................       (190,868)    (3,366,590)
                                                     -------------   ------------
Net cash provided by operating activities..........      9,394,739     10,770,761

INVESTING ACTIVITIES
Acquisitions of Horizon and Erie...................       (599,442)            --
Purchases of property and equipment................    (25,575,837)   (13,654,200)
Proceeds from sale of equipment....................        405,995        444,500
                                                     -------------   ------------
Net cash used in investing activities..............    (25,769,284)   (13,209,700)

FINANCING ACTIVITIES
Dividends paid.....................................             --             --
Proceeds from long-term debt.......................     30,500,000     21,800,000
Principal payments on long-term debt...............    (37,250,000)   (18,800,000)
Increase in financing costs........................        (65,376)            --
Net proceeds from issuance of preferred stock......             --             --
Redemption of preferred stock......................    (21,839,451)            --
Net proceeds from issuance of common stock.........     43,631,710             --
                                                     -------------   ------------
Net cash provided by financing activities..........     14,976,883      3,000,000
                                                     -------------   ------------
Increase (decrease) in cash and cash equivalents...     (1,397,662)       561,061
Cash and cash equivalents at beginning of year.....      2,257,748        860,086
                                                     -------------   ------------
Cash and cash equivalents at end of year...........  $     860,086   $  1,421,147
                                                     =============   ============

SEE ACCOMPANYING NOTES.

                             SYGNET WIRELESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997, AND THE
             PERIOD FROM JANUARY 1, 1998 THROUGH DECEMBER 23, 1998

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    These financial statements include the combined financial statements of Sygnet Communications, Inc. (SYGNET) and Wilcom Corporation (Wilcom) through August 31, 1996, the effective date of the merger described below and the accounts of Sygnet Wireless, Inc. and its wholly-owned subsidiary Sygnet Communications, Inc. (Sygnet) (hereinafter collectively referred to as the "Company"). Intercompany balances and transactions have been eliminated in the consolidated financial statements. The Company owns and operates in one segment, cellular telephone systems, serving one large region with an approximate population of 2.4 million in Northeastern Ohio, Western Pennsylvania and Western New York.

2. SUBSEQUENT EVENT

    On December 23, 1998, a wholly-owned subsidiary of Dobson Communications Corp. (Dobson), acquired all outstanding shares of Class A and B common stock (including the granted options of the Company as described in Note 10) of the Company for $337.5 million in cash. In connection with the purchase, the Notes (as described in Note 4) were tendered for a total price of $1,181.61 for each $1,000 in principal. The Bank Credit Facility (as described in Note 4) was repaid and terminated. The Company incurred $7.1 million in merger costs associated with this business combination. The merger costs included approximately $4.8 million for an advisory fee and $0.4 million in legal and accounting fees which are recorded as other non-operating expenses. In addition, the Company incurred $1.9 million for related employee severance, retention and stock option plans which are included in costs and expenses.

3. SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

    The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and are depreciated over their estimated useful lives (ranging from 2.5 to 19 years) calculated under the straight-line or double declining balance methods.

INTANGIBLE ASSETS

CELLULAR LICENSES AND CUSTOMER LISTS

    The FCC issues licenses that enable cellular carriers to provide cellular service in specific geographic areas. The FCC grants licenses for a term of up to 10 years and generally grants renewals if the licensee has complied with its obligations under the Communications Act of 1934. In 1993, the FCC adopted specific standards to apply to cellular renewals, concluding it will award a renewal to a cellular licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely. The Company believes that it has met, and will continue to meet all requirements necessary to secure renewal of its cellular licenses.

                             SYGNET WIRELESS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company has acquired cellular licenses and customer lists through its acquisition of interests in various cellular systems. The cost of licenses and customer lists acquired was $231,003,426 in 1996. The Company uses a 40 year useful life to amortize its licenses under the straight-line method. Purchased cellular and paging customer lists are being amortized over 5 years under the straight-line method. Amortization expense was $3,652,470 in 1997 and $11,295,083 for the period from January 1 through December 23, 1998.

    The ongoing value and remaining useful lives of intangible and other long-term assets are subject to periodic evaluation and the Company currently expects the carrying amounts to be fully recoverable. When events and circumstances indicate that intangible and other long-term assets might be impaired, an undiscounted cash flow methodology would be used to determine whether an impairment loss would be recognized. Measurement of the amount of the impairment may be based on appraisal, market values of similar assets, or estimated discounted cash flows reflecting the use and ultimate disposition of the assets.

DEFERRED FINANCING COSTS

    Deferred financing costs are being amortized over the terms of the bank credit facility and senior notes. Amortization expense was $437,276 in 1997 and $1,116,963 for the period from January 1, 1998 through December 23, 1998.

REVENUE RECOGNITION

    The Company earns revenue primarily by providing cellular services to its customers (Subscriber Revenue) and from the usage of its system by the customers of other cellular carriers (Roamer Revenue). Access revenue for Subscriber Revenue is billed one month in advance. Revenue is recognized as service is rendered. Subscriber acquisition costs (primarily commissions and loss on equipment sales) are expensed when incurred.

ADVERTISING COSTS

    Advertising costs are recorded as expense when incurred. Advertising expense was $1,851,047 for the period from January 1, 1998 through December 23, 1998, and $1,841,138 in 1997.

STOCK COMPENSATION

    The Company accounts for its stock-based employee compensation arrangements based on the intrinsic value of the equity instruments granted, as set forth in APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from those estimates.

                             SYGNET WIRELESS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SIGNIFICANT CONCENTRATIONS

    In connection with providing cellular services to customers of other cellular carriers, the Company has contractual agreements with those carriers which provide for agreed upon billing rates between the parties. Approximately 43% of the Company's Roamer Revenue was earned from two cellular carriers for the period from January 1, 1998 through December 23, 1998 and the year ended December 31, 1997.

FINANCIAL INSTRUMENTS

    Derivative financial instruments are used by the Company in the management of interest rate exposure and are accounted for on an accrual basis. Income and expense are recorded in the same category as that arising from the related liability being hedged (i.e., adjustments to interest expense).

    The Company uses variable interest rate credit facilities to finance acquisitions and operations of the Company. The Company may reduce its exposure to fluctuations in interest rates by creating offsetting positions through the use of derivative financial instruments. The Company does not use derivative financial instruments for trading or speculative purposes, nor is the Company a party to leveraged derivatives. The notional amount of interest rate swaps is the underlying principal amount used in determining the interest payments exchanged over the life of the swap. The notional amount is not a measure of the Company's exposure through its use of derivatives.

    The Company may be exposed to credit loss in the event of nonperformance by the counterparties to its interest rate swap agreements. The Company anticipates the counterparties will be able to fully satisfy their obligations under the agreements.

RECLASSIFICATION

    Certain 1997 amounts have been reclassified to conform with 1998 presentation.

4. LONG-TERM DEBT

    On September 19, 1996, the Company Issued $110,000,000 11 1/2% unsecured Senior Notes due October 1, 2006 (the Notes). The Notes paid interest semiannually on April 1 and October 1 of each year commencing April 1, 1997. The Notes were redeemable at the option of the Company at redemption prices (expressed as a percentage of principal amount) ranging from 105.75% in 2001 to 100.00% in 2005 and thereafter. Among other things, the Notes contain certain covenants which limited additional indebtedness, payment of dividends, sale of assets or stock, changes in control and transactions with related parties. The proceeds from the Notes were used to repay amounts borrowed under a $75 million bank credit agreement and to finance the acquisition of Horizon described in
Note 3. The notes were retired in connection with the sale of the Company described in Note 2.

    On October 9, 1996, Sygnet entered into a new financing agreement (the Bank Credit Facility) with a commercial bank group. The Bank Credit Facility was a senior secured reducing revolver that provided Sygnet the ability to borrow up to $300 million through June 30, 1999. Mandatory reductions in the revolver were to occur quarterly thereafter through June 30, 2005, when the Bank Credit Facility was to terminate. The Bank Credit Facility was secured by certain assets and the stock of Sygnet. The Bank Credit Facility provided for various borrowing rate options based on either a fixed spread over the London Interbank Offered Rate (LIBOR) or the prime rate. Interest payments were made

                             SYGNET WIRELESS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. LONG-TERM DEBT (CONTINUED)
quarterly. The Bank Credit Facility was retired in connection with the sale of the Company described in Note 2.

    Among other things, the Bank Credit Facility contained financial covenants which required the maintenance of debt service ratios and the hedging of interest rate risk and limited distributions to shareholders and sales of assets. In connection with these covenants, the Company has a three year interest rate swap with a total underlying notional amount of $80 million. The swap agreement converted the interest rate on $80 million notional amount of the credit facility from a variable rate based upon a three month LIBOR (5.25% at December 23, 1998) to fixed rates ranging from 5.79% to 6.03%. Amounts paid or received under these agreements are recognized as adjustments to interest expense.

    Interest paid was $31,294,880 for the period from January 1, 1998 through December 23, 1998, and $30,076,031 in 1997.

5. LEASES

    The Company has entered into various operating leases for land and office facilities. Leases for tower sites provide for periodic extensions of lease periods with future lease payments indexed to the consumer price index.

    Rent expense was $2,411,310 for the period from January 1, 1998 through December 23, 1998, and $2,077,644 in 1997.

6. RETIREMENT PLAN

    The Company sponsors a 401(k) retirement and profit sharing plan which covers substantially all its employees. Eligible employees can contribute from 1% to 15% of their compensation. The Company, at its discretion, may match a portion of the employee's contribution. The Company may also, at its discretion, make additional profit sharing contributions to the plan. In connection with the sale of Company described in Note 2, the Plan will be merged with the Dobson 401(k) plan. Total pension expense was $357,000 for the period from January 1, 1998 through December 23, 1998, and $293,000 in 1997.

7. REDEEMABLE PREFERRED STOCK AND WARRANTS

    On April 3, 1997, 100,000 shares of Series A Senior Cumulative Nonvoting Preferred Stock (Preferred Stock) were redeemed by the Company at a cost of $10,000,000 which was funded by the Bank Credit Facility. On June 20, 1997, the remaining 118,394.51 shares of Preferred Stock were redeemed by the Company at a cost of $11,839,451. This redemption was funded by the Common Stock Sale described in Note 8.

                             SYGNET WIRELESS, INC.

7. REDEEMABLE PREFERRED STOCK AND WARRANTS (CONTINUED)

    The Preferred Stock had a redemption value of $100 per share and was recorded at fair value on the date of issuance less issuance costs. Dividends were cumulative from the date of issuance, accrued quarterly in arrears and were payable in shares of Preferred Stock. The dividend rates increased annually from 15% in 1997 to 21% in 2000 and thereafter. The Preferred Stock included the potential issuance of warrants to purchase shares of the Company's Class A Common Stock. No warrants were issued. For financial reporting purposes, the excess of the redemption value of the Preferred Stock over the carrying value was accreted by periodic charges to additional paid-in capital over the life of the issue.

    The Company has authorized 5 million shares of Nonvoting Preferred Stock, par value $.01 per share, of which 500,000 are designated as Series A Senior Cumulative Nonvoting Preferred Stock.

    The Company has also authorized 10 million shares of Voting Preferred Stock, par value $.01 per share, none of which are issued.

8. SHAREHOLDERS' EQUITY

    On June 20, 1997, the Company issued and sold 3,000,000 shares of Class A Common Stock, $0.01 par value, to Boston Ventures Limited Partnership V (Boston Ventures) at a price of $15 per share (Common Stock Sale). The proceeds of $43.6 million, net of issuance fees of $1.4 million, were used to redeem the remaining outstanding Preferred Stock as described in Note 7 and to reduce amounts outstanding under the Bank Credit Facility. As a condition of the Common Stock Sale, Boston Ventures appointed two representatives on the Company's eleven member board of directors.

    In August 1997, Boston Ventures purchased 1,000,000 shares of Class B Common Stock from shareholders pursuant to a tender offer which upon purchase became Class A Common Stock.

    Under the most restrictive of the covenants discussed in Note 5, the Company could not declare any dividends on its common stock through December 23, 1998.

    On December 29, 1994, the Company received a promissory note from an officer/shareholder for $249,952 for the purchase of common shares from a shareholder. The note required annual payment of interest at 8.23% with principal repayment commencing on December 31, 1998 through December 31, 2001. The officer/shareholder repaid 100% of the note and interest accrued on December 29, 1998.

9. INCOME TAXES

    Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, requires deferred income taxes to be provided for differences in the basis for tax purposes and for financial accounting purposes of recorded assets and liabilities. At December 23, 1998, the Company has net operating loss carryforwards of $45.2 million that expire in 2012 and 2013.

                             SYGNET WIRELESS, INC.

9. INCOME TAXES (CONTINUED)
    The components of the income tax provision (benefit) in the consolidated statements of operations for the period January 1, 1998 through December 23, 1998 and for the year ended December 31, 1997, are as follows:

                                                                 1997          1998
                                                              -----------   -----------
Deferred income tax (benefit)...............................   (6,697,800)   (4,782,900)
Valuation allowance.........................................    6,097,800     4,782,900
                                                              -----------   -----------
Total provision for income tax (benefit)....................  $        --   $        --
                                                              ===========   ===========

10. STOCK OPTION PLAN

    The Company has stock option plans that provide for the purchase of Class A common stock by employees and directors of the Company. Under the stock option plans, the Company is authorized to issue 1,250,000 options for the purchase of shares of Class A common stock (1,000,000 for employees and 250,000 for non-employee directors). These options vest over a period ranging from grant date to five years, are exercisable based upon the terms of the grants and expire at the end of ten years. The Company applies APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations in accounting for the plan, which requires that for certain options granted, the Company recognizes as compensation expense the excess of the fair value for accounting purposes of the common stock over the exercise price of the options. For the majority of options, no compensation cost has been recognized. Had stock compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company's net loss would have increased by $625,000 from the amounts reported in 1997, and $419,000 from the amounts reported for the period from January 1, 1998 through December 23, 1998.

    For pro forma calculations, the fair value of each option is estimated on the date of grant using the Minimum Value option-pricing model with the following weighted-average assumptions used for grants in 1997 and 1998: risk-free interest rates ranging from 6.9% to 5.9% and average expected lives ranging from 5.0 to 7.5 years for issued options.

                             SYGNET WIRELESS, INC.

10. STOCK OPTION PLAN (CONTINUED)
    A summary of the status of the Company's stock option plan as of December 23, 1998, December 31, 1997, and changes during the periods then ended is presented below:

                                                                      1997                   1998
                                                              --------------------   --------------------
                                                                         WEIGHTED-              WEIGHTED-
                                                                          AVERAGE                AVERAGE
                                                                         EXERCISE               EXERCISE
                                                               SHARES      PRICE      SHARES      PRICE
                                                              --------   ---------   --------   ---------
Outstanding at beginning of year............................  533,200     $10.00     716,200     $10.08
Granted.....................................................  183,000      10.31     210,500      18.03
Exercised...................................................       --         --          --         --
Canceled....................................................       --         --      (1,000)     20.00
                                                              -------     ------     -------     ------
Outstanding at year end.....................................  716,200     $10.08     925,700     $11.88
                                                              =======     ======     =======     ======
Options exercisable at year end.............................  651,200                815,700
                                                              =======                =======
Weighted-average fair value of options granted during the
  year......................................................  $  7.80                $  1.65
                                                              =======                =======
Weighted-average remaining contractual life.................     8.87                   8.71
                                                              =======                =======

    At December 23, 1998, there were 324,300 options available for future grant.

11. COMMITMENTS

    On June 8, 1998, the Company entered into an agreement with Pinellas Communications to purchase the license to operate a cellular telephone system in the Rural Service Area PA-2. The purchase price is $6 million and the transaction is expected to close in 1999.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
American Cellular Corporation

    We have audited the accompanying consolidated balance sheets of American Cellular Corporation and subsidiaries (the Company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from February 26, 1998 (Date of Formation) to December 31, 1998 and the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Cellular Corporation and subsidiaries at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for the period from February 26, 1998 (Date of Formation) to December 31, 1998 and the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Chicago, Illinois
February 9, 2000

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    DECEMBER 31
                                                              -----------------------
                                                                 1998         1999
                                                              ----------   ----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   34,015   $   74,896
  Restricted short-term investments.........................      26,550       28,134
  Accounts receivable, net of allowance for doubtful
    accounts of $2,084 in 1998 and $555 in 1999.............      26,494       32,675
  Inventories...............................................       2,005        5,216
  Prepaids and other current assets.........................       1,569        2,640
                                                              ----------   ----------
Total current assets........................................      90,633      143,561
Cellular facilities, equipment, and other, net..............     159,792      173,425
Other assets................................................   1,267,175    1,167,157
                                                              ----------   ----------
Total assets................................................  $1,517,600   $1,484,143
                                                              ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $    3,000   $   25,608
  Accounts payable..........................................       6,022        5,467
  Interest payable..........................................      22,061       20,073
  Accrued operating expenses................................      16,620       15,727
  Income and other taxes payable............................       3,398        6,234
  Deferred revenue..........................................       6,170        5,502
  Other current liabilities.................................         989        1,397
                                                              ----------   ----------
Total current liabilities...................................      58,260       80,008
Long-term debt..............................................   1,195,971    1,170,580
Stockholders' equity:
  Series A cumulative redeemable preferred stock, $0.01 par
    value, $100 liquidation value, net of $2,000 notes
    receivable from stockholders; authorized 5,000,000
    shares; 3,250,000 shares issued and outstanding,
    including accrued dividends of $21,375 at December 31,
    1998 and $65,480 at December 31, 1999...................     344,375      388,480
  Common Stock, $0.01 par:
    Class A: Authorized 475,000 shares; 250,000 shares
      issued and outstanding at December 31, 1998 and
      254,819 shares issued and outstanding at December 31,
      1999..................................................           3            3
    Class B: Authorized 25,000 shares; 19,687 shares issued
      and 19,387 shares outstanding at December 31, 1998 and
      15,168 shares issued and 14,568 shares outstanding at
      December 31, 1999.....................................          --           --
    Additional paid-in capital..............................      25,191       25,191
  Accumulated deficit.......................................    (106,200)    (180,119)
                                                              ----------   ----------
Total stockholders' equity..................................     263,369      233,555
                                                              ----------   ----------
Total liabilities and stockholders' equity..................  $1,517,600   $1,484,143
                                                              ==========   ==========

                See notes to consolidated financial statements.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                               PERIOD FROM
                                                              FEBRUARY 26,
                                                              1998 (DATE OF
                                                              FORMATION) TO    YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1999
                                                              -------------   -------------
REVENUES
Subscriber revenues.........................................     $ 58,922       $ 127,859
Roaming revenues............................................       36,542         105,181
Toll revenues...............................................       19,180          41,460
Equipment sales.............................................        3,740           9,931
Other.......................................................        4,025           8,393
                                                                 --------       ---------
Total revenues..............................................      122,409         292,824

COSTS AND EXPENSES
Cost of cellular service....................................       10,917          24,249
Cost of equipment sold......................................       7,27 l          19,356
General and administrative..................................       19,262          43,350
Sales and marketing.........................................       18,363          31,078
Depreciation and amortization...............................       45,569          97,217
Nonrecurring charges........................................        4,355              --
                                                                 --------       ---------
Total costs and expenses....................................      105,737         215,250
                                                                 --------       ---------
Operating income............................................       16,672          77,574

OTHER INCOME (EXPENSE)
Interest expense............................................      (61,477)       (106,888)
Interest income.............................................        5,036           4,912
Other income (expense), net.................................         (100)              6
                                                                 --------       ---------
                                                                  (56,541)       (101,970)
                                                                 --------       ---------
Loss before provision for income taxes......................      (39,869)        (24,396)
Provision for income taxes..................................         (530)         (5,418)
                                                                 --------       ---------
Net loss....................................................     $(40,399)      $ (29,814)
                                                                 ========       =========

                See notes to consolidated financial statements.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                         SERIES A               CLASS A                CLASS B
                                   --------------------   --------------------   --------------------
                                     PREFERRED STOCK          COMMON STOCK           COMMON STOCK       ADDITIONAL
                                   --------------------   --------------------   --------------------    PAID-IN     ACCUMULATED
                                    SHARES      AMOUNT     SHARES     AMOUNT      SHARES     AMOUNT      CAPITAL       DEFICIT
                                   ---------   --------   --------   ---------   --------   ---------   ----------   ------------
Initial capital contributions....  3,250,000   $323,000   250,000    $      3         --    $     --     $24,997      $      --
Capital contributions, net.......         --         --        --          --     19,387          --         194             --
Excess purchase price over
  predecessor basis..............         --         --        --          --         --          --          --        (44,426)
Accrued preferred stock
  dividends......................         --     21,375        --          --         --          --          --        (21,375)
Net loss for the period from
  February 26, 1998 (Date of
  Formation) to December 31,
  1998...........................         --         --        --          --         --          --          --        (40,399)
                                   ---------   --------   -------    ---------    ------    ---------    -------      ---------
Balance at December 31, 1998.....  3,250,000    344,375   250,000           3     19,387          --      25,191       (106,200)
Conversion of Class B stock......         --         --     4,819          --     (4,819)         --          --             --
Accrued preferred stock
  dividends......................         --     44,105        --          --         --          --          --        (44,105)
Net loss for the year ended
  December 31, 1999..............         --         --        --          --         --          --          --        (29,814)
                                   ---------   --------   -------    ---------    ------    ---------    -------      ---------
Balance at December 31, 1999.....  3,250,000   $388,480   254,819    $      3     14,568    $     --     $25,191      $(180,119)
                                   =========   ========   =======    =========    ======    =========    =======      =========

                See notes to consolidated financial statements.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 PERIOD FROM
                                                              FEBRUARY 26, 1998
                                                                   (DATE OF
                                                                FORMATION) TO       YEAR ENDED
                                                                 DECEMBER 31,      DECEMBER 31,
                                                                     1998              1999
                                                              ------------------   -------------
OPERATING ACTIVITIES
Net loss....................................................      $   (40,399)       $(29,814)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
    Depreciation and amortization...........................           45,569          97,217
    Amortization of deferred financing costs................            2,393           4,409
    Deferred income taxes...................................               --           5,171
    Accretion of discount on Senior Notes...................              137             217
    Amortization of premium on restricted investments.......              222             281
    Amortization of covenant not to compete.................             (500)             --
    Change in working capital components:
      Accounts receivable...................................            2,666          (6,181)
      Inventories...........................................           (1,211)         (3,211)
      Prepaids and other current assets.....................              297          (1,071)
      Accounts payable......................................            2,074            (555)
      Interest payable......................................           22,061          (1,988)
      Accrued operating expenses............................             (472)         (4,075)
      Income and other taxes payable........................              (19)          2,836
      Deferred revenue......................................            1,537            (668)
      Other current liabilities.............................              940             408
                                                                  -----------        --------
Net cash provided by operating activities...................           35,295          62,976
INVESTING ACTIVITIES
Acquisition of cellular operations, net of cash acquired....       (1,418,741)             --
Purchase of fixed assets....................................          (24,260)        (50,462)
Proceeds from sale of fixed assets..........................               --           2,179
Change in restricted investments, net.......................          (69,744)         26,425
                                                                  -----------        --------
Net cash used in investing activities.......................       (1,512,745)        (21,858)
FINANCING ACTIVITIES
Proceeds from sale of preferred and common stock............          348,194              --
Proceeds from issuance of Senior Notes......................          282,834              --
Borrowings against (repayment on) credit facility...........          916,000          (3,000)
Proceeds from termination of hedging instruments............               --           3,182
Deferred financing costs....................................          (35,563)           (419)
                                                                  -----------        --------
Net cash provided by (used in) financing activities.........        1,511,465            (237)
                                                                  -----------        --------
Increase in cash and cash equivalents.......................           34,015          40,881
Cash and cash equivalents at beginning of period............               --          34,015
                                                                  -----------        --------
Cash and cash equivalents at end of period..................      $    34,015        $ 74,896
                                                                  ===========        ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
  Interest..................................................      $    36,886        $104,250
  Income taxes..............................................               38             671

                See notes to consolidated financial statements.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

1. ORGANIZATION, BASIS OF PRESENTATION, AND PENDING SALE OF BUSINESS

    American Cellular Corporation, a Delaware corporation, was formed on February 26, 1998, to acquire the operations of PriCellular Corporation (see
Note 3). American Cellular Corporation and Subsidiaries (the Company) is principally engaged in the ownership and operation of cellular telephone systems. The Company operates in one business segment pursuant to Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures About Segments of an Enterprise and Related Information."

    The consolidated financial statements include the assets, liabilities, and results of operations of entities in which the Company has a controlling interest. All significant intercompany balances and transactions have been eliminated.

PENDING SALE OF BUSINESS

    On October 5, 1999, American Cellular Corporation entered into an Agreement and Plan of Merger (the Merger Agreement) pursuant to which a newly formed joint venture of Dobson Communications Corporation and AT&T Wireless Systems, Inc. will, subject to the terms and conditions set forth in the Merger Agreement, acquire the Company by merging a wholly owned subsidiary of the joint venture with and into the Company (the Merger). Pursuant to the Merger Agreement, each share of Class A common stock, par value $.01 per share, of the Company will, at the effective time of the Merger (the Effective Time), be converted into the right to receive $3,244.24 per share in cash, plus interest thereon for the period commencing January 1, 2000, through and including the closing date at a rate of 8% per annum (the Common Stock Purchase Price). As provided in the Merger Agreement, the Common Stock Purchase Price is subject to adjustment in the event shares of common stock are repurchased by the Company pursuant to stock repurchase rights prior to the Effective Time.

    The Merger Agreement further provides that each share of nonvoting Class B common stock, par value $.01 per share, of the Company issued and outstanding immediately prior to the Effective Time will become fully vested and will automatically be converted into one share of Class A common stock at the Effective Time in accordance with the terms of the grant thereof and, as such, will there upon be subject to conversion into the right to (o)receive the Common Stock Purchase Price. In addition, each share of nonvoting Series A Preferred Stock, par value $.01 per share, of the Company issued and outstanding immediately prior to the Effective Time will, consistent with the terms of such preferred stock designated in the Company's certificate of incorporation, be converted at the Effective Time into the right to receive $100 per share in cash plus all accrued but unpaid dividends thereon to and including the Effective Time.

    Concurrent with the execution of the Merger Agreement, certain stockholders of the Company executed a stockholder Voting Agreement, dated as of October 5, 1999, pursuant to which, among other things, such stockholders agreed to vote all shares beneficially owned by such persons in favor of the Merger and each of the other transactions contemplated by the Merger Agreement at any meeting of the Company's stockholders in connection with the Merger (or otherwise to consent in writing thereto, as the case may be). A majority of the stockholders of the Company voted to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, at a meeting of the stockholders held on October 5, 1999.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                               DECEMBER 31, 1999

1. ORGANIZATION, BASIS OF PRESENTATION, AND PENDING SALE OF BUSINESS (CONTINUED) The Merger is expected to be completed in February 2000.

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, restricted investments, accounts receivable, and accounts payable approximate fair value. See Note 5 for fair value of long-term debt.

CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

    Inventories are stated at the lower of cost (first in, first out method) or market. Inventories consist primarily of cellular telephones and accessories.

CELLULAR FACILITIES, EQUIPMENT, AND OTHER

    Cellular facilities, equipment, and other fixed assets are recorded at cost, including labor associated with construction. Depreciation is computed using the straight-line method over the estimated useful lives, typically three to seven years.

INVESTMENTS IN CELLULAR OPERATIONS

    The Company owns a 44.5% interest in a joint venture with SBC Communications, Inc. (SBC). Under the terms of the joint venture agreement, the Company recorded preferential distributions which totaled $2.6 million for the period from June 25, 1998, the date of the PriCellular acquisition, through December 31, 1998, and $5.3 million for the year ended December 31, 1999, which are included in other revenues. SBC has operating control of the properties and, accordingly, the Company accounts for its investment using the cost method. The Company also had an option to put its joint venture interest to SBC which it exercised for $39.1 million on December 1, 1999. The sale of the Company's investment, which is expected to close in the first quarter of 2000, will result in a pretax gain of approximately $3.6 million.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                               DECEMBER 31, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
OTHER ASSETS

    Other assets consist of the following (in thousands):

                                                             DECEMBER 31
                                                       -----------------------
                                                          1998         1999
                                                       ----------   ----------
Goodwill/cellular licenses...........................  $1,175,479   $1,170,308
Investments in cellular operations...................      35,531       35,531
Deferred financing costs.............................      35,563       35,982
Restricted investments...............................      42,972       14,682
Subscriber lists.....................................      11,233       11,233
Accumulated amortization.............................     (33,603)    (100,579)
                                                       ----------   ----------
                                                       $1,267,175   $1,167,157
                                                       ==========   ==========

    Goodwill/cellular licenses represent the excess of purchase price over the fair market value assigned to the net tangible and identifiable intangible assets of the business acquired.

    The Company uses a 20-year life to amortize goodwill/cellular licenses. Accumulated amortization of goodwill/cellular licenses was approximately
$29.3 million and $88.2 million as of December 31, 1998 and 1999, respectively. The Company periodically reviews the carrying value of goodwill/cellular licenses to determine whether such amounts are recoverable based on undiscounted future cash flows of the Company in order to determine whether a reduction to fair value is necessary. The Company has determined that no such reductions were necessary through December 31, 1999.

    Deferred financing costs primarily represent underwriting and related fees incurred in connection with the issuance of the Company's long-term debt. These costs are amortized using the effective yield method, and the amortization expense is included in interest expense. Accumulated amortization of deferred financing costs was approximately $2.4 million and $6.8 million as of December 31, 1998 and 1999, respectively.

    Approximately $82.4 million of the proceeds from the issuance of the 10.5% Senior Notes (see Note 5) was used to acquire certain treasury securities sufficient to pay the first six scheduled interest payments of those notes. Approximately $12.7 million of securities were sold in 1998 and $26.2 million of securities were sold in 1999 to satisfy the interest payments with no realized gain or loss. These securities are held in an escrow account pursuant to a Pledge Escrow and Assignment Agreement. The restricted investments are classified in the balance sheets according to their maturities. These treasury securities mature through May 2001, bear interest rates from 5.625% to 6.375%, and are considered as held to maturity.

    The Company amortizes subscriber lists over a three-year period. Accumulated amortization was approximately $1.9 million and $5.6 million as of December 31, 1998 and 1999, respectively.

REVENUE RECOGNITION

    The Company earns revenue by providing access to its cellular system and for usage of its cellular system (collectively subscriber revenues), for providing service to customers from other cellular systems who roam through the service area (roaming revenues), and for long-distance calls placed by the Company's customers and those of other carriers within the Company's service area (toll revenues).

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                               DECEMBER 31, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Access revenue is billed one month in advance and is recognized when earned. Airtime, long-distance, and roaming revenues are recognized when the service is rendered. Equipment sales are recognized on delivery of the equipment to the customer.

ADVERTISING COSTS

    Advertising costs relating to new subscribers are expensed in the period in which they are incurred. Advertising expense amounted to $3.7 million and $6.6 million for the periods ended December 31, 1998 and 1999, respectively.

COMPREHENSIVE LOSS

    Net loss for the periods ended December 31, 1998 and 1999, is the same as comprehensive loss.

CONCENTRATIONS OF CREDIT RISK

    No single customer is large enough to pose a significant financial risk to the Company. The Company maintains an allowance for losses based on the expected collectibility of accounts receivable. Credit losses have been within management's expectations.

PENDING ACCOUNTING STANDARD

    In June 1998, the Financial Accounting Standards Board issued Statement
No. 133, "Accounting for Derivative Instruments and Hedging Activities," which will be adopted by the Company effective January 1, 2001. The Statement will require the Company to recognize all derivatives, including interest rate swaps and collars, on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has terminated all of its interest rate swaps and collars as of December 31, 1999, as described in Note 5. Accordingly, unless other derivative instruments are acquired, management does not expect the adoption of Statement 133 will have any effect on the results of operations or financial position of the Company.

RECLASSIFICATIONS

    Certain items have been reclassified in the December 31, 1998 consolidated financial statements to conform to the current presentation.

3. ACQUISITION OF PRICELLULAR CORPORATION

    On June 25, 1998, the Company acquired PriCellular Corporation (PCC) pursuant to an Agreement and Plan of Merger (the Merger Agreement) dated
March 6, 1998, for approximately $1.5 billion. The acquisition was accounted for utilizing the purchase method of accounting. The results of operations for PCC are included in the Company's consolidated statements of operations beginning July 1, 1998. The results of operations do not differ materially than if the closing date had been used.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                               DECEMBER 31, 1999

3. ACQUISITION OF PRICELLULAR CORPORATION (CONTINUED)
    The allocation of the purchase price to the fair value of net assets acquired is as follows (in thousands):

Cash........................................................  $    51,460
Accounts receivable.........................................       29,160
Cellular facilities and equipment...........................      149,891
Investment in cellular operations...........................       35,531
Other assets................................................        2,660
Goodwill....................................................    1,175,479
Subscriber lists............................................       11,233
Excess purchase price over predecessor basis................       44,426
Total liabilities assumed...................................      (29,639)
                                                              -----------
Total merger consideration..................................    1,470,201
Less:
  Cash acquired.............................................       51,460
                                                              -----------
Total cash paid.............................................  $ 1,418,741
                                                              ===========

    PCC had been partially owned (6.39%) by a group of investors, which also own approximately 27.2% of the Company (the 6.39% is considered to be the continuing ownership interest). The cost to acquire the continuing ownership interest in the net assets of PCC in excess of the predecessor basis has been reflected as a reduction of stockholders' equity of the Company pursuant to generally accepted accounting principles.

    Nonrecurring charges recorded in the period ended December 31, 1998, represent stay-on bonuses paid by American Cellular Corporation to retain employees through the completion of the Merger.

4. CELLULAR FACILITIES, EQUIPMENT, AND OTHER

    The components of the Company's cellular facilities, equipment, and other include the following (in thousands):

                                                              DECEMBER 31
                                                          -------------------
                                                            1998       1999
                                                          --------   --------
Cellular facilities and equipment.......................  $165,522   $209,984
Furniture and other.....................................     8,629     12,187
                                                          --------   --------
                                                           174,151    222,171
Less: Accumulated depreciation..........................   (14,359)   (48,746)
                                                          --------   --------
                                                          $159,792   $173,425
                                                          ========   ========

    Depreciation expense was $14.4 million and $34.6 million for the periods ended December 31, 1998 and 1999, respectively.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                               DECEMBER 31, 1999

5. LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                               DECEMBER 31        FAIR       DECEMBER 31        FAIR
                                                   1998       MARKET VALUE       1999       MARKET VALUE
                                               ------------   ------------   ------------   ------------
Borrowings under Credit Facility:
  Revolver Loans.............................   $   66,000     $   66,000     $   66,000     $   66,000
  Tranche A Term Loans.......................      450,000        450,000        450,000        450,000
  Tranche B Term Loans.......................      200,000        200,000        198,500        198,500
  Tranche C Term Loans.......................      200,000        200,000        198,500        198,500
10.5% Senior Notes, due 2008                       282,971        276,450(1)     283,188        316,350(1)
                                                ----------     ----------     ----------     ----------
                                                 1,198,971     $1,192,450      1,196,188     $1,229,350
                                                               ==========                    ==========
Less: Current portion........................       (3,000)                      (25,608)
                                                ----------                    ----------
                                                $1,195,971                    $1,170,580
                                                ==========                    ==========

------------------------

(1) Based on quoted market price.

    The bank syndicated Credit Facility provides a subsidiary of the Company up to $1 billion in four tranches ($450 million on Tranche A, $200 million for each Tranche B and C, and up to $150 million on the Revolver). Payments under the Credit Facility are due quarterly, in varying installments through December 2007. Additional payments are required for excess cash flow pursuant to the Credit Facility agreement. These amounts totaled $21,608,000 in 1999 and accordingly, are reflected as current at December 31, 1999. Interest is payable quarterly at the adjusted prime rate, plus the applicable margin for each tranche (0.125% for the Revolver and Tranche A, 1.5% for Tranche B, and 1.75% for Tranche C) or LIBOR, plus the applicable margin for each tranche (1.125% for the Revolver and Tranche A, 2.5% for Tranche B, and 2.75% for Tranche C), based on the subsidiary consolidated leverage ratio. As of December 31, 1999, the interest rates applicable on the tranches of the Credit Facility ranged from approximately 6.73% to 8.35%, yielding a weighted-average rate of 7.38%. In addition, commitment fees of 0.25% on the unutilized portion of the Revolver are payable quarterly. At December 31, 1999, the Company had $84.0 million available under the Revolver Loans of the Credit Facility. Substantially all of the subsidiaries assets are pledged as collateral to the Credit Facility. The Credit Facility contains several financial covenants related to the subsidiary's leverage and debt service ratios and restrictions on the subsidiary's incurrence of additional debt, payment of dividends, incurrence of liens, and payments and transfers of net assets from the subsidiary to the Company. Restricted net assets of the Company approximated $465.5 million and $464.1 million as of December 31, 1998 and 1999, respectively.

    On May 13, 1998, the Company issued approximately $285.0 million aggregate principal amount of 10.5% Senior Notes (the Notes), due 2008. The Notes are unsecured and subordinated to the Credit Facility. Approximately $82.4 million of the proceeds were used to purchase treasury securities that were placed in an escrow account (see Note 2). The remaining funds were used to finance the acquisition of PCC. The Notes were issued at a price of 99.24% million or $282.8 million. The original issue discount on the Notes accretes, compounded semiannually, to yield an effective rate of 10.63%. Interest is payable semiannually on each May 15 and November 15. The first six scheduled interest payments on the Notes will be funded from the securities held in escrow.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

5. LONG-TERM DEBT (CONTINUED)

    The Notes are subject to redemption at any time on or after May 15, 2003, at the option of the Company, in amounts of $1,000 at the following redemption prices, if redeemed during the 12-month period beginning May 15 of the years indicated below:

                                                              REDEMPTION
YEAR                                                            PRICES
----                                                          ----------
2003........................................................    105.25%
2004........................................................    103.50
2005........................................................    101.75
Thereafter..................................................    100.00

    The holders of record receive the redemption price plus any accrued and unpaid interest. In addition, at any time prior to May 15, 2001, the Company may use the net cash proceeds of one or more equity offerings to redeem up to an aggregate 35% of the principal amount of Notes originally issued at a redemption price equal to 110.50%, plus any accrued and unpaid interest.

    In the event of a change of control as defined in the Notes indenture, each holder of Notes will have the right to require the Company to repurchase all or any part of such holder's Notes, at a cash price equal to 101% of the aggregate principal amount plus any accrued and unpaid interest. On January 12, 2000, ACC Acquisition Company, an entity formed to complete the acquisition of the Company described in Note 1, announced a tender offer to purchase all of the Company's outstanding Notes at a redemption price as described in the Offer to Purchase and Consent Solicitation.

    As part of its interest rate risk management program, the Company utilized interest rate swap and collar agreements to hedge variable interest rate risk under the Credit Facility. Net interest paid or received related to such agreements was recorded using the accrual method and as an adjustment to interest expense. At December 31, 1998, the Company had interest rate collars with an aggregate notional amount of $700 million, effectively fixing the interest rate between 5.38% and 6.00%, expiring in 2001. At December 31, 1998, the Company had an interest rate swap with a notional amount of $100 million, effectively fixing the interest rate to 5.84%, expiring in 2001. During the fourth quarter of 1999, the Company terminated all of its interest rate swap and collar agreements resulting in a gain of approximately $3.3 million. The gain has been deferred and is being amortized into income over the remaining terms of the swap and collar agreements. The deferred gain at December 31, 1999, totaled approximately $3.2 million.

    The maturities of the Company's long-term debt are as follows (in thousands):

2000........................................................  $   25,608
2001........................................................      49,000
2002........................................................      49,000
2003........................................................      71,500
2004........................................................      71,500
Thereafter..................................................     929,580
                                                              ----------
                                                              $1,196,188
                                                              ==========

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

6. INCOME TAXES

    The significant components of the Company s deferred tax liabilities and assets are as follows (in thousands):

                                                              DECEMBER 31
                                                          -------------------
                                                            1998       1999
                                                          --------   --------
Deferred tax liabilities:
  Cellular facilities, equipment, and other.............  $(26,055)  $(27,457)
  Intangible assets.....................................    (5,393)    (8,102)
  State and local deferred taxes........................    (5,656)    (6,656)
  Investment in joint venture...........................    (4,312)    (3,065)
  Other.................................................    (2,571)    (5,032)
Deferred tax assets:
  Net operating loss carryforwards......................    76,362     79,651
  Accruals..............................................     3,376        952
  Other.................................................     1,324      3,249
                                                          --------   --------
Net deferred tax assets.................................    37,075     33,540
Valuation allowance.....................................   (37,075)   (33,540)
                                                          --------   --------
Net deferred tax liability..............................  $     --   $     --
                                                          ========   ========

    At December 31, 1999, the Company had federal tax net operating loss carryforwards (NOLs) of approximately $207.5 million which are available to offset future federal taxable income. NOLs begin expiring in the year 2009 through 2018 as follows: 2009--$2.0 million; 2010--$1.7 million; 2011--
$5.6 million; 2012--$22.4 million; and 2018--$175.8 million. At December 31, 1999, the Company had state tax NOLs of approximately $126.6 million.

    The Company established a valuation allowance in accordance with generally accepted accounting principles. The Company continually reviews the adequacy of the valuation allowance and recognizes the benefits of deferred tax assets only when management's assessment indicates that it is more likely than not that the deferred tax assets will be realized.

    A reconciliation of the income tax provision based upon the federal statutory rate to the actual income tax provision is as follows (in thousands):

                                                      PERIOD FROM
                                                   FEBRUARY 26, 1998
                                                        (DATE OF
                                                     FORMATION) TO       YEAR ENDED
                                                      DECEMBER 31       DECEMBER 31
                                                          1998              1999
                                                   ------------------   ------------
Income tax benefit at federal statutory rate.....       $(13,954)          $(8,539)
Effect of:
  State income tax expense, net of federal
    benefit......................................            344               818
  Amortization of goodwill/cellular licenses.....          6,459            12,951
  Increase in valuation allowance................          7,681                --
  AMT provision and other........................             --               188
                                                        --------           -------
Income tax expense...............................       $    530           $ 5,418
                                                        ========           =======

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

6. INCOME TAXES (CONTINUED)
    Income tax expense consists of the following (in thousands):

                                                      PERIOD FROM
                                                   FEBRUARY 26, 1998
                                                        (DATE OF
                                                     FORMATION) TO       YEAR ENDED
                                                      DECEMBER 31       DECEMBER 31
                                                          1998              1999
                                                   ------------------   ------------
Current taxes:
  Federal........................................         $ --             $  160
  State..........................................          530                 87
                                                          ----             ------
Total current taxes..............................          530                247

Deferred taxes:
  Federal........................................           --              4,000
  State..........................................           --              1,171
                                                          ----             ------
Total deferred taxes.............................           --              5,171
                                                          ----             ------
Total tax provision..............................         $530             $5,418
                                                          ====             ======

    For the year ended December 31, 1999, the Company recorded a deferred tax provision of $5,171,000 related to the utilization of preacquisition net operating loss carry forwards. In accordance with SFAS No. 109, "Accounting for Income Taxes," the utilization of such preacquisition tax benefits has been recorded as a reduction to goodwill.

7. STOCKHOLDERS' EQUITY

PREFERRED STOCK

    The Company issued 3,250,000 shares of Series A Preferred Stock for gross proceeds of $325 million. The preferred stock accrues dividends daily at the rate of 12% per annum, compounded quarterly. Such dividends shall accrue and be cumulative on the stated value of $100 per share. Dividends shall be payable quarterly, in arrears, on the last day of each December, March, June, and September. Dividends shall be paid in cash. If the payment does not occur on a regular dividend date, dividends shall accrue to the final payment date.

    The holders of Series A Preferred Stock have preference and priority over the holders of shares of any stock of the Company ranking junior to the Series A Preferred Stock, with respect to the payment of dividends or distribution of assets, whether upon liquidation, dissolution, winding up, or otherwise (Junior Stock). No dividend or distribution shall be declared or paid, either directly or indirectly, nor shall any Junior Stock, or any warrants, rights, calls, or options exercisable or convertible into any Junior Stock be redeemed, purchased, retired, or otherwise acquired for any consideration, unless as of such date the Company has paid all dividends accrued and payable to date on the Series A Preferred Stock.

    If the Company shall adopt a plan of liquidation, dissolution, or winding up, no distribution shall be made to the holders of shares of Junior Stock, unless the holders of Series A Preferred Stock have received in cash the stated value, $100 per share, plus all accrued but unpaid dividends thereon.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

7. STOCKHOLDERS' EQUITY (CONTINUED)
    The Company shall have the right to redeem outstanding shares of Series A Preferred Stock at any time in aggregate amounts of $5 million or more at any one time. The redemption price shall be $100 per share plus the amount of all accrued and unpaid dividends through the redemption date.

    The Series A Preferred Stock have no voting rights, except certain actions in which each share of Series A Preferred Stock shall have one vote.

    The notes receivable from two stockholders related to the Series A Preferred Stock bear interest at 6%.

CLASS B COMMON STOCK

    The Company has reserved 21,739 shares of its Class B Common Stock for issuance to certain of its employees. As of December 31, 1998 and 1999, 19,387 and 14,568 shares are outstanding, respectively. The shares vest in equal, annual increments over a four-year period starting on the date of issuance. The shares are convertible into shares of Class A Common Stock on a one-to-one basis, and automatically convert when vested. No shares were vested as of December 31, 1998. As of December 31, 1999, 4,819 shares have vested.

OTHER

    Upon termination of employment without cause, certain employees have the right to put their Class A and B Common Stock and Series A Preferred Stock at the fair market value, provided the Company will have the right to pay certain amounts by issuing shares of Series A Preferred Stock.

8. LEASE COMMITMENTS

    Minimum rental commitments as of December 31, 1999, for all noncancelable operating leases, consisting principally of leases for office space, real estate, and tower space, were as follows (in thousands):

2000........................................................  $ 5,133
2001........................................................    4,500
2002........................................................    3,992
2003........................................................    3,572
2004........................................................    2,572
Thereafter..................................................   12,473
                                                              -------
                                                              $32,242
                                                              =======

    Total rent expense amounted to approximately $2.7 million and $5.8 million for the periods ended December 31, 1998 and 1999, respectively.

9. RELATED PARTIES

    The Company obtains customer information management and billing services from a vendor in which two of the Company's directors have an indirect and noncontrolling ownership interest. Since June 25, 1998, services provided to the Company by this vendor pursuant to the terms of a license agreement, totaled $4.9 million for the period from June 25, 1998 to December 31, 1998, and $9.3 million for the year ended December 31, 1999.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                               FEBRUARY 25,
                                                                   2000
                                                              --------------
ASSETS
Current assets
  Cash and cash equivalents.................................  $   68,706,690
  Restricted short-term investments.........................      28,392,508
  Accounts receivable, net of allowance for doubtful
    accounts of $516,308....................................      32,433,040
  Inventories...............................................       4,212,605
  Prepaid and other current assets..........................       2,931,378
                                                              --------------
Total current assets........................................     136,676,221
Cellular facilities, equipment and other, net...............     176,063,602
Other assets, net...........................................   1,156,128,729
                                                              --------------
Total assets................................................  $1,468,868,552
                                                              ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................      25,608,011
  Accounts payable..........................................       6,232,566
  Interest payable..........................................       9,057,565
  Accrued operating expenses................................      15,394,074
  Income and other taxes payable............................       6,587,136
  Deferred revenue..........................................       6,440,866
  Other current liabilities.................................       1,482,069
                                                              --------------
Total current liabilities...................................      70,802,287
Long-term debt..............................................   1,170,615,684

Stockholders' equity:
  Series A cumulative redeemable preferred stock, $0.01 par
    value, net of $2,000,000 notes receivable from
    stockholders; authorized 5,000,000 shares; 3,250,000
    shares issued and outstanding, including $72,771,297 of
    accrued dividends.......................................     395,771,297
  Common Stock, $0.01 par:
    Class A: Authorized 475,000 shares; 254,819 shares
      issued and outstanding................................           2,548
    Class B: Authorized 25,000 shares; 15,168 shares issued
      and 14,568 shares outstanding at February 29, 2000....             146
  Additional paid-in capital................................      25,191,161
  Accumulated deficit.......................................    (193,514,571)
                                                              --------------
Total stockholders' equity..................................     227,450,581
                                                              --------------
Total liabilities and stockholders' equity..................  $1,468,868,552
                                                              ==============

                       SEE NOTES TO FINANCIAL STATEMENTS.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                                                                    PERIOD FROM
                                                              JANUARY 1, 2000 THROUGH
                                                                 FEBRUARY 25, 2000
                                                              -----------------------
REVENUES
Subscriber revenues.........................................       $ 25,709,692
Roaming revenues............................................         15,313,470
Toll revenues...............................................          6,429,457
Equipment sales.............................................          1,769,076
Other.......................................................            700,450
                                                                   ------------
Total revenues                                                       49,922,145

COSTS AND EXPENSES
Cost of cellular service....................................          5,430,034
Cost of equipment sold......................................          3,509,508
General and administrative..................................          8,294,913
Sales and marketing.........................................          5,347,255
Depreciation and amortization...............................         16,719,977
                                                                   ------------
Total costs and expenses....................................         39,301,687
                                                                   ------------
Operating income............................................         10,620,458

OPERATING INCOME (EXPENSE)
Interest expense............................................        (16,050,842)
Interest income.............................................            989,890
Other income, net...........................................         (1,510,467)
                                                                   ------------
                                                                    (16,571,419)
                                                                   ------------

Loss before provision for income taxes......................         (5,950,961)
Provision for income taxes..................................            153,714
                                                                   ------------
NET LOSS....................................................       $ (6,104,675)
                                                                   ============

                       SEE NOTES TO FINANCIAL STATEMENTS.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                                                                    PERIOD FROM
                                                              JANUARY 1, 2000 THROUGH
                                                                 FEBRUARY 25, 2000
                                                              -----------------------
OPERATING ACTIVITIES
Net loss....................................................       $ (6,104,675)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization expense.....................         16,719,977
  Amortization of deferred financing costs..................            734,168
  Deferred income tax expense...............................             51,327
  Accretion of discount on Senior Notes.....................             36,030
  Amortization of premium on restricted investments.........             26,041
Change in working capital components
  Accounts receivable.......................................            241,348
  Inventories...............................................          1,003,839
  Prepaids and other current assets.........................           (292,073)
  Accounts payable..........................................            765,710
  Interest payable..........................................        (11,015,851)
  Accrued operating expenses................................           (332,499)
  Income and other taxes payable............................            353,341
  Deferred revenue..........................................            939,319
  Other current liabilities.................................             84,900
                                                                   ------------
Net cash provided by operating activities:                            3,210,902
INVESTING ACTIVITIES
Purchase of fixed assets....................................         (8,982,074)
Increase in restricted investments..........................           (417,668)
                                                                   ------------
Net cash used in investing activities.......................         (9,399,742)
                                                                   ------------
Decrease in cash and cash equivalents.......................         (6,188,840)
Cash and cash equivalents at beginning of period............         74,895,530
                                                                   ------------
Cash and cash equivalents at end of period..................       $ 68,706,690
                                                                   ============

                       SEE NOTES TO FINANCIAL STATEMENTS.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               FEBRUARY 25, 2000

                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period from January 1, 2000 through February 25, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000. For further information, refer to the consolidated financial statements and notes thereto included within this offering memorandum as of and for the year ended December 31, 1999.

    The financial position and results of operations for American Cellular are included in the condensed consolidated balance sheet, statement of operations, and statement of cash flows are as of and for the actual two month period ended February 29, 2000. The financial position, cash flows and results of operations do not differ materially than if February 25, 2000 (see Note 2 below) had been used.

2.  SUBSEQUENT EVENT

    On February 25, 2000, Dobson Communications Corporation and AT&T Wireless, through an equally owned joint venture, acquired American Cellular for $2.5 billion, including fees and expenses. The bank credit facility of American Cellular was repaid and terminated.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
PriCellular Corporation

    We have audited the consolidated balance sheets of PriCellular Corporation and subsidiaries as of December 31, 1997 and June 30, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1997 and for the six months ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PriCellular Corporation and subsidiaries at December 31, 1997 and June 30, 1998, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1997 and for the six months ended June 30, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Chicago, Illinois
March 15, 1999

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              DECEMBER 31,   JUNE 30,
                                                                  1997         1998
                                                              ------------   --------
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 61,357     $ 51,460
  Accounts receivable (less allowance of $1,686 and
    $2,185).................................................      19,465       29,160
  Inventory.................................................       2,232          794
  Other current assets......................................       1,797        2,269
                                                                --------     --------
Total current assets........................................      84,851       83,683
Fixed assets:
  Cellular facilities and equipment.........................     123,935      139,677
  Furniture and equipment...................................      10,221       14,996
                                                                --------     --------
                                                                 134,156      154,673
  Less accumulated depreciation.............................     (29,302)     (39,548)
                                                                --------     --------
Net fixed assets............................................     104,854      115,125
Investment in cellular operations...........................      37,017       35,531
Cellular licenses (less accumulated amortization of $23,119
  and $30,426)..............................................     493,315      559,981
Deferred financing costs (less accumulated amortization of
  $5,191 and $7,496)........................................      13,352       12,282
Cash committed for the acquisition of cellular operations...      13,000           --
Other assets................................................       1,267          256
                                                                --------     --------
Total assets................................................    $747,656     $806,858
                                                                ========     ========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................    $ 28,046     $ 20,416
  Deferred revenue..........................................       4,242        4,633
  Other current liabilities.................................       8,045        6,944
                                                                --------     --------
Total current liabilities...................................      40,333       31,993
Long-term debt..............................................     568,323      642,155
Deferred taxes..............................................       3,797        3,797
Other long-term liabilities.................................       1,023        1,019
Commitments and contingent liabilities......................          --           --
Stockholders' equity:
  Preferred Stock, $0.01 par:
    Series A, cumulative convertible: authorized 10,000,000
      shares; issued and outstanding 96,000 shares..........           1            1
  Common Stock, $0.01 par:
    Class A: authorized 100,000,000 shares; issued and
      outstanding 21,824,566 and 21,987,766 shares..........         218          220
    Class B: authorized 50,000,000 shares; issued and
      outstanding 13,134,275 and 12,971,075 shares..........         131          129
  Additional paid-in capital................................     180,704      180,704
  Accumulated deficit.......................................     (46,874)     (53,160)
                                                                --------     --------
Total stockholders' equity..................................     134,180      127,894
                                                                --------     --------
Total liabilities and stockholders' equity..................    $747,656     $806,858
                                                                ========     ========

                See notes to consolidated financial statements.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------   SIX MONTHS ENDED
                                                           1996         1997       JUNE 30, 1998
                                                        ----------   ----------   ----------------
REVENUES
Cellular service......................................  $  105,188   $  168,394      $  101,888
Equipment sales.......................................       3,430        5,364           2,868
Other.................................................       3,998        7,242           3,914
                                                        ----------   ----------      ----------
                                                           112,616      181,000         108,670

COSTS AND EXPENSES
Cost of cellular service..............................      29,571       48,691          20,911
Cost of equipment sold................................      10,073       12,841           5,365
Selling, general and administrative...................      34,502       53,485          30,230
Depreciation and amortization.........................      19,537       28,759          17,553
Nonrecurring charges..................................          --           --           4,889
                                                        ----------   ----------      ----------
                                                            93,683      143,776          78,948
                                                        ----------   ----------      ----------
Operating income......................................      18,933       37,224          29,722

OTHER INCOME (EXPENSE)
Gain (loss) on sale of investments in cellular
  operations..........................................      (1,401)       8,423            (133)
Interest expense......................................     (47,076)     (67,392)        (38,955)
Interest income.......................................       4,875        4,864           1,570
Other income, net.....................................       1,626        3,250           1,510
                                                        ----------   ----------      ----------
                                                           (41,976)     (50,855)        (36,008)
                                                        ----------   ----------      ----------
Net loss..............................................  $  (23,043)  $  (13,631)     $   (6,286)
                                                        ==========   ==========      ==========

Net loss after adjustment for accrued preferred stock
  dividend............................................  $  (29,221)  $  (20,171)     $   (9,643)
                                                        ==========   ==========      ==========

Basic and diluted loss per common share...............  $    (0.76)  $    (0.55)     $    (0.28)
                                                        ==========   ==========      ==========

Weighted-average number of common shares used in
  computation of basic and diluted loss per
  common share........................................  38,493,000   36,751,000      34,959,000

                See notes to consolidated financial statements.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                    SERIES A               CLASS A               CLASS B
                                 PREFERRED STOCK        COMMON STOCK          COMMON STOCK       ADDITIONAL
                               -------------------   -------------------   -------------------    PAID-IN     ACCUMULATED
                                SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL       DEFICIT
                               --------   --------   --------   --------   --------   --------   ----------   ------------
BALANCE--DECEMBER 31, 1995...       96    $      1    10,858     $  109      13,816   $    138    $215,680      $(10,200)
Purchase and retirement of
  common stock...............       --          --      (150)        (1)         --         --      (1,449)           --
Conversion of Class B common
  stock to Class A common
  stock......................       --          --     1,688         17      (1,688)       (17)         --            --
Shares issued as a result of
  common stock splits........       --          --     6,498         64       7,383         74        (138)           --
Costs incurred in connection
  with common and preferred
  stock offerings............       --          --        --         --          --         --      (1,364)           --
Exercise of employee stock
  options....................       --          --         8         --          --         --          48            --
Net loss for the year ended
  December 31, 1996..........       --          --        --         --          --         --          --       (23,043)
                                ------    --------   -------     ------    --------   --------    --------      --------
BALANCE--DECEMBER 31, 1996...       96           1    18,902        189      19,511        195     212,777       (33,243)
Purchase and retirement of
  common stock...............       --          --    (2,157)       (21)     (3,995)       (40)    (53,800)           --
Conversion of Class B common
  stock to Class A common
  stock......................       --          --     2,382         24      (2,382)       (24)         --            --
Costs incurred in connection
  with common and preferred
  stock offerings............       --          --        --         --          --         --        (206)           --
Shares issued in connection
  with the Kentucky Cluster
  acquisition................       --          --     1,948         19          --         --      19,106            --
Exercise of employee stock
  options....................       --                   750          7          --         --       2,827            --
Net loss for the year ended
  December 31, 1997..........       --          --        --         --          --         --          --       (13,631)
                                ------    --------   -------     ------    --------   --------    --------      --------
BALANCE--DECEMBER 31, 1997...       96           1    21,825        218      13,134        131     180,704       (46,874)
Conversion of Class B common
  stock to Class A common
  stock......................       --          --       163          2        (163)        (2)         --            --
Net loss for the six months
  ended June 30, 1998........       --          --        --         --          --         --          --        (6,286)
                                ------    --------   -------     ------    --------   --------    --------      --------
BALANCE--JUNE 30, 1998.......       96    $      1    21,988     $  220      12,971   $    129    $180,704      $(53,160)
                                ======    ========   =======     ======    ========   ========    ========      ========


                               STOCKHOLDERS'
                                  EQUITY
                               -------------
BALANCE--DECEMBER 31, 1995...    $205,728
Purchase and retirement of
  common stock...............      (1,450)
Conversion of Class B common
  stock to Class A common
  stock......................          --
Shares issued as a result of
  common stock splits........          --
Costs incurred in connection
  with common and preferred
  stock offerings............      (1,364)
Exercise of employee stock
  options....................          48
Net loss for the year ended
  December 31, 1996..........     (23,043)
                                 --------
BALANCE--DECEMBER 31, 1996...     179,919
Purchase and retirement of
  common stock...............     (53,861)
Conversion of Class B common
  stock to Class A common
  stock......................          --
Costs incurred in connection
  with common and preferred
  stock offerings............        (206)
Shares issued in connection
  with the Kentucky Cluster
  acquisition................      19,125
Exercise of employee stock
  options....................       2,834
Net loss for the year ended
  December 31, 1997..........     (13,631)
                                 --------
BALANCE--DECEMBER 31, 1997...     134,180
Conversion of Class B common
  stock to Class A common
  stock......................          --
Net loss for the six months
  ended June 30, 1998........      (6,286)
                                 --------
BALANCE--JUNE 30, 1998.......    $127,894
                                 ========

                See notes to consolidated financial statements.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                        SIX MONTHS
                                                              YEAR ENDED DECEMBER 31,     ENDED
                                                              -----------------------    JUNE 30,
                                                                1996           1997        1998
                                                              ---------      --------   ----------
OPERATING ACTIVITIES
Net loss....................................................  $ (23,043)     $(13,631)   $ (6,286)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization.............................     19,537        28,759      17,553
  Interest on Senior Subordinated and Convertible Discount
    Notes and amortization of deferred financing costs......     43,174        46,236      16,137
  (Gain) loss on sale of investments in cellular
    operations..............................................      1,401        (8,423)        133
  Amortization of covenant not to compete...................     (1,625)       (3,250)     (1,625)
  Provision for losses on accounts receivable...............       (309)          (81)        456
  Proceeds from covenant not to compete.....................      2,500         2,000          --
  Changes in operating assets and liabilities, net of
    acquisitions:
    Accounts receivable.....................................     (6,710)       (5,131)     (9,577)
    Inventory...............................................       (369)          103       1,526
    Other current assets....................................       (347)         (737)       (457)
    Accounts payable and accrued expenses...................      4,009         2,804      (8,653)
    Deferred revenue........................................      1,151           600         (37)
    Other current liabilities...............................       (250)           --       1,547
    Other, net..............................................        252          (223)        948
                                                              ---------      --------    --------
Net cash provided by operating activities...................     39,371        49,026      11,665

INVESTING ACTIVITIES
Purchase of fixed assets....................................    (29,470)      (25,717)    (20,517)
Amounts refunded from (deposited in) escrow to acquire
  cellular properties (net).................................     (5,000)        7,337          --
Deposit for Personal Communications Service auction (net)...      1,640            --          --
Proceeds from sale of investments in cellular operations....     34,313        23,651       1,352
Acquisition of cellular operations, net of cash acquired....   (110,977)      (26,032)    (60,185)
Investment in cellular operations...........................        (75)       (2,523)       (977)
Cash committed for the acquisition of cellular operations...    (91,400)      (13,000)         --
                                                              ---------      --------    --------
Net cash used in investing activities.......................   (200,969)      (36,284)    (80,327)

                See notes to consolidated financial statements.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

                                                                                         SIX MONTHS
                                                              YEAR ENDED DECEMBER 31,      ENDED
                                                              ------------------------    JUNE 30,
                                                                1996           1997         1998
                                                              ---------      ---------   ----------
                                                                     (DOLLARS IN THOUSANDS)

FINANCING ACTIVITIES
Purchase and retirement of common stock.....................  $ (1,450)      $(53,861)    $     --
Proceeds from exercise of stock options.....................        48          2,834           --
Repayments of notes payable and due to stockholders.........   (23,104)            --           --
Payments for deferred financing costs.......................    (5,612)          (516)      (1,235)
Proceeds from issuance of long-term debt....................   170,000             --       60,000
Costs incurred in connection with common and preferred stock
  offerings.................................................    (1,364)          (206)          --
                                                              --------       --------     --------
Net cash provided by (used in) financing activities.........   138,518        (51,749)      58,765
                                                              --------       --------     --------
Decrease in cash and cash equivalents.......................   (23,080)       (39,007)      (9,897)
Cash and cash equivalents at beginning of period............   123,444        100,364       61,357
                                                              --------       --------     --------
Cash and cash equivalents at end of period..................  $100,364       $ 61,357     $ 51,460
                                                              ========       ========     ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
  Interest..................................................  $  1,110       $ 18,275     $ 22,819
  Income taxes..............................................       448            424          479

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
Common stock (1997) and debt (1996) issued in connection
  with the acquisition of cellular systems..................  $ 19,429       $ 19,125     $     --

                See notes to consolidated financial statements.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1998

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    PriCellular Corporation and subsidiaries, including its wholly owned subsidiary, PriCellular Wireless Corporation (Wireless) (collectively, the Company), is principally engaged in the ownership and operation of cellular telephone systems primarily in rural areas of the Midwestern and Eastern portions of the United States. The Company operates in one business segment pursuant to SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information."

    The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. The assets, liabilities, and results of operations of entities in which the Company has a controlling interest have been consolidated. All significant intercompany balances and transactions have been eliminated.

    On June 25, 1998, American Cellular Corporation acquired all of the operations of the Company pursuant to an agreement and plan of merger. For further discussion of the merger see Note 8. The accompanying consolidated financial statements include results of operations of the Company through June 30, 1998, the Company's normal month-end. The results of operations of the Company do not differ materially from if the actual closing date of the merger had been used.

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, accounts receivable, investment in cellular operations and accounts payable in the consolidated balance sheet approximate fair value. The fair value of long-term debt in the consolidated balance sheet approximated $733.5 million at June 30, 1998.

CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

INVENTORY

    Inventory is stated at the lower of cost (first in, first out method) or market. Inventory consists primarily of cellular telephones and accessories.

FIXED ASSETS

    Cellular facilities, equipment, and other fixed assets are recorded at cost, including labor associated with construction. Depreciation is computed using the straight-line method over the estimated useful lives, typically three to seven years. Depreciation expense for the years ended December 31, 1996 and

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) 1997 and for the six months ended June 30, 1998, was $10.0 million, $16.1 million, and $10.2 million, respectively.

INVESTMENTS IN CELLULAR OPERATIONS

    The Company has a 44.5% interest in a joint venture with SBC Communications, Inc. (SBC). Under the terms of the joint venture agreement, the Company receives preferential distributions in the first four years of the joint venture increasing from $3.3 million in 1996 to $5.8 million in 1999. Such preferential distributions are guaranteed by SBC. The Company also has an option to put its joint venture interest to SBC at prices escalating to $39.0 million in 1999. SBC has operating control of the properties and has certain rights to purchase the Company's interests on November 30, 1999. The Company's guaranteed preferential distributions from the joint venture for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998, amounted to $3.4 million, $4.3 million, and $2.6 million, respectively, which are included in other revenues.

CELLULAR LICENSES

    Cellular licenses represent the excess of purchase price over the underlying fair value of assets acquired, and are being amortized on a straight-line basis over 40 years. Amortization expense for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998, was $9.5 million, $12.7 million, and $7.3 million, respectively.

    The Company periodically reviews the carrying value of cellular licenses to determine whether such amounts are recoverable based on undiscounted future cash flows of the market to which the license relates and by comparing the cellular license to the estimated market value of the cellular system in order to determine whether a reduction to fair value is necessary. The Company has determined that no such reductions were necessary through June 30, 1998.

DEFERRED FINANCING COSTS

    Deferred financing costs primarily represent underwriting and related fees incurred in connection with the issuance of the Company's long-term debt. These costs are being amortized over the terms of the related debt and the amortization expense is included in interest expense.

REVENUE RECOGNITION

    The Company earns revenue by providing access to its cellular system, for usage of its cellular system for long-distance calls placed by the Company's customers and those of other carriers within the Company's service area, and for providing service to customers from other cellular systems who roam through the service area. Access revenue is billed one month in advance and is recognized when earned. Airtime, long-distance, and roaming revenues are recognized when the service is rendered. Equipment sales are recognized on delivery of the equipment to the customer.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) ADVERTISING COSTS

    Marketing costs relating to new subscribers are expensed in the period in which they are incurred. Advertising expense amounted to $2.3 million, $3.7 million, and $2.5 million for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998, respectively.

COMMON STOCK SPLITS

    On February 29, 1996 and October 1, 1996, the Company authorized 5- for 4-stock splits in the form of 25% stock dividends of Class A and Class B common stock payable March 11, 1996 and October 21, 1996, respectively. All footnote disclosures and applicable per share data have been restated to reflect these splits.

NET LOSS PER SHARE

    In computing dilutive loss per share for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998, no effect has been given to options outstanding under the Company's 1994 Stock Option Plan, outstanding warrants to purchase Class B common stock, the 10.75% Senior Subordinated Convertible Discount Notes, or the Cumulative Convertible Preferred Stock, since the exercise of any of these items would have an antidilutive effect on net loss per share.

COMPREHENSIVE INCOME

    In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." Net loss for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998, is the same as comprehensive loss defined pursuant to SFAS No. 130.

CONCENTRATIONS OF CREDIT RISK

    No single customer is large enough to pose a significant financial risk to the Company. The Company maintains an allowance for losses based on the expected collectibility of accounts receivable. Credit losses have been within management's expectations.

RECLASSIFICATIONS

    Certain items have been reclassified in the 1996 and 1997 consolidated financial statements to conform to the current presentation.

2. ACQUISITIONS AND DIVESTITURES

    The following acquisitions were completed in 1996, 1997, and 1998. All acquisitions were accounted for utilizing the purchase method of accounting. The results of operations of the acquired

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

2. ACQUISITIONS AND DIVESTITURES (CONTINUED) entities are included in the Company's consolidated results of operations from their respective dates of acquisition.

                                           ACQUISITION                   PURCHASE         NET POPS
MARKET                                         DATE                       PRICE           ACQUIRED
------                        --------------------------------------  --------------      ---------
                                                                      (IN THOUSANDS)
1998
TN-4 RSA                      January 15, 1998......................     $ 73,000           264,000
                                                                                          ---------
                                                                                            264,000
                                                                                          =========

1997
KY-4, KY-5, KY-6, and         January 7, 1997.......................     $115,500(a)        785,000
  KY-8 RSAs

WI-4 RSA                      January 7, 1997.......................        6,300           119,000
WI-5 RSA                      May 29, 1997..........................       10,600            81,000
                                                                                          ---------
                                                                                            985,000
                                                                                          =========

1996
WI-2 RSA                      November 18, 1996.....................        4,300            85,645
                                                                                          ---------
                                                                                             85,645
                                                                                          =========

PA-9 RSA                      February 2, 1996......................       26,100           188,096
WV-3 RSA                      July 23, 1996.........................       35,000           269,709
                                                                                          ---------
                                                                                            457,805
                                                                                          =========

NY-6 RSA                      April 23, 1996........................       19,800(b)        111,373
Poughkeepsie, NY MSA          April 23, 1996........................       38,900(b)(c)     218,890
Orange County, NY MSA         October 17, 1996......................             (c)        327,053
                                                                                          ---------
                                                                                            657,316
                                                                                          =========

Various                       October 17, 1996......................             (c)         70,740
                                                                                          ---------
                                                                                          1,271,506
                                                                                          =========

------------------------

(a) The Company acquired from a subsidiary of Horizon Cellular Telephone Company, L. P. (Horizon) the system serving four RSAs in Kentucky for approximately $96.4 million in cash and 1,948,052 shares of the Company's Class A common stock valued at approximately $19.1 million. On February 4, 1997, the Company repurchased and retired the 1,948,052 shares from Horizon for $15.3 million.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

2. ACQUISITIONS AND DIVESTITURES (CONTINUED)
(b) The Company acquired from a subsidiary of United States Cellular Corporation the system serving the NY-6 RSA for approximately $19.8 million and 83% of the stock of the system serving the Poughkeepsie, NY MSA for approximately $38.9 million, with one-half paid in cash and the balance in a three-year note (subsequently repaid in November 1996.

(c) The Company exchanged with Vanguard Cellular Systems, Inc. its OH-9 RSA, the majority of its OH-10 RSA and its Parkersburg, WV/Marietta, OH MSA for the Orange County, NY MSA, an additional 11.1% of the Poughkeepsie, NY MSA, 12.2% of the Janesville, WI MSA and 28,509 additional Pops, including small interests in the Eau Claire, WI and Wausau, WI MSAs (in each of which the Company currently has a majority interest).

    The pro forma unaudited condensed consolidated results of operations assuming the TN-4 RSA acquisition was consummated as of January 1, 1997, are as follows (in thousands, except per share amounts):

                                                                            SIX MONTHS
                                                              YEAR ENDED      ENDED
                                                              DECEMBER 31    JUNE 30
                                                                 1997          1998
                                                              -----------   ----------
Revenues....................................................   $196,264      $108,670
                                                               ========      ========

Net loss after adjustment for accrued preferred stock
  dividend..................................................   $(20,497)     $ (9,643)
                                                               ========      ========

Basic and diluted loss per common share.....................   $  (0.56)     $  (0.28)
                                                               ========      ========

The Company made the following dispositions of cellular properties and interests (in thousands):

                                                                        SALES       GAIN
DATE                                 DESCRIPTION                        PRICE      (LOSS)
----                                 -----------                       --------   --------
1998
  June           Sale of Minority Pops...............................  $ 1,352    $  (133)
                                                                                  =======

1997
  January        Florence, AL MSA and AL-1B RSA, sale of license.....  $22,396    $ 8,451
  April          Sale of Minority Pops...............................    1,255        (28)
                                                                                  -------
                                                                                  $ 8,423
                                                                                  =======

1996
  July           AL-4 RSA, sale of license...........................  $25,000    $(1,640)
  September      Sale of Minority Pops...............................    2,813      1,817
  November       MI-2 RSA, sale of license...........................    6,500     (1,578)
                                                                                  -------
                                                                                  $(1,401)
                                                                                  =======

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

3. LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                                                DECEMBER 31,   JUNE 30,
                                                                    1997         1998
                                                                ------------   --------
14% Senior Subordinated Discount Notes due 2001...........        $165,000     $165,000
10.75% Senior Subordinated Convertible Discount Notes due           45,623       48,054
  2004....................................................
12.25% Senior Subordinated Discount Notes due 2003........         187,700      199,101
10.75% Senior Notes due 2004..............................         170,000      170,000
Senior Secured Reducing Revolver..........................              --       60,000
                                                                  --------     --------
                                                                  $568,323     $642,155
                                                                  ========     ========

    On November 23, 1994, Wireless issued $165.0 million aggregate principal amount of 14% Senior Subordinated Discount Notes due 2001 (the 14% Notes) primarily to finance the acquisition of Cellular Information Systems, Inc.
(CIS). The 14% Notes were issued at a price of 66.834% or $110.3 million. The original issue discount on the 14% Notes accreted at a rate of 14% through November 1997, compounded semiannually, to an aggregate principal amount of $165.0 million. Interest is currently accruing at the rate of 14% per annum, payable semiannually in cash.

    On August 21, 1995, the Company issued $60.0 million aggregate principal amount of 10.75% Senior Subordinated Convertible Discount Notes due 2004 (the 10.75% Notes). The 10.75% Notes were issued at a price of 59.345% or $35.6 million. The original issue discount on the 10.75% Notes accretes at a rate of 10.75%, compounded semiannually, to an aggregate principal amount of approximately $60.0 million by August 15, 2000. Interest will thereafter accrue at 10.75% per annum, payable semiannually, in cash beginning February 15, 2001. The 10.75% Notes are convertible into the Company's Class A common stock at a conversion price of $9.94 per share.

    On September 27, 1995, Wireless issued $205.0 million aggregate principal amount of 12.25% Senior Subordinated Discount Notes due 2003 (12.25% Notes) to finance the acquisition of the OH-7 RSA; OH-9 RSA; OH-10 RSA; Parkersburg, WV/Marietta; OH MSA; WV-2 RSA; AL-4 RSA; PA-9 RSA; and NY-5 RSA cellular systems. The 12.25% Notes were issued at a price of 69.906% or $143.3 million. The original issue discount on the 12.25% Notes accretes at a rate of 12.25% compounded semiannually, to an aggregate principal amount of approximately $205.0 million by October 1, 1998. Interest will thereafter accrue at 12.25% per annum payable semiannually in cash beginning April 1, 1999.

    On November 6, 1996, Wireless issued $170.0 million principal amount of 10.75% Senior Notes due 2004, primarily to finance the acquisition in January 1997 of the Kentucky cluster for $115.5 million consisting of approximately $96.4 million in cash and $19.1 million in the Company's Class A common stock. Approximately $19.0 million of the proceeds was used to repay the note issued in connection with the purchase on April 23, 1996, of the Poughkeepsie, NY MSA. Interest is payable semiannually on each May 1 and November 1.

    On January 15, 1998, the Company borrowed $60.0 million under a Senior Secured Reducing Revolver (the Borrowing). The Borrowing matures eight years from the closing date with repayment

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

commencing in the year 2001 with final payment in the year 2005 in amounts ranging from 10.0% to 25.0%. Interest will be charged at the LIBOR rate plus a premium ranging from 1.500% to 2.250% depending on the ratio of debt to cash flow as defined. The Borrowing requires the attainment by the Company of certain financial ratios in order to maintain the permitted indebtedness. The Borrowing is secured by the assets of Kyle Cellular, a wholly owned subsidiary of the Company.

    The Company's long-term debt includes restrictions on Wireless' incurrence of additional debt, the payment of dividends, the incurrence of liens, and on payments and transfer of net assets from Wireless to the Company. Restricted net assets of the Company as of June 30, 1998, approximated $175.6 million.

    The maturities of the Company's long-term debt for each of the periods subsequent to June 30, 1998, are as follows (in thousands):

Six months ending December 31, 1998.........................  $     --
Years ending December 31:
  1999......................................................        --
  2000......................................................        --
  2001......................................................   169,500
  2002......................................................    10,500
  2003......................................................   211,101
  Thereafter................................................   251,054
                                                              --------
    Total...................................................  $642,155
                                                              ========

4. INCOME TAXES

    The significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                              DECEMBER 31,   JUNE 30,
                                                                  1997         1998
                                                              ------------   --------
Deferred tax liabilities:
  Depreciation..............................................    $ (9,652)    $(11,638)
  Amortization..............................................     (11,407)     (14,799)
  License basis difference..................................      (3,797)      (3,797)
  Other.....................................................      (4,385)      (4,356)
Deferred tax assets:
  Net operating loss carryforwards..........................       6,915       15,630
  Amortization of original issue discount...................      33,726       37,373
  State and local deferred taxes............................       2,280        1,058
  Accruals..................................................       2,049        2,020
  Other.....................................................       2,504        1,462
                                                                --------     --------
Net deferred tax assets.....................................      18,233       22,953
Valuation allowance.........................................     (22,030)     (26,750)
                                                                --------     --------
Net deferred tax liability..................................    $ (3,797)    $ (3,797)
                                                                ========     ========

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

    At June 30, 1998, the Company had tax net operating loss carryforwards
(NOLs) of approximately $43.3 million, which are available to offset future taxable income. NOLs begin expiring in the year 2007 through 2018 as follows:
2007--$1.3 million, 2009--$2.7 million, 2010--$1.7 million, 2011--$5.6 million,
2012--$20.8 million and 2018--$11.2 million.

    The Company established a valuation allowance in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." The Company continually reviews the adequacy of the valuation allowance and recognizes the benefits of deferred tax assets only as assessment indicates that it is more likely than not that the deferred tax assets will be realized.

5. STOCKHOLDERS' EQUITY

COMMON STOCK

    In January 1996, Price Communications, an affiliate of the Company, acquired warrants which are convertible directly into 1,820,000 shares of Class B common stock from former executives of an acquired company. The effective exercise price is $5.42 per share of Class B common stock at June 30, 1998.

    On February 4, 1997, the Company purchased and retired, under separate authorization of its Board of Directors, 1,948,052 shares of its Class A common stock from Horizon, which Horizon received in connection with the Kentucky Cluster acquisition.

    In July 1997, the Company repurchased and retired 3,994,945 shares of its Class B common stock from Aeneas Venture Corp., an affiliate of Harvard Private Capital Group, Inc. (Harvard) at $9.00 per share, which was the current market price at the date of the transaction. In addition, 56,275 warrants to purchase Class B common stock, also owned by Harvard, were redeemed at a net cash expenditure of $3.83 per warrant ($9.00 current market price less the exercise price of $5.17).

    In November 1997, Robert Price, Chairman of the Board of the Company, exercised options for 742,188 shares of the Company's Class A common stock. Subsequently, the Company purchased from Robert Price 200,000 of the 742,188 shares issued at market ($11.25 per share), and simultaneously retired the same shares.

    Shares of Class A common stock reserved for issuance at June 30, 1998 and December 31, 1997 are as follows (in thousands):

Options issued to employees.................................   1,477
Options reserved for issuance...............................     401
Warrants....................................................   1,820
Shares reserved for convertible securities..................  32,856
                                                              ------
                                                              36,554
                                                              ======

PREFERRED STOCK

    The Company issued Series A Cumulative Convertible Preferred Stock, par value $.01 per share (the Series A Preferred Stock) for gross proceeds of $80.0 million. The preferred stock accrues dividends at the rate of 6.25% per annum compounded quarterly. Such dividends will not be paid in cash but will accrue and be calculated on the face value of $1,000 per share. The cumulative accrued

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

5. STOCKHOLDERS' EQUITY (CONTINUED)
dividends are $16.1 million at June 30, 1998. The number of shares of Class A common stock into which the Series A Preferred Stock is convertible is equal to the quotient obtained by dividing the conversion value (initially $83.2 million and increasing to $96.0 million by the third anniversary of the original date of issuance or earlier upon the occurrence of certain contingencies, plus, in each case, accrued dividends through the date of conversion or, upon the occurrence of certain contingencies, through the fifth anniversary of the date of issuance) by the conversion price ($8.83 per share subject to adjustment). The holder of each share of Series A Preferred Stock is entitled to the number of votes equal to the number of shares of Class A common stock the holder would receive upon conversion.

STOCK OPTION PLAN

    Under the Company's 1994 Stock Option Plan (the Plan), the Board of Directors can grant options to purchase up to 2,636,000 shares of Class A common stock to certain eligible employees and directors (Class A shares are entitled to one vote per share). During 1996, the Company registered approximately 2,636,000 shares of Class A common stock reserved for issuance under the Plan. The Plan provides that the option price cannot be less than the fair market value of the stock on the date of grant. All options granted subsequent to January 1, 1995 have a 10 year term and vest and become fully exercisable at the end of three years of continued employment.

    The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation." However, as permitted under SFAS No. 123, the Company continues to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock option plan. Under APB No. 25, because the number of options is fixed and the option price is market price at the date of grant, no compensation expense is required. Pro forma information regarding net loss and basic and diluted loss per common share is required by SFAS No. 123, and has been determined as if the Company has accounted for its employee stock options under the fair value method using the Black-Scholes valuation method.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    The fair value for the Company's options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1997: risk free interest rate of 6.25%; dividend yield of 0%; a volatility factor of .480 for 1996 and .323 for 1997 and a weighted-average expected life of the options of four years. There were no option grants in 1998.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

5. STOCKHOLDERS' EQUITY (CONTINUED)
    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except per share):

                                                            DECEMBER 31,
                                                         -------------------   JUNE 30,
                                                           1996       1997       1998
                                                         --------   --------   --------
Net loss after adjustment for accrued preferred stock
  dividend:
  As reported..........................................  $(29,221)  $(20,171)  $ (9,643)
  Pro forma............................................   (29,996)   (21,318)   (10,276)

Basic and diluted loss per common share:
  As reported..........................................     (0.76)     (0.55)     (0.28)
  Pro forma............................................     (0.78)     (0.58)     (0.29)

    Because compensation expense associated with option grants is recognized over the vesting period, the initial impact of applying FAS 123 on pro forma net loss is not representative of the potential impact on pro forma net loss in future years when the effect of recognition of a portion of compensation expense from multiple awards would be reflected.

    A summary of the Company's stock option activity, and related information is as follows:

                                                          NUMBER OF
                                                         SHARES UNDER
                                                           OPTIONS      PRICE PER SHARE
                                                         ------------   ----------------
Balance at December 31, 1995...........................    1,769,140    $  3.71 to $8.72
Options granted........................................      343,125    $10.80 to $10.90
Options exercised......................................       (8,329)   $  4.54 to $4.67
Options returned for future issuance...................      (55,704)   $ 4.54 to $10.90
                                                           ---------    ----------------
Balance at December 31, 1996...........................    2,048,232    $ 3.71 to $10.90
Options granted........................................      217,500    $           8.88
Options exercised......................................     (750,649)   $  3.71 to $8.72
Options returned for future issuance...................      (38,102)   $ 4.55 to $10.90
                                                           ---------    ----------------
Balance at December 31, 1997 and June 30, 1998.........    1,476,981    $ 3.71 to $10.90
                                                           =========    ================

    The weighted-average grant date fair value of options granted in 1997 and 1996 were $3.38 and $4.84, respectively.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

    The following table summarizes information about stock options outstanding at June 30, 1998:

                                           OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                ------------------------------------------   -----------------------
                                                 WEIGHTED-       WEIGHTED-                 WEIGHTED-
                                                  AVERAGE         AVERAGE                   AVERAGE
RANGE OF                          NUMBER         REMAINING       EXERCISE      NUMBER      EXERCISE
EXERCISE PRICES                 OUTSTANDING   CONTRACTUAL LIFE     PRICE     EXERCISABLE     PRICE
---------------                 -----------   ----------------   ---------   -----------   ---------
$3.71 to $ 4.67...............    848,957         6.6 years       $ 4.29       848,957      $ 4.29
$8.72 to $ 8.88...............    314,899         8.3 years       $ 8.83       153,232      $ 8.78
$10.80 to $11.40..............    313,125         8.1 years       $10.88       160,833      $10.89

At December 31, 1997, 846,057 options were exercisable.

6. LEASE COMMITMENTS

    Minimum rental commitments as of June 30, 1998, for all noncancelable operating leases, consisting principally of leases for office space, real estate and tower space, are as follows (in thousands):


Six months ending December 31, 1998.........................  $ 2,193
Years ending December 31:
  1999......................................................    4,386
  2000......................................................    3,989
  2001......................................................    3,495
  2002......................................................    3,129
  2003......................................................    2,184
Thereafter..................................................    2,708
                                                              -------
                                                              $22,084
                                                              =======

    Total rent expense amounted to approximately $2.4 million, $3.4 million, and $2.0 million for the years ended December 31, 1996 and 1997, and the six months ended June 30, 1998, respectively, of which $137,000 and $47,000 were paid to an affiliate during 1996 and 1997, respectively.

7. ACCOUNTS PAYABLE, ACCRUED EXPENSES, AND OTHER CURRENT LIABILITIES

    Accounts payable and accrued expenses consist of the following (in thousands):

                                                                 DECEMBER 31,   JUNE 30,
                                                                     1997         1998
                                                                 ------------   --------
    Accounts payable...........................................     $ 5,259     $ 3,948
    Accrued operating expenses.................................      16,612       8,917
    Income and other taxes payable.............................       1,847       2,951
    Other......................................................       4,328       4,600
                                                                    -------     -------
                                                                    $28,046     $20,416
                                                                    =======     =======

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

7. ACCOUNTS PAYABLE, ACCRUED EXPENSES, AND OTHER CURRENT LIABILITIES (CONTINUED) Other current liabilities consist of the following (in thousands):

                                                                 DECEMBER 31,   JUNE 30,
                                                                     1997         1998
                                                                 ------------   --------
    Unearned covenant not to compete...........................     $ 2,125     $   500
    Interest payable...........................................       5,920       6,444
                                                                    -------     -------
                                                                    $ 8,045     $ 6,944
                                                                    =======     =======

8. MERGER WITH AMERICAN CELLULAR CORPORATION

    On June 25, 1998, American Cellular Corporation acquired all of the operations of the Company pursuant to an Agreement and Plan of Merger (the Merger Agreement). At the effective time, as defined in the Merger Agreement, the holders of each issued and outstanding share of Class A common stock and Class B common stock received $14 in cash, without interest, and each issued and outstanding share of Series A Preferred Stock received the product of $14 and the number of Class A Shares into which each such share of Series A Preferred Stock is convertible at such time in connection with a change of control.